As filed with the Securities and Exchange Commission on November 20, 2019

Registration No. 333-233614

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Huize Holding Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5/F, Building 3-4,

Shenzhen Animation Park, Yuehai Road, Nanhai Avenue,

Nanshan District, Shenzhen 518052

People’s Republic of China

+86 755 3689 9088

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Jing An Kerry Centre, Tower II 1539 Nanjing West Road Shanghai 200040, China +86 021 6193 8200	David Zhang, Esq. Steve Lin, Esq. Amanda Mi Tang, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A common shares, par value US$0.00001 per share(1)(2)			US$150,000,000	US$18,180.00

(1)

American depositary shares issuable upon deposit of Class A common shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents              Class A common shares.

(2)

Includes Class A common shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A common shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued             , 2019.

American Depositary Shares

Huize Holding Limited

Representing              Class A Common Shares

This is an initial public offering of              American depositary shares, or ADSs, by Huize Holding Limited. Each ADS represents              of our Class A common shares, par value US$0.00001 per share. We anticipate the initial public offering price will be between US$             and US$             per ADS.

Prior to this offering, there has been no public market for the ADSs or our Class A common shares. We are applying for the listing of the ADSs on the Nasdaq Global Market under the symbol “HUIZ.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Upon the completion of this offering, our outstanding share capital will consist of Class A common shares and Class B common shares, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, will beneficially own all of our issued and outstanding Class B common shares and will be able to exercise in aggregate         % of our total voting power assuming the underwriters do not exercise their over-allotment option, or         % of our total voting power if the underwriters exercise their over-allotment option in full. Holders of Class A common shares and Class B common shares have the same rights except for voting and conversion rights. Each Class A common share is entitled to one vote, and each Class B common share is entitled to 15 votes and is convertible into one Class A common share. Class A common shares are not convertible into Class B common shares under any circumstances.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 17.

PRICE US$             PER ADS

	Initial Public Offering Price	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”

Huize Holding Limited has granted the underwriters an over-allotment option to purchase up to an additional              ADSs from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of prospectus.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York to purchasers on or about             , 2019.

MORGAN STANLEY	CITIGROUP	CICC

TIGER BROKERS

Prospectus dated             , 2019.

慧择
huize.com

TRANSFORM THE WAY INSURANCE POLICIES ARE DISTRIBUTED

Our dual-engine business model enables continued growth

We bear no underwriting risk

(1) According to the Oliver Wyman Report
(2) We are an insurance intermediary distributing insurance products underwritten by insurance companies

RMB 735MM

9M2019 Revenue

64%

9M2019 Total Operating Costs as % of Revenue

3% / 14%

9M2019 Net Profit Margin / Adjusted Net Profit Margin(1)

123%

9M2019 YoY Revenue Growth

RMB 1,372MM

9M2019 Gross Written Premiums Facilitated

91%

9M2019 Brokerage Income from Life and Health Insurance Products as % of Total Brokerage Income

(1) Net profit margin for 9M2019 was calculated by dividing net profit by total operating revenue; adjusted net profit margin for 9M2019 was calculated by dividing adjusted net profit for the period, which was net profit excluding share-based compensation expenses, by total operating revenue. For more information, please refer to GAAP reconciliation between net profit and adjusted net profit in "Non-GAAP Financial Matter" in "Summary Consolidated Financial and Operating Data"

慧择 huize.com

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

Until            , 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report, or the Oliver Wyman Report, commissioned by us and prepared by Oliver Wyman, an independent research firm, to provide information regarding our industry and our market position in China. Unless otherwise specified, industry and market data contained in this prospectus are quoted from the Oliver Wyman Report.

Our Mission

Our mission is to transform the way insurance policies are distributed and to become a trustworthy online insurance product and service platform.

Overview

We are a leading independent online insurance product and service platform in China that is not affiliated with insurance companies or other insurance industry participants. As a licensed insurance intermediary operating an online platform, we do not bear underwriting risks. We distribute on our platform insurance products underwritten by insurance companies we cooperate with, whom we refer to as our insurer partners, and help them reach a large number of purchasers of insurance products, or our insurance clients. We primarily generate revenues from the insurance brokerage fees paid by our insurer partners. We believe, leveraging internet, technology and data analytics expertise, our business model enables us to reach the insurance retail market in a cost-effective manner.

Targeting the younger generation, we are dedicated to serving our insurance clients for their life-long insurance needs. Leveraging our online platform, we offer a wide variety of insurance products with a focus on long-term life and health insurance products with a term that is longer than one year, which are particularly suitable for our clients. A substantial portion of these products have payment terms of 20 years or more. We cooperate with our insurer partners and help them increase insurance sales, improve efficiency and unlock profit potential. According to the Oliver Wyman Report, we were the largest independent online long-term life and health insurance product and service platform in China as measured by gross written premiums, or GWP facilitated in 2018.

We have accumulated a large insurance client base. As of September 30, 2019, we had cumulatively served 6.0 million insurance clients. A substantial portion of our insurance client base are the younger generation, particularly life and health insurance clients. In the nine months ended September 30, 2019, the average age of insurance clients who purchased life and health insurance products through our platform was 32. The younger generation are typically tech-savvy, with strong preference to online transactions. Our online platform offers digitalized insurance experience and services efficiently and effectively through various internet and mobile internet channels, attracting the younger generation and meeting the growing trend in online insurance purchase.

In order to serve our clients’ protection needs, we offer a wide variety of insurance products with easy-to-understand terms and focusing on protection. Our products cover two major categories—life and health insurance products, and property & casualty insurance products. In the nine months ended September 30, 2019, we offered approximately 236 life and health insurance products and approximately 993 property & casualty insurance products. Our life and health insurance products contributed to approximately 90.6% of our brokerage income in the nine months ended September 30, 2019. In particular, long-term life and health insurance products, which typically generate higher commission fees, served as a driving factor for the significant increase in our operating revenue in 2018 and the nine months ended September 30, 2019. The long-term life and health insurance products we offered in the nine months ended September 30, 2019 accounted for 80.7% of the total first year premiums we facilitated in the nine months ended September 30, 2019. Our long-term life and health insurance products primarily consist of critical illness insurance products, typically offering a lump-sum payment to the insured if the insured is diagnosed with a major life-threatening illness as defined in the insurance policy. A substantial portion of these products have payment terms of 20 years or more. We believe that our insurance clients are at an early stage of establishing insurance protection for both themselves and their families. By focusing on long-term life and health insurance products, we create long-term engagement with our insurance clients, which we believe enables us to provide insurance services to our insurance clients along their life journey, generate long-term recurring revenues from commission fees, and accumulate multi-dimension data from such clients to improve our product development and risk management capabilities.

Our founding team began operating an online insurance intermediary business in 2006. Given our long operating history, we have a deep understanding of insurance clients’ profiles and behavior, which enables us to create accurate profiling, detailed segmentation and to effectively reach and acquire insurance clients. We convert client traffic to our platform through high quality services and efficient client management systems. Our insurance consultants are young professionals with similar age profiles as our insurance clients, and they empathically understand and click with our clients. We offer our insurance consultants with professional training to ensure that they have a solid understanding of insurance products and provide high quality services. We maintain and enhance engagement with our clients through digital channels that are popular among younger generations. We also offer high quality free educational content to the general public, and thereby continually build and enhance our “Huize” brand. We continue to explore our insurance clients’ potential needs throughout the different stages of their lifetime and serve them with the suitable products.

We have established business cooperations with a large group of insurance companies, who we refer to as our insurer partners. As of September 30, 2019, we cooperated with 68 insurer partners, representing a substantial portion of all licensed insurance companies in China. We empower our insurer partners to reach a massive and fragmented client base quickly, and enhance their insurance sales through our online platform. Our distribution capabilities are especially valuable for fast-growing insurance companies seeking efficient distribution channels. Serving as an effective distribution platform to our insurer partners, we have also integrated critical steps in the insurance policy distribution process, such as intelligent underwriting and in-force policy administration, in our system. We believe that this integration not only creates value for our insurer partners, but also enhances our own client data accumulation and risk management capabilities. In addition, supported by our insurance expertise, actuarial capabilities, risk management capabilities and the large amount of client behavior data we possess and analyze, we take initiatives in designing and developing tailor-made insurance products together with our insurer partners. Such collaboration not only solidifies our relationship with insurer partners, but also allows us to better serve clients’ protection needs and to capture evolving market opportunities. In the nine months ended September 30, 2019, approximately 40.4% of the GWP facilitated through our platform were contributed by tailor-made insurance products that we developed together with our insurer partners.

Through serving and supporting both insurance clients and insurer partners, we operate as an independent platform with a dual-engine business model. We provide insurance clients with high-quality client services, including suitable product recommendations, consulting service, intelligent underwriting and assistance in claim application and settlement, which significantly improves transaction experience. Meanwhile, we believe we enable our insurer partners to reach a large insurance client base online in a cost-efficient manner, which enhances their sales volume and increase their margins. Leveraging our strong product distribution capabilities, rigorous risk management system and deep market insights, we believe our insurer partners are willing to offer more products with attractive terms on our platform, which in turn attracts more insurance clients, forming a virtuous cycle. Our founding team began operating an online insurance business under the “Huize” brand in 2006. We believe the 13 years of reputable track record in the industry and our powerful dual-engine model pose a significant entry barrier to potential competitors.

We have experienced substantial growth since our inception. The cumulative number of insurance clients we served increased from approximately 3.7 million as of December 31, 2017 to approximately 5.3 million as of December 31, 2018, and further to approximately 6.0 million as of September 30, 2019. The GWP we facilitated increased from RMB617.5 million in 2017 to RMB941.0 million in 2018. The GWP we facilitated in the nine months ended September 30, 2019 was approximately RMB1,371.8 million. We primarily generate revenues from the commission fees that we charge our insurer partners for facilitating insurance policies and generating premiums for them. Our focus on long-term life and health insurance products, which by its nature brings long-term and recurring revenues, enhances our financial visibility. Our total operating revenue increased from RMB263.3 million in 2017 to RMB508.8 million (US$71.2 million) in 2018, and increased from RMB329.7 million in the nine months ended September 30, 2018 to RMB735.1 million (US$102.8 million) in the nine months ended September 30, 2019. Our net loss was RMB97.0 million in 2017. Our net profit was RMB2.9 million (US$0.4 million) in 2018. We had net profit of RMB7.1 million and RMB22.5 million (US$3.1 million) in the nine months ended September 30, 2018 and 2019, respectively. Our adjusted net loss in 2017 was RMB96.2 million, and our adjusted net profit in 2018 was RMB30.1 million (US$4.2 million). Our adjusted net profit was RMB20.8 million and RMB103.9 million (US$14.5 million) in the nine months ended September 30, 2018 and 2019, respectively. See “Summary Consolidated Financial and Operating Data—Non-GAAP Financial Measure.”

Our Industry

China has become the second largest insurance market in the world since 2015 as measured by GWP, according to the Oliver Wyman Report. The size of China’s insurance market has increased rapidly from RMB1.7 trillion in 2013 to RMB3.8 trillion in 2018, representing a CAGR of 17%, and is projected to reach RMB6.9 trillion in 2023, representing a CAGR of 13% from 2018 to 2023. According to the Oliver Wyman Report, there are three core opportunities in China’s insurance industry:

•

Online insurance market: The rapid development of the Internet has contributed to the younger generation’s habit of purchasing products online. The tech-savvy younger generation has transitioned to a life stage of forming families, which triggers their compelling needs of purchasing insurance products and they prefer to do it online. Online distribution model fits the younger generation’s learning and consumption habit.

•

Independent service platform business model: Individual insurance agents are usually affiliated with specific insurance companies. They may not be independent and cannot provide impartial advice to insurance clients. Moreover, Chinese regulatory authorities promote the separation between production and distribution of insurance products to enhance the efficiency of the whole industry, a proven model in U.S. and Europe. Independent service platform with national coverage is in a better position to help insurance companies improve sales efficiency and speed up their ramp-up period. Therefore, online independent service platforms have been playing an increasingly more important role in the industry value chain, especially to younger generation.

•

Long-term life and health insurance products focusing on protection: Benefiting from the growing long-term protection needs and enhanced product design capabilities, long-term life and health insurance segments hold the strongest growth potential among all types of insurance products. Multiple policies implemented by the PRC government in recent years have boosted the development of a protection-oriented long-term life and health insurance market. In addition, the cap imposed on the government’s payment for citizens’ medical claims amid the ongoing healthcare reform further heightened the demand for commercial long-term health insurance products.

Key success factors in the online independent insurance service platform market include: brand name, service capabilities, understanding client needs, effective client acquisition, a sizable business volume that enables steady cooperation with insurance companies, expansion of product offerings to achieve high client stickiness and lifetime value, robust risk management capabilities and high operating efficiency.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	leading position in the industry powered by our dual-engine business model;

•	quality client base with long-term client engagement;

•	effective client acquisition and retention;

•	outstanding product design and development capabilities powered by data;

•	strong technology infrastructure and data analytics capability; and

•	visionary and experienced management and entrepreneurial corporate culture.

Our Strategies

We intend to further grow our business by pursuing the following strategies:

•	expand client base and enhance client engagement;

•	deepen our cooperative relationships with insurer partners;

•	offer more products and develop more co-branded products;

•	invest in technology to improve operating efficiency and enhance profitability; and

•	selectively grow through mergers & acquisitions and overseas expansion.

Our Challenges

We face challenges, risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to our ability to:

•	enhance our market leadership in the online insurance product and service industry;

•	navigate in the fast-changing regulatory environment;

•	develop and offer insurance products that meet the evolving market demand;

•	expand our client base through various channels;

•	maintain and improve our relationship with business partners;

•	maintain and enhance our “Huize” brand in a cost-effective manner;

•	stay compliant with regulatory requirements, and manage impacts of our past and potential non-compliance;

•	continuously maintain and enhance our technology and big data edges; and

•	compete successfully.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

Our founding team began operating an online insurance business under the “Huize” brand in 2006. Shenzhen Huize Insurance Brokerage Co., Ltd., or Huize Brokerage, was established in 2011 in preparation for the launch of our platform. Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, was our founder. In 2014, Mr. Cunjun Ma established Shenzhen Huiye Tianze Investment Holding Co., Ltd., or Huiye Tianze, as a holding company in the PRC. We have been operating our business primarily through Huiye Tianze and its subsidiaries, including Huize Brokerage and Shenzhen Huize Shidai Co., Ltd., since 2014.

Our company, Huize Holding Limited, formerly known as Smart Choice Holding Limited, was established in 2014 by three shareholders: (i) Huidz Holding Limited, Mr. Cunjun Ma’s holding company incorporated in the British Virgin Islands; (ii) Crov Global Holding Limited, incorporated in the British Virgin Islands, the investment vehicle of Focus Technology Co., Ltd., an A-share listed company; and (iii) SAIF IV Hong Kong (China Investments) Limited incorporated in Hong Kong. Huize Holding Limited established Smart Choice Ventures Limited in the British Virgin Islands and Hong Kong Smart Choice Ventures Limited, or Hong Kong Smart Choice, in Hong Kong. Hong Kong Smart Choice subsequently established a wholly owned subsidiary in China, Zhixuan International Management Consulting (Shenzhen) Co., Ltd., or our WFOE, in 2015.

In June 2019, in preparation of this offering, we undertook a restructuring in order for shareholders of our VIE to own shares of our company, and we obtained control and became the primary beneficiary of Huiye Tianze, or our VIE, by entering into a series of contractual arrangements with it and its shareholders through our WFOE. Due to the PRC legal restrictions on foreign ownership of internet-based businesses and qualification requirements on foreign investors in the insurance brokerage business, we rely on these contractual arrangements to conduct a significant part of our operations in China. As a result of our direct ownership in our WFOE and the contractual arrangements with Huiye Tianze and its shareholders, we are regarded as the primary beneficiary of our VIE, and we treat our VIE and its subsidiaries as our variable interest entities under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

The chart below summarizes our corporate structure and identifies our significant subsidiaries, our VIE and its significant subsidiaries, as of the date of this prospectus:

Note:	(1)

Shareholders of Shenzhen Huiye Tianze Investment Holding Co., Ltd., or Huiye Tianze, are: (1) Shenzhen Huidecheng Investment Development Limited Partnership and Shenzhen Huideli Consulting Management Limited Partnership, both as our PRC ESOP holding entities, holding an aggregate of 27.56% shares in Huiye Tianze; (2) PRC holding entities of our shareholders, holding shares in Huiye Tianze in a shareholding structure substantially identical to their respective shareholding in our company.

Implication of Being an Emerging Growth Company and a Controlled Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

Upon the completion of this offering, our outstanding share capital will consist of Class A common shares and Class B common shares, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, will beneficially own all of our issued and outstanding Class B common shares and will be able to exercise in aggregate         % of our total voting power assuming the underwriters do not exercise their over-allotment option, or             % of our total voting power if the underwriters exercise their over-allotment option in full. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive offices are located at 5/F, Building 3-4, Shenzhen Animation Park, Yuehai Road, Nanhai Avenue, Nanshan District, Shenzhen 518052, People’s Republic of China. Our telephone number at this address is +86 755 3689 9088. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.huize.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADRs” are to the American depositary receipts which may evidence the ADSs;

•	“ADSs” are to the American depositary shares, each of which represents Class A common shares;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Class A common shares” are to our Class A common shares, par value $0.00001 per share, carrying one vote per share, that will be designated effective immediately prior to completion of this offering;

•	“Class B common shares” are to our Class B common shares, par value $0.00001 per share, carrying 15 votes per share, that will be designated effective immediately prior to completion of this offering;

•	“common shares” are to our Class A common shares and Class B common shares, par value US$0.00001 per share;

•	“GWP” are to gross written premiums, which include first year premiums and renewal premiums where applicable;

•	“insurer partners” are to the insurance companies we work with who underwrite insurance products on our platform;

•

“insurance clients” are to purchasers of insurance products we distribute through our platform; for travel insurance products, travel agencies usually purchase policies for multiple individuals, and we count each purchasing travel agency as an insurance client, and each such individual protected by any single policy as an insured;

•

“insured” are to individuals that are insured under insurance policies; when calculating the number of insured for any given period, we eliminate duplicates so that an insured protected by more than one policy during the period would be counted as one insured for such period; when calculating the cumulative number of insured, we eliminate duplicates so that an insured protected by more than one policy through our platform would be counted as one insured;

•	“our VIE” are to Shenzhen Huiye Tianze Investment Holding Co., Ltd.;

•	“our WFOE” are to Zhixuan International Management Consulting (Shenzhen) Co., Ltd.;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•

“we,” “us,” “our company” and “our” are to Huize Holding Limited, our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entity and the subsidiaries of the consolidated variable interest entity.

When disclosing our operating matrix, we only took into consideration our business operation in mainland China. An insurance product with a term that is longer than one year is categorized as a long-term insurance product. An independent platform refers to a platform that is not affiliated with insurance companies or other insurance industry participants.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB7.1477 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On November 15, 2019, the noon buying rate for Renminbi was RMB7.0075 to US$1.00.

THE OFFERING

Offering price	We expect that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their over-allotment option in full)

Common shares issued and outstanding immediately after this offering	We will adopt a dual class common share structure immediately upon the completion of this offering. common shares, comprised of Class A common shares and Class B common shares (or common shares if the underwriters exercise their over-allotment option in full, comprised of Class A common shares and Class B common shares).

The ADSs	Each ADS represents Class A common shares, par value US$0.00001 per share.

The depositary will hold the Class A common shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A common shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A common shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A common shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Common Shares	Our common shares will be divided into Class A common shares and Class B common shares immediately prior to the completion of this offering. Holders of Class A common shares and Class B common shares have the same rights except for voting and conversion rights. In respect of all matters subject to a shareholders’ vote, each Class A common share is entitled to one vote, and each Class B common share is entitled to 15 votes, voting together as a single class. Each Class B common share is convertible into one Class A common share at any time at the option of the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B common shares by a holder to any person or entity which is not an affiliate of such holder, such Class B common shares shall be automatically and immediately converted into an equal number of Class A common shares.

Over-allotment option	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering or approximately US$ million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) investment in technology and big data analytics to further enhance our client acquisition efficiency and risk management capabilities; (ii) product design and development, and (iii) general corporate purpose and potential investments. See “Use of Proceeds” for more information.

Lock-up	We, our directors, executive officers, all of our existing shareholders and all holders of share incentive awards have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, common shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

[Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related other persons associated with us through a directed share program.]

Listing	We are applying to have the ADSs listed on the Nasdaq Global Market under the symbol “HUIZ.” The ADSs and our common shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2019.

Depositary

The number of common shares that will be outstanding immediately after this offering:

•

is based on 782,765,386 Class A common shares and 150,591,207 Class B common shares outstanding immediately prior to this offering, assuming the automatic conversion or re-classification of all of our outstanding preferred shares into Class A common shares immediately prior to the completion of this offering;

•	includes Class A common shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs; and

•

excludes 39,815,385 Class A common shares reserved for future issuances under our global share incentive plan and our 2019 share incentive plan, including 19,463,440 Class A common shares issuable upon exercise of options outstanding as of the date of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the years ended December 31, 2017 and 2018, summary consolidated balance sheets data as of December 31, 2017 and 2018 and summary consolidated statements of cash flow data for the years ended December 31, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations data for the nine months ended September 30, 2018 and 2019, summary consolidated balance sheets data as of September 30, 2018 and 2019 and summary consolidated statements of cash flow data for the nine months ended September 30, 2018 and 2019 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages, share and per share data)
Summary Consolidated Statements of Comprehensive (Loss)/Income
Operating revenue
Brokerage income	251,556	503,547	70,449	326,079	728,517	101,923
Other income	11,776	5,281	739	3,626	6,539	914

Total operating revenue	263,332	508,828	71,188	329,705	735,056	102,837

Operating costs and expenses
Cost of revenue(1)	(164,750)	(316,397)	(44,266)	(202,417)	(469,618)	(65,702)
Other cost	(1,919)	(1,905)	(267)	(1,405)	(1,314)	(184)

Total operating costs	(166,669)	(318,302)	(44,533)	(203,822)	(470,932)	(65,886)
Selling expenses(1)	(104,980)	(94,613)	(13,237)	(63,168)	(102,850)	(14,389)
General and administrative expenses(1)	(41,877)	(46,177)	(6,460)	(28,205)	(127,284)	(17,808)
Research and development expenses(1)	(50,107)	(24,944)	(3,490)	(17,611)	(22,006)	(3,079)

Total operating costs and expenses	(363,633)	(484,036)	(67,720)	(312,806)	(723,072)	(101,162)

Operating (loss)/profit	(100,301)	24,792	3,468	16,899	11,984	1,675

Other income/(expenses)
Interest income/(expenses)	655	(27,111)	(3,793)	(13,235)	(265)	(37)
Unrealized exchange income/(loss)	36	(354)	(50)	31	365	51
Investment income	811	—	—	—	675	94
Others, net	1,171	4,569	639	3,812	10,220	1,430

(Loss)/profit before income tax, and share of income of equity method investee	(97,628)	1,896	264	7,507	22,979	3,213
Income tax expense	(406)	(278)	(39)	9	(376)	(53)
Share of income of equity method investee	989	1,310	183	(391)	(90)	(13)

Net (loss)/profit	(97,045)	2,928	408	7,125	22,513	3,147

Net profit/(loss) attributable to non-controlling interests	128	(224)	(31)	(160)	66	9

Net (loss)/profit attributable to Huize Holding Limited	(97,173)	3,152	439	7,285	22,447	3,138

Redeemable preferred shares redemption value accretion	(26,474)	(29,118)	(4,074)	(21,513)	(22,976)	(3,214)

Allocation to participating redeemable preferred shares	47,934	(1,558)	(218)	(3,593)	(11,157)	(1,561)

Net loss attributable to common shareholders	(75,713)	(27,524)	(3,853)	(17,821)	(11,686)	(1,637)

Weighted average number of common shares used in computing net loss per share
Basic and diluted	445,272,000	445,272,000	445,272,000	445,272,000	459,501,183	459,501,183
Net loss per share attributable to common shareholders
Basic and diluted	(0.17)	(0.06)	(0.01)	(0.04)	(0.02)	(0.00)

(1)	Share-based compensation expenses were allocated in operating costs and expenses as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenue	26	9	1	6	43	6
Selling expenses	196	110	15	81	3,430	480
General and administrative expenses	386	726	102	640	77,447	10,835
Research and development expenses	203	122	17	93	421	59

Total	811	967	135	820	81,341	11,380

The following table presents our summary consolidated balance sheet data as of December 31, 2017 and 2018 and September 30, 2019:

	As of December 31,			As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
	2017	2018
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	12,261	6,640	929	49,600	6,939	49,600	6,939
Restricted cash (including amounts of the consolidated VIE of RMB 27,992, RMB 145,599 thousand and RMB 210,865 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	28,019	145,631	20,375	210,865	29,501	210,865	29,501
Accounts receivable, net of allowance for doubtful accounts	70,690	108,434	15,170	154,988	21,684	154,988	21,684
Long-term investments	17,765	21,575	3,018	23,485	3,286	23,485	3,286

Total assets	165,777	334,084	46,741	493,084	68,985	493,084	68,985

Accounts payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 15,220 thousand, RMB 72,989 thousand and RMB 112,901 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	15,453	73,448	10,276	112,901	15,795	112,901	15,795

	As of December 31,			As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
	2017	2018
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Insurance premium payables (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 101,694 thousand, RMB 114,447 thousand and RMB 175,158 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	101,694	114,447	16,012	175,158	24,506	175,158	24,506
Other payables and accrued expenses (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB25,522 thousand, RMB 60,599 thousand and RMB 31,651 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	26,036	36,908	5,164	23,826	3,333	23,826	3,333
Payroll and welfare payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 17,017 thousand, RMB 31,850 thousand and RMB 22,586 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	17,017	31,850	4,456	22,752	3,183	22,752	3,183
Income taxes payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 206 thousand, RMB 206 thousand and RMB 456 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	445	250	35	456	64	456	64

Total liabilities	183,919	297,549	41,629	353,206	49,415	353,206	49,415

	As of December 31,			As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
	2017	2018
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Total mezzanine equity	367,228	421,773	59,009	444,749	62,222	—	—
Total shareholders’ (deficit)/equity	(385,370)	(385,238)	(53,897)	(304,871)	(42,652)	139,878	19,570

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	165,777	334,084	46,741	493,084	68,985	493,084	68,985

The following table sets forth our summary consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/ provided by operating activities	(85,349)	66,853	9,353	7,100	145,331	20,331
Net cash provided by/(used in) investing activities	57,767	(3,554)	(497)	(3,075)	(4,478)	(627)
Net cash provided by/(used in) financing activities	22,988	48,572	6,796	23,935	(32,995)	(4,616)

Effect of exchange rate changes on cash and cash equivalents	(234)	120	17	146	336	49
Net (decrease)/ increase in cash and cash equivalents and restricted cash	(4,828)	111,991	15,669	28,106	108,194	15,137
Total cash and cash equivalents and restricted cash at beginning of the year	45,108	40,280	5,635	40,280	152,271	21,303

Total cash and cash equivalents and restricted cash at end of the year	40,280	152,271	21,304	68,386	260,465	36,440

Non-GAAP Financial Measure

In evaluating our business, we consider and use adjusted net profit/(loss) as a supplemental measure to review and assess our operating performance. The presentation of the non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted net profit/(loss) as net profit/(loss) excluding share-based compensation expenses and interest on convertible bond. Such adjustments have no impact on income tax because either the non-GAAP adjustments were recorded at entities located in tax free jurisdictions, such as the Cayman Islands or because the non-GAAP adjustments were recorded at operating entities located in the PRC for which the non-GAAP adjustments were not deductible for tax purposes.

We present the non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. Adjusted net profit/(loss) enables our management to assess our operating results without considering the impact of share-based compensation expenses and the interest on convertible bond. We also believe that the use of this non-GAAP financial measure facilitate investors’ assessment of our operating performance.

This non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. The non-GAAP financial measure has limitations as an analytical tool. One of the key limitations of using adjusted net profit/(loss) is that it does not reflect all items of income and expense that affect our operations. Further, the non-GAAP financial measure may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore their comparability may be limited.

The non-GAAP financial measure should not be considered in isolation or construed as an alternative to net profit/(loss) or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measure in light of the most directly comparable GAAP measure, as shown below. The non-GAAP financial measure presented here may not be comparable to similarly titled measure presented by other companies. Other companies may calculate similarly titled measures differently, limiting the usefulness of such measures when analyzing our data comparatively. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of the non-GAAP financial measure for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/profit	(97,045)	2,928	408	7,125	22,513	3,147
Share-based compensation expenses	811	967	135	820	81,341	11,380
Interest on convertible bond	—	26,249	3,672	12,875	—	—

Adjusted net (loss)/profit	(96,234)	30,144	4,215	20,820	103,854	14,527

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We operate in the emerging, rapidly evolving and highly competitive online insurance product and service industry, which makes it difficult to predict our future prospects. Our historical operating and financial results may not be indicative of future performance.

We operate in China’s online insurance product and service industry, which is rapidly evolving and may not develop as we anticipate. This industry is relatively new, and business models continue to evolve. The regulatory framework governing the insurance industry is also developing and may remain uncertain in the near future. As our business develops and in response to the evolving client needs and market competition, we will continue to introduce new insurance products and services, improve our existing products and services, or adjust and optimize our business model. In response to new regulatory requirements or industry standards, or in connection with the introduction of new products, we may impose more rigorous risk management system and/or policies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively predict our future prospects.

The risks and challenges we encounter or may encounter in this emerging, dynamic and competitive market may have impacts on our business and prospects. These risks and challenges include our ability to, among other things:

•	navigate in an evolving and complex regulatory environment;

•	grow our insurance client base in a cost-efficient manner;

•	develop and launch diversified and distinguishable products to effectively address the evolving needs of our insurance clients;

•	develop and maintain relationships with our existing business partners and attract new business partners;

•	enhance and maintain the recognition of our brand;

•	enhance our risk management capabilities;

•	maintain a reliable, secure, high-performance and scalable technology infrastructure;

•	attract, retain and motivate talented employees; and

•	anticipate and adapt to changing market conditions, including technological developments and changes in the competitive landscape.

If we fail to educate business partners and clients about the value of our platform and services, if the market for our products and services does not develop as we expect, if we fail to address the needs of our target clients, or if we are not able to effectively tackle other risks and challenges that we may encounter, our business and results of operations may be harmed.

Our businesses are highly regulated, and the administration, interpretation and enforcement of the laws, regulations and regulatory requirements currently applicable to us are unclear, evolving and involve uncertainties. Non-compliance with applicable laws, regulations and regulatory requirements or failure to respond to legal and regulatory changes may materially and adversely affect our business and prospects.

We operate in a highly regulated industry in China, and the regulatory regime continues to evolve. The China Banking and Insurance Regulatory Commission, or the CBIRC, has extensive authority to supervise and regulate the insurance industry in China. Since the online insurance product and service industry in China has emerged and keeps evolving rapidly, the CBIRC has been enhancing its supervision over this industry in recent years, and new laws, regulations and regulatory requirements have been promulgated and implemented from time to time. We face challenges brought by these new laws, regulations and regulatory requirements, as well as significant uncertainties in the interpretation and application thereof. Moreover, there exist uncertainties as to how the regulatory environment might change. For example, the CBIRC Beijing Bureau issued two notices on October 12, 2019 and November 8, 2019 to strengthen its risk control and compliance management of insurance intermediaries businesses. Although these two notices do not apply to us because our PRC operating entities are not registered in Beijing and CBIRC Shenzhen Bureau and other local bureaus in regions where we have business registrations with have not issued similar local rules, we cannot assure you that CBIRC Shenzhen Bureau or other CBIRC local counterparts will not publish similar new rules or regulations applicable to us. In addition, the CBIRC may enact new rules or regulations to replace the Interim Regulatory Measures for Online Insurance Business, promulgated by its predecessor on July 22, 2015, effective on October 1, 2015. With the new regulatory requirements that might become effective, we cannot assure you that our current business operations will remain fully compliant. In particular, if we need to adjust our fee or cost model under new regulatory requirements, our business operations and financial results may be adversely affected; if any new operating licenses or permits are required under the new regulatory requirements, there is no guarantee that we will be able to obtain them on a timely basis, or at all.

China’s insurance regulatory regime is undergoing significant changes. Further development of regulations applicable to us may result in additional restrictions on our business operations or more intensive competition in this industry. We might be required to spend significant time and resources in order to comply with any material changes in the regulatory environment, which could trigger significant changes to the competitive landscape of our industry and we may lose some or all of our competitive advantages during this process. The attention of our management team could be diverted to these efforts to cope with an evolving regulatory or competitive environment. Meanwhile, staying compliant with the restriction may result in limitation to our business scope, limitation to our product and service offerings, and reduction in our attraction to clients. As a result, our business and results of operations might be materially and adversely affected. In addition, there are uncertainties with regard to how the changing laws, regulations and regulatory requirements would apply to our business. The CBIRC and its local counterparts have wide discretion in administration, interpretation and enforcement of these laws, regulations and regulatory requirements, as well as the authority to impose regulatory sanctions on industry participants. In certain circumstances it may be difficult to determine which actions or omissions may be deemed to be in violation of applicable laws, regulations or regulatory requirements. For example, as part of our marketing efforts, we have in the past offered potential insurance clients small amounts of cash rewards to encourage their engagement with our platform before they purchased insurance products. Such amounts were deductible from the premiums payable should such potential clients subsequently purchase insurance products on our platform. It is unclear whether such arrangement might be deemed as additional benefits offered to insurance clients other than those benefits stipulated in the insurance contracts, which is prohibited under relevant PRC laws and regulations. As of the date of this prospectus, we no longer offer these cash rewards, but there is no guarantee that our practice in the past would not subject us to administrative measures retrospectively taken by regulatory authorities. Furthermore, misconduct of our insurer partners, user traffic channels or other business partners in violation of any of these laws, regulations or regulatory requirements might subject us to fines, civil or criminal liabilities, being required to modify or terminate part or all of our business operations or even being disqualified from providing services to our insurer partners or insurance clients. The occurrence of any of the above could have a material adverse effect on our business, results of operations, financial condition and prospects.

Moreover, Chinese regulatory authorities may conduct various reviews and inspections on our business operations from time to time, which could cover a broad range of aspects, including financial reporting, tax reporting, internal control and compliance with applicable laws, rules and regulations. If any non-compliance incidents in our business operation are identified, we may be required to take certain rectification measures in accordance with applicable laws and regulations, or we may be subject to other regulatory actions such as administrative penalties. For example, the CBIRC and its local counterparts have conducted several inspections, reviews and inquiries on us and identified certain non-compliance incidents in our business operation, risk management and internal control, including incidents with respect to settlement of insurance premiums through and our cooperation with third-party online platforms that have not registered with regulatory authorities. In particular, (i) we have in the past misused funds in the insurance premium accounts; and (ii) some of our business partners, including certain travel agencies and user traffic channels lacking relevant licenses or approvals, have in the past collected a small portion of insurance premiums on our behalf. According to relevant PRC laws, insurance brokerage companies like us are required to set up separate accounts to receive and hold the insurance premiums they receive from insurance clients on behalf of insurance companies and are prohibited from using or misusing such funds. Failure to comply with such regulatory requirements may subject us to making rectifications, warnings, fines, or further, revocation of our Licence for Operating Insurance Brokerage Services, or the Insurance Brokerage Licence, in the case where regulatory authorities consider such action as a material violation. In addition, entities that do not hold licenses required by PRC regulatory authorities are not allowed to collect insurance premiums on behalf of us under relevant PRC laws and regulations. We have taken remedial measures to rectify the aforementioned non-compliance incidents. As of the date of this prospectus, we have returned all of the insurance premiums that we had misused in the past, and we have terminated cooperation with entities that do not hold the relevant licenses required for collecting insurance premiums on our behalf. We plan to adopt a more rigorous internal control system to manage our cooperation with unlicensed business partners with regard to the collection of insurance premiums on our behalf.

We are in the process of rectifying all non-compliance incidents that we are aware of under the unclear and changing regulatory environment. However, we cannot assure you that we will be able to fully rectify all non-compliance incidents in a timely manner or fully satisfy the regulatory requirements, or we will not be subject to any future regulatory reviews and inspections where other non-compliance incidents might be identified, which might materially and adversely affect our business, financial condition, results of operations and prospects.

We incurred net losses in the past. Although we have started generating net profit recently, we may not be able to stay profitable in the future.

We had net loss of RMB97.0 million in 2017 and generated net profit of RMB2.9 million (US$0.4 million) and RMB22.5 million (US$3.1 million) in 2018 and the nine months ended September 30, 2019, respectively. We cannot assure you that we will be able to stay profitable in the future. We anticipate that our operating costs and expenses will increase in the foreseeable future as we continue to grow our business, acquire new clients and further develop our insurance product and service offering and increase brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. There are other factors that could negatively affect our financial condition. For example, if we fail to compete successfully with our existing or potential competitors, or if our tailor-made insurance products are not accepted by the market as we expect, we will receive lower-than-expected insurance brokerage income, and our financial results will be adversely affected. If regulatory authorities promulgate new laws, regulations and regulatory requirements that limit our business operations, especially with regard to our fee or cost model, our results of operations will suffer. As a result of the foregoing and other factors, our net profit margins may decline or we may incur net losses again in the future and may not be able to maintain profitability on a quarterly or annual basis.

Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.

We are required to obtain applicable licenses, permits and approvals from different PRC regulatory authorities in order to conduct or expand our business. Various governmental authorities in the PRC have promulgated various regulations on the insurance business and internet-based services, including regulations requiring an Insurance Brokerage License and an ICP License. We have obtained, renewed and maintained our Insurance Brokerage License and our ICP License as required by the PRC regulatory authorities. However, there is no assurance that the PRC regulatory authorities will not issue new regulations governing the internet or the insurance product and service industry that might require us to obtain additional licenses, permits or approvals for our current or future business operations, which may materially and adversely our business operations and financial condition.

If we fail to source, design and develop insurance products catering to the evolving needs of insurance clients, we may not be able to retain existing insurance clients or attract new insurance clients to our online platform.

Our future growth depends on our ability to continue to attract new insurance clients and to generate new purchases from existing clients. We must stay abreast of emerging client preferences and product trends that will appeal to existing and potential insurance clients. Our platform makes personalized recommendations of insurance products to clients based on their needs, and offers a comprehensive suite of services to ensure a smooth and efficient insurance experience. We also develop insurance products in cooperation with our insurer partners to meet the evolving needs of insurance clients. Our ability to provide these products and services is dependent on our insurance expertise and our market data analytical capabilities. However, there is no assurance that the insurance products and services that we design and develop together with our insurer partners will cater to the needs of potential or existing insurance clients, sustain for a period of time that we expect them to, or be welcomed or accepted by the market at all. If insurance clients cannot find their desired products on our platform at attractive prices and terms, or find their experience with us dissatisfactory, they may lose trust in us and turn to other channels for their insurance needs, which in turn may materially and adversely affect our business, financial condition and results of operations.

We leverage our user traffic channels to attract new insurance clients to our platform and incur significant costs on paying our user traffic channels service fees.

In addition to growing our client base organically, we also cooperate with our user traffic channels to convert their user traffic to client base of our platform. Our agreements with user traffic channels are generally one to three years subject to renewal. We believe that we generally maintain good relationships with our user traffic channels. However, we cannot assure you that our relationships with them will remain cooperative. If our user traffic channels terminate their cooperation with us, do not renew their agreements with us, choose to work with our competitors, or terminate their cooperation with us due to regulatory requirements, we may lose potential clients and our business and results of operations will be negatively affected. In addition, if our user traffic channels lose influence over their traffic or otherwise fail to effectively convert their users to our clients, our business and results of operations may suffer.

Furthermore, we have incurred significant expenses on paying our user traffic channels service fees and advertisement fees. If certain of our existing user traffic channels require higher rates of service fees or we fail to negotiate favorable terms with them or find new user traffic channels, our cost of client acquisition costs may increase, and our results of operations may be adversely affected.

Any harm to our brand, failure to maintain and enhance our brand recognition, or failure to do so in a cost-effective manner may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our “Huize” brand among our insurance clients, insurer partners, user traffic channels and other industry participants have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintain and enhance our brand. These factors include our ability to:

•	provide compelling products and insurance experience to clients;

•	maintain or improve satisfaction with our client services;

•	increase brand awareness through marketing and brand promotion activities;

•	maintain the reliability of our online platform and technology-based systems;

•	preserve our reputation and goodwill in the event of any negative publicity on us, our partners or the industry in general; and

•	maintain our cooperative relationships with business partners.

If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our online platform, products and services, it may be difficult to maintain and grow our client base, and our business and growth prospects may be materially and adversely affected.

Furthermore, if we are unable to conduct our branding and marketing activities cost-effectively, our financial condition and results of operations may be materially and adversely affected. We have incurred expenses on a variety of different sales and marketing efforts designed to enhance our brand recognition and increase sales of insurance products on our platform. Our marketing and promotional activities may not be well received by clients and may not achieve anticipated results. Marketing approaches and tools in insurance market in China are evolving. This further requires us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and consumer preferences, which may not be as cost-effective as our marketing activities in the past and may lead to significantly higher marketing expenses in the future. Failure to refine our existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could impact our revenues and profitability.

We depend on our cooperation with our insurer partners. Our business may be negatively affected if our insurer partners do not continue their relationship with us or if their operations fail.

Our relationship with insurer partners is crucial to our success. We generate a substantial portion of our revenues from commission fees paid by insurer partners. Certain insurer partners have accounted for a significant portion of our revenues in the past. Our four largest insurer partners in terms of operating revenue contribution aggregately accounted for 53% and 62% of our total operating revenue in the nine months ended September 30, 2018 and 2019, respectively. While we continually seek to diversify our insurer partners, there can be no assurance that the concentration will further decrease. Our ability to attract clients depends on the quantity and quality of insurance products offered by insurer partners on our platform. We provide intelligent underwriting services and integrated solutions to our insurer partners. Our arrangements with our insurer partners are typically not exclusive, and they may have similar arrangements with our competitors. If insurer partners are dissatisfied with our services and solutions or find us ineffective in enhancing their profitability, they may terminate their relationships with us and decide to cooperate with our competitors.

Moreover, insurance companies we work with may develop their own technology capabilities to serve insurance clients online. There can be no assurance that we can maintain relationships with our existing insurer partners on commercially desirable terms. If we fail to prove that our technology capabilities could help improve their operating efficiency or are otherwise valuable to them, our business, financial performance and prospects will be materially and adversely affected.

Furthermore, if our insurer partners or the reinsurance companies they partner with fail to properly fulfil their obligations as insurers under the insurance policies sold on our platform, our clients may lose faith in our platform. If our insurer partners or the reinsurance companies they partner with become insolvent, our clients may not be able to realize the protection expected from the insurance policies, which will negatively affect our reputation and results of operations.

We may not be able to ensure the accuracy and completeness of product information and the effectiveness of our recommendation of insurance products on our platform.

Our insurance clients rely on the insurance product information we provide on our platform. While we believe that such information is generally accurate, complete and reliable, there can be no assurance that the accuracy, completeness or reliability of the information can be maintained in the future. We had in the past failed to provide legally required disclosure on our platform to the attention of our clients, including how we are paid as an insurance broker, and whether we or our senior management are related parties of our insurer partners and other insurance institutions. If we provide any inaccurate or incomplete information on our platform due to either our own fault or that of our insurer partners, or we fail to present accurate or complete information of any insurance products which could lead to our clients’ failure to get the protection or us being warned or punished by regulatory authorities, our reputation could be harmed and we could experience reduced user traffic to our platform, which may adversely affect our business and financial performance.

We may not be able to recommend suitable insurance products to our clients. Our search and recommendation engine may fail to function properly. The data provided to us by our clients, insurer partners and user traffic channels may not be accurate or up to date. Our professional consultation team may not fully understand the clients’ insurance needs and recommend suitable products to them. If our clients are recommended insurance products that do not suit their protection needs, they may lose trust in our platform. Meanwhile, our insurer partners may find our recommendation ineffective. Our insurance clients and insurer partners may consequently be reluctant to continue to use our platform, and our insurer partners may be hesitant to continue to partner with us. As a result, our business, reputation, financial performance and prospects will be materially and adversely affected.

Our business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, which may reduce demand for our services, reduce operating margins, and further result in loss of market share, departures of qualified employees and increased capital expenditures.

The online independent insurance service industry in China is intensely competitive. Our current or potential competitors include (i) other online independent insurance product and service platforms, (ii) traditional insurance intermediaries, (iii) online direct sales channels of large insurance companies, (iv) major internet companies that have commenced insurance distribution businesses, and (v) other online insurance technology companies. New competitors may emerge at any time. Some of our competitors also offer their insurance products on our platform, so they both compete and cooperate with us. Existing or potential competitors may have substantially greater brand recognition and possess more financial, marketing and research resources than we do. Our competitors may introduce platforms with more attractive products, content and features, or services or solutions with competitive pricing or enhanced performance that we cannot match. Some of our competitors may have more resources to develop or acquire new technologies and react quicker to changing requirements of clients and insurance companies. In addition, our target insurance clients, PRC residents with potential insurance needs, may seek insurance products and services in well-equipped and developed neighboring insurance markets. We may fail to compete effectively with our competitors and industry participants in neighboring insurance markets, even if we take initiatives in developing our insurance service capabilities in these neighboring insurance markets, which may reduce demand for our services, result in loss of market share, and further result in reduction of operating margins and departures of qualified employees.

The proper functioning of our internet platform and technology infrastructure is essential to our business. Any disruption to our IT systems and infrastructure could materially affect our ability to maintain the satisfactory performance of our platform and deliver consistent services to our users.

The reliability, availability and satisfactory performance of our IT systems are critical to our success, our ability to attract and retain clients and our ability to maintain a satisfactory user experience and client service. Our servers may be vulnerable to computer viruses, traffic spike that exceeds the capacity of our servers, electricity power interruptions, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown and unavailability, delays in transaction processing, loss of data, and the inability to accept and fulfill client orders. We have not experienced system interruptions that materially affected our operations in the past, but we can provide no assurance that we will not experience unexpected interruptions in the future. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems and technology infrastructure from any third-party intrusions, electricity power interruptions, viruses and hacker attacks, information and data theft, and other similar activities. Any such future occurrences could damage our reputation and result in a material decrease in our revenues.

We have identified deficiencies in our information technology system relating to (i) lack of necessary management and supervision of super user/administrative accounts, and (ii) lack of formal management control during program development and change process. We have engaged risk assurance advisors to help us design and implement IT controls necessary for us, including updating our IT security policy, enhancing management of IT system and database. However, there can be no assurance that the foregoing deficiencies can be cured in a timely and cost-effective manner. We may identify other deficiencies in the future, which may require us to expend significant resources to remediate.

Additionally, we are constantly upgrading our platform and infrastructure to provide increased scale, improved performance and additional built-in functions and additional capacities. Maintaining and upgrading our technology infrastructure require significant investment of time and resources, including adding new hardware, updating software, and recruiting and training new engineering personnel. During updates, our systems may experience interruptions, and the new technologies and infrastructures may not be fully integrated with the existing systems timely, or at all. Any failure to maintain and improve our technology infrastructure could result in unanticipated system disruptions, slower response times, impaired quality of user experience and delays in reporting accurate operating and financial information, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

Failure to prevent cybersecurity breaches will materially and adversely affect our business, reputation, financial condition and results of operations.

The massive volume of data that we process and store makes us or third party service providers who host our servers an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect our database, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users and insurer partners could be severely damaged, we could incur significant liability and our business and operations could be adversely affected. The PRC Network Security Law promulgated by the Standing Committee of the National People’s Congress, effective on June 1, 2017, stipulates that a network operator, including internet information services providers among others, must adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. While we have adopted comprehensive measures to comply with the applicable laws, regulations and standards, there can be no assurance that such measures will be effective. If we were found by the regulatory authorities to have failed to comply with the PRC Network Security Law, we would be subject to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of our platform or even criminal liabilities and our business, financial condition and results of operations would be adversely affected.

Our business generates and processes a large amount of data. Any failure to protect the confidential information of third parties or improper use or disclosure of such data may subject us to liabilities imposed by data privacy and protection laws and regulations, negatively impact our reputation, and deter our clients from using our online platform.

Our platform stores and processes certain personal and other sensitive data provided by insurance clients, and we make certain personal information provided by clients or third party data providers available to insurer partners with user consent. There are numerous laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and data. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in PRC and numerous foreign jurisdictions. PRC government authorities have enacted a series of laws and regulations relating to the protection of privacy and personal information, under which internet service providers and other network operators are required to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain appropriate user consent and to establish user information protection systems with appropriate remedial measures. However, this regulatory framework for privacy issues in China and worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. We cannot assure you that our existing privacy and personal protection system and technical measures will be considered sufficient under applicable laws and regulations. We could be adversely affected if legislation or regulations in China are expanded to require changes in business practices or privacy policies, or if the PRC governmental authorities interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our business.

The sophisticated and innovative technologies we use for the operation of our business are new and require continuous developments and upgrades. We cannot assure you that these technologies will fully support our business.

We regard technology as critical to our ability to provide high-quality products and superior client services. We have invested substantial resources in developing the sophisticated and innovative technology systems that we use for our daily operations. We expect these technologies to support the smooth performance of key functions in our platform, such as searching for and finding suitable insurance products, intelligent underwriting, and claim application and settlement. To adapt to evolving client needs, requirements of insurer partners, and emerging industry trends, we may need to develop other new technologies or upgrade existing platform and systems. If our efforts to invest in the development of new technologies or the upgrade of existing technologies are unsuccessful, our business, financial condition and results of operations may be materially and adversely affected.

In addition, the maintenance and processing of various operating and financial data is essential to our data analytical capabilities and the day-to-day operation of our business. Our ability to provide products and services and to conduct day-to-day business operations depend, in part, on our ability to maintain and make timely and cost-effective enhancement and upgrade to our technology and introduce innovative functions which can meet changing business and operational needs. Failure to do so could put us at a disadvantage to our competitors and cause economic losses. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

Negative publicity about us, our shareholders, insurer partners, user traffic channels and individual and institutional promoters that we cooperate with, and other participants in the insurance industry may harm our brand and reputation and have a material adverse effect on our business and operating results.

Our brand and reputation are critical to our business and competitiveness. Factors that are vital to our reputation include but are not limited to our ability to:

•	recommend suitable insurance products to users;

•	provide effective and smooth insurance experience to insurance clients;

•	enhance risk management capabilities;

•	innovate and improve the products and services we provide;

•	effectively manage and resolve complaints from users and insurer partners; and

•	effectively protect private information and data.

Any negative publicity about the foregoing or other aspects of our company, including but not limited to our directors, management, shareholders, business, legal compliance, financial condition or prospects, whether with merit or not, could severely compromise our reputation and harm our business and operating results. In addition, regulatory inquiries or investigations, lawsuits initiated against us, employee misconduct, among other things, could also result in negative publicity on us. Furthermore, negative publicity with respect to our business partners or the industry in which we operate may materially and adversely affect our business and results of operations.

Some user traffic channels that we cooperate with have not obtained operating licenses or completed regulatory registrations that are required to cooperate with us, or have failed to disclose legally required information to clients.

We leverage our user traffic channels to convert their user traffic to our insurance clients. Under the PRC law, these user traffic channels are prohibited to sell any insurance products unless they hold licenses required by regulatory authorities, and are required to register with regulatory authorities as qualified third-party platforms that cooperate with us. Starting from 2015, for user traffic channels that had established strong business relationships with us, which account for a relatively large portion of GWP facilitated on our platform, we assisted them in their registrations with regulatory authorities as qualified third-party online platforms cooperating with us to operate online insurance business. For user traffic channels that have a relatively short history of cooperation with us, or those that contribute a less significant portion of GWP facilitated on our platform, we have determined to change our cooperative business model with them to avoid the requirement for regulatory registration. Currently there are two business models, the CPS (Continuation Passing Style) model and the API (Application Programming Interface) model. Some of these unregistered user traffic channels have adopted the API model that involves transactions through technical integration with our system, which requires them to complete regulatory registrations as our qualified third-party online platforms. We are in the process of assisting user traffic channels that cooperate with us under the API model to complete the required regulatory registration. As of the date of this prospectus, user traffic channels that we cooperate with that had not been registered contributed to an insignificant portion of our total GWP facilitated. Unqualified online platforms may be required to terminate their cooperation with insurance institutions like us. Insurance institutions who cooperate with third-party online platforms that are not compliant with relevant PRC laws are subject to rectification orders, suspension of cooperation until such third-party online platforms become qualified or further, administrative penalties by the regulatory authorities. We cannot guarantee you that all regulatory registrations can be completed in a timely manner, or at all, or the measures we take will timely address non-compliance issues, or that regulatory authorities will not enforce any penalties or take other actions against us. In addition, if we intend to terminate existing cooperative relationships with certain user traffic channels, we may face legal actions taken by them for breaches of existing business agreements or other legitimate reasons, which may adversely affect our business operations and financial condition.

In addition, as of the date of this prospectus, some of our user traffic channels have not obtained the ICP license or had not completed necessary filings or registrations with relevant authorities as required by applicable laws or regulations, the lack of which may result in termination of their internet-based businesses by regulatory authorities. Furthermore, some of our user traffic channels had failed to disclose legally required information to insurance clients on their platforms. Although we have notified the relevant user traffic channels to rectify the situation, there is no assurance that they will be able to rectify the situation and become compliant with regulatory requirements in a timely fashion, or at all. Our user traffic channels who have not been registered with regulatory authorities or have not obtained necessary licenses, or who have failed to disclose legally required information to clients may not be able to continue their cooperation with us, which may reduce the number of new clients attracted to our platform, and our cooperation with these user traffic channels may subject us to fines. As a result, our business, financial performance and results of operations may be materially and adversely affected.

Furthermore, under our agreements with certain insurer partners, we are not allowed to distribute their insurance products through user traffic channels that have not been registered as qualified third-party online insurance service providers. Therefore, we may breach the agreements with them if we distribute their insurance products through unregistered user traffic channels, which might subject us to defaulting liabilities and adversely affect our financial condition.

Our business model may be replicated by other online insurance distributors or product and service platforms, and internet companies and traditional insurance companies aiming to engage in online insurance distribution business.

The leading Chinese internet companies have experienced the fast-moving internet development in China in past decades and have demonstrated their strong capacities in client-centric and efficiency driven business development and innovation. We are operating in an emerging industry, and we may be exposed to uncertainties and risks. Given the large amount of data and strong capacity of technological development the leading Chinese internet companies have, we believe it is possible that these companies can develop their insurance business to compete with us in a short period of time. In addition, we have seen certain traditional insurance companies and other insurance service providers enter the online insurance service market in order to take advantage of the soaring opportunities emerged from online ecosystems. Considering these internet companies’ strong abilities in promoting their products through their existing abundant online channels and the potential of traditional insurance companies and other insurance service providers to convert their offline resources and clients online, we may face severe competition in the near future from these potential competitors. Moreover, given that terms of insurance product are relatively transparent, our competitors can copy the insurance products we design and develop together with our insurer partners soon after they are launched, possibly at lower prices than what we offer. If we fail to continue to upgrade our insurance product offerings that meet market demand quickly, we may not be able to keep our edge in the competition, and our business and results of operations will be negatively affected.

Because the brokerage income we earn on the sale of insurance products is based on premiums, and commission fee rates agreed between us and our insurer partners, any decrease in these premiums or commission fee rates may have an adverse effect on our results of operations.

We are engaged in the insurance brokerage business and derive revenues primarily from commission fees paid by the insurer partners whose insurance policies our clients purchase. The commission fee rates are set by insurer partners or negotiated between insurer partners and us, and are based on the premiums that the insurer products charge. Commission fee rates and premiums can change based on the prevailing economic, regulatory, taxation and competitive factors that affect our insurer partners. These factors, which are not within our control, include the capacity of insurer partners to place new business, profits of insurer partners, consumer demand for insurance products, the availability of comparable products from other insurance companies at lower costs, and the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers. In addition, premium rates for certain insurance products are tightly regulated by the CBIRC. Because we do not determine, and cannot predict, the timing or extent of premium or commission fee rate changes, we cannot predict the effect any of these changes may have on our operations. Any decrease in premiums or commission fee rates may significantly affect our profitability.

We rely on the multi-dimensional data we collect to enhance our business performance and results, and we cannot assure you that we will be able to accumulate or access sufficient data in the future or to analyze the data effectively, the lack of which may materially and adversely affect our business and results of operations.

We highly rely on our data in every step of the entire insurance value chain, including research and development of our insurance products, risk management, claim settlement, and client services. We develop our proprietary technologies on top of cloud computing infrastructures of third-party providers to automate and streamline the various processes in our operations, support our day-to-day business analytics and provide periodic or real-time applications in supporting our large amount of transactions and executing our strategies. We have made substantial investments in ensuring the effectiveness of our data analytics that supports our rapid growth and enables us to provide efficient services to insurance clients. We cannot assure you that we will be able to continually collect and retain sufficient data, or improve our data technologies to satisfy our operating needs. Failure to do so will materially and adversely affect our business and results of operations.

Failure to maintain accuracy in actuarial statistics, assisting in underwriting, and proposing pricing of insurance products to insurer partners could have a material adverse effect on our business, results of operations and financial condition.

We operate an intelligent underwriting system where we code underwriting criteria set by insurers in our system and the system automatically generates eligibility for purchasing insurance products. For customized insurance products we designed and developed together with our insurer partners, we conduct actuarial and propose pricing range to our insurer partners. Therefore, we rely heavily on the accuracy in actuarial statistics and capabilities in accurate underwriting and proposing pricing of products we offer to conduct our business, including recording and processing our operational and financial data and effectively executing our business plans through accurate actuarial analysis and pricing modeling. The proper functioning of our actuarial analysis, statistical analysis, products pricing suggestion, risk management, financial control, accounting, client database, client service and other data processing systems is highly critical to our business and our ability to compete effectively. We rely on our dedicated talents with actuarial expertise to conduct actuarial analysis, and we rely on our research and development team to enhance our data capabilities to perform pricing modeling. We cannot guarantee you that we will be able to continue to upgrade our technology and maintain our capacity and accuracy, or to successfully retain our employees with actuarial expertise or to hire new ones. Failure of maintaining such capacity and accuracy could have a material adverse effect on our business, results of operations and financial condition.

A significant portion of our brokerage income is contributed by a limited number of insurance products. If we cannot continue to offer these insurance products on our platform for any reason or the popularity of these products declines, our brokerage income may decrease and our financial condition and results of operations may be materially and adversely affected.

We generate a significant portion of our brokerage income from a limited number of popular insurance products, primarily our tailor-made long-term life and health insurance products. In the nine months ended September 30, 2019, the top five insurance products in terms of brokerage income contribution aggregately accounted for 41.6% of our total brokerage income, as compared to 36.8% in the nine months ended September 30, 2018. We believe the concentration was partially due to the comprehensive protection coverage with reasonable policy terms making these tailor-made insurance products more attractive than others. Although we plan to continue to diversify our product offerings, launch more tailor-made insurance products, expand our client base and generate brokerage income from a wider variety of insurance products, we cannot guarantee you that we will be able to succeed, and that such concentration will decrease. If we cannot continue to offer these popular insurance products for any reason or the popularity of these products decline, our brokerage income may decrease and our financial condition and results of operations may be materially and adversely affected.

We have in the past sold insurance products on our platform through institutional promoters lacking operating license, and individual promoters who were registered with other insurance institutions or who were not registered with any insurance institutions, which may subject us to potential regulatory risks and may cause breaches of our agreements with insurer partners.

Through www.jumi18.com, www.qixin18.com and www.xiebao18.com, we have in the past engaged institutional promoters lacking insurance operating licenses, and individual promoters whose practice registrations were registered with insurance institutions other than us or who were not registered with any insurance institutions, to promote insurance products we offer on our platform. In return, we paid those promoters service fees. Our cooperation with institutional promoters lacking insurance operating licenses may subject us to regulatory risks, and thus as of the date of this prospectus, we have terminated our cooperation with such institutional promoters. Under relevant PRC laws and regulations, professional insurance intermediaries like us must complete practice registrations for individual promoters as our representatives or agents. Historically, for those individual promoters who had a relatively short history of cooperation with us, or who contributed a less significant portion of GWP facilitated on our platform, we did not complete all their practice registrations with us. As of the date of this prospectus, we have terminated the cooperation with individual promoters that have not been registered with us. However, we may be subject to administrative orders to rectify these historical non-compliance incidents or further, administrative penalties imposed by the regulatory authorities retrospectively, and if so, our business and results of operations might be materially and adversely affected.

In addition, under relevant PRC laws and regulations, an individual insurance agent or insurance broker can only act within the scope of authority granted by the insurance institution that he/she is registered with. Furthermore, an individual insurance agent who sells life insurance products is only eligible to register with and act as the agent of just one licensed insurance company. Consequently, there exist potential regulatory risks with regard to individuals whose activities went beyond the above restrictions in transactions completed for us in the past, and if the regulatory authorities take retrospective actions against us on those transactions, we may be subject to administrative orders for rectifications, administrative penalties or other actions imposed by the regulatory authorities, which will negatively affect our business and results of operations. Moreover, other insurance institutions with which these individuals are registered may take legal actions against us on the ground of unfair competition or breach of contract, where applicable, for transactions these individuals completed for us in the past. As of the date of the prospectus, there has been no such action taken or threatened against us. However, we cannot assure you that we will not face such legal actions in the future. Any such legal actions, regardless of merit, could be expensive and time-consuming to deal with, and could divert resources and the management’s attention from the operation of our business. If we are found liable in any such legal actions, we might be required to pay substantial amounts of damages to these insurance institutions and our business and reputation will suffer.

Furthermore, under our agreements with certain insurer partners, we should not delegate any of our rights or obligations as their insurance service provider to any third party. These insurer partners may consider our cooperation with third-party insurance agents as a breach of their agreements with us, which may subject us to liabilities under the agreements and damage our cooperative relationships with these insurer partners, and in turn adversely affect our business and results of operations.

Our business operation in Hong Kong had been noncompliant with applicable laws and regulations.

In the past, the operations of our Hong Kong subsidiary, Hong Kong Smart Choice Ventures Limited, or Hong Kong Smart Choice, had certain non-compliance incidents under applicable Hong Kong laws and regulations. Hong Kong Smart Choice, a company that is not a licensed insurance broker in Hong Kong, had engaged certain third parties to provide insurance advisory services to clients, which may be deemed as an offense under the Insurance Ordinance of Hong Kong and may subject Hong Kong Smart Choice to fines or even criminal liabilities. If Hong Kong Smart choice is punished by Hong Kong regulatory authorities, we may bear economic losses, our Hong Kong operations may be partially or wholly suspended, and our reputation, business, results of operations and our financial conditions will suffer. In addition, Hong Kong Smart Choice has in the past held an equity interest in Full Run Insurance Broker Limited, or Full Run, which had been noncompliant with applicable Hong Kong laws and regulations, including carrying out solicitation activities without being authorized and failing to comply with certain corporate governance requirements under the Hong Kong law. Although Hong Kong Smart Choice disposed of its equity interest in Full Run in July 2019, we cannot assure you that Hong Kong Smart Choice will not bear economic loss related to Full Run’s noncompliance during the period when it was a shareholder of Full Run, which will in turn negatively affect our reputation, business, results of operations and our financial conditions will suffer.

We have in the past made claim payments to insurance clients at our own discretion under our agreements with insurer partners.

Prior to early 2019, pursuant to our agreements with certain property & casualty insurer partners, we provided claim payment services to insurance clients for small amount claim applications to expedite the claim settlement and thus enhance user experience. For insurance clients who submitted claim applications on Ding Dong Claim under certain pre-determined amounts, we made advance payments directly to insurance clients, and subsequently claim these payments from our insurer partners. For claim applications that either exceed these amounts, or that we disagreed to pay, we defer the applications to our respective insurance partners to process. According to the PRC law, only licensed insurance companies are eligible to determine the final amounts for claim settlement. Therefore, the claim settlement process we applied through Ding Dong Claim prior to early 2019 may be considered as activities exceeding our business scope, and may subject us to fines and warnings by PRC regulatory authorities. We are in the process of amending our agreements with most of the relevant insurer partners with regard to our claim settlement procedures to ensure that our insurer partners have the sole discretion in determining whether to approve claim applications and the final amounts for claim settlement. However, we cannot guarantee you that our past practice will not expose us to penalties or other regulatory actions, the occurrence of which may negatively affect our reputation, business and results of operations.

In addition, for claim applications that we have made advance payments, our insurer partners may reject reimbursement to us, which will adversely affect our financial condition. If it takes longer time for these insurance partners to reimburse us than we expect, we will be subject to greater pressure on our cash flow, which will adversely affect our results of operations and financial conditions.

If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We continue to experience rapid growth in our business, which will continue to place significant demands on our management, operational and financial resources. We may encounter difficulties as we expand our operations, data and technology, sales and marketing, and general and administrative functions. We expect our expenses to continue to increase in the future as we acquire more users, launch new technology development projects and build additional technology infrastructure. Continued growth could also strain our ability to maintain the quality and reliability of our platform and services, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our expenses may grow faster than our revenues, and our expenses may be greater than we anticipate. We may expand into geographic areas where we do not have experience with local regulations or regulators or where local market conditions are unfavorable for our business model. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition could be harmed.

Acquisitions, strategic alliances and investments could be difficult to integrate, disrupt our business and lower our results of operations and the value of your investment.

We may enter into selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us further improve our technology system. These strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. Acquired businesses or assets may not generate expected financial results immediately, or at all, and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations, which could negatively affect our results of operation. In addition, certain shareholders operate similar insurance product and service platforms like we do and there remain potential conflicts of interest. If any of such conflicts of interest are not resolved in our favor, we could lose opportunities in strategic acquisitions and alliances, and our business, financial condition and results of operations will be materially and adversely affected.

Our success depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly our co-founders and the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to find suitable replacements, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may not be able to enforce them at all.

If we are unable to recruit, train and retain qualified personnel, our business may be materially and adversely affected.

We believe our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for personnel with expertise in insurance, sales and marketing, technology and risk management is extremely intense in China. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and our ability to serve insurance clients and insurer partners could diminish, resulting in a material adverse effect to our business.

If our user traffic channels, other business partners or employees engage in any misconduct or cause errors to occur in our system, our business, financial condition and results of operations could be materially and adversely affected.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our user traffic channels, other parties we collaborate with and by our employees. Our business depends on our employees and/or business partners to interact with clients and provide various services in relation to the purchase of insurance products. Misconduct could include making misrepresentations when marketing or selling insurance products to clients, hiding or falsifying material information in relation to insurance contracts, colluding with applicants, insureds, or beneficiaries to obtain insurance benefits, failing to disclose legally required information to clients, engaging in false claims or otherwise not complying with laws and regulations or our internal policies or procedures. Any of the aforementioned misconduct by parties we cooperate with may cause potential liabilities of us, and further subject us to regulatory actions and penalties. If any third parties that are important to our operations are sanctioned by regulatory actions, our business operations will be disrupted or otherwise negatively affected.

We could also be negatively impacted if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human errors, purposeful sabotage or fraudulent manipulation of our operations or systems. It is not always possible to identify and deter misconduct or errors by employees or business partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or business partners fail to follow our rules and procedures when interacting with clients, we could be liable for damages and subject to regulatory actions and penalties. Any of these occurrences could result in our diminished ability to operate our business, inability to attract users, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

Any failure to protect our intellectual property could harm our business and competitive position.

We regard our software registrations, trademarks, patents, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business—Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our financial performance may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Our future growth depends on the further acceptance of the internet as an effective platform for disseminating insurance products and content.

The internet, and particularly the mobile internet, has gained increasing popularity in China as a platform for insurance products and content in recent years. However, certain participants in the industry, especially traditional insurance companies, and many insurance clients have limited experience in handling insurance products and content online, and some insurance clients may have reservations about using online platforms. For example, clients may not find online content to be reliable sources of insurance product information. Some insurance companies and reinsurance companies may not believe online platforms are secure for risk assessment and risk management. Others may not find online platforms effective when promoting and providing their products and services, especially to targeted clients in lower-tier cities or rural areas. If we fail to educate clients, insurance companies and reinsurance companies about the value of our platform and our products and services, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and particularly the mobile internet as an effective and efficient platform for insurance products and content is also affected by factors beyond our control, including negative publicity and restrictive regulatory measures. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

We need to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Our current risk management system may not be able to exhaustively assess or mitigate all risks to which we are exposed, which could negatively affect our business and results of operations.

We have established risk management, quality control and internal control systems, consisting of policies and procedures that we believe are appropriate for our business. However, the implementation of such policies and procedures may involve human error and mistakes. Moreover, we may be exposed to fraud or other misconduct committed by our employees, or other third parties, including but not limited to our clients and partners, or other events that are out of our control, that could adversely affect our product quality and reputation and subject us to financial losses and sanctions imposed by government authorities. As a result, despite our efforts to improve the aforementioned systems, we cannot assure you that our risk management, quality control and internal control systems are able to completely eliminate non-compliance matters or product defects.

Failure to deal effectively with any fraud perpetrated on our platform could harm our business.

We face risks with respect to fraudulent activities on our platform. We cannot guarantee that all of the transactions conducted on our platform with insurance clients are commercially fair. We cannot fully eliminate insurance fraud and reverse selection insurance behaviors. Although we have implemented various measures to detect and reduce the occurrence of fraudulent activities on our platform, there can be no assurance that these measures will be effective in combating fraudulent transactions or improving overall satisfaction among our insurance clients and insurer partners. In addition, illegal, fraudulent or collusive activities by our employees or third party agents could also subject us to liability and negative publicity. Any illegal, fraudulent or collusive activity could severely damage our brand and reputation as an operator of a trusted online platform, which could adversely affect our business, financial condition and results of operations.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.

We maintain certain insurance policies to safeguard us against risks and unexpected events, including insurance broker/agent practice liability insurance. We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for our employees in compliance with applicable PRC laws. We do not maintain business interruption insurance. We consider our insurance coverage to be sufficient for our business operations in China. However, we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We may from time to time be involved in disputes with various parties involved in the development and sale of our products. These disputes may lead to protests or legal or other proceedings and may result in damage to our reputation, substantial costs to our operations, and diversion of our management’s attention. In addition, we may disagree with regulatory bodies in certain aspects in the course of our operations, which may subject us to administrative proceedings and unfavorable decrees that result in liabilities and cause delays to our properly developments. We have been involved in legal proceedings or disputes in the ordinary course of business. In addition, as we change our cooperation model or terminate cooperation with some of our user traffic channels and individual agents to meet regulatory requirements, we cannot assure you that dispute will not arise therefrom or any of these counterparties will not take legal actions against us. We cannot assure you that we will not be involved in any other major legal proceedings in the future. Any involvement on these disputes may materially and adversely affect our business, financial condition and results of operations.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

Certain of our lease agreements have not been registered with the relevant PRC government authorities as required by PRC law, which will not affect the validity of these lease agreements but may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. In case of failure to register or file a lease, the parties to the unregistered lease may be ordered to make rectifications (which would involve registering such leases with the relevant authority) before being subject to penalties. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, the specific amount of which is at the discretion of the relevant authority. Out of the nine lease agreements we had as of the date of this prospectus, we had not completed lease agreement registration for seven properties, and our maximum exposure to penalties by relevant PRC authorities for failure of registration was approximately RMB 70,000.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures and we were never required to evaluate our internal control within a specified period. Our management has not completed assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2017 and 2018, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of December 31, 2018. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and our independent registered public accounting firm are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We have granted and may continue to grant options, restricted share units and other types of awards under our share option plan, which may result in increased share-based compensation expenses.

We adopted a global share incentive plan in June 2019, which we refer to as the Global Plan, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We recognize expenses in our consolidated financial statements in accordance with U.S. GAAP. Under our Global Plan, we are authorized to grant options, restricted share units and other types of share incentive awards. As of the date of this prospectus, the maximum aggregate number of common shares which may be issued pursuant to all awards under the Global Plan is 57,501,813 common shares, and 38,038,373 restricted shares and options to purchase a total of 19,463,440 common shares are outstanding. We adopted a 2019 share incentive plan in June 2019, which we refer to as the 2019 Plan. Under the 2019 Plan, the maximum number of common shares that may be issued is 20,351,945 common shares. As of the date of this prospectus, no share incentive award is outstanding under the 2019 Plan. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations. We may re-evaluate the vesting schedules, lock-up period, exercise price or other key terms applicable to the grants under our currently effective share incentive plans from time to time. If we choose to do so, we may experience substantial change in our share-based compensation charges in the reporting periods following this offering.

A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business and financial condition.

The global macroeconomic environment is facing challenges, including the US-China trade war, the end of quantitative easing and start of interest rate hike by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The United States and China have recently been involved in controversy over trade barriers in China that threatened a trade war between the countries and have implemented or proposed to implement tariffs on certain imported products. Sustained tension between the United States and China over trade policies could significantly undermine the stability of the global and Chinese economy. The Chinese economy has shown slower growth since 2012 compared to the previous decade and the trend may continue. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility in oil and other markets, and over the expansion of terrorist activities into Europe and other regions. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects.

Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Our business and operations are primarily based in China and substantially all of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and insurance industry in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters, health epidemics or other public safety concerns affecting the PRC, and particularly Shenzhen. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our platform and provide services and solutions. Our business could also be adversely affected if our employees are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in Shenzhen, where most of our management and employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in Shenzhen. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Shenzhen, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to insurance brokerage and the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Due to the PRC legal restrictions on foreign ownership of internet-based business and qualification requirements on foreign investors in the insurance brokerage business, we rely on certain contractual arrangements with our VIE and its shareholders to conduct substantially all of our operations in China. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (except for e-commerce, domestic multi-party communication, storage and forwarding classes and call centers) under the the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Edition), which was promulgated on June 30, 2019 and implemented on July 30, 2019. and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Administrative Provisions on Foreign-Invested Telecommunications Enterprises (revised in 2016), and other applicable laws and regulations.

We are a Cayman Islands exempted company and our WFOE is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct operations in China through an affiliated PRC entity, Shenzhen Huiye Tianze Investment Holding Co., Ltd., or Huiye Tianze. We have entered into a series of contractual arrangements with Huiye Tianze and its shareholders, which enable us to (i) exercise effective control over Huiye Tianze, (ii) receive substantially all of the economic benefits and bear the obligation to absorb substantially all of the losses of Huiye Tianze, and (iii) have an exclusive option to purchase all or part of the equity interests in or assets of Huiye Tianze when and to the extent permitted by PRC laws. Because of these contractual arrangements, we are deemed the primary beneficiary of Huiye Tianze and hence consolidate its financial results as our variable interest entity, or our VIE, under U.S. GAAP. For a detailed description of these contractual arrangements, see “Corporate History and Structure.”

It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. See “—Risks Relating to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

If the ownership structure, contractual arrangements and businesses of our PRC subsidiary, our VIE and its subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or our PRC subsidiary, our VIE or its subsidiaries fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking the business licenses and/or operating licenses of such entities;

•

shutting down our servers or blocking our website, or discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our WFOE, our VIE and its subsidiaries;

•	imposing fines, confiscating the income from our WFOE, our VIE or its subsidiaries, or imposing other requirements with which we or our VIE may not be able to comply;

•

requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledge of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE; or

•

restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our VIE that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our VIE, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Law, 2018 of the Cayman Islands, or the ES Law, that came into force on January 1, 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Law. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our company. Based on the current interpretation of the ES Law, we believe that our company, Huize Holding Limited, is a pure equity holding company since it only holds equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our company, Huize Holding Limited, is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law; and (ii) has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Law. Uncertainties over the interpretation and implementation of the ES Law may have an adverse impact on our business and operations.

We rely on contractual arrangements with our VIE, and its shareholders for our operations in China, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on variable interest entity arrangements to conduct a significant part of our operations in China. We rely on contractual arrangements with our VIE and its shareholders to conduct a significant part of our operations in China. For a description of these contractual arrangements, see “Corporate History and Structure.” The shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under PRC law for breach of contract in the event that our VIE and its shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as direct ownership in providing us with control over our VIE.

If our VIE or its shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct our business may be negatively affected. See “—Risks Relating to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

The directors of our VIE may have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business may be materially and adversely affected.

PRC laws and regulations provide that a director owes a fiduciary duty to the company to which he or she acts as a director. The directors of our VIE, including Mr. Cunjun Ma and Mr. Li Jiang, our Chief Executive officer and our Chief Operating Officer, must act in good faith and in the best interests of our VIE and must not use their respective positions for personal gains. On the other hand, as the directors of our company, Mr. Cunjun Ma and Mr. Li Jiang have a duty of care and loyalty to our company and to our shareholders as a whole under the Cayman Islands law. We control our VIE through contractual arrangements, and the business and operations of our VIE are closely integrated with our subsidiaries’ business and operations. Nevertheless, conflicts of interests for these individuals may arise due to their dual roles both as directors of our VIE and as directors of our company.

We cannot assure you that should any conflicts of interest arise, any or all of these individuals will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these individuals and our company. If we cannot resolve any conflicts of interest or disputes between us and these individuals, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our ability to enforce the equity pledge agreements between us and the shareholders of our VIE may be subject to limitations based on PRC laws and regulations.

Pursuant to the equity pledge agreements relating to our VIE, shareholders of our VIE pledged their equity interests in our VIE to our WFOE to secure our VIE’s and its shareholders’ performance of the obligations and indebtedness under the Exclusive Business Cooperation Agreement, Exclusive Option and Equity Escrow Agreement. As of the date of this prospectus, we have registered such equity pledges with the relevant local branch of the State Administration for Market Regulation, or the SAMR. Under the PRC Property Law, when an obligor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledger to obtain the pledged equity or seek payments from the proceeds of the auction or sell-off of the pledged equity. If our VIE fails to perform its obligations secured by the pledges under the equity pledge agreements, one remedy in the event of default under the agreements is to require the pledger to sell the equity interests in our VIE, as applicable, in an auction or private sale and remit the proceeds to our subsidiary in China, net of related taxes and expenses. Such an auction or private sale may not result in our receipt of the full value of the equity interests in our VIE. We consider it very unlikely that the public auction process would be undertaken since, in an event of default, our preferred approach would be to ask our WFOE that is a party to the Exclusive Option and Equity Escrow Agreement to designate another PRC person or entity to acquire the equity interests in such VIE and replace the existing shareholders pursuant to the Exclusive Option and Equity Escrow Agreement.

In addition, in the registration forms of the local branch of the SAMR for the pledges over the equity interests under the equity pledge agreements, the amount of registered equity interests pledged to our WFOE shall be designated as a fixed figure. The equity pledge agreements with the shareholders of our VIE provide that the pledged equity interest constitutes continuing security for any and all of the indebtedness, obligations and liabilities of our VIE under the relevant contractual arrangements, and therefore it is possible that the amount of registered equity interests cannot cover the secured obligation as a whole. However, there is no guarantee that a PRC court will not take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court to be unsecured debt, which takes last priority among creditors and often does not have to be paid back at all. We do not have agreements that pledge the assets of our VIE and its subsidiaries for the benefit of us or our WFOE, although our VIE grants our WFOE options to purchase the assets of our VIE and its equity interests in its subsidiaries under the Exclusive Option and Equity Escrow Agreement.

If our VIE and its subsidiaries becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy their assets, which could reduce the size of our operations and materially and adversely affect our business.

We do not have priority pledges and liens against the assets of our VIE. If our VIE undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on the assets of our VIE. If our VIE liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by our VIE to our WFOE under the applicable service agreement.

If the shareholders of our VIE were to attempt to voluntarily liquidate our VIE without obtaining our prior consent, we could effectively prevent such unauthorized voluntary liquidation by exercising our right to request the shareholders of our VIE to transfer all of their respective equity ownership interests to a PRC entity or an individual designated by us in accordance with the option agreement with the shareholders of our VIE. In addition, under the operation agreement signed by our WFOE, our VIE and its shareholders and according to the PRC Property Law, the shareholders of our VIE do not have the right to issue dividends to themselves or otherwise distribute the retained earnings or other assets of our VIE without our consent. In the event that the shareholders of our VIE initiate a voluntary liquidation proceeding without our authorization or attempts to distribute the retained earnings or assets of our VIE without our prior consent, we may need to resort to legal proceedings to enforce the terms of the contractual arrangements. Any such litigation may be costly and may divert our management’s time and attention away from the operation of our business, and the outcome of such litigation will be uncertain.

Our contractual arrangements with our VIE may result in adverse tax consequences to us.

As a result of our corporate structure and the contractual arrangements among our WFOE, our VIE, its shareholders and us, we are effectively subject to the PRC value-added tax at rates from 3% to 6% and related surcharges on revenues generated by our subsidiary from our contractual arrangements with our VIE. The PRC Enterprise Income Tax Law and its Implementing Regulations require every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates or related parties to the relevant tax authorities. According to the Implementing Regulations of the Enterprise Income Tax Law, these transactions may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year during which the transactions are conducted. We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between us and our VIE were not on an arm’s length basis and therefore constitute a favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our VIE and any of its subsidiaries adjust their taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by reducing expense deductions recorded by such VIE and thereby increasing the VIE’s tax liabilities, which could subject the VIE to late fees and other penalties for the underpayment of taxes. Our results of operations may be materially and adversely affected if our VIE’s tax liabilities increase or if either of them becomes subject to late payment fees or other penalties.

Contractual arrangements we have entered into among our WFOE, our VIE and its shareholders may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE and its subsidiaries owe additional taxes, which could substantially reduce our consolidated net profit and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We are not able to determine whether the contractual arrangements we have entered into among our WFOE, our VIE and its shareholders will be regarded by the PRC tax authorities as arm’s length transactions. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our wholly-owned subsidiary in China, Zhixuan International Management Consulting (Shenzhen) Co., Ltd., or our WFOE, our VIE, and our VIE’s shareholders were not entered into on an arm’s length basis or resulted in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust our VIE’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our VIE, which could in turn increase their respective tax liabilities. In addition, the PRC tax authorities may impose late fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE’s tax liabilities increase or if they are required to pay late fees and other penalties.

We may rely principally on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our WFOE, which in turn relies on consulting and other fees paid to us by our VIE, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements our WFOE currently has in place with our variable interest entity in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our WFOE, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as our WFOE is required to set aside at least 10% of its accumulated after-tax profits after making up the previous year’s accumulated losses each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Furthermore, if our WFOE and consolidated entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Any limitation on the ability of our WFOE to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “—Risks Relating to Doing Business in China—The dividends we receive from our WFOE may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using the proceeds of this offering to make loans to our WFOE and VIE or to make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our WFOE, our VIE and its subsidiaries. We may make loans to our WFOE, our VIE and its subsidiaries, or we may make additional capital contributions to our WFOE.

Any loans to our WFOE, which are treated as Foreign Investment Enterprises, or FIEs, under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE, our VIE and its subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE, or filed with SAFE in its information system. We may also provide loans to our consolidated affiliated entities or other domestic PRC entities, according to the Circular of the People’s Bank of China on Matters relating to the Comprehensive Macro-prudential Management of Cross-border Financing issued by the People’s Bank of China in January 2017. The limit for the total amount of foreign debt is two times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to our consolidated affiliated entities or other domestic PRC entities must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be recorded with the Ministry of Commerce, or MOFCOM, or its local counterpart.

On March 30, 2015, SAFE issued the Circular of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-

invested Enterprises, or SAFE Circular 19, which took effect and replaced previous regulations effective on June 1, 2015. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to FIEs’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects. If our VIE requires financial support from us or our wholly owned subsidiary in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our variable interest entity’s operations will be subject to statutory limits and restrictions, including those described above.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16 and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our WFOE, our VIE or its subsidiaries or with respect to future capital contributions by us to our WFOE. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Relating to Doing Business in China

Adverse changes in China’s economic, political and social conditions, as well as laws and government policies, may materially and adversely affect our business, financial condition, results of operations and growth prospects.

We conduct businesses in the PRC, and therefore our financial conditions and results of operations are subject to influences from PRC’s economic, political and social conditions to a great extent. The PRC economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, control level of corruption, control of capital investment, reinvestment control of foreign exchange, allocation of resources, growth rate and development level.

For approximately three decades, the PRC government has implemented economic reform measures to utilize market forces in the development of the PRC economy. We cannot predict whether changes in the PRC’s economic, political and social conditions and in its laws, regulations and policies will have any adverse effect on our current or future business, financial condition or results of operations. In addition, many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on our operations and business development. For example, the PRC government has in the past implemented a number of measures intended to slow down certain segments of the economy, including the real property industry, which the government believed to be overheating. These actions, as well as other actions and policies of the PRC government, could cause a decrease in the overall level of economic activity in the PRC and, in turn, have an adverse impact on our business and financial condition.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on codified statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than that in more developed jurisdictions. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effects. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulations of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

We only have contractual control over our website and mobile app platform. We do not directly own the website and mobile app platform due to the restriction of foreign investment in businesses providing value-added telecommunications services in China, including internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in March 2018, the State Council announced the establishment of a new department, the Office of the Central Cyberspace Affairs Commission, (with the involvement of the State Council Information Office, the Ministry of Industry and Information Technology, or the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry, and the National Computer Network and Information Security Management Center was adjusted to be managed by the Office of the Central Cyberspace Affairs Commission Office instead of the MIIT.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our reputation, business and results of operations.

Government control of currency conversion and future fluctuation of Renminbi exchange rates could have a material adverse effect on our results of operations and financial condition, and may reduce the value of, and dividends payable on, our Shares in foreign currency terms.

Substantially all our income, costs and expenses are denominated in Renminbi, which is not currently a completely freely convertible currency. A portion of these income must be converted into other currencies to meet our foreign currency obligations, including our payments of declared dividends, if any, for our Shares.

Under the PRC’s existing foreign exchange regulations, by complying with certain procedural requirements, following the completion of this Offering, we will be able to undertake current account foreign exchange transactions, including payment of dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange. However, the PRC government may take measures at its discretion in the future to restrict access to foreign currencies for capital account and current account transactions under certain circumstances. We may not be able to pay dividends in foreign currencies to our Shareholders if the PRC government restricts access to foreign currencies for current account transactions. Under existing PRC foreign exchange regulations, conversion of Renminbi is permitted, without prior approval from the SAFE, for current account transactions, including profit distributions, interest payments and expenditures from trade-related transactions, as long as certain procedural requirements are complied with. However, approval from and registration with the SAFE and other PRC regulatory authorities are required where Renminbi is to be converted into foreign currency and remitted out of China for capital account transactions, which includes foreign direct investment and repayment of loans denominated in foreign currencies. These limitations could affect our ability to obtain foreign exchange through equity financing, or to obtain foreign exchange for capital expenditures.

The value of Renminbi against the HK dollar, the U.S. dollar and other currencies fluctuate, subject to change resulting from the PRC government’s policies, and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. It is difficult to predict how market forces or government policies may impact the exchange rate between the Renminbi and the HK dollar, the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals.

Furthermore, the net proceeds from this Offering are expected to be deposited overseas in currencies other than Renminbi until we obtain necessary approvals from relevant PRC regulatory authorities to convert these proceeds into onshore Renminbi. If the net proceeds cannot be converted into onshore Renminbi in a timely manner, our ability to deploy these proceeds efficiently may be affected, as we will not be able to invest these proceeds on RMB-denominated assets onshore or deploy them in uses onshore where Renminbi is required, which may adversely affect our business, results of operations and financial condition.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policies may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes, appreciation of Renminbi against the U.S. dollar would have an adverse effect on Renminbi amount we would receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against Renminbi would have a negative effect on the U.S. dollar amount available to us.

The reporting currency of our company is the U.S. dollar. However, the functional currency of our consolidated operating subsidiaries and variable interest entity is the Renminbi and substantially all of their revenues and expenses are denominated in Renminbi. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect the relative purchasing power of these proceeds. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of earnings from, and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our WFOE to liability or penalties, limit our ability to inject capital into our WFOE or limit our WFOE’s ability to increase their registered capital or distribute profits.

PRC residents are required to file or obtain the certificates of outbound investment from, or register with, regulatory authorities when investing in offshore companies. According to administrative measures for the outbound investment by PRC entities promulgated by the NDRC and MOFCOM, PRC entities shall obtain the approval or file with the NDRC and MOFCOM when investing in offshore companies, and shall update or apply for amendment in respect to the certificates, filings or registrations in the event of any significant changes with respect to the offshore investment. SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents (including individuals and entities) to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

As of the date of this prospectus, all of our beneficial owners who are PRC individuals have completed their initial registration under SAFE Circular 37, while some of them are in the process of applying for amendments to such registration. There is no assurance that such amendments will be completed in a timely manner, or will be completed at all. As of the date of this prospectus, our shareholders who are PRC entities have completed SAFE registration under relevant foreign exchange regulations. We have notified and requested all of our shareholders to comply with, or notify their beneficial owners who are PRC residents to comply with applicable PRC regulations, including the requirements of NDRC and MOFCOM and their filing obligation under SAFE Circular 37 and other implementation rules. Nevertheless, we do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will at all times comply with such requirements and obligations. In addition, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will in the future update or apply for amendment with respect to the certificates, filings or registrations in the event of any significant changes with respect to the offshore investment. The failure of our beneficial owners who are PRC residents to register or amend certificates, filings or registrations in a timely manner pursuant to applicable PRC regulations, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in applicable PRC laws and regulations, may subject such beneficial owners or our WFOE to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our WFOE and limit our WFOE’s ability to distribute dividends to our company or conduct other foreign exchange transactions. These risks may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiaries of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted restricted shares, restricted share units or options will be subject to these regulations if those employees exercise such restricted shares, restricted share units or options. Separately, SAFE Circular 37 also requires certain registration procedures to be completed if those employees exercise restricted shares, restricted share units or options before listing. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

In addition, the State Administration of Taxation, or the SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted share units will be subject to PRC individual income tax. Our WFOE have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare plans, open and register accounts for social insurance accounts and housing funds, and contribute in their own names to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where companies operate our businesses. The requirements of employee benefit contribution plans have not been implemented consistently by the local governments in China given the different levels of economic development in different geographical areas.

As of the date of this prospectus, certain PRC subsidiaries of our VIE had not made adequate social insurances and housing fund contributions for their employees, failed to open and register the accounts for social insurance and housing funds or engage third-party agencies to make contributions in such agencies’ names to such employee benefit plans. We may be required to make up the contributions for these welfare plans as well as late fees and fines. If we are subject to investigations or penalties related to non-compliance with labor laws, our business, financial condition and results of operations could be adversely affected.

Inflation and increases in labor costs in China could negatively affect our profitability and growth.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees for our services, our financial condition and results of operations may be adversely affected.

It may be difficult to effect service of process upon us, our directors or our executive officers that reside in China or to enforce against them or us in China any judgments obtained from non-PRC courts.

Most of our directors and executive officers reside in China. In addition, most of our assets and those of our directors and executive officers are located in China. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other jurisdictions. As a result, it may not be possible for investors to serve process upon us or those persons in China, or to enforce against us or them in China, any judgments obtained from non-PRC jurisdictions.

On July 14, 2006, the Supreme People’s Court of China and the Government of the Hong Kong Special Administrative Region signed an Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters, or the 2006 Arrangement. Under such arrangement, where any designated People’s Court or any designated Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement, any party concerned may apply to the relevant People’s Court or Hong Kong court for recognition and enforcement of the judgment. On January 18, 2019, the Supreme Court of the People’s Republic of China and the Department of Justice under the Government of the Hong Kong Special Administrative Region signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region, or the 2019 Arrangement. The 2019 Arrangement, for the reciprocal recognition and enforcement of judgments in civil and commercial matters between the courts in mainland China and those in the Hong Kong Special Administrative Region, stipulates the scope and particulars of judgments, the procedures and ways of the application for recognition or enforcement, the review of the jurisdiction of the court that issued the original judgment, the circumstances where the recognition and enforcement of a judgment shall be refused, and the approaches towards remedies, among others. After a judicial interpretation has been promulgated by the Supreme People’s Court and the relevant procedures have been completed by the Hong Kong Special Administrative Region, both sides shall announce a date on which the 2019 Arrangement shall come into effect. The 2019 Arrangement shall apply to any judgment made on or after its effective date by the courts of both sides. The 2006 Arrangement shall be terminated on the same day when the 2019 Arrangement comes into effect. If a “written choice of court agreement” has been signed by parties according to the 2006 Arrangement prior to the effective date of the 2019 Arrangement, the 2006 Arrangement shall still apply. Although the 2019 Arrangement has been signed, its effective date has yet to be announced. Therefore, there are still uncertainties about the outcomes and effectiveness of enforcement or recognition of judgments under the 2019 Arrangement.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

In collaboration with our third-party service providers, we have adopted various policies and procedures, such as internal controls and “know-your-client” procedures, for anti-money laundering purposes. The Guidelines on Promoting the Healthy Development of Internet Finance Industry, or the Fintech Guidelines purports, among other things, to require internet financial service providers, including us, to comply with certain anti-money laundering requirements, including:

•	the establishment of a borrower identification program;

•	the monitoring and reporting of the suspicious transaction;

•	the preservation of borrower information and transaction records; and

•	the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters.

There is no assurance that our anti-money laundering policies and procedures will protect us from being exploited for money laundering purposes or that we will be deemed to be in compliance with applicable anti-money laundering implementing rules, if and when adopted, given that our anti-money laundering obligations in the Fintech Guidelines. Any new requirement under money laundering laws could increase our costs and may expose us to potential sanctions if we fail to comply.

We have not been subject to fines or other penalties, or suffered business or other reputational harm, as a result of actual or alleged money laundering activities in the past. However, our policies and procedures may not be completely effective in preventing other parties from using us, any of third-party service providers as a conduit for money laundering (including illegal cash operations) without our knowledge. If we were to be associated with money laundering (including illegal cash operations), our reputation could suffer and we could become subject to regulatory fines, sanctions or legal enforcement, including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with us, all of which could have a material adverse effect on our financial condition and results of operations. Even if we and our third-party service providers comply with the applicable anti-money laundering laws and regulations, we and our third-party service providers may not be able to fully eliminate money laundering and other illegal or improper activities in light of the complexity and the secrecy of these activities. Any negative perception of the industry, such as that arises from any failure of other insurance service providers to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established and negatively impact our financial condition and results of operations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the Ministry of Commerce be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiary directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of shareholders, the business model and organizational structure; the information about the payment of due income tax outside China on indirect transfer of Chinese taxable property; the substitutability between indirect investment by equity transferor, indirect transfer of Chinese taxable property and direct investment, direct transfer of Chinese taxable property; Chinese tax conventions or arrangements applicable to the proceeds from indirect transfer of Chinese taxable property; and other relevant factors. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There are uncertainties as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under SAT Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our WFOE may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The dividends we receive from our WFOE may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China were exempt from PRC withholding tax. Pursuant to the PRC Enterprise Income Tax Law, however, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our WFOE. Since there is currently no such tax treaty between China and the Cayman Islands, dividends we receive from our WFOE will generally be subject to a 10% withholding tax, which would have a material adverse effect on our financial condition and results of operations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Prior to January 1, 2008, dividends payable to non-PRC investors were exempted from withholding tax. The PRC Enterprise Income Tax Law and its implementation rules provide that PRC enterprise income tax at the rate of 10% will generally be applicable to dividends derived from sources within the PRC and received by non-PRC enterprise shareholders. Similarly, gains derived from the transfer of shares by such shareholders are also subject to PRC enterprise income tax if such gains are regarded as income derived from sources within the PRC. Since there remain uncertainties regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders which are enterprises would be subject to any PRC withholding tax. If we are required under the PRC Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders, or if gains on the disposition of our shares by such holders are subject to the EIT Law, your investment in our common shares or ADSs may be materially and adversely affected.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including contracts such as consulting service agreements we enter into with wealth management product providers, which are important to our business, are executed using the chops (a Chinese stamp or seal) or seals of the signing entity, or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our WFOE and consolidated entities have the power to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our WFOE and consolidated entities have signed employment undertaking letters with us or our WFOE and consolidated entities under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and the chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel of each of our WFOE and consolidated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our WFOE or consolidated entities, we, our WFOE or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal actions to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Auditors of companies that are registered with the United States Securities and Exchange Commission, and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the Public Company Accounting Oversight Board, or the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because we have substantial operations within the PRC and the PCAOB is currently unable to conduct inspections of the work of our auditors as it relates to those operations without the approval of the Chinese authorities, our auditor’s work related to our operations in China is not currently inspected by the PCAOB.

This lack of PCAOB inspections of audit work performed in China prevents the PCAOB from regularly evaluating audit work of any auditors that was performed in China, including that performed by our independent registered public accounting firm. As a result, investors may be deprived of the full benefits of PCAOB inspections.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as NASDAQ of issuers included for three consecutive years on the SEC’s list. Enactment of this legislation or other efforts to increase US regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected. It is unclear if this proposed legislation would be enacted.

The inability of the PCAOB to conduct inspections of audit work performed in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures as compared to auditors in other jurisdictions that are subject to PCAOB inspections on all of their work. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted recently by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011, the “big four” PRC-based accounting firms (including our independent registered public accounting firm) were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the PRC firms access to their audit work papers and related documents. The firms were, however, advised and directed that under the PRC law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the SEC. On February 6, 2015, before SEC’s review had taken place, the firms reached a settlement with the SEC. The settlement required the firms to follow detailed procedures to seek to provide the SEC with access to PRC accounting firms’ audit documents via the CSRC. If they failed to meet specified criteria, the SEC retained the authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure.

Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. We cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions. If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the “big four” PRC-based accounting firm become subject to additional legal challenges by the SEC or PCAOB, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainties regarding PRC-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our common shares from the Nasdaq Global Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Relating to Our ADSs and This Offering

There has been no previous public market for our ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our common shares or ADSs. We intend to apply to list our ADSs on the Nasdaq Global Market. Our common shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters, which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be volatile for factors specific to our own operations, including the following:

•	variations in our net revenues, earnings and cash flow;

•	our or our competitors’ announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

•	our or our competitors’ announcements of new products and services and expansions;

•	changes in financial estimates by securities analysts;

•	failure on our part to realize monetization opportunities as expected;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	detrimental negative publicity about us, our management, our competitors or our industry;

•	regulatory developments affecting us or our industry; and

•	actual or potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and price of the ADSs.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A common shares and the ADSs may view as beneficial.

Immediately prior to the completion of this offering, we will have a dual-class common share structure. Our common shares will be divided into Class A common shares and Class B common shares. Holders of Class A common shares will be entitled to one vote per share, while holders of Class B common shares will be entitled to 15 votes per share. Each Class B common share is convertible into one Class A common share at any time by the holder thereof, while Class A common shares are not convertible into Class B common shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B common shares by a holder thereof to any person or entity that is not an affiliate of such holder, such Class B common shares shall be automatically and immediately converted into an equal number of Class A common shares.

Immediately prior to the completion of this offering, all of the 150,591,207 common shares held by Huidz Holding Limited, an entity controlled by Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, will be re-designated as Class B common shares. Upon the completion of this offering, Mr. Cunjun Ma will beneficially own an aggregate of 150,591,207 Class B common shares, which will represent             % of our total voting power, assuming the underwriters do not exercise their over-allotment option, or representing             % of our total voting power if the underwriters exercise their over-allotment option in full. Together with 148,790,026 Class A common shares the voting power of which has been delegated to Mr. Cunjun Ma, Mr. Cunjun Ma will be able to exercise in aggregate             % of our total voting power, assuming the underwriters do not exercise their over-allotment option, or             % of our total voting power if the underwriters exercise their over-allotment option in full. Therefore, upon the completion of this offering, Mr. Cunjun Ma will continue to have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of our Class A common shares and the ADSs may view as beneficial.

The dual-class structure of our common shares may adversely affect the trading market for the ADSs.

S&P Dow Jones and FTSE Russell have previously announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common shares may prevent the inclusion of the ADSs representing our Class A common shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs representing our Class A common shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up

agreements. There will be              ADSs (equivalent to              common shares) outstanding immediately after this offering, or              ADSs (equivalent to              common shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our officers, directors, existing shareholders and all holders of share incentive awards have agreed not to sell any of our common shares or our ADSs or are otherwise subject to similar lockup restrictions for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Pursuant to our post-offering amended and restated articles of association, our board of directors has absolute discretion as to whether to declare dividends subject to the requirements of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Companies Law”). Our post-offering amended and restated articles of association provides that dividends may be declared and paid out of the profits of our company, realised or unrealised, or from any reserve set aside from profits which the directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law. Under the Companies Law, no distribution or dividend may be paid out of the share premium account unless, immediately following the date on which the distribution or dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, we receive from our WFOE, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their Class A common shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS (assuming no exercise of outstanding options to acquire Class A common shares), representing the difference between (i) our pro forma net tangible book value per ADS of US$             as of             , 2019, after giving effect to this offering, and (ii) the assumed initial public offering price per share of US$             per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus). In addition, you may experience further dilution to the extent that our Class A common shares are issued upon the exercise of share options. Substantially all of the Class A common shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

You may not have the same voting rights as the holders of our Class A common shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of our ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights that are carried by the underlying Class A common shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as practicable, to vote the underlying Class A common shares represented by your ADSs in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A common shares represented by your ADSs unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required to be given by our company to our registered shareholders for convening a general meeting is ten days.

When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A common shares underlying your ADSs and become the registered holder of such shares to allow you to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A common shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least              days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A common shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the Class A common shares underlying your ADSs are voted and you may have no legal remedy if the Class A common shares underlying your ADSs are not voted as you requested.

The depositary will give us a discretionary proxy to vote the Class A common shares underlying your ADSs if you do not give voting instructions to the depositary to direct how the Class A common shares underlying your ADSs are voted, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not give voting instructions to the depositary to direct how the Class A common shares underlying your ADSs are voted, the depositary will give us a discretionary proxy to vote the Class A common shares underlying your ADSs at shareholders’ meetings unless:

•	we have failed to timely provide the depositary with notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if you do not give voting instructions to the depositary to direct how the Class A common shares underlying your ADSs are voted, you cannot prevent the Class A common shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A common shares are not subject to this discretionary proxy.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our Class A common shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our Class A common shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A common shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depository are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A common shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement or relating to our shares or the ADSs, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A common shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim that they may have against us or the depositary arising out of or relating to our Class A common shares, our ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and our ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or our ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, the PRC or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by, among other things, our memorandum and articles of association, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, the Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands law to inspect corporate records, or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We may in the future rely on home country practice with respect to our corporate governance after we complete this offering. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

The post-offering memorandum and articles of association that we will adopt and will become effective immediately prior to the completion of this offering contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our Class A common shares and ADSs.

We will adopt the post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. The post-offering memorandum and articles of association contains certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and ADS holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Further, as an emerging growth company, we elect to use the extended transition period for complying with new or revised financial accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

As a Cayman Islands exempted company listed on the Nasdaq Global Market, we are subject to the Nasdaq Stock Market corporate governance listing standards. However, the Nasdaq Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards. We may rely on home country practice with respect to our corporate governance after we complete this offering. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq Stock Market corporate governance listing standards applicable to U.S. domestic issuers.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, will own more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or Class A common shares to significant adverse United States federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). Although the law in this regard is unclear, we intend to treat our VIE (including its subsidiaries) as being owned by us for United States federal income tax purposes because we exercise effective control over the operation of such entities and because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIE (including its subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our ADSs following the offering, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC for any taxable year will also depend, in part, on the composition and classification of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and a non-United States corporation’s PFIC status for any taxable year is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “TAXATION—United States Federal Income Tax Considerations”) may incur significantly increased United States federal income tax on gain recognized on the sale or other disposition of the ADSs or Class A common shares and on the receipt of distributions on the ADSs or Class A common shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or Class A common shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon the completion of this offering, we will be a public company and expect to incur significant legal, accounting and other expenses that we would not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of the provision that allow us to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of insurance industry in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with insurance clients, insurance companies and other partners;

•	competition in our industry;

•	our proposed use of proceeds; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The insurance industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$            , or approximately US$             if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$            , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering to expand our business operations as follows:

•	of the net proceeds for investment in technology and big data analytics to further enhance our client acquisition efficiency and risk management capabilities;

•	of the net proceeds for product design and development; and

•	the rest of the net proceeds for general corporate purpose and potential investments.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Relating to Our ADSs and This Offering—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our WFOE only through loans or capital contributions and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors—Risks Relating to Our Corporate Structure—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using the proceeds of this offering to make loans to our WFOE and VIE or to make additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion as to whether to declare dividends subject to certain requirements of the Companies Law. Our post-offering amended and restated articles of association provides that dividends may be declared and paid out of the profits of our company, realised or unrealised, or from any reserve set aside from profits which the directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law. Under the Companies Law, no distribution or dividend may be paid out of the share premium account unless, immediately following the date on which the distribution or dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our common shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our WFOE to pay dividends to us. See “Regulation—Regulations on Foreign Exchange.”

If we pay any dividends on our common shares, we will pay those dividends which are payable in respect of the common shares underlying the ADSs to the depositary, as the registered holder of such common shares, and the depositary then will pay such amounts to the ADS holders in proportion to the common shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our common shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

•	on an actual basis;

•

on a pro forma basis to reflect the conversion or re-designation of all of our issued and outstanding preferred shares into Class A common shares on a one-for-one basis immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the conversion or re-designation of all of our issued and outstanding preferred shares into Class A common shares on a one-for-one basis immediately prior to the completion of this offering, and (ii) the sale of                  Class A common shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2019
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands of US$) (Unaudited)
Mezzanine equity
Series A redeemable preferred shares (US$0.00001 par value per share; 204,022,000 shares and 204,022,000 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	11,509	—
Series B redeemable preferred shares (US$0.00001 par value per share; 185,512,580 shares and 185,512,580 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	35,726	—
Series B+ redeemable preferred shares (US$ 0.00001 par value per share; 43,937,180 shares and 43,937,180 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	11,165	—
Series B++ redeemable preferred shares (US$0.00001 par value per share; 16,574,460 shares and 16,574,460 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	3,822	—

Total mezzanine equity	62,222	—

Shareholders’ (deficit)/equity
Class A common shares (US$0.00001 par value; 4,549,953,780 shares authorized both as of December 31, 2018 and September 30, 2019, respectively; 445,272,000 shares and 483,310,373 shares issued and outstanding as of December 31, 2018 and September 30, 2019; 933,356,593 shares issued and outstanding, pro forma as of September 30, 2019)	5	9
Additional paid-in capital(2)	8,554	70,772
Accumulated other comprehensive income	55	55
Accumulated deficit	(51,266)	(51,266)

Total shareholders’ (deficit)/equity attributable to Huize Holding Limited shareholders	(42,652)	19,570

Non-controlling interests	—	—
Total shareholders’ (deficit)/equity(2)	(42,652)	19,570

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	68,985	68,985

Notes:	(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total mezzanine equity and shareholders’ (deficit)/equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase/(decrease) in the assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase/(decrease) each of additional paid-in capital, total shareholders’ (deficit)/equity and total mezzanine equity and shareholders’ (deficit)/equity by US$             million.

The pro forma and pro forma as adjusted equity securities are reflected using a rate of RMB7.1477 to US$1.00, the exchange rate in effect on September 30, 2019.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per common share is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares.

Our net tangible book value as of September 30, 2019 was approximately US$             million, representing US$             per common share as of that date and US$             per ADS, or US$             per common share and US$             per ADS on a pro forma basis. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Pro forma net tangible book value per common share is calculated after giving effect to the automatic conversion of all of our issued and outstanding convertible preference shares. Dilution is determined by subtracting pro forma net tangible book value per common share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per common share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to- common share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in pro forma net tangible book value after September 30, 2019, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2019 would have been US$            , or US$             per common share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per common share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per common share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Common Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of September 30, 2019	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$            , the pro forma as adjusted net tangible book value per common share and per ADS after giving effect to this offering by US$             per common share and US$             per ADS and the dilution in pro forma as adjusted net tangible book value per common share and per ADS to new investors in this offering by US$             per common share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2019, the differences between existing shareholders and the new investors with respect to the number of common shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per common share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of common shares does not include Class A common shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Common shares Purchased		Total Consideration			Average Price Per Common share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders			US$		%	US$	US$
New investors			US$		%	US$	US$

Total			US$	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any share options or vesting of restricted shares as of the date of this prospectus. As of the date of this prospectus, there are 19,463,440 Class A common shares issuable upon the exercise of outstanding share options with exercise price of US$0.1567 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Commerce & Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or Class A common shares, to establish sufficient nexus to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Our founding team began operating an online insurance business under the “Huize” brand in 2006. Shenzhen Huize Insurance Brokerage Co., Ltd., or Huize Brokerage, was established in 2011 in preparation for the launch of our platform. Mr. Cunjun Ma, the chairman of our board of directors and our chief executive officer, was our founder.

In 2014, Mr. Cunjun Ma established Shenzhen Huiye Tianze Investment Holding Co., Ltd., or Huiye Tianze, together with Focus Technology Co., Ltd. as a holding company in the PRC. Huiye Tianze acquired 100% shares of Huize Brokerage in 2014. Huiye Tianze subsequently established or acquired a series of wholly owned subsidiaries in the PRC, including Huize (Chengdu) Internet Technology Co., Ltd., Shenzhen Huize Shidai Co., Ltd., or Huize Shidai, and Shenzhen Zhixuan Wealth Investment Management Co., Ltd. We have been operating our business primarily through Huiye Tianze and its subsidiaries, including Huize Brokerage and Huize Shidai, since 2014.

When established, Huiye Tianze was initially owned by Mr. Cunjun Ma through his holding vehicle, and Focus Technology Co., Ltd. Huiye Tianze has completed four rounds of equity financing since its inception. In December 2014, Xiamen Siyuan Investment Management Co., Ltd. invested in Huiye Tianze. In January 2016, Mr. Cunjun Ma’s holding vehicle increased its shareholding in Huiye Tianze. In April 2016, several strategic investors, including, among others, Beijing La Ka La Internet Industrial Investment Fund LLP, Shenzhen Chuang Dong Fang Internet Financing Investment LLP and Jiaxing Weirong Investment Management Limited Partnership, invested in Huiye Tianze. In July 2016, Shenzhen Dachen Chuangkun Investment Limited Partnership invested in Huiye Tianze. In July 2018, Xinyu Dong Guang Yuan Investment Management Center LLP and Beijing La Ka La Investment Management Co., Ltd. invested in Huiye Tianze through purchasing a convertible bond issued by Huiye Tianze, a portion of which was converted to preferred shares in October 2018.

Our company, Huize Holding Limited, formerly known as Smart Choice Holding Limited, was established in 2014 by three shareholders: (i) Huidz Holding Limited, Mr. Cunjun Ma’s holding company incorporated in the British Virgin Islands; (ii) Crov Global Holding Limited, incorporated in the British Virgin Islands, the investment vehicle of Focus Technology Co., Ltd., an A-share listed company; and (iii) SAIF IV Hong Kong (China Investments) Limited incorporated in Hong Kong. Huize Holding Limited established Smart Choice Ventures Limited in the British Virgin Islands and Hong Kong Smart Choice Ventures Limited, or Hong Kong Smart Choice, in Hong Kong. Hong Kong Smart Choice subsequently established a wholly owned subsidiary in China, Zhixuan International Management Consulting (Shenzhen) Co., Ltd., or our WFOE, in 2015.

In June 2019, in preparation of this offering, we undertook a restructuring in order for shareholders of our VIE to own shares of our company, and we obtained control and became the primary beneficiary of Huiye Tianze by entering into a series of contractual arrangements with it and its shareholders through our WFOE. Due to the PRC legal restrictions on foreign ownership of internet-based businesses and qualifications requirements on foreign investors in the insurance brokerage business, we rely on these contractual arrangements to conduct a significant part of our operations in China. As a result of our direct ownership in our WFOE and the contractual arrangements with Huiye Tianze, or our VIE, and its shareholders, we are regarded as the primary beneficiary of our VIE, and we treat our VIE and its subsidiaries as our variable interest entities under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

As of the date of this prospectus, our VIE’s shareholders have become shareholders of our company through their respective holding vehicles, and the shareholders’ rights and shareholding structure are substantially identical as the previous ones of our VIE. The chart below summarizes our corporate structure and identifies our significant subsidiaries, our VIE and its significant subsidiaries, as of the date of this prospectus:

Note:	(1)

Shareholders of Shenzhen Huiye Tianze Investment Holding Co., Ltd., or Huiye Tianze, are: (1) Shenzhen Huidecheng Investment Development Limited Partnership and Shenzhen Huideli Consulting Management Limited Partnership, both as our PRC ESOP holding entities, holding an aggregate of 27.56% shares in Huiye Tianze; (2) PRC holding entities of our shareholders, holding shares in Huiye Tianze in a shareholding structure substantially identical to their respective shareholding in our company.

Contractual Arrangements with Our VIE and its Shareholders

Due to the PRC legal restrictions on foreign ownership of internet-based businesses and qualification requirements on foreign investors in the insurance brokerage business, we rely on certain contractual arrangements with our VIE and its shareholders to conduct substantially all of our operations in China. These contractual arrangements allow us to exercise effective control over our VIE, receive substantially all of the economic benefits of our VIE, and have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we expect to be regarded as the primary beneficiary of our VIE, and we will accordingly treat it as our variable interest entity under U.S. GAAP. We will consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Below is a summary of our VIE contractual arrangements:

Agreements that Provide us with Effective Control over the VIE

Power of Attorney. On June 6, 2019, each shareholder of our VIE signed a Power of Attorney, pursuant to which each shareholder of our VIE irrevocably authorized our WFOE or any person designated by our WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of our VIE, including but not limited to, the right to convene and attend shareholders’ meetings, sell, transfer or pledge any of our VIE’s assets, vote on any resolution that requires a shareholder vote, such as the appointment of legal representative, directors, and officers, as well as other shareholders’ voting rights permitted by the articles of association of the VIE. The shareholders’ power of attorney will remain effective until the earlier of (i) the date on which the shareholders are no longer registered shareholders of the VIE; (ii) the expiration date of the VIE; or (iii) the expiration date of term of operation after it has been legally extended (if any), unless otherwise instructed by our WFOE in writing.

Equity Pledge Agreements. On June 6, 2019, our WFOE entered into an equity pledge agreement with our VIE and its shareholders. Pursuant to the equity pledge agreement, the shareholders of the VIE have pledged the 100% equity interests in the VIE to our WFOE to guarantee performance by the shareholders of their obligations under the exclusive business cooperation agreement, exclusive option and equity custody agreement and power of attorney, or together referred to as the “Cooperation Agreements.” In the event of a breach by the VIE or any of its shareholders of contractual obligations under the Cooperation Agreements or the equity pledge agreement, our WFOE, as pledgee, will have the right to dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such disposal. The VIE and its shareholders also undertake that, without the prior written consent of our WFOE, the shareholders of the VIE will not dispose of, create or allow any encumbrance on the pledged equity interests. The equity pledge agreement will remain effective until the earlier of (i) the date on which all obligations secured have been fully paid; or (ii) the date on which the pledgors transfer all equity interests in Huiye Tianze and our WFOE is entitled to operate our business as permitted under applicable PRC law. As of the date of this prospectus, we have completed the registration of such equity pledges with relevant governmental authority.

Agreement that Allows us to Receive Economic Benefits from the VIE

Exclusive business cooperation agreement. On June 6, 2019, our WFOE, our VIE and its shareholders entered into an exclusive business cooperation agreement. Pursuant to the exclusive business cooperation agreement, our WFOE has the exclusive right to provide the VIE with comprehensive technology and business support as well as the relevant consultations services required by the business of the VIE, or to appoint a third party to provide the VIE with such services. The VIE agrees to pay our WFOE a quarterly service fee, which is at our WFOE’s discretion. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive business cooperation agreement to the extent permitted by applicable PRC law. During the term of the agreements, the VIE shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party for the provision of identical or similar services without prior written consent of our WFOE. The exclusive business cooperation agreements will remain effective unless our WFOE exercises its exclusive option and is registered as the sole shareholder of the VIE or otherwise terminates the agreement.

Agreement that Provides us with the Option to Purchase the Equity Interests in and Assets of the VIE

Exclusive Option and Equity Custody Agreement. On June 6, 2019, our WFOE entered into exclusive option and equity custody agreements with our VIE and its shareholders. Pursuant to the exclusive option and equity custody agreement, each of the shareholders of the VIE has irrevocably granted our WFOE an exclusive option to purchase, or have its designated third party to purchase, at its discretion, to the extent permitted under PRC law, all or part of his or its equity interests in the VIE and/or the assets that our VIE holds. Our WFOE or any third party designated by our WFOE may exercise such options at the price of RMB1, or minimum price as required by PRC laws and regulations when our WFOE or any third party designated by our WFOE exercises such options. If such price exceeds RMB1, the VIE’s shareholders shall return the excess portion to our WFOE. The shareholders of our VIE irrevocably and without consideration granted our WFOE to take custody of their shares in our VIE, where our WFOE holds and may exercise all shareholder’s rights of our VIE. The exclusive option and equity custody agreement will remain effective until all equity interests in the VIE and assets of the VIE have been transferred to our WFOE or its designated third party and registered under our WFOE or its designated third party or until our WFOE terminates the agreement unilaterally with 10 days prior written notice.

In the opinion of Commerce & Finance Law Offices, our PRC legal counsel:

•

the ownership structures of our VIE in China and our WFOE, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

•

the contractual arrangements among our WFOE, our VIE and its shareholders governed by PRC law are currently valid and binding in accordance with applicable PRC laws and regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to insurance brokerage and the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations data for the years ended December 31, 2017 and 2018, selected consolidated balance sheets data as of December 31, 2017 and 2018 and selected consolidated statements of cash flow data for the years ended December 31, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operations data for the nine months ended September 30, 2018 and 2019, selected consolidated balance sheets data as of September 30, 2018 and 2019 and selected consolidated statements of cash flow data for the nine months ended September 30, 2018 and 2019 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages, share and per share data)
Selected Consolidated Statements of Comprehensive (Loss)/Income:
Operating revenue
Brokerage income	251,556	503,547	70,449	326,079	728,517	101,923
Other income	11,776	5,281	739	3,626	6,539	914

Total operating revenue	263,332	508,828	71,188	329,705	735,056	102,837

Operating costs and expenses
Cost of revenue(1)	(164,750)	(316,397)	(44,266)	(202,417)	(469,618)	(65,702)
Other cost	(1,919)	(1,905)	(267)	(1,405)	(1,314)	(184)

Total operating costs	(166,669)	(318,302)	(44,533)	(203,822)	(470,932)	(65,886)
Selling expenses(1)	(104,980)	(94,613)	(13,237)	(63,168)	(102,850)	(14,389)
General and administrative expenses(1)	(41,877)	(46,177)	(6,460)	(28,205)	(127,284)	(17,808)
Research and development expenses(1)	(50,107)	(24,944)	(3,490)	(17,611)	(22,006)	(3,079)

Total operating costs and expenses	(363,633)	(484,036)	(67,720)	(312,806)	(723,072)	(101,162)

Operating (loss)/profit	(100,301)	24,792	3,468	16,899	11,984	1,675

Other income/(expenses)
Interest income/(expenses)	655	(27,111)	(3,793)	(13,235)	(265)	(37)
Unrealized exchange income/(loss)	36	(354)	(50)	31	365	51
Investment income	811	—	—	—	675	94
Others, net	1,171	4,569	639	3,812	10,220	1,430

(Loss)/profit before income tax, and share of income of equity method investee	(97,628)	1,896	264	7,507	22,979	3,213
Income tax expense	(406)	(278)	(39)	9	(376)	(53)
Share of income of equity method investee	989	1,310	183	(391)	(90)	(13)

Net (loss)/profit	(97,045)	2,928	408	7,125	22,513	3,147

Net profit/(loss) attributable to non-controlling interests	128	(224)	(31)	(160)	66	9

Net (loss)/profit attributable to Huize Holding Limited	(97,173)	3,152	439	7,285	22,447	3,138

Redeemable preferred shares redemption value accretion	(26,474)	(29,118)	(4,074)	(21,513)	(22,976)	(3,214)

Allocation to participating redeemable preferred shares	47,934	(1,558)	(218)	(3,593)	(11,157)	(1,561)

Net loss attributable to common shareholders	(75,713)	(27,524)	(3,853)	(17,821)	(11,686)	(1,637)

Weighted average number of common shares used in computing net loss per share
Basic and diluted	445,272,000	445,272,000	445,272,000	445,272,000	459,501,183	459,501,183
Net loss per share attributable to common shareholders
Basic and diluted	(0.17)	(0.06)	(0.01)	(0.04)	(0.02)	(0.00)

(1)	Share-based compensation expenses were allocated in operating costs and expenses as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenue	26	9	1	6	43	6
Selling expenses	196	110	15	81	3,430	480
General and administrative expenses	386	726	102	640	77,447	10,835
Research and development expenses	203	122	17	93	421	59

Total	811	967	135	820	81,341	11,380

The following table presents our selected consolidated balance sheet data as of December 31, 2017 and 2018 and September 30, 2019:

	As of December 31,			As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
	2017	2018
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	12,261	6,640	929	49,600	6,939	49,600	6,939
Restricted cash (including amounts of the consolidated VIE of RMB 27,992, RMB 145,599 thousand and RMB 210,865 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	28,019	145,631	20,375	210,865	29,501	210,865	29,501
Accounts receivable, net of allowance for doubtful accounts	70,690	108,434	15,170	154,988	21,684	154,988	21,684
Long-term investments	17,765	21,575	3,018	23,485	3,286	23,485	3,286

Total assets	165,777	334,084	46,741	493,084	68,985	493,084	68,985

Accounts payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 15,220 thousand, RMB 72,989 thousand and RMB 112,901 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	15,453	73,448	10,276	112,901	15,795	112,901	15,795

	As of December 31,			As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
	2017	2018
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Insurance premium payables (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 101,694 thousand, RMB 114,447 thousand and RMB 175,158 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	101,694	114,447	16,012	175,158	24,506	175,158	24,506
Other payables and accrued expenses (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB25,522 thousand, RMB 60,599 thousand and RMB 31,651 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	26,036	36,908	5,164	23,826	3,333	23,826	3,333
Payroll and welfare payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 17,017 thousand, RMB 31,850 thousand and RMB 22,586 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	17,017	31,850	4,456	22,752	3,183	22,752	3,183
Income taxes payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 206 thousand, RMB 206 thousand and RMB 456 thousand as of December 31, 2017 and 2018 and September 30, 2019, respectively)	445	250	35	456	64	456	64

Total liabilities	183,919	297,549	41,629	353,206	49,415	353,206	49,415

Total mezzanine equity	367,228	421,773	59,009	444,749	62,222	—	—
Total shareholders’ (deficit)/equity	(385,370)	(385,238)	(53,897)	(304,871)	(42,652)	139,878	19,570

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	165,777	334,084	46,741	493,084	68,985	493,084	68,985

The following table sets forth our selected consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,			For Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash (used in)/ provided by operating activities	(85,349)	66,853	9,353	7,100	145,331	20,331
Net cash provided by/(used in) investing activities	57,767	(3,554)	(497)	(3,075)	(4,478)	(627)
Net cash provided by/(used in) financing activities	22,988	48,572	6,796	23,935	(32,995)	(4,616)

Effect of exchange rate changes on cash and cash equivalents	(234)	120	17	146	336	49
Net (decrease)/ increase in cash and cash equivalents and restricted cash	(4,828)	111,991	15,669	28,106	108,194	15,137
Total cash and cash equivalents and restricted cash at beginning of the year	45,108	40,280	5,635	40,280	152,271	21,303

Total cash and cash equivalents and restricted cash at end of the year	40,280	152,271	21,304	68,386	260,465	36,440

Non-GAAP Financial Measure

In evaluating our business, we consider and use adjusted net profit/(loss) as a supplemental measure to review and assess our operating performance. The presentation of the non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted net profit/(loss) as net profit/(loss) excluding share-based compensation expenses and interest on convertible bond. Such adjustments have no impact on income tax because either the non-GAAP adjustments were recorded at entities located in tax free jurisdictions, such as the Cayman Islands or because the non-GAAP adjustments were recorded at operating entities located in the PRC for which the non-GAAP adjustments were not deductible for tax purposes.

We present the non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. Adjusted net profit/(loss) enables our management to assess our operating results without considering the impact of share-based compensation expenses and interest on convertible bond. We also believe that the use of this non-GAAP financial measure facilitate investors’ assessment of our operating performance.

This non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. The non-GAAP financial measure has limitations as an analytical tool. One of the key limitations of using adjusted net profit/(loss) is that it does not reflect all items of income and expense that affect our operations. Further, the non-GAAP financial measure may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore their comparability may be limited.

The non-GAAP financial measure should not be considered in isolation or construed as an alternative to net profit/(loss) or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measure in light of the most directly comparable GAAP measure, as shown below. The non-GAAP financial measure presented here may not be comparable to similarly titled measure presented by other companies. Other companies may calculate similarly titled measures differently, limiting the usefulness of such measures when analyzing our data comparatively. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of the non-GAAP financial measure for the periods indicated:

	For the Year Ended December 31,			For Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/profit	(97,045)	2,928	408	7,125	22,513	3,147
Share-based compensation expenses	811	967	135	820	81,341	11,380
Interest on convertible bond	—	26,249	3,672	12,875	—	—

Adjusted net (loss)/profit	(96,234)	30,144	4,215	20,820	103,854	14,527

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading independent online insurance product and service platform in China. As a licensed insurance intermediary operating an online platform, we do not bear underwriting risks. We distribute on our platform insurance products underwritten by our insurer partners, and help them reach a large number of insurance clients. We primarily generate revenues from the insurance brokerage income paid by our insurer partners. We believe, leveraging internet, technology and data analytics expertise, our business model enables us to reach the insurance retail market in a cost-effective manner.

We have accumulated a large insurance client base. As of September 30, 2019, we had cumulatively served 6.0 million insurance clients. A substantial portion of our insurance client base are the younger generation. We offer a wide variety of insurance products covering two major categories—life and health insurance products, and property & casualty insurance products. In the nine months ended September 30, 2019, we offered approximately 236 life and health insurance products and approximately 993 property & casualty insurance products. Our life and health insurance products contributed to approximately 90.6% of our brokerage income in the nine months ended September 30, 2019. In particular, we focus on long-term life and health insurance products, which accounted for 80.7% of the total first year premiums we facilitated in the nine months ended September 30, 2019.

We empower our insurer partners to reach a large client base quickly online, and enhance their insurance sales. As of September 30, 2019, we cooperated with 68 insurer partners. With the support of our insurance expertise, actuarial capabilities, risk management capabilities and the large amount of client behavior data we possess and analyze, we take initiatives in designing and developing tailor-made life and health insurance products together with our insurer partners.

We have experienced substantial growth since our inception. The cumulative number of insurance clients we served increased from approximately 3.7 million as of December 31, 2017 to approximately 5.3 million as of December 31, 2018, and further to approximately 6.0 million as of September 30, 2019. The GWP we facilitated increased from RMB617.5 million in 2017 to RMB941.0 million in 2018. The GWP we facilitated in the nine months ended September 30, 2019 was approximately RMB1,371.8 million. We primarily generate revenues from the commission fees that we charge our insurer partners for facilitating insurance policies and generating premiums for them. Our total operating revenue increased from RMB263.3 million in 2017 to RMB508.8 million (US$71.2 million) in 2018, and increased from RMB329.7 million in the nine months ended September 30, 2018 to RMB735.1 million (US$102.8 million) in the nine months ended September 30, 2019. Our net loss was RMB97.0 million in 2017, and our net profit was RMB2.9 million (US$0.4 million) in 2018. We had net profit of RMB7.1 million and RMB22.5 million (US$3.1 million) in the nine months ended September 30, 2018 and 2019, respectively. Our adjusted net loss in 2017 was RMB96.2 million, and our adjusted net profit in 2018 was RMB30.1 million (US$4.2 million). Our adjusted net profit was RMB20.8 million and RMB103.9 million (US$14.5 million) in the nine months ended September 30, 2018 and 2019, respectively. See “Summary Consolidated Financial and Operating Data—Non-GAAP Financial Measure.”

Key Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors affecting China’s online insurance industry, including, among others, (i) China’s overall economic growth, (ii) the increase in per capita disposable income, (iii) regulatory changes, (iv) the rising awareness of insurance and demand for insurance products, and (v) the competitive environment in China. In particular, we operate in a highly regulated industry. The PRC government has not adopted a clear regulatory framework governing the emerging and rapidly evolving online insurance industry, and we expect that the regulatory framework will continue to evolve for some time to come. Regulatory changes will affect the general growth as well as the competitive landscape of the market. Staying in compliance with the regulatory requirements may result in diversion of our management team’s attention and increased operational costs and expenses. Our ability to execute our strategies and make adjustments when necessary in a cost-efficient manner in the changing regulatory environment is key to our future growth. Unfavorable changes in any of these general factors could materially and adversely affect our results of operations.

While our business is influenced by general factors affecting our industry, our results of operations are more directly affected by company-specific factors, including the following major factors:

Offering of a Distinguishable and Popular Insurance Product Mix

We primarily generate revenues from earning brokerage income by distributing insurance products underwritten by our insurer partners. We currently distribute two major categories of insurance products on our platform: (i) life and health insurance products, including long-term health insurance products, short-term health insurance products and life insurance products; (ii) property & casualty insurance products, including travel insurance products, individual casualty insurance products and corporate insurance products. Between the two categories, life and health insurance products accounted for 40.1%, 69.7% and 88.1% of the GWP we facilitated in 2017, 2018, and the nine months ended September 30, 2019, respectively.

The insurance brokerage commission fees we charge are typically based on a percentage of the premiums paid by our insurance clients. Most life and health insurance policies we sell require periodic payment of premiums, typically annually, during a pre-determined payment period, generally ranging from 3 to 30 years. For such insurance policies we sell, insurer partners pay us a first-year commission based on a percentage of the first year’s gross premiums, and subsequent commissions based on a smaller percentage of the renewal premiums paid by the insurance clients in the subsequent one to four years. Therefore, life and health insurance products bring us a steady flow of brokerage income during the payment period of the first two to five years as long as the insurance clients meet their payment commitments. Moreover, the commission fee rates our insurer partners pay us for the life and health insurance products are generally higher than those of property & casualty insurance products. As a result, we expect increased distribution of life and health insurance products will have a positive impact on our revenues and we plan to remain our focus on life and health insurance products.

We believe that with the rising insurance awareness in China, insurance clients favor customized insurance products that cater to their personalized protection needs. We stay abreast of market trends and have deep insights in unmet needs of insurance clients. To address such needs, we cooperate with our insurer partners to design and develop tailor-made insurance products, which contribute significantly to the GWP we facilitate, and further, to our revenues from commission fees. In the nine months ended September 30, 2019, approximately 40.4% of the GWP facilitated through our platform were contributed by tailor-made insurance products that we developed together with our insurer partners. Our flagship insurance products, including Darwin No. 1 and Hui Xin An, are popular among insurance clients and contributed to 6.8% and 3.0% of total life and health insurance premiums we distributed in the nine months ended September 30, 2019, respectively. We plan to further enhance our product design and development capabilities and launch more tailor-made life and health insurance products, to contribute to our total revenues and strengthen our popularity.

Expansion of Our Insurance Client Base

Although we generate our revenues primarily from fees that we charge our insurer partners, their demand for our brokerage services largely depends on our ability to help them reach and sell insurance products to insurance clients. Therefore, the size and composition of our insurance client base on our platform significantly affect our revenues and results of operations. We need to maintain a large and loyal client base with an emphasis on younger generation who could bring us stable, long-term revenues. We maintain various client acquisition channels. To acquire direct client traffic, we conduct product marketing, user education and brand advertising. We also invest in our insurance consulting capabilities to improve client conversion rate. In addition, we partner with a large number of user traffic channels who have considerable influence over their users’ insurance purchase decisions and we pay them service fees for directing client traffic to our platform. We need to continuously raise our brand awareness through both our own marketing team and our user traffic channels. We have incurred significant expenses and devoted considerable resources to marketing activities and client acquisition as we have grown our business, and we expect to continue to incur such expenses as we grow. To improve profitability, we need to further enhance our client acquisition efficiency, particularly in accurate advertising and selecting and engaging effective distribution channels leveraging our big data analytics capabilities, in order to expand our client base in a cost effective manner.

Operating Efficiency of Our Platform

We have incurred significant costs and expenses in building our platform, growing our client base and developing capabilities in data analytics and technology. Our business model is highly scalable and our platform is built to support our continued growth. While we expect our operating costs and expenses to increase in absolute terms as our business expands, we also expect them to decrease as a proportion of our revenues as we improve the operating efficiency of our platform and achieve more economies of scale. We have expended significant costs and expenses in attracting and acquiring traffic to our platform, and converting such traffic into our insurance clients. We pay service fees to our user traffic channels, which is the largest component of our operating costs and expenses. We plan to carefully select influential user traffic channels and further optimize our client acquisition channels to reduce such operating costs as a percentage of our total revenues. For our own client acquisition efforts, we incur personnel costs, including base salaries and performance bonuses. In order to maintain and improve the operating efficiency of our platform, we should expand our client base efficiently without disproportionately adding our personnel costs. Furthermore, we have invested in accumulating and processing multi-dimensional client data and transaction data, and we plan to conduct in-depth analytics and analysis of client needs that will contribute to our client acquisition and conversion, product design and risk management capabilities, which in turn improves our overall operational margin.

Relationship with Our Insurer Partners

As of September 30, 2019, we had established business cooperation with a cumulative of 97 insurer partners, among which 68 insurer partners still had effective contracts with us, including 38 life and health insurance companies and 30 property & casualty insurance companies. We cooperate with our insurer partners to offer their standard insurance products or to design and develop tailor-made insurance products. We need to keep the growth of our business, brand influence and risk management capabilities so as to strengthen the cooperation with our existing insurer partners while attracting more insurance companies to build cooperative relationships with us. Our growth will also allow us to hold stronger bargaining power and be able to negotiate favorable terms in our business cooperation with insurer partners. We plan to diversify and expand the number of insurer partners we work with to manage any potential concentration risk. Our four largest insurer partners in terms of operating revenue contribution aggregately accounted for 53% and 62% of our total operating revenue in the nine months ended September 30, 2018 and 2019, respectively. We plan to adjust the structure of insurer partners we work with to an extent that is suitable for our long-term growth, while exposes us to limited concentration risk.

Furthermore, we need to ensure the quality of services we provide to insurer partners, including system integration, product design and development services, and risk management solutions to maintain their incentive to keep cooperating with us. We need to provide insurance clients with smooth insurance experience through our platform by offering a series of client services, including, among others, consulting service, intelligent underwriting service and claim application and settlement service. Client satisfaction and positive feedbacks from our insurance clients encourage our insurer partners to maintain and expand their cooperation with us.

Key Operating Metrics

We regularly review a number of operating metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The principal operating metrics we consider are set forth in the table below:

	2017	2018	For the Nine Months Ended September 30, 2019
Number of insurance clients	1,258,646	1,825,777	1,052,951
Number of insured	13,050,216	13,417,121	9,170,513
GWP facilitated (million RMB)	617.5	941.0	1,371.8
First year premiums (million RMB)	533.2	749.8	1,027.5
Renewal premiums (million RMB)	84.3	191.2	344.3

Key Components of Results of Operations

Revenues

Our revenues are derived from providing insurance brokerage services to our insurer partners, and are comprised of brokerage income and other income. The following table sets forth the components of our revenues by amounts and percentages of our total operating revenue for the periods presented:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2017		2018			2018		2019
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating revenue:
Brokerage income	251,556	95.5	503,547	70,449	99.0	326,079	98.9	728,517	101,923	99.1
Life and health insurance business	132,816	50.4	371,011	51,906	72.9	228,094	69.2	659,889	92,322	89.8
Direct marketing	52,991	20.1	102,125	14,287	20.1	63,780	19.4	156,759	21,931	21.3
Indirect marketing	79,825	30.3	268,886	37,619	52.8	164,314	49.8	503,130	70,391	68.5
Property & casualty insurance business	118,740	45.1	132,536	18,543	26.1	97,985	29.7	68,628	9,601	9.3
Direct marketing	16,951	6.4	19,369	2,710	3.8	15,521	4.7	13,918	1,947	1.9
Indirect marketing	101,789	38.7	113,167	15,833	22.3	82,464	25.0	54,710	7,654	7.4
Other income	11,776	4.5	5,281	739	1.0	3,626	1.1	6,539	914	0.9

Total operating revenue	263,332	100.0	508,828	71,188	100.0	329,705	100.0	735,056	102,837	100.0

Brokerage income. We derive brokerage income from commission fees generated from facilitating sales of insurance products underwritten by our insurer partners through our platform. We facilitate sales of two major types of insurance products on our platform: (i) life and health insurance products, including long-term health insurance products, short-term health insurance products and life insurance products; (ii) property & casualty insurance products, including travel insurance products, individual casualty insurance products and corporate insurance products.

The commission fees we receive are based on a percentage of the premiums our insurance clients pay our insurer partners. Commission fee rates generally depend on the type of insurance products and the particular insurer partners, and are subject to regulatory requirements. We typically receive payment of the commission fees from insurer partners on a monthly basis. Our brokerage income is recognized when the signed insurance policy is in place and the premiums is collected from our insurance clients.

Commission fees earned from life and health insurance products have been our primary source of revenues in recent years. Commission fees earned from life and health insurance products accounted for 50.4%, 72.9% and 89.8% of our total operating revenue in 2017, 2018 and the nine months ended September 30, 2019, respectively. As we plan to enhance our focus on life and health insurance products, particularly long-term health insurance products and further improve our product design capabilities, we expect life and health insurance products to continue to be a major contributor to our revenues.

Other income. Other income primarily consists of service fees for consulting services. We provide consulting services before selling insurance products to the insured.

Operating Costs and Expenses

Operating costs and expenses consist primarily of cost of revenue, selling expenses, general and administrative expenses and research and development expenses. The following table sets forth the components of our operating expenses by amounts and percentages of total operating cost and expenses for the periods presented:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2017		2018			2018		2019
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating costs and expenses:
Cost of revenue	(164,750)	(45.3)	(316,397)	(44,266)	(65.4)	(202,417)	(64.7)	(469,618)	(65,702)	(64.9)
Other cost	(1,919)	(0.5)	(1,905)	(267)	(0.4)	(1,405)	(0.5)	(1,314)	(184)	(0.2)

Total operating costs	(166,669)	(45.8)	(318,302)	(44,533)	(65.8)	(203,822)	(65.2)	(470,932)	(65,886)	(65.1)
Selling expenses	(104,980)	(28.9)	(94,613)	(13,237)	(19.5)	(63,168)	(20.2)	(102,850)	(14,389)	(14.3)
General and administrative expenses	(41,877)	(11.5)	(46,177)	(6,460)	(9.5)	(28,205)	(9.0)	(127,284)	(17,808)	(17.6)
Research and development expenses	(50,107)	(13.8)	(24,944)	(3,490)	(5.2)	(17,611)	(5.6)	(22,006)	(3,079)	(3.0)

Total operating costs and expenses	(363,633)	(100.0)	(484,036)	(67,720)	(100.0)	(312,806)	(100.0)	(723,072)	(101,162)	(100.0)

Cost of revenue. Cost of revenue primarily consists of (i) channel cost, which is service fee paid to our user traffic channels, including social media influencer and financial institutions under our indirect marketing, and (ii) personnel costs related to our insurance consultants, including base salaries and performance bonuses under our direct marketing. We expect our cost of revenue to increase in absolute terms as our scale of business grows. However, as we expect to attract a larger portion of our client base with our brand influence, we plan to carefully select user traffic channels we work with to achieve better client acquisition results, and we will further improve client acquisition efficiency of each insurance consultant through enhanced training programs and increased application of big data technologies. We expect our cost of revenue as a percentage of our total revenue will decrease.

Other cost. Our other cost primarily consists of non-labor cost for our business, such as office leasing cost. We expect our other cost to be stable in the foreseeable future as we plan to control our non-labor cost.

Selling expenses. Our selling expenses primarily consist of (i) salaries and employment benefits for sales related personnel, including sales and marketing team, product management team and client service team for both indirect and direct marketing, (ii) advertising and marketing expenses, and (iii) rental and utilities expenses, office expenses and traveling expenses incurred in connection with sales activities. We expect our selling expenses to increase in absolute amounts in the foreseeable future as we seek to enhance our insurance service capabilities and increase our brand awareness, and decrease as a percentage of our total operating costs and expenses due to our growing business scale.

General and administrative expenses. Our general and administrative expenses primarily consist of (i) payroll and related expenses for employees involved in general corporate functions and costs associated with the use of facilities and equipment by these functions, and (ii) professional service expenses in relation to our initial public offering, surcharge from value-added tax, office expenses, rental and utilities expenses and share-based compensation expenses. We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future due to the anticipated growth of our business as well as costs associated with being a public company.

Research and development expenses. Our research and development expenses primarily consist of payroll and related expenses of research and development personnel. We expect our research and development expenses to increase in absolute amounts in the foreseeable future, as we plan to continue to recruit and retain qualified research and development personnel to further improve our operational efficiency and to enhance our technology infrastructure in order to support the growth of our business. Specifically, we intend to continue to invest in our system supporting intelligent underwriting, policy management and claim settlement services and our IT system, and the expenses incurred therefrom will be recorded as research and development expenses.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our total operating revenue for the years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2017		2018			2018		2019
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, share and per share data)
Operating revenue:
Brokerage income	251,556	95.5	503,547	70,449	99.0	326,079	98.9	728,517	101,923	99.1
Other income	11,776	4.5	5,281	739	1.0	3,626	1.1	6,539	914	0.9

Total operating revenue	263,332	100.0	508,828	71,188	100.0	329,705	100.0	735,056	102,837	100.0

Operating costs and expenses:
Cost of revenue(1)	(164,750)	(62.6)	(316,397)	(44,266)	(62.2)	(202,417)	(61.4)	(469,618)	(65,702)	(63.9)
Other cost	(1,919)	(0.7)	(1,905)	(267)	(0.4)	(1,405)	(0.4)	(1,314)	(184)	(0.2)

Total operating costs	(166,669)	(63.3)	(318,302)	(44,533)	(62.6)	(203,822)	(61.8)	(470,932)	(65,886)	(64.1)
Selling expenses(1)	(104,980)	(39.9)	(94,613)	(13,237)	(18.6)	(63,168)	(19.2)	(102,850)	(14,389)	(14.0)
General and administrative expenses(1)	(41,877)	(15.9)	(46,177)	(6,460)	(9.0)	(28,205)	(8.6)	(127,284)	(17,808)	(17.3)
Research and development expenses(1)	(50,107)	(19.0)	(24,944)	(3,490)	(4.9)	(17,611)	(5.3)	(22,006)	(3,079)	(3.0)

Total operating costs and expenses	(363,633)	(138.1)	(484,036)	(67,720)	(95.1)	(312,806)	(94.9)	(723,072)	(101,162)	(98.4)

Operating (loss)/profit	(100,301)	(38.1)	24,792	3,468	4.9	16,899	5.1	11,984	1,675	1.6

Other income/(expenses):
Interest income/(expenses)	655	0.3	(27,111)	(3,793)	(5.3)	(13,235)	(4.0)	(265)	(37)	(0.0)
Unrealized exchange income/(loss)	36	0.0	(354)	(50)	(0.1)	31	0.0	365	51	0.0
Investment income	811	0.3	—	—	—	—	0.0	675	94	0.1
Others, net	1,171	0.4	4,569	639	0.9	3,812	1.2	10,220	1,430	1.4

(Loss)/profit before income tax, and share of income of equity method investee	(97,628)	(37.1)	1,896	264	0.4	7,507	2.3	22,979	3,213	3.1
Income tax expense	(406)	(0.2)	(278)	(39)	(0.1)	9	0.0	(376)	(53)	(0.1)
Share of income of equity method investee	989	0.4	1,310	183	0.3	(391)	(0.1)	(90)	(13)	(0.0)

Net (loss)/profit	(97,045)	(36.9)	2,928	408	0.6	7,125	2.2	22,513	3,147	3.0

Note:
(1)	Share-based compensation expenses were allocated in operating costs and expenses as follows:

	For the Year Ended December 31,			Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenue	26	9	1	6	43	6
Selling expenses	196	110	15	81	3,430	480
General and administrative expenses	386	726	102	640	77,447	10,835
Research and development expenses	203	122	17	93	421	59

Total	811	967	135	820	81,341	11,380

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Operating Revenue

Our total operating revenue increased by 122.9% from RMB329.7 million in the nine months ended September 30, 2018 to RMB735.1 million (US$102.8 million) in the nine months ended September 30, 2019. This increase was driven by the significant growth in our brokerage income from RMB326.1 million in the nine months ended September 30, 2018 to RMB728.5 million (US$101.9 million) in the nine months ended September 30, 2019.

The increase of brokerage income was primarily due to: (i) the increase in the GWP we facilitated through our platform from RMB632.7 million in the nine months ended September 30, 2018 to RMB1,371.8 million in the nine months ended September 30, 2019; (ii) better product mix with more high-margin insurance products, especially long-term health insurance products. In particular, GWP of long-term health insurance products we facilitated accounted for approximately 77.1% in GWP we facilitated in the nine months ended September 30, 2019, compared with approximately 55.6% in the nine months ended September 30, 2018.

Operating cost and expenses

Our total operating cost and expenses increased by 131.2% from RMB312.8 million in the nine months ended September 30, 2018 to RMB723.1 million (US$101.2 million) in the nine months ended September 30, 2019. This increase was primarily due to the increase in our cost of revenue resulting from our continued strategy in expanding client base and boosting insurance product sales in 2019.

Cost of revenue. Our cost of revenue increased substantially by 132.0% from RMB202.4 million in the nine months ended September 30, 2018 to RMB469.6 million (US$65.7 million) in the nine months ended September 30, 2019, primarily attributable to the increase in channel cost paid to our user traffic channels for our indirect marketing and to a lesser extent, the increase in personnel cost related to our insurance consultants for our direct marketing. Service fees paid to our user traffic channels increased from RMB183.6 million in the nine months ended September 30, 2018 to RMB423.3 million (US$59.2 million) in the nine months ended September 30, 2019, and personnel cost related to our insurance consultants increased from RMB18.8 million in the nine months ended September 30, 2018 to RMB46.3 million (US$6.5 million) in the nine months ended September 30, 2019. Both of the increases resulted from the growth of our business scale, as we obtained more user traffic through our user traffic channels as a result of our indirect client acquisition efforts and served more insurance clients as a result of our direct client acquisition efforts.

	The nine months ended September 30, 2018	The nine months ended September 30, 2019
Channel Cost (RMB in thousands)	183,553	423,341
Brokerage Income from Indirect Marketing (RMB in thousands)	246,778	557,840
Channel Cost As a Percentage of Brokerage Income from Indirect Marketing	74.4%	75.9%

While our channel cost increased in absolute amounts from the nine months ended September 30, 2018 to the nine months ended September 30, 2019, our channel cost as a percentage of brokerage income from indirect marketing remained relatively stable from the nine months ended September 30, 2018 to the nine months ended September 30, 2019.

Other cost. Our other cost decreased by 6.5% from RMB1.4 million in the nine months ended September 30, 2018 to RMB1.3 million (US$0.2 million) in the nine months ended September 30, 2019.

Selling expenses. Our selling expenses increased by 62.8% from RMB63.2 million in the nine months ended September 30, 2018 to RMB102.9 million (US$14.4 million) in the nine months ended September 30, 2019, accounting for 20.2% and 14.2% of the total operating costs and expenses of the respective period, primarily attributable to the growth of our business scale.

General and administrative expenses. Our general and administrative expenses substantially increased by 351.3% from RMB28.2 million in the nine months ended September 30, 2018 to RMB127.3 million (US$17.8 million) in the nine months ended September 30, 2019, accounting for 9.0% and 17.6% of the total operating costs and expenses of the respective period, primarily attributable to the increase in share-based compensation expense from RMB0.6 million in the nine months ended September 30, 2018 to RMB77.4 million (US$10.8 million) in the nine months ended September 30, 2019.

Research and development expenses. Our research and development expenses increased by 25.0% from RMB17.6 million in the nine months ended September 30, 2018 to RMB22.0 million (US$3.1 million) in the nine months ended September 30, 2019, accounting for 5.6% and 3.0% of the total operating costs and expenses of the respective period, primarily attributable to the increase in the number of research and development personnel in the nine months ended September 30, 2019.

Operating profit

As a result of the foregoing, we recorded operating profit of RMB12.0 million (US$1.7 million) in the nine months ended September 30, 2019, compared to RMB16.9 million in the nine months ended September 30, 2018.

Other income/ (expenses)

Others, net. We recorded others, net of RMB10.2 million (US$1.4 million) in the nine months ended September 30, 2019, compared to RMB3.8 million in the nine months ended September 30, 2018. This increase was primarily due to a rent exemption for our office space in Hefei confirmed by the local government in June 2019.

Net profit

As a result of the foregoing, our net profit increased from RMB7.1 million in the nine months ended September 30, 2018 to RMB22.5 million (US$3.1 million) in the nine months ended September 30, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Operating Revenue

Our total operating revenue increased by 93.2 % from RMB263.3 million in 2017 to RMB508.8 million (US$71.2 million) in 2018. This increase was driven by the significant growth in our brokerage income from RMB251.6 million in 2017 to RMB503.5 million (US$70.4 million) in 2018, partially offset by a decrease in other income.

The increase of brokerage income was primarily due to: (i) the increase in the GWP we facilitated through our platform from RMB617.5 million in 2017 to RMB941.0 million in 2018; (ii) better product mix with more higher-margin insurance products, such as long-term health insurance products, and fewer low-margin insurance products, such as automobile insurance products. In particular, GWP of long-term health insurance products we facilitated accounted for 59.7% in total GWP we facilitated in 2018, compared with 30.6% in 2017 as measured by GWP.

Operating Costs and Expenses

Our total operating costs and expenses increased by 33.1% from RMB363.6 million in 2017 to RMB484.0 million (US$67.7 million) in 2018. This increase was primarily due to the increase in our cost of revenue resulting from our strategy in expanding client base and boosting insurance product sales in 2018.

Cost of revenue. Our cost of revenue increased substantially from RMB164.8 million in 2017 to RMB316.4 million (US$44.3 million) in 2018, primarily attributable to the increase in channel cost paid to our user traffic channels for our indirect marketing and to a lesser extent, the increase in personnel cost related to our insurance consultants for our direct marketing. Service fees paid to our user traffic channels increased from RMB145.0 million in 2017 to RMB285.7 million (US$40.0 million) in 2018, and personnel cost related to our insurance consultants increased from RMB19.8 million in 2017 to RMB30.7 million (US$4.3 million) in 2018. Both of the increases resulted from the growth of our business scale, as we obtained more user traffic through our user traffic channels as a result of our indirect client acquisition efforts and served more insurance clients as a result of our direct client acquisition efforts.

	2017	2018
Channel cost (RMB in thousands)	144,960	285,728
Brokerage income from indirect marketing (RMB in thousands)	181,614	382,053
Channel cost as a percentage of brokerage income from Indirect Marketing	79.8%	74.8%

While our channel cost increased in absolute amounts from 2017 to 2018, our channel cost as a percentage of brokerage income from indirect marketing decreased from 79.8% in 2017 to 74.8% in 2018, primarily due to the increase in the number of long-term life and health insurance products we offered on our platform. The percentage of service fee we pay to user traffic channels over the commission fee we charge our insurer partners is typically lower for long-term life and health insurance products, resulting in higher margin.

Other cost. Our other cost decreased by 0.7% from RMB1,919 thousand in 2017 to RMB1,905 thousand (US$267 thousand) in 2018.

Selling expenses. Our selling expenses decreased by 9.9% from RMB105.0 million in 2017 to RMB94.6 million (US$13.2 million) in 2018, accounting for 28.9% and 19.5% of the total operating costs and expenses of the respective year, primarily attributable to our overall cost control efforts in 2018.

General and administrative expenses. Our general and administrative expenses increased from RMB41.9 million in 2017 to RMB46.2 million (US$6.5 million) in 2018, accounting for 11.5% and 9.5% of the total operating costs and expenses of the respective year, primarily attributable to an increase in salaries and employment benefits for employees involved in general corporate functions from RMB26.2 million in 2017 to RMB29.0 million (US$4.1 million) in 2018 due to an increase in number of employees and salary raises.

Research and development expenses. Our research and development expenses decreased from RMB50.1 million in 2017 to RMB24.9 million (US$3.5 million) in 2018, accounting for 13.8% and 5.2% of the total operating costs and expenses of the respective year, primarily attributable to completion of a major IT project in 2017.

Operating (loss)/profit

As a result of the foregoing, we recorded operating profit of RMB24.8 million (US$3.5 million) in 2018, compared to operating loss of RMB100.3 million in 2017.

Other income/(expenses)

Interest income/(expenses). Our interest expenses was RMB27.1 million (US$3.8 million) in 2018, compared to the interest income of RMB0.7 million in 2017. This increase was primarily due to a one-time, non-recurring incurrence of RMB26.2 million (US$3.7 million) interest on convertible bond in 2018 resulting from our issuance of convertible bond for an aggregate principal amount of RMB33 million in July 2018.

Others, net. We recorded others, net of RMB4.6 million (US$0.6 million) in 2018, compared to RMB1.2 million in 2017. This increase was primarily due to government subsidies we received with respect to our research and development expenses in 2018.

(Loss)/profit before Income Tax, and Share of Income of Equity Method Investee

Share of income of equity method investee. We recorded share of income of equity method investee of RMB1.3 million (US$0.2 million) in 2018, compared to share of income of equity method investee of RMB1.0 million in 2017.

Net (loss)/profit

As a result of the foregoing, our net profit was RMB2.9 million (US$0.4 million) in 2018, as compared to net loss of RMB97.0 million in 2017.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary incorporated in Hong Kong, Hong Kong Smart Choice Ventures Limited, is subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax. We incurred Hong Kong profits tax in 2017, and we did not incur such tax expense in 2018.

PRC

Generally, our WFOE, our VIE and its subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to value-added tax at a rate of 6% on the revenues generated from services provided in the PRC, less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See “Risk Factors—Risks Related to Our Corporate Structure—We may rely principally on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to conduct our business.”

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Relating to Doing Business in China— If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters from October 1, 2017 to September 30, 2019. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited annual consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of the results to be expected for any future period. The following quarterly financial data for the periods indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes which are included elsewhere in this prospectus.

	For the Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Operating revenue
Brokerage income	53,159	72,263	107,053	146,763	177,468	250,003	197,951	280,563
Other income	1,456	1,526	953	1,147	1,655	1,567	1,945	3,027

Total operating revenue	54,615	73,789	108,006	147,910	179,123	251,570	199,896	283,590

Operating costs and expenses
Cost of revenue(1)	(33,234)	(42,156)	(67,277)	(92,984)	(113,980)	(153,944)	(126,368)	(189,306)
Other cost	(511)	(467)	(471)	(467)	(500)	(401)	(414)	(499)

Total operating costs	(33,745)	(42,623)	(67,748)	(93,451)	(114,480)	(154,345)	(126,782)	(189,805)
Selling expenses(1)	(26,732)	(19,965)	(19,554)	(23,649)	(31,445)	(28,925)	(33,724)	(40,201)
General and administrative expenses(1)	(9,965)	(9,641)	(9,460)	(9,104)	(17,972)	(18,349)	(78,286)	(30,649)
Research and development expenses(1)	(11,817)	(7,106)	(4,926)	(5,579)	(7,333)	(6,414)	(7,491)	(8,101)
Total operating expenses	(48,514)	(36,712)	(33,940)	(38,332)	(56,750)	(53,688)	(119,501)	(78,951)

Total operating costs and expenses	(82,259)	(79,335)	(101,688)	(131,783)	(171,230)	(208,033)	(246,283)	(268,756)

Operating (loss)/profit	(27,644)	(5,546)	6,318	16,127	7,893	43,537	(46,387)	14,834

Other income/(expenses)
Interest income/(expenses)	191	(150)	(137)	(12,948)	(13,876)	(144)	(118)	(3)
Unrealized exchange (loss)/income	(15)	28	3	—	(385)	369	—	(4)
Investment income	9	—	—	—	—	—	—	675
Others, net	388	3,332	786	(306)	757	3,502	5,817	901

(Loss)/profit before income tax, and share of income/(loss) of equity method investee	(27,071)	(2,336)	6,970	2,873	(5,611)	47,264	(40,688)	16,403

Income tax expense	(8)	(51)	(53)	113	(287)	(32)	(112)	(232)
Share of income/(loss) of equity method investee	28	(110)	(147)	(134)	1,701	(202)	179	(67)

Net (loss)/profit	(27,051)	(2,497)	6,770	2,852	(4,197)	47,030	(40,621)	16,104

Note:
(1)	Share-based compensation expenses were allocated in operating costs and expenses as follows:

	For the Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Cost of Revenue	6	2	2	2	3	43	—	—
Selling expenses	49	27	27	27	29	357	—	3,073
General and administrative expenses	97	85	338	217	86	5,121	61,832	10,494
Research and development expenses	51	31	31	31	29	421	—	0

Total	203	145	398	277	147	5,942	61,832	13,567

Our quarterly operating revenue generally increased during these periods, especially in the first quarter of 2019. The increase was primarily driven by the continued expansion of our client base, the number of insurer partners we cooperate with, and our continued efforts in optimizing the insurance product and service mix we offer on our platform. The slight decrease in our quarterly operating revenue from the first quarter of 2019 to the second quarter of 2019 was primarily due to the increase in purchase of life and health insurance products around the Chinese New Year in 2019, which fell in the first quarter of 2019.

Our quarterly operating costs generally increased during these periods, except for the second quarter of 2019, which was in line with the changes in our operating revenue. The general increase in our operating costs was primarily attributable to the increase in costs incurred from both our direct marketing efforts and our indirect marketing efforts. Excluding the share-based compensation expenses, our quarterly operating expenses generally increased in these periods as we grew our business, except for the first and second quarter of 2018 and the first quarter in 2019. Excluding the share-based compensation expenses, our quarterly operating expenses as a percentage of our operating revenue has shown a general decreasing trend since the fourth quarter of 2017, primarily attributable to the combined effect of our increased economics of scale and the general growth of our operating revenue.

We experience seasonality in our business, reflecting a combination of seasonal fluctuations in life and health insurance products sales and property & casualty insurance products sales. We generally have more life and health insurance purchase orders in the first quarter of each year. On the other hand, for property & casualty insurance products we offer on our platform, mostly consisted of travel insurance products, we experience more purchase orders in the third quarter, and the first and fourth quarters of each year are the low season for travel insurance products. As we are shifting to a product mix with more life and health insurance products focused, we expect that we will experience stronger influence of seasonality of life and health insurance products compared with property & casualty insurance products. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth in recent years, but may increase further in the future. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2017	2018		2018	2019
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in)/provided by operating activities	(85,349)	66,853	9,353	7,100	145,331	20,331
Net cash provided by/(used in) investing activities	57,767	(3,554)	(497)	(3,075)	(4,478)	(627)
Net cash provided by/(used in) financing activities	22,988	48,572	6,796	23,935	(32,995)	(4,616)

Effect of exchange rate changes on cash and cash equivalents	(234)	120	17	146	336	49
Net (decrease)/increase in cash and cash equivalents and restricted cash	(4,828)	111,991	15,669	28,106	108,194	15,137
Cash and cash equivalents and restricted cash at beginning of the year	45,108	40,280	5,635	40,280	152,271	21,303

Cash and cash equivalents and restricted cash at end of the year	40,280	152,271	21,304	68,386	260,465	36,440

To date, we have financed our operating and investing activities through cash generated from our operations and from historical financing activities. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months.

Cash and cash equivalents. Our cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash. As of December 31, 2018 and September 30, 2019, respectively, our cash and cash equivalents were RMB6.6 million and RMB49.6 million (US$6.9 million).

Restricted cash. Our restricted cash was RMB145.6 million and RMB210.9 million (US$29.5 million) as of December 31, 2018 and September 30, 2019, respectively. Our restricted cash consists of (i) unremitted net insurance premiums and (ii) guarantee deposit. In our capacity as an insurance broker, we collect premiums from our insurance clients and remit the premiums to the insurer partner who underwrites the respective insurance product. Unremitted net insurance premiums are held in a fiduciary capacity until disbursed by us, and we report the amount of such unremitted net insurance premiums as restricted cash. Unremitted net insurance premiums was RMB121.2 million and RMB186.4 million (US$26.1 million) as of December 31, 2018 and September 30, 2019. We pay guarantee deposit required by China Banking and Insurance Regulatory Commission in order to protect insurance premium appropriation by insurance broker. The amount of guarantee deposit was RMB24.5 million (US$3.4 million) as of both December 31, 2018 and September 30, 2019.

Account receivable, net of allowance for doubtful accounts. Our account receivable, net of allowance for doubtful accounts was RMB108.4 million and RMB155.0 million (US$21.7 million) as of December 31, 2018 and September 30, 2019. Account receivable, net of allowance for doubtful accounts primarily consists of commission fee receivable. The increase was due to the growth of our business scale.

Insurance premium receivable. Our insurance premium receivables decreased from RMB9.1 million as of December 31, 2018 to RMB3.5 million (US$0.5 million) as of September 30, 2019, primarily due to the termination of cooperation with our user traffic channels in collecting insurance premium on our behalf, and the shortened insurance premium collection period we adopted in 2019.

Account payable. Our account payable primarily consists of service fees to be paid to our user traffic channels. Our accounts payable were RMB73.4 million and RMB112.9 million (US$15.8 million) as of

December 31, 2018 and September 30, 2019, respectively. The increase was primarily due to an increase of service fees to be paid to our user traffic channels.

Insurance premium payables. Our insurance premium payables was RMB114.4 million and RMB175.2 million (US$24.5 million) as of December 31, 2018 and September 30, 2019, respectively. Our insurance premium payables primarily consists of insurance premiums collected on behalf of our insurer partners but not yet remitted as of the balance sheet dates.

After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of September 30, 2019, 99.6% of our cash and cash equivalents and restricted cash were held in China, and 95.7% were held by our VIE and denominated in Renminbi. Although we consolidate the results of our VIE and its subsidiaries, we only have access to the assets or earnings of our VIE and its subsidiaries through our contractual arrangements with our VIE and its shareholders. See “Corporate History and Structure—Contractual Arrangements with Our VIE and its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our WFOE, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiary, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations.

See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using the proceeds of this offering to make loans to our WFOE, our VIE and its subsidiaries or to make additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” and “Use of Proceeds.”

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade and service related foreign exchange transactions.

We expect that substantially all of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating Activities

Net cash provided by operating activities in the nine months ended September 30, 2019 was RMB145.3 million (US$20.3 million), as compared to a net profit of RMB22.5 million (US$3.1 million) in the same period. The difference was primarily due to the share-based compensation expense of RMB81.3 million (US$11.4 million), an increase in insurance premium payables of RMB60.7 million (US$8.5 million), an increase in accounts payable of RMB40.6 million (US$5.7 million) and a decrease in amounts due from related parties of RMB10.5 million (US$1.5 million) partially offset by an increase in account receivables of RMB48.2 million (US$6.7 million), an increase in prepaid expense and other receivables of RMB11.0 million (US$1.5 million) and a decrease in payroll and welfare payable of RMB9.1 million (US$1.3 million). The incurrence of share-based compensation expense was primarily due to the issuance of restricted shares to Huidz Holding Limited, the holding company of Mr. Cunjun Ma, and Bodyguard Holding Limited, our ESOP platform. The decrease in amounts due from related parties was primarily due to the full repayment of personal cash advances from Mr. Cunjun Ma, and the completion of capital contribution from Huidecheng Investment Development, L.P. to our VIE.

Net cash provided by operating activities in 2018 was RMB66.9 million (US$9.4 million), as compared to a net profit of RMB2.9 million (US$0.4 million) in the same year. The difference was primarily due to an increase in accounts payable of RMB58.0 million (US$8.1 million), an increase in insurance premium payables of RMB12.8 million (US$1.8 million) and interest on convertible bond of RMB26.2 million (US$3.7 million), partially offset by an increase in account receivables of RMB38.1 million (US$5.3 million). The increase in accounts payable was primarily due to an increase in commission fees and service fees to user traffic channels which was in turn attributable to our growth.

Net cash used in operating activities in 2017 was RMB85.3 million, as compared to a net loss of RMB97.0 million in the same year. The difference was primarily due to a decrease in other payables and accrued expenses of RMB16.2 million and an increase in account receivables of RMB9.6 million, partially offset by an increase in insurance premium payables of RMB37.8 million. The decrease in other payables and accrued expenses was due to transactions in the ordinary course of business. The increase in account receivables and the increase in insurance premium payables were primarily due to our growth.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2019 was RMB4.5 million (US$0.6 million), primarily due to our purchase of property, equipment and intangible assets of RMB3.6 million (US$0.5 million) and purchase of long-term investment of RMB2.0 million (US$0.3 million) in the nine months ended September 30, 2019.

Net cash used in investing activities in 2018 was RMB3.6 million (US$0.5 million), primarily due to our purchase of long-term investment of RMB2.5 million (US$0.4 million), and purchase of property, equipment and intangible assets of RMB1.1 million (US$0.2 million).

Net cash provided by investing activities in 2017 was RMB57.8 million, primarily due to proceeds from disposal of short-term investment of RMB66.9 million, partially offset by our purchase of long-term investment of RMB6.8 million, and purchase of property, equipment and intangible assets of RMB2.6 million.

Financing Activities

Net cash used in financing activities in the nine months ended September 30, 2019 was RMB33.0 million (US$4.6 million), primarily due to our repayments of borrowings of RMB24.2 million (US$3.4 million) and repayment of convertible bonds of RMB8.8 million (US$1.2 million).

Net cash provided by financing activities in 2018 was RMB48.6 million (US$6.8 million), primarily attributable to our proceeds from convertible bonds of RMB33.0 million (US$4.6 million) and proceeds from borrowings of RMB29.5 million (US$4.1 million), partially offset by our repayments of borrowings of RMB13.9 million (US$1.9 million).

Net cash provided by financing activities in 2017 was RMB23.0 million, primarily due to our proceeds from borrowings of RMB23.5 million, partially offset by our repayments of borrowings of RMB0.3 million.

Capital Expenditures

Our capital expenditures were RMB3.1 million and RMB5.6 million (US$0.8 million) in the nine months ended September 30, 2018 and 2019. We intend to fund our future capital expenditures with our existing cash balance and cash flow from operating activities. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2019:

Payment Due by Period
As of September 30, 2019
RMB
Operating Lease Obligations
Remainder of 2019	1,940
2020	4,462
2021	1,089
Total	7,491

We recorded rental expense of RMB5.2 million (US$0.7 million) and RMB5.0 million (US$0.7 million) in the unaudited condensed consolidated statements of comprehensive income during the nine months ended September 30, 2018 and 2019. We had the capital commitment relating to long-term investments of RMB0.5 million (US$0.1 million) as of September 30, 2019. Other than what is disclosed above, we did not have other significant commitments, long-term obligations, or guarantees as of September 30, 2019.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Reorganization

Huize Holding Limited was incorporated on December 24, 2014 under the laws of the Cayman Islands. Our company commenced a reorganization (“Reorganization”) in preparation for an offshore listing by issuing 184,200,000 common shares and 98,900,000 redeemable preferred shares to the three then existing shareholders in 2014 and 2015 after our company was established. In June 2015, Shenzhen Zhixuan was established as an indirect wholly foreign owned entity of our company in the PRC.

In June 2019, we completed the Reorganization by issuing 261,072,000 common shares, 105,122,000 Series A redeemable preferred shares, 185,512,580 Series B redeemable preferred shares, 43,937,180 Series B+ redeemable preferred shares and 16,574,460 Series B++ redeemable preferred shares to the shareholders of Huiye Tianze. After such share issuance, the total number of shares outstanding equals to that of Huiye Tianze. However, since our company is an offshore entity, all PRC investors are required to register with relevant PRC governmental authorities in order to hold equity interest in our company. The 21.87% shares of our company were issued to an offshore affiliate of that shareholder while the 78.13% shares of our company were held through outbound investment by the other shareholders of Huiye Tianze. Concurrently, our company obtained control over Huiye Tianze through Shenzhen Zhixuan by entering into a series of contractual arrangements. As a result, Huiye Tianze became a consolidated variable interest entity of our company. We determined that the Reorganization is a recapitalization and accordingly prepared our financial statements using the carryover basis of assets and liabilities of Huiye Tianze and its PRC subsidiaries.

Revenue Recognition

Revenue is the transaction price we expect to be entitled to in exchange for the promised services in a contract in the common course of our activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance brokerage and consulting services.

We have early adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 on January 1, 2017.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, we apply the following steps:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Insurance Brokerage Services

The primary source of revenues is commissions from insurance brokerage services, determined based on a percentage of premiums paid by insured. The brokerage fee rate, which is paid by the insurance companies, shall be based on the terms specified in the annual service contract with the insurance company for each product sold through us. We determine that the insurance company, or the insurer, is its customer in this agreement. Insurance brokerage services revenue is recognized when the signed insurance policy is in place and the premium is collected from the insured since the Company has fulfilled its performance obligation to sell an insurance policy on behalf of the insurance company.

We are also entitled to a performance bonus from insurance companies if the cumulative average monthly sales volume exceeds a predetermined level. Such bonus is determined at the end of each month and recognized as revenue.

Consulting Services

For cargo insurance products, in addition to the commission from brokerage service paid by the insurance companies, we also generate service fees from rendering consulting service to assist the insured to obtain such a cargo insurance policy. We determine that the insured is our customer in this consulting service arrangement. Upon successful purchase of cargo insurance products by the insured, our performance obligation related to consulting service to the insured has been fully fulfilled, as such, revenue for those services is recognized when the insurance product has been purchased. While the insurance premium is set by the respective insurance companies, the consulting service fee is determined by us based on a percentage of insurance premium. Of the total contract price received from the insured, the amount equal to the premium of the cargo insurance product as agreed with insurance company is recorded as insurance premium payable while the remaining is recorded as revenue for the consulting service.

Value Added Tax

We are subject to value-added-tax (“VAT”) on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%. In the accompanying unaudited condensed consolidated statements of comprehensive income/(loss), such VAT is excluded from net revenues.

Cost of Revenue

A large component of our cost of revenue is channel cost, which is service fee paid to user traffic channels only for successful sales, including social media influencers and financial institutions. These user traffic channels have influences over their followers and users, who are potential insurance policyholders. Determination of channel cost is based on the service fee rate multiplied by the insurance premium sold. Channel cost is recognized when the signed insurance policy is in place and the premium is collected from the insured.

Another component of cost of revenue is payroll of insurance consultants, who are in charge of identifying and acquiring potential clients through providing advice related to insurance products.

Selling Expenses

We record the marketing campaign expenses and loyalty points as selling expenses.

Marketing campaign expenses consist primarily of advertising and marketing promotion expenses. Advertising and marketing expenses, amounting to approximately RMB17.7 million and RMB27.9 million (US$3.9 million) for the nine months ended September 30, 2018 and 2019, respectively, are charged to the unaudited condensed consolidated statements of comprehensive loss as incurred. Beside marketing campaign expenses, selling expenses consist of salaries and employment benefits for employees who work in brokerage service line, office rental, telecommunications and office supply expenses incurred in connection with sales activities.

We operate a loyalty program which offers points to its users. Such loyalty points can be used in mobile app and website to redeem a variety of gifts and services that we purchased from third-party providers. Users have a variety of ways to obtain the points, such as signing up an account, inviting friends, and comment on an insurance product, etc. We account for such points as selling expenses with a corresponding liability recorded under other payables and accrued expenses of unaudited condensed consolidated balance sheets upon the offering of these points. We estimate liabilities under the loyalty program based on cost of the gifts and services that can be redeemed taking into account estimated breakage. At the time of redemption, we record a reduction of other payables and accrued expenses.

General and Administrative Expenses

General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including finance, legal and human resources, as well as costs associated with use of facilities and equipment, such as depreciation expenses and other general corporate related expenses.

General and administrative expenses also include surcharges on VAT payments according to PRC tax.

Others, Net

Others, net, mainly consist of non-operating income and expenses, such as government subsidies.

Taxation

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of our management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the unaudited condensed consolidated statement of comprehensive loss in the period of the enactment of the change.

We consider positive and negative evidence when determining whether a portion or all of our deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, the experience with tax attributes expiring unused, and the tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, we have considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. Our liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. Our effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Share-based Compensation

Employee Share-based Compensation

All forms of share-based payments to employees, including employee stock options, employee stock purchase plans, restricted shares and share awards, are treated the same as any other form of compensation by recognizing the related cost in the consolidated statements of comprehensive income in accordance with ASC 718, “Stock Compensation.” In accordance with the guidance, we determine whether a share option should be classified and accounted for as a liability award or an equity award. Compensation cost related to employee stock options or similar equity instruments is measured at the grant date based on the fair value of the award. The fair value of a liability-classified award will be re-measured to an updated fair value at each reporting period until the award is settled. The compensation cost is recognized over the requisite service period, which is usually the vesting period. If an award requires satisfaction of one or more performance or service conditions (or any combination thereof), compensation cost is recognized if the requisite service is rendered, and no compensation cost is recognized if the requisite service is not rendered. For liability-classified award, we will true up compensation cost each reporting period for changes in fair value pro-rated for the portion of the requisite service period rendered. We recognize compensation cost for an award with both a service condition and a performance condition that has a graded vesting features using graded vesting method over the requisite service period for the entire award, provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. If awards with market or performance conditions include graded vesting features, the graded vesting method should be used and the straight-line method should not be used. Additionally, if an award includes both a service condition and a market or performance condition, the graded vesting method should be used. No compensation cost is recognized for instruments that employees forfeit because a service condition or a performance condition is not satisfied.

Share-based compensation expenses of RMB820 thousand and RMB81,341 thousand for the nine months ended September 30, 2018 and 2019, respectively, were included in cost of revenue, selling expenses, general and administrative expenses and research and development expenses.

The fair value of each option granted under the option plan was estimated on the date of grant using the binomial option pricing model using the following assumptions: (i) the risk-free interest rate of periods within the contractual life of the share option is based on the CNY China Sovereign Curve from Bloomberg as the valuation dates; (ii) our company has no history or expectation of paying dividends on our common shares; (iii) expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates; (iv) the expected term is developed by assuming the share options will be exercised when stock price is 2.2 times of the exercise price based on academic studies.

Fair Value of Redeemable Preferred Shares and Common Shares

In December 2014, March 2016 and July 2016, our company completed Series A, Series B and Series B+ financing, respectively, and issued redeemable preferred shares to certain third party investors. In July 2018, our company issued a convertible bond to certain third party investors. In October 2018, the investors converted the bond into Series B++ redeemable preferred shares.

In determining the grant date fair value of our common shares for purposes of recording share-based compensation expenses in connection with share options, we, with the assistance of an independent valuation firm, evaluated the use of three generally accepted valuation approaches: market, cost and income approaches to estimate the enterprise value of our company and income approach (discounted cash flow, or DCF method) was relied on for value determination.

Shares of our company, which do not have quoted market prices, were valued based on the income approach. The income approach involves applying the discounted cash flow analysis based on projected cash flow using our best estimate as of the valuation dates. Estimating future cash flow requires our company to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. In determining an appropriate discount rate, our company considered the cost of equity and the rate of return expected by venture capitalists. Our company also applied a discount for lack of marketability given that the shares underlying the award were not publicly traded at the time of grant. Determination of estimated fair value of our company requires complex and subjective judgments due to our limited financial and operating history, unique business risks and limited public information on companies in China similar to our company. DCF method of the income approach involves applying appropriate weighted average cost of capital, or WACC, to discount the future cash flows forecast, based on our best estimates as of the valuation date, to present value. The WACC was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

Option-pricing method was used to allocate enterprise value to redeemable common shares and common shares. The method treats redeemable preferred shares and common shares as call options on the enterprise’s value, with exercise prices based on the redeemable preferred shares. The strike prices of the “options” based on the characteristics of the company’s capital structure, including number of shares of each class of common shares, seniority levels and redemption values for the redeemable preferred shares. The option-pricing method also involves making estimates of the volatility of the company’s equity securities. The anticipated timing is based on the plans of board of directors and management of the company. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. Volatility is estimated based on annualized standard deviation of daily stock price return of comparable companies.

We also applied a discount for lack of marketability, or DLOM, to reflect the fact that there is no ready market for shares in a closely-held company like us. When determining the DLOM of valuation dates from 2014 to 2017, since timing of expected initial public offering is highly uncertain as of the valuation dates, DLOM is referenced to the data in analysis of restricted stock discounts by revenue size from Quantifying Marketability Discounts by Z. Christopher Mercer. When determining the DLOM of valuation dates in 2018, the Black-Scholes put options model was used. In this model, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method was used because it takes into account certain company-specific factors, including the timing of the expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry. When determining the DLOM of valuation dates in 2019, the Black-Scholes put options model was used. In this model, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method was used because it takes into account certain company-specific factors, including the timing of the expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry.

The determination of the equity value requires complex and subjective judgments to be made regarding prospects of the industry and the products at the valuation date, our projected financial and operating results, our unique business risks and the liquidity of our shares.

The following table sets forth the fair value of our common shares estimated at the grant dates of share options, with the assistance from an independent valuation firm.

Date of valuation	Fair Value Per Share (RMB)	Discount of Lack of Marketability (DLOM)	Discount Rate
January 1, 2017	1.28	25.2%	17.6%
June 8, 2018	2.59	12.0%	16.6%
September 25, 2018	2.64	11.3%	16.8%
March 01, 2019	3.86	10.7%	15.8%
June 30, 2019	4.20	6.9%	14.9%

Significant Factors Contributing to the Difference in Fair Value Determined

The fair value of our common shares increased from RMB3.86 per share as of March 01, 2019 to RMB4.20 per share as of June 30, 2019. We believe the increase in the fair value of our common shares was primarily attributable to the following factors:

•

We recorded stronger performance in the first half of 2019, as evidenced by an increase in our total revenue to RMB451.5 million in the first half of 2019 from RMB327.0 million in the second half of 2018. As we developed a longer track record in reaching revenue growth targets successfully and we progressed further towards this offering in the capital market, we are able to reduce the cost of financing and hence our risk premium. In light of the foregoing, we further reduced our discount rate from 15.8% as of March 01, 2019 to 14.9% as of June 30, 2019;

•

As we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 10.7% as of March 01, 2019 to 6.9% as of June 30, 2019; and

•

As we progressed further towards the expected timing of initial public offering, we increased our estimated probability of a successful offering. As our preferred shares would be automatically converted into and re-designated as common shares upon the completion of this offering, the increase in the estimated probability of the offering’s success results in an allocation of a higher portion of our business enterprise value to common shares.

In determining the fair value of share options granted, a binomial option-pricing model is applied by us. The determination of the fair value is affected by the fair value of the common shares as well as assumptions regarding a number of complex and subjective variables, including risk-free interest rates, exercise multiples, expected forfeiture rates, the expected share price volatility rates, and expected dividends. The fair value of the common shares were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Key assumptions are set as below:

	2017	2018	For the Six Months Ended June 30, 2019
Exercise price (RMB)	0.70~0.71	1.42	1.12
Exercise multiple	2.2	2.2	2.2
Risk-free interest rate	2.72%~2.80%	2.99%~3.21%	3.24%
Expected term (in years)	1.08~3.08	1	10
Expected dividend yield	—	—	—
Expected volatility	37.35%~43.74%	33.93%~36.04%	41.29%
Expected forfeiture rate (post-vesting)	10%	0%	10%

Risk-free interest rate is estimated based on the CNY China Sovereign Curve from Bloomberg as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected expiry of the term of the options. We have never declared or paid any cash dividends on its capital stock, and we do not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of December 31, 2018. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

To remedy our identified material weakness subsequent to December 31, 2018, we plan to undertake steps to strengthen our internal control over financial reporting, including: (i) recruiting more financial reporting and accounting personnel who have adequate U.S. GAAP knowledge, (ii) organizing more comprehensive U.S. GAAP trainings for our accounting team and other personnel, and (iii) enhancing our accounting manuals to provide our accounting team with more comprehensive guidelines on the policies and controls over financial reporting under U.S. GAAP and SEC reporting requirements.

However, we cannot assure you that we will remediate our material weakness in a timely manner, or at all. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

Huize Holding Limited is a holding company with no material operations of its own. We conduct our operations primarily through our WFOE, our VIE and its subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our WFOE. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our WFOE have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017 and 2018 were increases of 1.8% and 1.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Substantially all of our revenues and most of our expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People’s Bank of China announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the People’s Bank of China with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

As of September 30, 2019, we had Renminbi-denominated cash and cash equivalents of RMB48.5 million. A 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on September 30, 2019 would result in a decrease of US$6.8 million in cash and cash equivalents. A 10% appreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on September 30, 2019 would result in an increase of US$6.8 million in cash and cash equivalents.

Interest rate Risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We have not been exposed to material risks due to changes in market interest rates as the borrowings held by us all bear interest at a fixed interest rate.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2(ff) of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Overview of China’s Insurance Market

Introduction of China’s insurance market

China has become the second largest insurance market in the world since 2015 as measured by GWP, according to the Oliver Wyman Report. The size of China’s insurance market has increased rapidly from RMB1.7 trillion in 2013 to RMB3.8 trillion in 2018, representing a CAGR of 17%, and is projected to reach RMB6.9 trillion in 2023, representing a CAGR of 13% from 2018 to 2023. The primary drivers for the tremendous growth of China’s insurance market include below key factors:

•

Fast economic growth: Real GDP per capita in China has increased from US$5,600 in 2013 to US$7,600 in 2018 at a CAGR of 6.4%, and is expected to reach US$9,900 in 2023, indicating a CAGR of 5.4%. Meanwhile, China’s nominal GDP per capita is approaching US$10,000, which is deemed as the inflection point for life insurance penetration in a country, according to the Oliver Wyman Report.

•	Increasing disposable income: With the continuous growth of disposable income, Chinese households tend to diversify their consumption and purchase more financial products and insurance products.

•

Growing insurance needs and rising insurance awareness: Urbanization, advanced education and an aging population in general have contributed to increased insurance awareness. The insufficient coverage of social insurance system in China has further highlighted the compelling needs for commercial insurance. In particular, the younger generation in China, who are typically the only child of their parents, are under huge pressure to provide insurance protection for their parents, children, spouses and themselves.

•

Favorable government support: The PRC government has issued and implemented multiple policies in recent years boosting the development of a protection-oriented insurance market. In August 2016, the CBIRC issued the Outline of the 13th Five-Year Plan for the Development of China’s Insurance Industry, encouraging the development of long-term health insurance. In May 2017, CBIRC issued the Article 134, a new policy that bans the sale of certain types of savings policies and encourages industry players to focus on long-term protection life and health insurance. Moreover, the new reform in diagnosis-related group’s payment in China’s healthcare system launched in June 2017 gives a clear cap to the government medical insurance coverage amount for certain disease types and thus drives up the needs for commercial health insurance. Further, the nation-wide expansion of tax-deduction for premiums paid for qualified health insurance since July 2017 further boosted clients’ incentives to purchase commercial health insurance.

Notwithstanding its tremendous size, China’s insurance market still substantially lags behind those of many developed countries, in terms of both penetration and density levels, as measured by the ratio of GWP over GDP and per capita GWP. In 2018, commercial insurance penetration and density in China were 4.5% and US$428, respectively, compared to 6.3% and US$3,996 in the United States, and 9.5% and US$4,056 in the United Kingdom for the same period, indicating significant growth potential. According to the third sigma report published by SwissRe in 2019, China is expected to represent 20% of the global insurance market by 2029 and surpass the United States to become the largest insurance market globally by mid-2030s.

Segmentation of China’s insurance market

Product Segmentation

Among different types of insurance products, life insurance contributed to 55% of China’s total GWP in 2018, followed by property & casualty insurance and health insurance (including accident insurance), which accounted for 28% and 17%, respectively. Life insurance is expected to continue to account for the largest market share in China’s insurance industry, contributing 52% of total GWP in 2023. In particular, long-term life insurance is expected to account for 99% market share of life insurance in terms of GWP in 2023. Health insurance indicates the greatest growth potential with a projected CAGR of 20% from 2018 to 2023, where long-term health insurance is expected to account for 65% market share of health insurance in terms of GWP in 2023. As a result, long-term life and health insurance GWP is expected to grow from RMB2.4 trillion in 2018 to RMB4.5 trillion in 2023, accounting for 65% of GWP of China’s insurance industry.

Premiums of China’s insurance market by product

Channel Segmentation

Among various distribution channels, individual agent channel contributed to 42% of China’s total GWP in 2018, followed by bancassurance, direct sales, car dealer, independent insurance product and service platform and affiliated broker, which accounted for 29%, 14%, 11%, 2% and 2%, respectively. Among all these channels, independent insurance product and service platform channel is expected to show the highest growth by generating RMB695 billion GWP in 2023 with a CAGR of 60% from 2018 to 2023. Such significant growth is driven by its client-centric business model and its ability to provide comprehensive product offerings and professional advice/recommendations to assist clients in comparing and selecting insurance products.

Premiums of China’s insurance market by channel

Notes:	(1)	Car dealer refers to both OEM-backed agency companies and 4S stores.
(2)	Direct sales refers to direct mail, telemarketing and the internet sales of the insurance products by the insurance companies themselves.
(3)	Bancassurance refers to the sales of insurance products by the banks, where the banks can partner with different insurance companies and sell the insurance products for different insurance companies.
(4)

Affiliated broker refers to the companies having insurance brokerage licenses and binding relationships with some other insurance clients, and they normally only work for that specific company while offer limited / no products to others.

(5)	Independent product and service platform refers to companies with insurance agent or brokerage licenses. They are not affiliated with insurance companies or other insurance industry participants.
(6)	Individual agent refers to individuals with insurance agent licenses, who typically work for one specific insurance company and they can only offer the insurance products of that company.

Pain points of China’s Insurance Market

Pain points for insurance clients include:

•	Homogeneous product offering: Chinese insurers are offering homogeneous products that usually do not address personalized protection needs.

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Inferior purchase and service experience: (i) Chinese insurance clients may not have sufficient trust in individual insurance agents because the traditional offline agents typically don’t have professional insurance knowledge thus have developed the long-existing “inner circle sales model” and they are usually affiliated with specific insurance companies which lead to their lack of independence and inability to provide impartial advice to insurance clients; (ii) there is an increasingly higher communication barrier between insurance clients and traditional offline agents due to the growing age gap between them; and (iii) traditional insurance sales and claim settlement process involve an excessive amount of in-person meetings and paper work, which are time consuming and inefficient.

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Complex terms and high prices: Most life and health insurance products are sold through multi-layers of agents and brokers where each layer shares profits. Due to high distribution and sales costs, insurance products tend to have complex terms, often serving mixed protection and investment purposes, and insurance clients find the terms difficult to understand. Such insurance products not only deviate from insurance clients’ original protection needs but also are unnecessarily expensive and less accessible.

On the other hand, insurance companies suffer from the following pain points:

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Incumbent Insurers: Incumbent insurers rely heavily on an aging traditional individual agent group who may not be able to communicate effectively with the younger generation insurance clients due to differences in their age and levels of professionalism. In addition, these incumbent insurers suffer from high distribution cost due to the large population of their traditional individual agents, and slow premium growth due to challenges in recruiting new agents.

•	New Insurers: New insurers usually lack product know-how in local China market and need innovative sales strategies to penetrate the competitive market.

Emerging Opportunities for China’s Insurance Industry

We believe there are three core opportunities in China’s insurance industry:

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Online insurance market: The rapid development of the Internet has contributed to the younger generation’s habit of purchasing products online. The tech-savvy younger generation has transitioned to a life stage of forming families, which triggers their compelling needs of purchasing insurance products, and they prefer to do it online. Online distribution model fits the younger generation’s learning and consumption habit.

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Independent service platform business model: Individual insurance agents are usually affiliated with specific insurance companies. They may not be independent and may not provide impartial advice to insurance clients. Moreover, Chinese regulatory authorities promote the separation between production and distribution of insurance products to enhance the efficiency of the whole industry, a proven model in U.S. and Europe. Independent service platform with national coverage is in a better position to help insurance companies improve sales efficiency and speed up their ramp-up period. Therefore, online independent service platforms have been playing an increasingly more important role in the industry value chain, especially to younger generation.

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Long-term life and health insurance products focusing on protection: Benefiting from the growing long-term protection needs and enhanced product design capabilities, long-term life and health insurance segments hold the strongest growth potential among all types of insurance products. Multiple policies implemented by the PRC government in recent years have boosted the development of a protection-oriented long-term life and health insurance market. In addition, the cap imposed on the government’s payment for citizens’ medical claims amid the ongoing healthcare reform further heightened the demand for commercial long-term health insurance products.

China’s Online Insurance Market

CBIRC defines online insurance as the use of technologies, such as internet or mobile communication, for provision of insurance services by the online platforms of insurers and independent insurance product and service platforms.

There are three types of distribution channels in China’s online insurance market: direct sales channel, bancassurance channel and online independent insurance product and service platform channel. China’s online insurance market, measured by GWP, has increased significantly from RMB29.1 billion in 2013 to RMB184.5 billion in 2018, representing a CAGR of 45%, and is expected to further grow to RMB877.4 billion in 2023. Penetration rate of China’s online insurance market has increased from 2% in 2013 to 5% in 2018, and is expected to further expand to 13% in 2023.

Premiums of China’s online insurance market by product

Note:

(1)	Tightening regulatory policies, including Article 134, on savings products since 2017 led to the decline of life insurance premium.

Premiums of China’s online insurance market by channel

China’s Online Independent Insurance Product and Service Market

Among various types of distribution channels in China’s online insurance market, online independent insurance product and service platform market shows the greatest growth potential, underpinned by the growing number of tech-savvy consumers, advanced sales model, client-centric product and service offerings, and competitive operating efficiency. China’s online independent insurance product and service market, as measured by GWP, has expanded exponentially at a CAGR of 89% from RMB1.3 billion in 2013 to RMB32.1billion in 2018, and it is expected to further expand to RMB499.3 billion in 2023, accounting for 57% of China’s online insurance market in terms of GWP in 2023.

Online independent insurance product and service platforms provide both long-term and short-term products, as well as various types of insurance services, including product design, pricing range suggestion, marketing, distribution, underwriting assistance and claim management services.

Among different products, long-term insurance is most profitable for online independent insurance product and service platforms due to the large average premium per policy, generally higher commission rate and renewal income. However, the barriers of selling long-term insurance service products online are high, as insurance clients also value established brand name, accurate product recommendation and high-quality after-sales service when choosing insurance sales channels. According to the Oliver Wyman Report, Huize is the No. 1 online independent insurance product and service platform in the long-term life and health insurance sector as measured by GWP facilitated in 2018.

China’s insurance market sizing estimates

Notes:	(1)	China’s long-term life and health insurance sold through online independent insurance product and service platforms is expected to increase from RMB2.3 billion in 2018 to RMB267.3 billion in 2023.
(2)	Circle sizes are for illustration purpose only and are not necessarily proportionate to real market size.

In particular, the market segment for long-term life and health insurance products purchased via online independent insurance product and service platforms by younger generation in China is expected to grow from RMB1.8 billion in 2018 to RMB184.9 billion in 2023, representing a CAGR of 151% from 2018 to 2023. The major drivers behind the rapid growth of this market segment include: (i) the population of tech-savvy younger generation, (ii) the foregoing population’s participation ratio in long-term life and health insurance, (iii) the average number of long-term life and health policies per capita, (iv) the penetration ratio of online independent insurance product and service platform, and (v) the average premium per online long-term life and health policy. Additionally, compared to the US, China is still lagging behind in terms of average premium per policy and number of policies per capita, especially for long-term life and health insurance. Such disparity further highlights the huge growth potential for this market segment specifically, as well as China’s insurance market overall.

Comparison between the US and China

(All data as of 2018)

	Average Premium per Long-term L&H1 Policy		# of L&H Policies per Capita	# of Long-term L&H Policies per Capita	# of Long-term L&H Policies per Capita for Younger Generation (Age 20-40, Monthly Income > RMB10,000)
US	RMB13.0	k2	5.59	4.20	3.91
China	RMB3.5	k	0.57	0.43	0.40

Source: Oliver Wyman Report

Notes:	(1)	Life and health insurance excluding short-term medical reimbursement products, short-term accident products, universal products, and investment-linked products
(2)	FX: 1USD / RMB6.9

Our total addressable market (“TAM”)

Market size of long-term life and health insurance policies1 purchased on online independent insurance product and service platforms by younger generation in China

Source: Oliver Wyman Report

Notes:	(1)	Excluding short-term medical reimbursement products, short-term accident products, universal products, and investment-linked products
(2)	Online independent insurance product and service platforms

Key Success Factors in the Online Independent Insurance Market

•	Brand name: Sale of insurance products comes with uniqueness as brand recognition, market reputation and trust are critical for insurance clients’ purchase decision making.

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Service capabilities. Insurance products, especially long-term products, require high-touch consultancy and customer services to achieve sales. To succeed, insurance service providers need to better understand potential insurance clients’ needs so as to (i) recommend product portfolios suitable to them, and (ii) design and develop new products to meet the clients’ unmet demands.

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Understanding client needs. Online independent insurance product and service platforms with cutting-edge market intelligence and large pools of client behavioral data will gain competitive edge. They can use such information and data to recommend products or product portfolios to address insurance clients’ protection needs, and to design and develop tailor-made insurance products together with insurance companies.

•	Effective client acquisition: Online independent insurance product and service platforms are able to efficiently reach the retail end market and effectively convert user traffic to insurance clients.

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Expansion of product offerings: In order to achieve high customer stickiness and lifetime value, online independent insurance product and service platforms need to continuously offer suitable products for clients’ evolving needs at different stages of their life.

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A sizable business volume that enables steady cooperation with insurance companies: To ensure product attractiveness and service quality, online independent insurance product and service platforms need full support from insurance companies that offer insurance products on their platforms. Insurance companies tend to be more cooperative and supportive to partners that are able to generate meaningful business volume for them.

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Robust risk management capabilities: Although online independent insurance product and service platforms do not bear underwriting risks, insurance companies prefer such platforms to have strong risk management capabilities in order to maintain long-term cooperative relationship. The independent platforms rely on technologies, client data and actuarial/insurance know-how to effectively help manage insurance companies’ claim ratios.

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High operating efficiency: Streamlined processes to facilitate seamless transactions, including customer acquisition, product information presentation, intelligent underwriting, claim application and settlement, are desired by insurance clients.

BUSINESS

Our Mission

Our mission is to transform the way insurance policies are distributed and to become a trustworthy online insurance product and service platform.

Overview

We are a leading independent online insurance product and service platform in China. As a licensed insurance intermediary operating an online platform, we do not bear underwriting risks. We distribute on our platform insurance products underwritten by our insurer partners, and help them reach a large number of insurance clients. We primarily generate revenues from the insurance brokerage fees paid by our insurer partners. We believe, leveraging internet, technology and data analytics expertise, our business model enables us to reach the insurance retail market in a cost-effective manner.

Targeting the younger generation, we are dedicated to serving our insurance clients for their life-long insurance needs. Leveraging our online platform, we offer a wide variety of insurance products with a focus on long-term life and health insurance products. A substantial portion of these products have payment terms of 20 years or more, which are particularly suitable for our clients, and bring a whole new experience to them. We cooperate with our insure partners and help them increase insurance sales, improve efficiency and unlock profit potential. According to the Oliver Wyman Report, we were the largest independent online long-term life and health insurance product and service platform in China as measured by total GWP facilitated in 2018.

We have accumulated a large insurance client base. As of September 30, 2019, we had cumulatively served 6.0 million insurance clients. A substantial portion of our insurance client base are the younger generation, particularly life and health insurance clients. In the nine months ended September 30, 2019, the average age of insurance clients who purchased life and health insurance products through our platform was 32. The younger generation are typically tech-savvy, with strong preference to online transactions. Our online platform offers digitalized insurance experience and services efficiently and effectively through various internet and mobile internet channels, attracting the younger generation and meeting the growing trend in online insurance purchase.

In order to serve our clients’ protection needs, we offer a wide variety of insurance products with easy-to-understand terms and focusing on protection. Our products cover two major categories—life and health insurance products, and property & casualty insurance products. In the nine months ended September 30, 2019, we offered approximately 236 life and health insurance products and approximately 993 property & casualty insurance products. Our life and health insurance products contributed to approximately 90.6% of our brokerage income in the nine months ended September 30, 2019. In particular, long-term life and health insurance products, which typically generate higher commission fees, served as a driving factor for the significant increase in our operating revenue in 2018 and the nine months ended September 30, 2019, and may continue to serve as a key contributor to our revenue and further improve our results of operation. The long-term life and health insurance products we offered in the nine months ended September 30, 2019 accounted for 80.7% of the total first year premiums we facilitated in the nine months ended September 30, 2019. Our long-term life and health insurance products primarily consist of critical illness insurance products, typically offering a lump-sum payment to the insured if the insured is diagnosed with a major life-threatening illness as defined in the insurance policy. A substantial portion of these products have payment terms of 20 years or more. We believe that our insurance clients are at an early stage of establishing insurance protection for both themselves and their families. By focusing on long-term life and health insurance products, we create long-term engagement with our insurance clients, which we believe enables us to provide insurance services to our insurance clients along their life journey, generate long-term recurring revenues from commission fees, and accumulate multi-dimension data from such clients to improve our products development capabilities.

Our founding team began operating an online insurance intermediary business in 2006. Given our long operating history, we have a deep understanding of insurance clients’ profiles and behavior, which enables us to create accurate profiling, detailed segmentation and to effectively reach and acquire insurance clients. We convert client traffic to our platform through high quality services and efficient client management systems. Our insurance consultants are young professionals with similar age profiles as our insurance clients, and they empathically understand and click with our clients. We offer our insurance consultants with professional training to ensure that they have a solid understanding of insurance products and provide high quality services. We maintain and enhance engagement with our clients through digital channels that are popular among younger generations. We also offer high quality free educational content to the general public, and thereby continually build and enhance our “Huize” brand. We continue to explore our insurance clients’ potential needs throughout the different stages of their lifetime and serve them with the suitable products.

We have established business cooperations with a large group of insurance companies, who we refer to as our insurer partners. As of September 30, 2019, we cooperated with 68 insurer partners, representing a substantial portion of all licensed insurance companies in China. We empower our insurer partners to reach a massive and fragmented client base quickly, and enhance their insurance sales through our online platform. Our distribution capabilities are especially valuable for fast-growing insurance companies seeking efficient distribution channels. Serving as an effective distribution platform to our insurer partners, we have also integrated critical steps in the insurance policy distribution process, such as intelligent underwriting and in-force policy administration, in our system. We believe that this integration not only creates value for our insurer partners, but also enhances our own client data accumulation and risk management capabilities. In addition, supported by our insurance expertise, actuarial capabilities, risk management capabilities and the large amount of client behavior data we possess and analyze, we take initiatives in designing and developing tailor-made insurance products together with our insurer partners. Such collaboration not only solidifies our relationship with insurer partners, but also allows us to better serve clients’ protection needs and to capture evolving market opportunities. In the nine months ended September 30, 2019, approximately 40.4% of the GWP facilitated through our platform were contributed by tailor-made insurance products that we developed together with our insurer partners.

Through serving and supporting both insurance clients and insurer partners, we operate as an independent platform with a dual-engine business model. We provide insurance clients with high-quality client services, including suitable product recommendations, consulting service, intelligent underwriting and assistance in claim application and settlement, which significantly enhanced their transaction experience. Meanwhile, we believe we enable our insurer partners to reach a large insurance client base online in a cost-efficient manner, which enhances their sales volume and increase their margins. Leveraging our strong product distribution capabilities, rigorous risk management system and deep market insights, we believe our insurer partners are willing to offer more products with attractive terms on our platform, which in turn attracts more insurance clients, forming a virtuous cycle. Our founding team began operating an online insurance business under the “Huize” brand in 2006. We believe the 13 years of reputable track record in the industry and our powerful dual-engine model pose a significant entry barrier to potential competitors.

We have experienced substantial growth since our inception. The cumulative number of insurance clients we served increased from approximately 3.7 million as of December 31, 2017 to approximately 5.3 million as of December 31, 2018, and further to approximately 6.0 million as of September 30, 2019. The GWP we facilitated increased from RMB617.5 million in 2017 to RMB941.0 million in 2018. The GWP we facilitated in the nine months ended September 30, 2019 was approximately RMB1,371.8 million. We primarily generate revenues from the commission fees that we charge our insurer partners for facilitating insurance policies and generating premiums for them. Our focus on long-term life and health insurance products, which by its nature brings long-term and recurring revenues, enhances our financial visibility. Our total operating revenue increased from RMB263.3 million in 2017 to RMB508.8 million (US$71.2 million) in 2018, and increased from RMB329.7 million in the nine months ended September 30, 2018 to RMB735.1 million (US$102.8 million) in the nine months ended September 30, 2019. Our net loss was RMB97.0 million in 2017. Our net profit was RMB2.9 million (US$0.4 million) in 2018. We had net profit of RMB7.1 million and RMB22.5 million (US$3.1 million) in the nine months ended September 30, 2018 and 2019, respectively. Our adjusted net loss in 2017 was

RMB96.2 million, and our adjusted net profit in 2018 was RMB30.1 million (US$4.2 million). Our adjusted net profit was RMB20.8 million and RMB103.9 million (US$14.5 million) in the nine months ended September 30, 2018 and 2019, respectively. See “Summary Consolidated Financial and Operating Data—Non-GAAP Financial Measure.”

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Leading Position in the Industry Powered by our Dual-engine Business Model

We are a leading independent online insurance product and service platform in China, in terms of the number of industry participants we connect, the wide variety of insurance products we offer and the premiums we help generate. As of September 30, 2019, we had cumulatively connected approximately 6.0 million insurance clients and 50.0 million insured with 97 insurance companies. In the nine months ended September 30, 2019, we distributed approximately 10.0 million insurance policies with total GWP of approximately RMB1,371.8 million. In addition, our platform has the longest operating history among China’s independent online insurance product and service platforms, according to the Oliver Wyman Report. Throughout the years, we have accumulated exceptional insurance expertise, established our trustworthy “Huize” brand and built strong data and technology capabilities.

Our leading position is powered by our dual-engine business model that connects both insurance clients and insurer partners. We do not bear underwriting risks ourselves. Leveraging our insurance expertise and data and technology capabilities, we analyze risks our insurance clients are exposed to, and recommend insurance products suitable to their protection needs. Our broad product offerings, reasonable policy terms and superior transaction experience attract an increasing number of insurance clients to our platform. On the other hand, based on our strong track record operating in the industry, we have strong relationships with our insurer partners. We help them reach a large insurance customer base online, enhancing their sales volume and improving their margins. Our insurer partners are able to offer more products with favorable terms on our platform, which in turn attracts more insurance customers, forming a virtuous cycle. We also leverage our proprietary technologies and data capabilities to provide product development, intelligent underwriting and risk management solutions to our insurer partners, which we believe significantly improves their profit model and product distribution efficiency.

By connecting insurer partners and insurance clients through our platform, we create strong network effect that enhances our leading position in the industry. We attract an increasing number of insurance clients through our exceptional product offerings and high quality services. As a result of our fast-growing insurance client base, more insurer partners start to cooperate with us to unlock their profit potential, which in turn brings more insurance products offered on our platform with more attractive terms, further attracting more insurance clients. The strong network effect strengthens our leadership position as a go-to gateway in China’s online insurance industry.

Quality Client Base with Long-term Client Engagement

We offer insurance clients a seamless experience of accessing a wide spectrum of attractive insurance products. Our closed-loop online platform covers the entire insurance life cycle and provides insurance clients with one-stop services and streamlined transaction experience. A substantial portion of our clients are younger generation, who tend to be well-educated and tech-savvy. These clients typically are more amenable to learn insurance related knowledge, and enjoy online consumption and investment. According to the information provided by our clients, in the nine months ended September 30, 2019, the average age of those who purchased life and health insurance products was 32.

Our focus on long-term life and health insurance is suitable for the needs of our young client base. As the younger generation are at an early stage of developing their insurance needs, we believe we can satisfy their long-term insurance needs and provide them with compelling insurance experience, hence retain them and keep them engaged on our platform for 20 to 30 years. We were the largest among independent online long-term life and health insurance product and service platforms in terms of GWP facilitated in 2018, according to the Oliver Wyman Report. Our quality products and services offering encourage repeat clients. As of September 30, 2019, each of our individual clients has accumulatively purchased an average of 2.7 insurance policies. Our clients’ protection needs evolve as they move through different life stages. We believe that we are able to keep them engaged with our broad product offering and services, meeting their life-long insurance needs.

Effective Client Acquisition and Retention

Given our long operating history, we have a deep understanding of the different scenarios that give rise to clients’ insurance needs, the various products that are suitable to particular client segments, and the client profiles that tend to pose heightened risk of fraud. This enables us to create accurate profiling, detailed segmentation and effectively reach and acquire insurance clients supported by our IT and big data system. We convert client traffic to our platform through high quality services and efficient client management systems. Our insurance consultants are young professionals with similar age profiles as our insurance clients, and they empathically understand and click with our clients. We offer our insurance consultants with professional training to ensure that they have a solid understanding of insurance products and provide high quality services. Our data and technology capabilities enable us to understand client behaviors and preferences. We maintain and enhance engagement with our clients through various digital channels, such as WeChat groups, other social network groups and online educational platforms. By offering high quality free educational content to the general public, our “Huize” brand has been associated with trustworthy insurance products and services. We calculate our client acquisition cost as the aggregate cost of channel cost for indirect marketing, and advertising and marketing expenses for direct marketing. Our brokerage commission income per insurance policy over client acquisition cost was 139%, 164% and 161% in 2017, 2018 and the nine months ended September 30, 2019, respectively.

We enhance client stickiness by analyzing clients’ risk exposures along their life journeys, and providing real-time services, streamlined transaction experience, diversified product offerings to serve clients’ life-term protection needs. We continue to explore our insurance clients’ potential needs throughout the different stages of their lifetime and serve them with the suitable products.

Outstanding Product Design and Development Capabilities Powered by Data

We cooperate with our insurer partners to design and develop tailor-made insurance products to better serve our insurance clients’ diversified protection needs. Our innovative product design capabilities are rooted in our exceptional insurance knowhow, business intelligence and our customer data accumulation technologies. As a pioneer in China’s independent online insurance product and service industry, we had accumulated a large amount of real user data and transaction data. The high-quality data we accumulated covers a large variety of dimensions, including multiple factors for client profiling, insurance behavior data, and underwriting and claim settlement details across different products. In particular, the massive insurance transaction data enable in-depth understanding of client needs for specific protection, product design mechanism and accurate risk-based pricing and underwriting, and further helps quick digitalization of product components.

In the nine months ended September 30, 2019, we offered eight life and health insurance products we designed and developed together with our insurer partners and five of them ranked among the top 10 sellers of the long-term life and health insurance products on our platform in the same period. The first-year premiums from life and health insurance products we designed and developed together with our insurer partners amounted to RMB456.4 million in the nine months ended September 30, 2019, contributing to 52.8% of the first-year premium of life and health insurance products we facilitated during the same period. We are able to design a life and health insurance product within two to three months. This allows us to quickly upgrade our product offerings and capture evolving market opportunities. For all the tailor-made life and health insurance products we design, we possess the intellectual properties of the product names and all their subsequent upgrades.

Strong Technology Infrastructure and Data Analytics Capability

Leveraging our long operating experience in the industry, we have developed a technology system catering to insurance transactions and services, with a focus on long-term insurance products. It is well integrated with the systems of many insurance companies, and designed to address the nuances of our industry. Our system enables a seamless insurance transaction experience, catering to the younger generation’s demand for efficient online purchase.

Our technology system is key to our ability of providing insurance products and services online. It empowers various aspects of our business. It captures a broad spectrum of client and product information. Through massive client data accumulated on our platform, we are able to generate comprehensive profiling of various types of insurance clients. This allows for accurate client segmentation and product recommendation. Our technology system also helps optimize transaction processes. From insurance clients’ perspective, our proprietary intelligent underwriting system greatly optimizes their transaction experience. They can easily identify their pre-existing conditions without providing a large amount of paperwork under the system. With the help of our insurance consultants equipped with various digital tools, they can easily understand product features and policy terms, which further improves the transaction efficiency. From our insurance partners’ perspective, our intelligent underwriting system is integrated with those of insurance companies and reflects their risk management requirements. The more insurer partners we integrate with, the more robust our intelligent underwriting system becomes. Furthermore, our technology system enables us to provide value-added services. For example, our policy management system allows a client to aggregate policies for the client and his/her family, and recommends how the client can optimize his/her insurance portfolio based on risk exposure. We also keep detailed records of all correspondences between us and our clients, ensuring transparency and building their trust with us.

Visionary and Experienced Management and Entrepreneurial Corporate Culture

Our professional and visionary management team possess extensive experience and knowledge in both insurance and technology sectors. They are pioneers of the online insurance product and service industry in China and lead us to success. In particular, Mr. Cunjun Ma, our visionary founder and chief executive officer, has over 23 years’ successful experience of leading both insurance companies and insurance service companies. Mr. Li Jiang, our chief operating officer, has 16 years’ insurance industry experience, including over a decade’s experience as senior manager at AIG Insurance and Starr Insurance. Our dedicated management has an average of more than ten years of relevant industry experience in insurance service, information technology, marketing and business development, and big data analytics and artificial intelligence technologies.

Under the leadership of our management team, we have developed strong execution capabilities that have enhanced our leading position in this industry and our current scale of operation. We have also developed corporate culture of delivering the virtue of insurance to our clients that is committed to social responsibility, which we believe is the foundation to create such an innovative business model in the online insurance product and service industry. Our corporate culture is also the driving force to attract, retain and motivate top industry talents to continue our innovation and breakthroughs in the industry.

Our Strategies

We intend to achieve our mission and our further growth by pursuing the following strategies:

Expand Client Base and Enhance Client Engagement

We believe superior client experience and broad value proposition that we offer to insurance clients are key to a trusted insurance product and service platform. We intend to continue to enhance our service capabilities and develop additional features on our platform, thereby effectively acquiring and retaining more clients through word-of-mouth. Supported by our marketing team and user traffic channels, we will further raise our brand awareness and tap into underserved customer segments, capturing ample potential market opportunities. We will continue to conduct accurate market analysis and empower our insurance consulting team with advanced service tools. We will also continue to explore partnership with new user traffic channels and optimize our channel management to acquire more clients and to further improve efficiency in user conversion.

We aim at growing with our insurance clients and becoming their life-long insurance service provider. We aim to maximize their life time value through exploring multiple business opportunities and expand solutions along industry value chain, including expanding our product offerings to meet the evolving and growing client protection needs. For example, we plan to provide selective financial products to our insurance clients. We strive to ensure services we offer to our clients maintain high quality and invest in client retention and enhance client engagement along the 20-30 years while the clients’ insurance policies are in effect.

Deepen Our Cooperative Relationships with Insurer Partners

We believe strengthened relationship with insurer partners will reinforce our dual-engine model and enhance our competitive edge. We plan to deepen our relationship with insurer partners through our strong product design and distribution capabilities. We intend to optimize all aspects of transaction processes together with our insurer partners, including but not limited to, system integration, in-force policy administration, intelligent underwriting and claim settlement. In particular, we intend to continue to invest in our system supporting intelligent underwriting, policy management and claim settlement. We intend to invest in data analytics to improve our risk-based pricing capabilities, and continuously improve effectiveness of intelligent underwriting with insurer partners’ input in complicated cases. We also plan to invest in our IT system to improve efficiency of policy management and claim settlement process, to offer insurance clients a streamlined transaction experience. Our cooperation model with insurer partners provides us with sufficient flexibility to adapt to diverse and evolving needs from different insurance partners. In light of the changing regulatory framework of this evolving industry, we plan to work closely with our insurer partners and deploy reasonable resources to ensure compliance with the changing laws and regulations promulgated and implemented by regulatory authorities.

Offer More Products and Develop More Co-branded Products

We plan to expand our product offerings and design more co-branded products with our insurer partners through our enhanced data capabilities and deepened industry expertise. We strive to accumulate more useful client and transaction data, enhance our data storage and integration capacities, improve data processing efficiency, and optimize our data analysis algorithms. Leveraging our strengthened data capabilities, we will be able to better identify market needs that have not been addressed and evaluate risks associated with insurance terms. Through our in-house actuarial talents with in-depth industry expertise and joint efforts with our insurer / re-insurer partners, we will continuously expand and diversify the insurance products offered on our platform, especially our self-designed insurance products. We intend to keep focusing on the IP protection of our flagship insurance products, and upgrade the products promptly in response to fast-changing market trends.

Invest in Technology to Improve Operating Efficiency and Further Enhance Profitability

Data and technology capabilities are critical not only to the efficiency of client acquisition and retention, but also important to our platform operation. Enhanced data and technologies will improve every single aspect of our operations, including, among others, product design and development, product interpretation, intelligent underwriting, order placement, and claim settlement. We expect to apply data and technologies to facilitate our risk management system, especially in the further development of our blacklist database and facial recognition system. We will also harness our growing data analytics capabilities to conduct marketing and business development activities in a more cost-efficient manner. Leveraging our evolving data and technology capabilities, we plan to improve operating efficiency in general and enhance profitability to a greater extent.

Selectively Grow Through Mergers & Acquisitions and Overseas Expansion

In addition to growing our business organically, we may selectively consider acquisition opportunities along the insurance value chain that complement our business and operations, such as investment in other insurance brokerage companies. This may include opportunities to expand our client base and strengthen our technology infrastructure and data analytics capabilities. In addition, we may strategically expand in overseas markets to implement mature business model and operational expertise for new client groups across geographies in a cost-effective manner.

Our Online Platform

We operate an independent online insurance product and service platform in China. On our platform, we provide insurance clients with a one-stop insurance experience. We distribute through our platform various insurance products underwritten by our insurer partners, some of which are products we designed and developed together with our insurer partners, and we do not assume underwriting risks ourselves. We offer easy interpretation and presentation of insurance policy terms to help insurance clients make informed decisions when purchasing insurance products. We provide services to insurance clients at various stages of the insurance transaction and in-force period to improve client experience and increase client stickiness. On our platform, we connect insurer partners efficiently with a massive base of insurance clients and enhance their insurance sales. The total number of the insured we served increased from approximately 31.2 million as of December 31, 2017 to approximately 41.8 million as of December 31, 2018, and further to approximately 50.0 million as of September 30, 2019.

The following chart sets out participants on our platform, and how their interactions form a virtuous cycle:

A Leading Independent Online Insurance Product and Service Platform in China

We provide our services to our insurance clients mainly at the following stages.

The transaction experience offered on our platform is simple and smooth as illustrated in below chart. In particular, our intelligent underwriting system enables risk analysis and management early on in the transaction process.

Note:	The number in charts are estimates for illustration purpose only.

Access to Our Online Platform for Insurance Clients

Insurance clients can access our online platform on internet and mobile internet, including our websites, our mobile app, our WeChat official account and our WeChat mini program.

Our Websites

We primarily operate three websites: www.huize.com, www.qixin18.com and www.xiebao18.com. Our main website is www.huize.com, through which we offer substantially all of our insurance products, manage our insurance clients and insurance policies, and provide client services. Our main website covers every stage of insurance transactions, including product search, policy interpretation, online live consultation, intelligent underwriting, product purchase, policy management and claim settlement. Below is a screenshot of the homepage of www.huize.com:

www.qixin18.com is a platform we developed to connect to and cooperate with our user traffic channels, where we provide them with order placement SaaS system, user account management system, and various mobile-end tools to enhance our user traffic channels’ efficiency in directing client traffic. www.xiebao18.com primarily focuses on corporate insurance products and travel insurance products.

Mobile Platforms

In response to the prevalence of smartphone usage and smartphone users’ growing preference of acquiring information and conducting transactions on mobile devices, we have developed our “Huize Insurance” mobile app, and have established our official account and mini program on the WeChat platform.

“Huize Insurance” App

We launched our “Huize Insurance” app in November 2015 and December 2015 compatible to Android and iOS systems, respectively. Our “Huize Insurance” app offers similar functions and features as our main website catering to app users’ needs. For example, clients can seek advice from our insurance consultants on various questions such as adequacy of their insurance coverage, terms of specific insurance products, and their eligibility for specific insurance products. Below are screen shots of our “Huize Insurance” app, illustrating its key functions and features:

WeChat Official Account and Mini-program

We launched our WeChat official account in March 2014. While our WeChat also offers insurance transaction service, it mainly focuses on providing insurance education to potential insurance clients. It provides users with convenient access to our main website and mobile app download page, and posts various surveys and other education content aimed at enhancing user awareness of insurance needs and deepening user understanding of insurance products.

We publish articles and reports through our WeChat official account regularly. The articles and reports cover a wide range of insurance-related topics, including, among others, discovery of suitable insurance products for users and their families, comparisons of insurance products within certain product categories, and recommendations of insurance products offered on our platform.

As WeChat has become a daily communication and information acquisition tool for a massive base of smart phone users in China, we also launched a WeChat mini program in February 2017 to better reach and serve users on our WeChat platform. Our WeChat mini program covers most functions of our mobile app.

While we primarily serve our insurance clients through our online platform, we also provide insurance services to a small portion of insurance clients offline as a supplement to our online business.

Our Insurance Clients

We have a large and growing base of insurance clients. We define our insurance clients as purchasers of the insurance policies we distribute, including individual clients, who contribute to most of our revenues, and corporate clients. As of December 31, 2017 and 2018, the cumulative number of our insurance clients was approximately 3.7 million and 5.3 million, respectively. As we continue to expand our product offerings, enhance our brand recognition and reputation, and deepen our cooperation with insurer partners and user traffic channels, we expect our client base to continue to grow.

We focus on serving the younger generation who are relatively well-educated, tech-savvy, more willing to learn insurance related knowledge, and tend to enjoy online consumption and investment. In 2018, the average age of those who purchased life and health insurance products through our platform was 33.

Geographical wise, clients in first-tier cities in China, including Beijing, Shanghai, Shenzhen and Guangzhou, generally have more disposable income. In recent years, we have seen a trend of growing client needs for insurance products in other cities, which will enable us to grow our client base in more geographical areas. As of September 30, 2019, the higher-tier cities in terms of number of insurance clients accounted for 55.6% of our insurance client base. In addition to our China business, we also offer insurance products to insurance clients in Hong Kong through our Hong Kong subsidiaries.

We aim at serving lifetime insurance needs of our clients and their families. We believe that most insurance clients are attracted by our high quality product and service offerings to become our repeat clients after purchasing a first insurance policy on our platform. More importantly, the diversity of insurance products on our platform allows us to serve a variety of insurance clients at different stages of their lives. We believe that the variety of products and comprehensive services we offer will ensure client satisfaction, which in turn promotes client loyalty.

Insurance experience offered by traditional industry participants is believed to be time-consuming. We are dedicated to providing best-in-class client experience, which helps transform the industry norm. Our platform provides insurance clients with easy discovery and convenient access to a wide spectrum of insurance products and seamless transaction process. We provide recommendations of products that we believe are suitable for our potential and existing insurance clients based on the information they provide and the data that our platform collects and analyzes. We offer insurance clients a secure environment under a trusted brand, where they can acquire useful insurance knowledge and information on personal and family insurance package planning. The comprehensive suite of client services we provide make the whole insurance experience simple and smooth. The superior client experience we offer enhances client loyalty and encourages repeat purchase. As of September 30, 2019, each of our accumulative individual clients had accumulatively purchased an average of 2.7 insurance policies. Our average first year premiums for long-term life and health insurance products per policy increased from RMB2,586 in 2017 to RMB2,727 in 2018, and to RMB3,264 in the nine months ended September 30, 2019.

Services to Insurance Clients

Below chart illustrates the service process we provide to an insurance client after he/she comes to our platform.

(a) Assistance in Finding the Right Product

•	Product information

We provide product information that is reader-friendly and easy to interpret, including illustrative graphics and case studies for each insurance product offered to facilitate clients’ understanding of policy terms. Moreover, if insurance clients still have questions after reading these materials, they can seek advice from our insurance consultation team or reach out to our client service representatives.

•	A broad selection of product offering

We offer various categories of insurance products on our platform. For each insurance product category, we offer a broad selection of insurance products, giving insurance clients adequate options to choose from. Therefore, we are able to serve insurance clients’ protection needs in different scenarios and at different life stages. Our broad product offering also allows us to recommend to clients insurance product portfolios, which are typically more cost-efficient compared with a simple combination of multiple insurance policies.

•	Insurance product recommendation

For each client, our platform will generate a set of recommendations based on the client’s profile, information provided by the client and his/her browsing footprint on our platform, focusing on the client’s personal protection needs. Clients have the flexibility to browse through as many products as they wish, but with the significant number of insurance products available, our recommendation service plays a critical role in matching clients with the most suitable insurance products.

•	Consulting service

We employ insurance consultants with expertise in insurance industry and substantial experience to facilitate clients to make informed decisions when selecting insurance products. Each insurance consultant is required to complete mandatory trainings by experienced managers on subjects, such as insurance products knowledge and communication skills. Our insurance consultants are young professionals who empathically understand and click with our clients. As of September 30, 2019, our insurance consultants team consisted of 310 members. Before selecting a product, clients can make an appointment for consultation on our platform, and our insurance consultants are expected to contact them by phone within one business day. Our insurance consultants are capable of not only answering basic questions on insurance products, but also analyzing clients’ risk profile and insurance needs, providing recommendations with respect to insurance products, and assisting clients and their families with insurance planning. After conducting a thorough assessment on the risks insurance clients and their families are exposed to, our insurance consultants recommend insurance products, and in some cases, insurance portfolio that provide comprehensive protection at competitive price, to insurance clients.

We empower our insurance consultants with our self-built digital tools, mainly including a vertical insurance database and client behavior tracking system. The database covers comprehensive information of insurance products available on the market, both online and offline. Insurance consultants can quickly retrieve product information from the database and present to clients comparison among insurance products. Our client behavior tracking system analyzes the clients’ browsing records and transaction records from various dimensions, and evaluates clients’ insurance needs and purchase preference. This allows our insurance consultants to predict clients’ concerns and queries before starting consultation sessions with clients, which substantially improves consulting efficiency.

(b) Providing Superior Transaction Experience

•	Intelligent underwriting

We have built a proprietary intelligent underwriting system that automates the whole underwriting process with data analytical technology. For each insurance product, we code the underwriting criteria set by the insurer into our intelligent underwriting system, which allows the system to automatically evaluate whether a client is eligible for the product and whether the special terms in the insurance policy are triggered based on a series of set questions. As an insurance intermediary, we do not make underwriting decisions or bear underwriting risks by ourselves. For life and health insurance products, the underwriting criteria mainly include age, gender, health condition, life style and financial status of the insured, and vary from product to product based on the requirements set by the respective insurer. We incur research and development expenses for the development of our intelligent underwriting system, and selling expenses for the labor costs related to our client service team. For property & casualty insurance products, the insurer partners are solely responsible for the underwriting process, and we do not incur cost and expenses therefrom.

The intelligent underwriting system greatly optimizes the insurance experience for the insurance clients, as it reduces the amount of paperwork needed, saves the efforts of talking to a human insurance advisor about the client’s medical history, and offers much faster digitalized policy processing. In addition, the codified criteria enables the assessment of a wide variety of pre-existing conditions, resulting in more accurate evaluation of a client’s eligibility and reducing the rate of rejection by insurance companies.

•	Claim application and settlement service

We act as the insurance clients’ trusted point of contact when risks covered by insurance policies realize. We assist insurance clients in the claim settlement process, but do not make claim decisions as an insurance intermediary. After receiving a claim settlement application from an insurance client, we review relevant materials provided by the client, assist with preparing necessary documents and information required to support the client’s claim, submit the claim with the insurer on the client’s behalf, and handle all communications with the insurer. We incur research and development expenses for the development of our claim settlement system, and selling expenses for the labor costs related to our client service team.

Our expertise in the insurance industry equips us with a clear understanding in the claim requirements set by our insurer partners, thus allowing us to effectively help clients prepare all necessary documents. The long-term cooperative relationships we have established with our insurer partners and our rich experience in representing clients’ interests allow us to settle claims thoroughly and effectively for as fast as two days. Our insurance clients can track the claim settlement progress through our online platform.

•	Client service

In addition to the insurance consultants team, we also have a dedicated client service team in charge of addressing basic client queries and providing all-round client services, consisting of 103 client service representatives as of September 30, 2019. Our client service team help insurance clients navigate smoothly through the insurance transaction process, assist in claim application and settlement, and respond to client complaints to ensure client satisfaction. We choose our client services representatives from candidates who have good communication skills and high client service ethics, and we provide rigorous training to our new recruits. We conduct ongoing evaluations of our client service representatives and provide periodic training to develop their skills.

Upon receiving a piece of client complaint, our service representative will extract and go through chat records and transaction records of the client, reach out to the client by phone, and resolve the issue. We believe we are able to maintain high client satisfaction rate. As of September 30, 2019, we had not experienced any material client complaints or claims.

Our Insurer Partners

As of September 30, 2019, we cooperated with 68 insurer partners, including 38 life and health insurance companies, and 30 property & casualty insurance companies. Some of our insurer partners also cooperate with reinsurance companies to underwrite insurance products offered on our platform. We believe that with the continuous growth of our brand recognition, reputation and client base, we will be able to strengthen the cooperation with our existing insurer partners while attracting more insurance companies to build cooperative relationships with us. Our four largest insurer partners in terms of operating revenue contribution aggregately accounted for 53% and 62% of our total operating revenue in the nine months ended September 30, 2018 and 2019, respectively.

We typically enter into cooperative agreements for an initial term of one to three years with our insurer partners, some of which can be automatically renewed for certain period of time unless prior notice is provided by either party to terminate the agreement. Pursuant to the terms of such cooperative agreements, we market and present the insurance products underwritten by our insurer partners through online channels to potential insurance clients and facilitate the sales of such insurance products. We ensure the smooth operation of our platform. We collect premiums of the insurance products we facilitate and remit the premiums in full to the insurer partners on a monthly basis according to the cooperative agreements. Our insurer partners issue policies and provide settlement, and pay us commission fees based on a percentage of the premiums we facilitate. Both parties should keep all client information and data confidential and conduct their respective business in compliance with applicable laws, regulations and rules. Most insurer partners demand a threshold for the percentage of clients that renew their insurance policies in the 13th month of the insurance term. If we do not meet such threshold, the renewal brokerage commission will be adjusted to zero, or the insurer partners have the right to terminate their authorization for us to sell the relevant insurance products. Generally, in the event either party breaches the terms and provisions under the cooperative agreements, the non-breaching party is entitled to unilaterally terminate the agreement and receive damages for the loss incurred. We are not contractually required to provide additional services, such as intelligent underwriting, in-force policy administration and claim settlement services to the insurance clients we serve. We offer these services in order to enhance clients’ transaction experience that facilitates the maintenance and growth of our client base, which in turn strengthens our relationships with insurer partners.

We empower our insurer partners to improve their operational efficiency and acquire massive clients online. In addition, we offer superior, cost-effective client service solutions, enabling insurer partners to receive feedbacks to the insurance products they underwrite and complete digitalized claim settlement in a timely manner. Leveraging our data capabilities, our client segmentation and selection process helps insurer partners effectively grow their client base and manage risks.

We provide a series of services to our insurer partners, including system integration and product design and development services. For each insurer partner, we offer technology support to adapt their system to our platform to ensure a smooth transaction process. An increasing number of insurer partners have integrated with our system, making our system more robust. We also proactively collaborate with those insurer partners that we have established a long and stable relationship with to design and develop insurance products together. For our cooperation in designing and developing insurance products, we present our product design ideas and pricing range suggestions to them after we have built a model and conducted actuarial, while the insurer partner files the product with the China Banking and Insurance Regulatory Commission to ensure regulatory compliance before we launch such product on our platform.

Our Product Offerings

We offer two broad categories of insurance products: life and health insurance products and property & casualty insurance products, both of which contain products we designed and developed together with insurer partners. The insurance products we offer on our online platform are underwritten by our insurer partners. Our platform offered approximately 1,229 insurance products in the nine months ended September 30, 2019, including approximately 236 life and health insurance products, and approximately 993 property & casualty insurance products.

Below table sets forth the categories of insurance products we offered and the contribution of each category in 2017, 2018 and the nine months ended September 30, 2019:

Type of Insurance Products	Sub-Category	No. of Policies in 2017 (in thousand)	No. of Policies in 2018 (in thousand)	No. of Policies in the nine months ended September 30, 2019 (in thousand)	First-year Premiums in 2017 (in RMB million)	First-year Premiums in 2018 (in RMB million)	First-year Premiums in the nine months ended September 30, 2019 (in RMB million)	GWP in 2017 (in RMB million)	GWP in 2018 (in RMB million)	GWP in the nine months ended September 30, 2019 (in RMB million)	Operating(1) Revenues Contributed in 2017 (in RMB million)	Operating(1) Revenues Contributed in 2018 (in RMB million)	Operating Revenues Contributed in the nine months ended September 30, 2019 (in RMB million)
Life and Health Insurance Products	Long-term health insurance products	41.3	135.8	202.2	112.6	391.5	747.3	188.8	561.7	1,057.6	111.5	340.1	599.6
	Short-term health insurance products	111.0	79.1	81.6	26.1	30.1	35.7	26.1	30.1	35.7	8.6	8.4	9.2
	Life insurance products	11.9	23.7	51.8	24.8	43.4	81.5	32.9	64.4	115.4	12.8	22.5	51.1
Property & casualty insurance products		9,024.2	14,803.3	9,664.5	369.7	284.8	163.0	369.7	284.8	163.0	118.7	132.5	68.6

Note:	(1)	In calculating operating revenues each type of insurance product contributed, we only took into consideration our business operation in Mainland China.

Life and Health Insurance Products

The life and health insurance products listed on our platform include long-term health insurance products, short-term health insurance products and life insurance products. Our dedicated product design team with strong actuarial background design and develop tailor-made life and health insurance products to cater to client’s personal protection needs. In 2017, 2018 and the nine months ended September 30, 2019, we offered approximately 173, 193 and 236 life and health insurance products, respectively, and distributed 164,082, 238,585 and 335,578 life and health insurance policies, respectively.

(a) Long-term Health Insurance Products

The long-term health insurance products on our platform, primarily consisting of critical illness insurance products, typically offer a lump-sum payment to the insured if the insured is diagnosed with one of the conditions or a major life-threatening illness as defined in the insurance policy. The amounts of claims for long-term health insurance products in China are typically specified in the insurance policies, rather than determined based on the actual medical expenses. The long-term health insurance products typically address insurance clients’ needs for both medical treatment and after-care services.

Taking advantage of our actuarial capabilities and our expertise in long-term health insurance products, we analyze clients’ potential insurance needs and design tailor-made insurance products accordingly. For a given new product idea, we build a model, conduct actuarial analysis, draw a preliminary price range, and proactively reach out to our insurer partners to discuss such product. After the cooperating insurer partner determines the final terms of the product, it files the product with the China Banking and Insurance Regulatory Commission and then launch the product on our platform. The product design and development process typically takes approximately three months. In the nine months ended September 30, 2019, premiums achieved from our tailor-made long-term health insurance products account for 41.3% of total premiums of our life and health insurance products from the same period.

We cooperated with an insurer partner to design and develop Darwin No. 1 ( ), which was launched in August 2018. Darwin No. 1 is a long-term health insurance product underwritten by Fosun United Health Insurance Co., Ltd. that issues additional claim payment to the insured if the insured has suffered minor health before critical illness covered under the insurance policy. In addition, Darwin No. 1 issues payment to the beneficiary if his/her life terminates. Compared with most insurance products available in China, we believe that Darwin No. 1 offers more comprehensive protection, as measured with scope of diseases and claim payment arrangements, with more competitive price. From its launch in August 2018 to September 30, 2019, Darwin No. 1 was purchased 25,970 times and contributed RMB133.7 million of GWP. As the trade mark right owner of Darwin No. 1, we hold initiative in developing a series of comparably popular Darwin No. 1 products in the future, and can choose the most suitable insurer partners to work with in such efforts. Other popular long-term health insurance products we have designed and developed include Hui Xin An ( ) underwritten by Hexie Health Insurance Co., Ltd. and Defender No. 2 ( ) underwritten by Fosun United Health Insurance Co., Ltd.

(b) Short-term Health Insurance Products

Short-term health insurance products we offer provide illness and disease insurance protections and medical benefits during a period that is usually shorter than one year from the effective date of the policy. Popular health insurance products on our platform include Ping An E Health Insurance ( ) underwritten by PingAn Health Insurance, Smart 99 Health Insurance ( ) underwritten by Anxin Insurance, and Joy Life Health Insurance ( ) underwritten by Fosun Health Insurance.

(c) Life Insurance Products

We offer term life insurance products and whole life insurance products on our platform. The term life insurance products we offer provide life insurance for the insured for a specified time period or until the attainment of a certain age, in return for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 20 years. Popular term life insurance products on our online platform include Rui He Term Life Insurance ( ) underwritten by Old Mutual-Guodian Life Insurance and Xing An Term Life Insurance ( ) underwritten by Pramerica Fosun Life Insurance.

The whole life insurance products we offer provide life insurance for the insured’s entire life in exchange for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 20 years, or until the insured reaches a certain age. The face amount of the policy is paid upon the death of the insured. Currently, we only offer one type of whole life insurance product on our online platform, the Hongli Xiangchuan Whole Life Insurance ( ).

Property & Casualty Insurance Products

The property & casualty insurance products we distribute include travel insurance products, individual casualty insurance products and corporate liability insurance. In 2017, 2018 and the nine months ended September 30, 2019, we offered approximately 949, 974 and 993 property & casualty insurance products, respectively, and distributed approximately 9.0 million, 14.8 million and 9.7 million property & casualty insurance policies, respectively.

(a) Travel Insurance Products

We aim to offer innovative and simple solutions for travelers covering every aspect of their travel plans. The travel insurance products we offer cover risks relating to international travel, domestic travel, and outdoor sports.

Most of our travel insurance products are customized scenario-based products. For example, for a tour group with members participating in various types of risky activities, we design different insurance policies depending on the specific activities each group member participates in. Through making the risks covered under each insurance policy specific, we make travel insurance products more cost-effective for insurance clients. In addition, we have the expertise to analyze the risks under each insurance policy, which effectively helps our insurer partners manage claims.

(b) Individual Casualty Insurance Products

The individual casualty insurance products we offer on our platform generally provide a guaranteed benefit in the event of death or disability of the insured as a result of an accident during the coverage period, which is typically less than one year. These products typically require only a single premium payment during the coverage period.

(c) Corporate Insurance Products

In addition to the insurance products for individuals, we also offer commercial property insurance and cargo insurance for corporate insurance clients. We offer various types of corporate liability insurance, including but not limited to public liability insurance, employer liability insurance, and product liability insurance. The cargo insurance products we offer on our platform include, among others, logistics liability insurance, international freight forwarder liability insurance, and international cargo bill of lading liability insurance.

Case Study

Case One: How We Serve a Client’s Long-term Insurance Needs

In July 2017, after preliminary communication with a traditional offline insurance agent, 36-year-old Ms. Chen browsed critical illness insurance products online and came to our platform through a search engine result. In order to give Ms. Chen a quick experience in online insurance transaction and our platform, one of our insurance consultants gave Ms. Chen a 30-day traffic accident insurance policy for free. Her concern over the security of online insurance transaction was soon addressed.

The insurance consultant subsequently recommended a portfolio of critical illness insurance products for Ms. Chen’s daughter, with an annual premium of RMB700 less than the insurance product recommended by an offline insurance agent and 20 more critical illness and six minor illness covered. Ms. Chen purchased the portfolio. In December 2017, Ms. Chen purchased the new type of multi-payment critical illness insurance product launched on our platform for her daughter, her husband and herself, making sure that the whole family are under insurance protection. In July 2018, Ms. Chen purchased a double the sum assured insurance product for children’s specific diseases for her daughter, and a couple mutual critical illness insurance for her husband and herself on our platform.

Case Two: Our Product Design and Development Process

In 2017, upon market demand analysis, we noticed that there were no online children critical illness insurance products with high insurance amount for children available on the market. The average insurance coverage amount for children critical illness insurance products was between RMB200,000 to RMB300,000, which could hardly meet the growing medical expenses. Parents have to purchase multiple critical illness insurance products for their children, including short-term insurance products, which could be not only expensive, but also difficult to manage.

In order to address this market demand, we designed Hui Xin An, the first critical illness insurance products customized for children with insurance coverage amount of over RMB1 million. We set the amount to over RMB600,000, and specifically set double claim payment for eight types of high frequency children diseases. Hui Xin An covers not only the surgery expense, but also post-surgery anti-discharge fees, nutrition fees, nursing fees, among others. Hui Xin An was proved popular as soon as its launch. In the nine months ended September 30, 2019, we sold over 14,000 Hui Xin An insurance policies and facilitated approximately RMB35.8 million of GWP. Hui Xin An was awarded the Jin Nuo brand annual health insurance brand by China Insurance News, and was awarded as the most popular insurance product of the year by Information Times.

Case Three: Fee Arrangement with Our Insurer Partners

In November 2017, we entered into an insurance brokerage business cooperation agreement with a life and health insurance company, Insurer Partner A. Under the agreement, for an insurance policy with a payment term of 20 years, the brokerage commission fee we charge Insurer Partner A as a percentage of the first-year premium paid by the insurance client is 82%, 25%, 10%, 10% and 5%, respectively, for the first five years of the policy term. The total brokerage commission fee we charge is 132% of the first-year premium.

In July 2017, we entered into an online insurance brokerage business cooperation agreement with a property & casualty insurance company, Insurer Partner B. Under the agreement, the brokerage commission fee we charge Insurer Partner B is 40% of the premium paid by the insurance client.

Our Fee Model

For each insurance policy we sell through our platform, we charge the insurer a first-year commission fee ranging from 7% to 110% of the first-year premium, based on the type of the insurance, the specific product, and our relationship with each insurer partner. Below table shows the commission fee ranges we charge for different types of insurance products:

	Type of products	Year 1	Year 2	Year 3	Year 4	Year 5
Life and health insurance products	regular payment	19%-110%	2%-30%	1%-20%	1%-10%	1%-8.5%
	single payment	7%-54%	—	—	—	—
Property & casualty insurance products		10%-98%	—	—	—	—

For insurance products we design and develop together with our insurer partners, we provide to the insurer partners our pricing range suggestions based on generally accepted actuarial principals as well as relevant laws and regulations. We principally take into account applicable regulatory requirements, severity and frequency of loss, claim settlement expenses, our target commission fee rates, and pricing of insurance products on the market that are of similar nature.

Branding, Marketing and Sales

We have been able to build a large client base through both our direct and indirect branding and marketing initiatives. Our marketing team primarily work on direct branding and marketing initiatives, while our business development team focus on indirect marketing channels, primarily working with existing user traffic channels and explore new ones. Our website, www.qixin18.com, also attracts user traffic channels to cooperate with us, and provide them with technology supports. We co-brand the tailor-made insurance products that we designed and developed together with our insurer partners. For other insurance products, we are not in charge of their branding.

For direct marketing, in recent years, we have continued to enhance our brand and marketing capabilities in conducting product marketing, user education and brand advertising. For product marketing, we prepare accurate, refined product presentation, and promote the products through professional financial media and social media channels as part of our cooperation with our insurer partners. For user education, we publish or provide educational content, such as popularization of insurance products, basic terms of insurance policies, comparisons of insurance products, analysis of common diseases, insurance purchase strategies for different groups of people and guide to after-purchase services, through various entries of our platform. We develop such content in view of the complexity of insurance products, aiming to help clients make purchase decisions. User education strengthens our brand awareness, builds client trust and enhances conversion of user traffic. For brand advertising, we place advertisements both offline and online. We analyze the main characteristics of our target client group, based on which we select the locations of offline advisements. We also place advertisements on widely-used search engines to reach massive viewers. We believe user education is more effective when conducted in user community settings. Therefore, we set up voice courses through WeChat community to answer common questions from potential clients, which allows clients to interact with each other and reinforce the insurance educational contents they acquire. For direct marketing, we pay fees based on user traffic attracted to our platform.

For indirect marketing, we work with user traffic channels, including social media influencer and a few financial institutions. Social media influencers include key opinion leaders that are active on various emerging media channels. The key opinion leaders we work with typically have full time jobs in professional capacities, such as insurance actuaries, doctors and financial advisors, and have their respective followers on popular social media channels. Financial institutions we work with are mainly wealth management companies. These user traffic channels have influences over their followers, users or customers, who can potentially become our insurance clients. As of December 31, 2017 and 2018, and September 30, 2019, the numbers of user traffic channels we worked with were as below:

	Social media influencers	Financial institutions	Total
December 31, 2017	14,563	1	14,564
December 31, 2018	17,048	2	17,050
September 30, 2019	16,500	2	16,502

We provide our user traffic channels with informative articles and reports on insurance in general as well as on specific insurance products that they can tailor to better suit the interests and needs of their followers and users, and then post and share through social media channels. If the followers or users become interested in certain insurance products after reading such articles or reports, they can get access to our platform through the links included in the articles or reports. In this way, we raise the insurance awareness of potential insurance clients and attract them to our platform through our user traffic channels. For certain user traffic channels who have access to high-quality user traffic but lack capabilities of client management and insurance knowledge, we equip them with client service team and resources to guarantee superior insurance experience for the clients they draw to our platform. We provide these user traffic channels with insurance related contents for them to post on their platforms. We assign our client service team to help the clients they guide to our platform complete the insurance transactions and enjoy superior insurance experience. Our cooperation with user traffic channels broadens our reach to potential insurance clients, and help the user traffic channels monetize their user traffic.

We typically enter into cooperative agreements for an initial term of three years with our user traffic channels, some of which can be renewed for another year with the consent of both parties. Pursuant to the terms of such cooperative agreements, we integrate our user traffic channels’ platforms with our online platform to allow users guided from our user traffic channels to purchase insurance policies, make insurance payments and enjoy other client services we provide on our platform. User traffic channels post insurance related contents that have been approved by us, and promote the insurance products we offer on our platform in accordance with applicable laws. We pay our user traffic channels service fees, typically as a certain percentage of the GWP of the transactions completed with clients they attract to our platform. Such service fee rate is set case-by-case based on our negotiation with each user traffic channel, taking into account our relationship with the respective user traffic channel, and its historical and expected contribution to our insurance sales. As we negotiate with each user traffic channel on a case-by-case basis, we are unable to provide a specific range for service fee percentages.

Under PRC law, the user traffic channels are prohibited from selling any insurance products unless they hold licenses required by regulatory authorities. In order to cooperate with licensed insurance institutions, user traffic channels are required to register with regulatory authorities as qualified third-party online platforms. As part of our indirect marketing, we cooperate with user traffic channels under two system connecting models: the CPS (Continuation Passing Style) model and the API (Application Programming Interface) model. The API model involves transactions through technical integration with our system, which requires them to complete regulatory registrations as our qualified third-party online platforms. The CPS model does not require registration with regulatory authorities in practice. For more details on the relevant regulatory environment, see “Regulation—Regulations on Mobile Internet—Third Party Online Platform.” Under both models, the insurance transactions are completed in our system rather than the systems of the relevant third party online platforms. User traffic channels choose from the two models based on their own business operation models, rather than our preference. We only differentiate the two models from business perspective, and do not monitor them separately for accounting purpose.

Data and Technology

Technology is the key to our success in improving insurance client experience, enabling active transactions and cooperation and eventually achieving efficiency for our business. Our proprietary technology platform supports our rapidly growing processing capacity requirements, provides us with detailed and accurate information collected through our operation, and enables harnessing of insightful data analytics with big data capabilities. From our client interface to management support systems, our technology platform facilitates smooth execution and seamless data flow.

The seamless collaboration among our technology and operational teams, together with our big data analytics capability, give us a significant edge in operational efficiency. Our proprietary algorithms are embedded in all critical operational areas, including but not limited to insurance product recommendation, intelligent underwriting, pricing range suggestion and claim settlement services. Our engineers have thorough understanding of the computational needs from different business segments, and are therefore capable of providing technological support to address diversified needs in operating our business.

Data Analytics

Users of our online platform provide us with information when they register on our platform, browse information, place orders for insurance products and use various services and functions of our platform. Our data storage and distribution system stores and processes a massive amount of multi-dimensional user data, including two categories of data—risk-based pricing information and client intelligence data. Risk-based pricing information includes underwriting requirements from insurer partners, rejection data and claim data. Client intelligence data includes client health data, risk exposure information of individual clients and their families and clients’ product preferences.

Our data platform can extract multi-dimensional features from multi-source data in a highly efficient and secure way to support data mining. Our data technology supports our analysis of client behavior, personal and family insurance needs, and their feedbacks to the products and services we provide, which is the basis of our client value exploring initiatives and various client service tools. Based on our analysis, we label complex insurance policy terms and restrictive factors to establish an insurance product atlas, which helps us efficiently analyze insurance products, improve internal training and enhance operational efficiency. Meanwhile, the insurance product atlas we establish enhanced our product design and pricing capabilities, which in turn reinforce our products and services offerings and proper recommendations to clients.

We have accumulated a large amount of data, and established two data pools: client demand data pool and insurance product data pool. Our client demand data pool helps us understand clients’ protection demand in every step of their life cycles, and our insurance product data pool consisting of various detailed product features helps us better understand the competitive landscape and business trend of the supply side of China’s online insurance market. The two data pools have equipped us with significant strength in product design. For example, in 2016, we captured the market needs of protection for high-risk outdoor activities through analyzing our data pools, and launched a popular high risk outdoor activities accident insurance product in China. Moreover, we collaborated with outdoor ecosystem participants such as rescue services providers to meet the specific demands of insurance clients. This product soon proved to be a huge success.

Technology Infrastructure

We have built a reliable and smart infrastructure with sufficient redundant topologies to ensure high availability and a low risk of downtime. We have also built a scalable cloud infrastructure to minimize cost and sustain performance in periods of high network traffic. We have strategically selected our data center locations in China.

Our technology infrastructure provides 24-7 service that supports second-level horizontal expansion and vertical cross-physical scalability, and holds considerable advantages in compression capacity and traffic distribution solutions. Our technology infrastructure delivers the stability needed to support the high volume of insurance transactions conducted on our platform and data volume, the scalability to support increased volumes over time and the flexibility to quickly launch new insurance product. Empowered by our extensive and carefully designed technology infrastructure, we are capable of serving a growing number of insurance clients efficiently and effectively. We keep updating our technology infrastructure to achieve more cost-efficiency and higher stabilization.

Our Technology Development Team

Our technology development personnel have extensive experience with leading internet and mobile commerce technology companies, and focus on the following that support our long-term business growth:

•	maintaining and strengthening all of our platform and application system;

•	ensuring our technology system is well established, reviewed, tested and continuously strengthened; and

•	actively participating in the industry seminars, exploring relevant cutting-edge technologies.

As of September 30, 2019, our technology research and development team consisted of 115 engineers.

Intellectual Property

We regard our trademarks, domain names, copyrights, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of trademark and trade secret law as well as confidentiality, invention assignment and non-compete agreements with our employees and other business partners to protect our proprietary rights.

As of September 30, 2019, we held one on-going patent registration in China. We had registered 171 trademarks with the Trademark Office of the State Administration for Industry and Commerce in China, including our company’s Chinese name “Huize ( ).” We had registered 28 computer software copyrights registered with the PRC National Copyright Administration. We had 59 registered domain names, including our main website. In addition to the foregoing protections, we generally limit access to and use of our proprietary and other confidential information through the use of internal and external controls.

Risk Management and Internal Control

We have adopted various policies and procedures to ensure rigorous risk management and internal control, and we are dedicated to continually improving these policies and procedures. We have invested significant resources in our technology system and personnel to support risk management and regulatory compliance, and we have built a robust technology system for the integration with our insurance partners’ systems and the daily functioning of our internal risk management processes. In addition, we have hired professional personnel for accurate underwriting, especially in complicated cases where our intelligent underwriting system cannot derive a conclusion. Our risk management and internal control policies and procedures cover various aspects of our business operations such as fraud prevention, intelligent underwriting, and claim management.

Company-wide Internal Control

Internal Control

We have a dedicated compliance working group consisting of compliance personnel from various business departments. Our legal department is responsible for formulating our overall internal control and compliance policies, ensuring their implementation and promoting a corporate culture of staying compliant with regulatory requirements. The compliance working group works with our legal department in conducting self-inspection and internal control over various business departments.

In terms of policy development, we have developed and adopted various internal control policies covering almost all aspects of our business, including, among others, product introduction, employee management, client complaint handling, anti-money laundering, anti-bribery and intellectual property protection. We regularly conduct self-inspection on our business in response to newly promulgated regulatory requirements, and proactively adjust our business operations as needed. We also actively participate in forums or other forms of activities organized by regulatory authorities to closely follow regulatory changes.

Regulatory Compliance

We have designed and adopted strict internal procedures to ensure compliance to our business operations with all relevant laws and regulations and have established a code of conduct to regulate employees’ behavior and activities. In addition, we continually review the implementation of our risk-management policies and measures to ensure our policies and implementation are effective and sufficient.

We work closely with relevant government agencies that have jurisdiction over our business. We maintain frequent communications with government agencies before implementing new business initiatives or when regulatory uncertainties arise as new laws or regulations are promulgated. We actively provide our inputs on proposed regulations that are subject to public comments. We are often invited to comment on proposed regulations by relevant government authorities during the comment solicitation process.

Data Privacy and Safety

We have implemented comprehensive procedures and guidelines to regulate our employees’ actions in relation to user data in order to protect user privacy and data security. We also have adopted a strict access control mechanism to ensure implementation of least privilege and need-to-know principles and to protect user privacy while meeting business requirements. All client information we provide to our insurer partners are on a need-to-know basis, and are strictly redacted and encrypted. In addition, we employ a variety of technical solutions to prevent and detect risks and vulnerabilities in user privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. We store and transmit all user data in encrypted format on separate servers. We do not share any input data from our users or any user insight data with third parties or allow third parties to access user data stored on our servers, and we also utilize firewalls to protect against potential cyber-attacks or unauthorized access. We periodically audit our systems and procedures to detect information security risks and privacy risks.

Insurance Product-oriented Risk Management

Fraud Prevention

Our fraud prevention system uses a multi-faceted detection process to identify both individual and collusive frauds. We use our existing fraud databases, including credit blacklists we maintain, as well as continuously update our fraud database with new information from similar insurance clients to improve the effectiveness of our fraud detection.

We have established an internal risk alert system and constantly monitor the insurance status of our insurance clients, including their transaction frequency and distribution, insurance amount and premium. The various dimension real-time monitoring ensures that we can take appropriate and timely steps when risks arise. Our client database is updated from time to time based on our continuing evaluation.

Through analyzing clients’ behavioral data and transaction data, we developed our anti-fraud blacklist database to enhance our risk management capabilities. Our anti-fraud blacklist database identifies the transaction and behavioral characteristics of high-risk users and generates warnings before transactions. We also work with third-party data providers to identify high-risk users during the client consultation phase and conduct pre-transaction interception. For insurance transaction that indicates excessive insurance coverage, unusual insurance behavior such as multiple insurance purchase within a short period of time and adverse insurance product selection with pro-risk tendency, our anti-fraud blacklist database issues alarm upon identification. Our robust fraud prevention system gives us an edge over our competitors, which encourages our insurer partners to maintain their long-term cooperative relationship with us and offer insurance products on our platform at competitive prices.

Intelligent Underwriting

We continually improve the algorithm we use for our intelligent underwriting system, and provide regular training to our client service representatives who are in charge of answering underwriting related queries from our insurance clients to ensure that our intelligent underwriting system, while saving the time and trouble of human underwriting, effectively screens eligibility of insurance clients for each insurance product. Our intelligent underwriting system improves efficiency and offers rigorous risk management to our insurer partners. Our system coded the underwriting criteria set by each insurer partners we cooperate with, which makes it comprehensive in making assessment. It is reinforced by cumulative underwriting and claim data and could also be customized for newly designed insurance products. The comprehensiveness, flexibility and effectiveness of our intelligent underwriting system help insurer partners manage risks upfront in the insurance transaction process. Our rigorous and effective underwriting process successfully manages risks for our insurer partners, which in turn allows them to offer insurance products on our platform at attractive terms and competitive prices.

Claim Management

Through providing services to facilitate claim settlement for our insurance clients, we have collected a large volume of relevant data. By utilizing this data, we continually optimize our risk management models and further enhance our claim management capabilities.

Competition

The online insurance product and service industry in China is intensely competitive. Our current or potential competitors include (i) other online independent insurance product and service platforms, (ii) traditional insurance intermediaries, (iii) online direct sales channels of large insurance companies, (iv) major internet companies that have commenced insurance distribution businesses, and (v) other online insurance technology players. We compete primarily on the basis of:

•	our unparalleled operating history and large insurance client base;

•

our expertise in understanding young generation’s demand for long-term life and health insurance products and our capability of selecting and mobilizing suitable products to meet their fast-changing demands;

•	our capability of designing and developing tailor-made insurance products;

•	our robust client acquisition channels and efficient client conversion capabilities;

•	our ability to provide best-in-class insurance client service and experience online; and

•	our well-established business relationship with insurer partners continuously reinforced by our exceptional risk management capabilities.

Employees

The following table sets forth the numbers of our employees categorized by function as of December 31, 2016, 2017 and 2018.

	As of December 31, 2016		As of December 31, 2017		As of December 31, 2018		As of September 30, 2019
	Number	% of Total	Number	% of Total	Number	% of Total	Number	% of Total
Functions:
Total Sales and marketing	370	40.6	212	32.9	213	27.8	335	32.9
Trainers to consultants and operation support personnel	337	37.0	173	26.9	132	17.2	180	17.7
Consultants for indirect marketing	0	0	0	0	47	6.1	125	12.3
Business development for indirect marketing	33	3.6	39	6.1	34	4.4	30	2.9
Insurance consulting	152	16.7	130	20.2	267	34.9	310	30.5
Client service	117	12.8	122	18.9	93	12.1	103	10.1
Product management	17	1.9	11	1.7	20	2.6	19	1.9
Research and technology	185	20.3	99	15.4	98	12.8	153	15.0
General and administrative	70	7.7	70	10.9	75	9.8	97	9.5

Total	911	100	644	100	766	100	1,017	100

Notes:	(1)

The personnel involved in providing our intelligent underwriting service include (a) engineers in our “research and technology” team and (b) underwriting personnel in our “product management” team as shown in the above table.

(2)

The personnel involved in providing in-force policy management service include (a) engineers in our “research and technology” team and (b) client service representatives in our “client service” team as shown in the above table.

(3)

The personnel involved in providing our claim settlement service include (a) engineers in our “research and technology” team and (b) client service representatives in our “client service” team as shown in the above table.

(4)	The personnel involved in providing our system integration include engineers in our “research and technology” team as shown in the above table.

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard employment agreements and confidentiality agreements or clauses with our senior management and core personnel. These contracts include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for two years after termination of his or her employment.

We maintain a good working relationship with our employees and we have not experienced any material labor disputes. Working together, our employees build our corporate culture that fosters innovation, cultivates efficiency, encourages teamwork and bravely faces challenges, and has significantly contributed to our achievements.

Properties and Facilities

Our corporate headquarter is located in Shenzhen, China. We lease office spaces in Shenzhen, Hefei, Chengdu, Beijing and Shanghai from unrelated third parties under operating lease agreements, and we do not hold any facilities of our own. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Insurance

We maintain certain insurance policies to safeguard us against risks and unexpected events, including insurance broker/agent practice liability insurance. We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for our employees in compliance with applicable PRC laws. We do not maintain business interruption insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

We are currently not involved in any material legal or administrative proceedings. From time to time, we may be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Such legal or administrative claims and proceedings, even if without merit, could result in the expenditure of financial and management resources and potentially result in civil liability for damages.

REGULATION

Regulations on Foreign Investment

The Wholly Foreign-Owned Enterprises Law of the PRC (last amended on September 3, 2016 and came into force on October 1, 2016) and the Implementation Rules on the Wholly Foreign-Owned Enterprises Law of the PRC (last amended and came into force in 2014) stipulate the establishment procedure of a wholly foreign-owned enterprise, or WFOE, regulations on registered capital, affairs of foreign exchange, accounting practice, taxation and labor service, and other relevant issues. The Decisions by the Standing Committee of the National People’s Congress on the Modification of the Wholly Foreign-Owned Enterprises Law of the PRC and Other Three Laws issued by the Standing Committee of the National People’s Congress, or the SCNPC, on September 3, 2016 has modified the procedures of investment by foreign investors in China, so that foreign investor investing in the commercial industry which is not under the restriction of special access administrative measures shall make record-filing with the relevant authorities.

The Foreign Investment Law of the PRC, or the Foreign Investment Law, was formally adopted by the 2nd session of the thirteenth National People’s Congress on March 15, 2019, and will become effective on January 1, 2020. On November 1, 2019, the Ministry of Justice posted on the official website for public comment the Regulations on the Implementation of the Foreign Investment Law (Draft for Comments) and released its clarification on this version. The Foreign Investment Law is formulated to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative procedures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields.

Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises. The state guarantees that foreign-invested enterprises participate in the formulation of standards in an equal manner. The state guarantees that foreign-invested enterprises participate in government procurement activities through fair competition in accordance with the law. The State shall not expropriate any foreign investment except under special circumstances. In special circumstances, the state may levy or expropriate the investment of foreign investors in accordance with the law for the needs of the public interest. The expropriation and requisition shall be conducted in accordance with legal procedures and timely and reasonable compensation shall be given. In carrying out business activities, foreign-invested enterprises shall comply with relevant provisions on labor protection, social insurance, tax, accounting, foreign exchange and other matters stipulated in laws and regulations.

From January 1, 2020, the Wholly Foreign-Owned Enterprises Law of the PRC, together with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures shall be abolished. The organization form, organization and activities of foreign-invested enterprises shall be governed by the laws of the Company Law of the People’s Republic of China and the Partnership Enterprise Law of the People’s Republic of China. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of the Foreign Investment Law.

In accordance with the Interim Measures on Management of Establishment and Change of Foreign-Owned Enterprises last amended by the Ministry of Commerce, or the MOFCOM, on June 29, 2018 and became effective on June 30, 2018, if the establishment and changes of foreign-owned enterprises do not involve the special access administrative measures prescribed by the PRC government, the examination and approval process has been replaced by the record-filing administration process with the relevant local authorities of the MOFCOM.

Foreign Investment Industrial Policy

Investments in the PRC by foreign investors are regulated by the Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue. On February 11, 2002, the State Council promulgated the Provisions for Guiding the Foreign Investments Direction. Pursuant to the Provisions for Guiding the Foreign Investments Direction, foreign investment projects are categorized as encouraged, permitted, restricted and prohibited. Foreign Investment Projects that are categorized as encouraged, restricted, and prohibited are listed under the Catalogue, the Foreign Investment Projects that are not categorized as encouraged, restricted, or prohibited are permitted Foreign Investment Projects. Permitted Foreign Investment Projects are not listed under the Industry Catalog for Guiding Foreign Investment.

On June 30, 2019, the NDRC and the MOFCOM jointly promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Edition), or the 2019 Negative List, which took effective on July 30, 2019. According to the 2019 Negative List, internet information services falls within the scope of value-added telecommunications services (except for e-commerce, domestic multi-party communication, storage and forwarding classes and call centers), which are under the “restricted” category.

According to the Announcement of the China Insurance Regulatory Commission on Permitting the Establishment of Wholly Foreign-invested Insurance Brokerage Companies by Foreign Insurance Brokerage Companies, which was promulgated by China Insurance Regulatory Commission (currently known as the China Banking and Insurance Regulatory Commission), or the CIRC, on December 11, 2006 and became effective on the same day, in five years following China’s the accession into the WTO, the establishment of WFOE to engage in insurance brokerage services shall be permitted. There shall be no other restrictions except those on the establishment conditions and business scopes. In addition, Circular of the China Banking and Insurance Regulatory Commission on Lifting Limits on the Business Scope of Foreign-invested Insurance Brokerage Companies, which was promulgated by China Banking and Insurance Regulatory Commission, or the CBIRC, on April 27, 2018 and became effective on the same day, stipulates that foreign-invested insurance brokerage companies that have obtained a License for Operating Insurance Brokerage Services, or an Insurance Brokerage License, upon approval by the relevant insurance regulatory authority may conduct the following insurance brokerage business within the territory of the PRC: (i) design insurance policy plans, select insurers and handle insurance formalities for policy holders; (ii) assist the insured or beneficiaries with insurance claims; (iii) reinsurance brokerage business; (iv) provide principals with services on disaster prevention, loss prevention, risk assessment and risk management consulting; and (v) other business approved by the CBIRC.

Regulations on Insurance Brokerage Business

Regulatory Authority—CBIRC

The CBIRC has extensive authority to supervise and regulate the insurance industry in China. In line with the Reform Program of the State Council, released by National People’s Council in March 2018, the CBIRC was established by a merger of China Banking Regulatory Commission, or the CBRC and the CIRC. The CBIRC is directly subordinate to the State Council, and with the State Council’s authorization, the CBIRC functions as a centralized institution with administrative oversight and competence over China’s banking and insurance industries in line with PRC laws and regulations. The CBIRC and its detached offices constitute the regulatory system for insurance industry. Before that, the CIRC had functioned as the regulatory body for insurance industry, and its major regulatory duties on the insurance industry include and are not limited to:

•	drafting laws and regulations for the supervision and regulation of the insurance industry and formulating industry rules and regulations of the insurance industry;

•

approving the establishment of representative offices by overseas insurance institutions; approving the establishment of insurance intermediaries such as insurance agencies, insurance brokerage companies, insurance loss adjusting companies and their respective branches; approving the establishment of overseas insurance institutions by domestic insurance and non-insurance institutions; approving mergers, splits, changes of corporate forms and dissolutions of insurance institutions and making decisions on the receivership and the appointment of receivers;

•	examining and confirming the senior managers’ qualifications of various insurance institutions; setting the basic qualification standards for insurance practitioners;

•

approving the terms and premium rates of insurance products related to public interests, statutory mandatory insurance and newly developed life and health insurance products; implementing record-filing management on the insurance terms and premium rates of such insurance products;

•	conducting business supervision on public-policy-oriented insurance and statutory insurance; supervising their organizational forms and operations such as captive insurance and mutual insurance;

•	investigating into and imposing penalties on illegal acts and misconducts of insurance institutions and practitioners;

•	supervising overseas insurance institutions established by domestic insurance and non-insurance institutions; and

•

establishing the standards for information systems of the insurance industry; establishing insurance risk-assessment, risk-warning and risk-monitoring systems; tracking, analyzing, monitoring and forecasting the operating conditions of the insurance market.

Regulatory and Legal Framework

The legal framework for monitoring and administering insuring activities within the territory of the PRC is underpinned by laws and regulations including the Insurance Law of the PRC, or the PRC Insurance Law, and administrative regulations, departmental provisions and other regulatory documents stipulated in accordance with the PRC Insurance Law.

The PRC Insurance Law, effective in 1995 and last amended in 2015, is the most important law in the regulatory and legal framework for the PRC insurance industry. The PRC Insurance Law provides that an insurance broker is an entity that, in the interest of the applicant, provides intermediary services between the applicant and the insurer for the conclusion of an insurance contract and receives a commission in accordance with relevant laws. An insurance broker shall obtain an Insurance Brokerage License before it engages in insurance brokerage business.

Since the promulgation and implementation of the PRC Insurance Law in 1995, the insurance supervision and regulatory authority has promulgated a series of departmental rules and regulations and other regulatory documents pursuant to the PRC Insurance Law, covering almost all aspects of insurance operations. Regarding the establishment of insurance brokers, there are other important laws and regulations besides the PRC Insurance Law, including the Regulatory Provisions on Insurance Brokerages, or the Insurance Brokerages Provisions, which became effective on May 1, 2018. Insurance Brokerages Provisions specify provisions regarding market access, operation rules, exit from market, industry self-discipline, monitoring and inspection and legal obligations for insurance brokers.

Establishment and Revocation

Establishment of Insurance Brokers and Acquisition of Qualification for Operating Insurance Brokerage Business

Pursuant to the PRC Insurance Law and the Insurance Brokerages Provisions, to operate insurance brokerage business within the territory of the PRC, an insurance brokerage company shall satisfy the requirements stipulated by the CIRC (the predecessor of the CBIRC) and obtain a license to operate insurance brokerage business. The minimum registered capital of an insurance brokerage company that conducts business in regions not limited to the provincial level is RMB50 million. The minimum registered capital of an insurance brokerage company that conducts business within the provincial level is RMB10 million. The registered capital of an insurance brokerage company must be fully paid in cash.

An insurance broker applying for operating insurance brokerage business shall, after obtaining the business license, submit without delay the application materials as required by the CIRC and disclose the relevant information. The CIRC and its local branches shall grant administrative licenses in accordance with their statutory responsibilities and procedures. After receiving the application for operating insurance brokerage business, the CIRC and its local branches shall understand and review the operating records of the shareholders of the applicant and the applicant’s market development strategy, business development plan, construction of the internal control system, staffing, information system configuration and operation as well as other relevant matters by means of conversation, letter inquiry, on-site inspection, etc., and conduct risk testing and give risk warnings. If the CIRC and its local branches permit an applicant to operate the insurance brokerage business in accordance with the law, they shall issue licenses to the applicant. An applicant may not carry out the insurance brokerage business until it obtains the license, and it shall register the relevant information in a regulatory information system as prescribed by the CIRC in time. In addition, an insurance broker shall have its own business premise and set up a designated account book to record the income and expenditure of the insurance brokerage business. An insurance broker shall open an independent designated account for client funds. The following funds shall only be deposited in the designated account for client funds: (i) insurance premiums paid by policyholders to an insurance company; and (ii) surrender value and pay-outs collected on behalf of policyholders, insured parties and beneficiaries. An insurance broker shall open an independent account for commissions it collects.

To operate insurance brokerage business, an insurance brokerage company shall satisfy the following conditions: (i) its shareholders meet the requirements stipulated in the Insurance Brokerages Provisions, and make capital contribution with their self-owned, true and lawful funds instead of bank loans or non-self-owned funds in various forms; (ii) its registered capital meets the requirements of Article 10 of the Insurance Brokerages Provisions and the registered capital shall be entrusted in accordance with the relevant provisions of the CIRC; (iii) its business scope recorded in the business license is in compliance with the relevant provisions of the CIRC; (iv) its articles of association are in conformity with the relevant provisions; (v) its company name is in conformity with the Insurance Brokerages Provisions; (vi) its senior managers meet the qualification requirements stipulated in the Insurance Brokerages Provisions; (vii) it has established a governance structure and internal control system as stipulated by the CIRC, and a scientifically and reasonably feasible business mode; (viii) it has a fixed premise in line with its business scale; (ix) it has a business and financial information management system as stipulated by the CIRC; and (x) other conditions specified by laws and administrative regulations or prescribed the CIRC.

According to the Administrative Measures for Insurance Licenses which was promulgated on June 22, 2007 and became effective on September 1, 2007, insurance brokerage institutions and their branches within the territory of PRC shall obtain an Insurance Brokerage License.

Pursuant to the Notice on Further Clarifying Issues concerning the Market Access of Professional Insurance Intermediaries, or the Notice, issued by the CIRC on May 16, 2013 and came into force on the same day, for the purpose of implementing the Decision on Amending the Regulatory Provisions for Professional Insurance Agencies and the Decision on Amending the Provisions on the Supervision of Insurance Brokerage Institutions, or together the two Decisions, brokerage companies established before the issuance of the two Decisions with a registered capital of less than RMB50 million may only apply for establishment of branches in the provinces, autonomous regions or municipalities where they are registered. Brokerage companies established before the issuance of the two Decisions with a registered capital of less than RMB50 million and with branches established in the provinces, autonomous regions or municipalities other than their place of registration may apply for establishment of branches in such provinces, autonomous regions or municipalities. Brokerage companies that engage in Internet insurance business shall have a registered capital of no less than RMB50 million, except for those conducting Internet insurance business according to law before the issuance of the two Decisions.

Revocation of Brokerage Companies

Pursuant to the Insurance Brokerages Provisions, an insurance brokerage company shall exit the insurance brokerage market according to the laws, administrative regulations and other relevant provisions. Where any insurance brokerage company falls under any of the following circumstances, the local branches of the CIRC shall cancel its license according to the law and announce the cancellation: (i) its license fails to be extended upon expiration; (ii) its license is annulled, revoked or canceled in accordance with the law; (iii) it is terminated in accordance with the law due to dissolution, declaration of bankruptcy or other reasons; or (iv) other circumstances stipulated by laws and administrative regulations. An insurance brokerage company, the license of which has been canceled, shall return the original license in time; if the license cannot be returned, the local branches of the CIRC shall state as such in the announcement. An insurance brokerage company, the license of which has been canceled, shall terminate its insurance brokerage business, and, within fifteen days from the date of license cancellation, make a written report to the industrial and commercial administrative department where its industrial and commercial registration was made. Where the company continues to exist, it shall not engage in insurance brokerage business and shall go through the formalities of business registration for changes in matters such as name, business scope and articles of association in accordance with the law, and ensure that its name does not include the term “insurance brokerage”.

If any branch of an insurance brokerage company is in a disorderly operation and management and is engaged in major unlawful or illegal activities, the insurance brokerage company shall, in accordance with the regulatory requirements of the CIRC and its local branches, take such measures against the branch as rectification within a specified period, business suspension and cancellation.

Where a licensee obtains an Insurance Brokerage License or other administrative licenses through improper means such as deception or bribery, such license shall be revoked by the CIRC and its local branches, and the licensee shall be given administrative punishments according to the law; the applicant may not apply for the administrative license again within three years.

Internal Governance

Corporate Governance in Insurance Brokerage Companies

Pursuant to the Insurance Brokerages Provisions, an insurance broker shall, in accordance with the laws, administrative regulations and the relevant CIRC provisions, establish sound corporate governance structure and systems under the principles of clear responsibilities, strengthened checks and balances and risk management. Moreover, it shall make clear the management and control responsibilities, build a compliance system, focus on self-discipline and strengthen internal accountability to ensure sound operation.

Digitalization

Pursuant to the Notice to Advance Digitalization among Insurance Intermediaries released on April 10, 2007 by the CIRC and came into effect on October 1, 2007 and revised on December 3, 2010, to advance digitalization among insurance intermediaries, promote sustainable, healthy and fast development of insurance industry, insurance intermediaries should increase digitalization construction, and improve digitalized management of business documents. Implementation steps and requirements for digitalization among insurance intermediaries include: (i) from October 1, 2007, entities applying for establishment of insurance intermediary institute should formulate digitalization management system, furnish business and financial management software for insurance intermediary operation, or shall be dealt with in accordance with relevant laws and regulations. (ii) insurance intermediaries and their branch institutions established before October 1, 2007 should formulate digitalization management system and furnish business and financial management software for insurance intermediary operation before October 1, 2007 or shall be dealt with in accordance with relevant laws and regulations. (iii) from October 1, 2007, all insurance intermediaries and their branch institutions should establish complete and consistent digital business documentation system or shall be dealt with in accordance with relevant laws and regulations.

Deposit and Vocational Liability Insurance

Pursuant to relevant provisions of the PRC Insurance Law, an insurance broker shall, in accordance with the provisions stipulated by the insurance supervision and control authority under the State Council, make contributions to security deposit or apply for professional liability insurance.

According to the Insurance Brokerages Provisions, an insurance broker shall, within twenty days upon obtaining an Insurance Brokerage License, procure professional liability insurance or pay a deposit. An insurance broker shall, within ten days upon procurement of the professional liability insurance or payment of the deposit, submit to the local branches of CIRC a copy of the professional liability insurance policy, or a copy of the deposit agreement and a copy of the original deposit voucher and register the relevant information in the regulatory information system stipulated by the CIRC.

Once the professional liability insurance is procured, an insurance broker shall ensure that the insurance remains valid. The maximum compensation for each accident under the professional liability insurance procured by an insurance broker shall be no less than RMB1 million. One-year accumulated maximum compensation shall be no less than RMB10 million and no less than the insurance broker’s income from primary business in the previous year.

If an insurance brokerage company intends to pay deposit, the deposit shall be paid at 5% of its registered capital; if the insurance brokerage company increases the registered capital, the amount of the deposit shall be increased proportionately. An insurance brokerage company shall pay the deposit in full. The deposit shall be stored in a designated account in the form of bank deposit to a commercial bank or in any other form approved by the CIRC.

Under any of the following circumstances, an insurance brokerage company may use the deposit: (i) decrease of the registered capital; (ii) cancellation of the license; (iii) taking out of professional liability insurance in conformity with the conditions; or (iv) other circumstances provided for by the CIRC. An insurance brokerage company shall report in written form to the local branch of the CIRC within five days from the day when it uses the deposit.

Anti-money Laundering

Pursuant to the Notice of Strengthening Anti-money Laundering in Insurance Industry promulgated by the CIRC on August 10, 2010 and Administrative Measures for Anti-money Laundering Agenda in Insurance Industry promulgated on September 13, 2011 by the CIRC and became effective on October 1, 2011, the CIRC shall organize, coordinate and direct anti-money laundering effort in insurance industry.

According to the provisions of the Administrative Measures for Anti-money Laundering Agenda in Insurance Industry, insurance brokerage companies shall, in the light of the real-name system for policies and according to the work principles that client materials are complete, transaction records are available for inspection and circulation of funds is regulated, effectively enhance the internal control level of anti-money laundering. Insurance brokerage companies shall establish an internal control system for anti-money laundering and prohibit funds which have an illegal source from investing into their equity. The senior management officers of insurance brokerage companies shall understand laws and regulations on anti-money laundering.

Pursuant to the Notice of Strengthening Anti-money Laundering in Insurance Industry, equity investments in insurance intermediaries and equity structure changes therein should be in line with relevant requirements on fund sources in anti-money laundering laws and regulations of the PRC.

Newly established insurance intermediaries and branch institutions and those restructured or reformed should meet anti-money laundering criteria specified by the CIRC, including (i) establishment of system for client identity recognition, client identity and transaction record keeping, training and education, auditing, confidentiality, internal control system and operation protocols including those facilitating monitoring and inspection and administrative investigation; (ii) dedicated anti-money laundering posts and job descriptions, manning and training for such posts; (iii) other requirements according to regulatory provisions.

Business Scope of Insurance Brokers

According to the Insurance Brokerages Provisions, an insurance broker when engaging in insurance brokerage business, may not exceed the business scope and business area of the underwriter. An insurance broker may operate all or part of the following businesses: (i) draft insurance plans for policyholders, select insurance companies and process insurance application formalities; (ii) assist insured parties or beneficiaries in making claims; (iii) carry out reinsurance brokerage businesses; (iv) provide disaster prevention or loss prevention or risk evaluation and risk management advisory services to entrusting parties; and/or (v) any other insurance brokerage-related businesses stipulated by the CIRC. Where the CIRC otherwise provides for any insurance brokerage business involving coinsurance or underwriting insurance at another locality and master policy, such provisions shall prevail.

An insurance broker and its practitioners may not sell non-insurance financial products, except for non-insurance financial products approved by the relevant financial regulatory authorities. Before selling non-insurance financial products, an insurance broker and its practitioners shall have the necessary qualifications.

Services and Products Provided by Insurance Brokers and Their Practitioners

Pursuant to the Basic Service Standards for Insurance Brokers promulgated by the CIRC on January 16, 2013, the service steps and content of insurance brokers for insurance clients (consumers) include but not limited to the establishment of insurance brokerage relationship, risk assessment, preparation of insurance purchase plan, selection of insurance companies for the clients, procedures for taking out insurance policies, services during the insurance period, assistance in claims and complaint settlement.

Aiming to maximize benefits for clients in providing services, insurance brokers shall comply with laws, administrative regulations and the relevant provisions of the CIRC, act in good faith with professional competency and due diligence, fully perform the notification obligations, disclose all the relevant information and protect the privacy and business secrets of clients. Employees in such industry shall fulfill the legitimate qualification conditions with good occupational ethics and strong practice capability. An insurance broker shall: (i) notify and disclose all the necessary details in establishing insurance brokerage service relationship with clients; (ii) be professional in risk assessment for clients with due care; (iii) prepare complete and proper insurance purchase plan for clients; (iv) put client interests first in choosing insurance companies; (v) be meticulous and proper in going through insurance purchase formalities for clients; (vi) provide considerate and complete services during insurance period; (vii) be fast and dutiful in assisting clients’ claims (while only licensed insurance companies should have the right to decide on claim settlement); and (viii) deal with complaints in an effective and timely manner.

According to the Insurance Brokerages Provisions, an insurance broker and its practitioners may not have the following acts in handling insurance business: (i) cheating the insurer, the applicant, the insured or the beneficiary; (ii) concealing any important circumstances relating to the insurance contract; (iii) obstructing the applicant to fulfill the obligation of telling the truth, or inducing the applicant not to fulfill the same; (iv) granting or promising to grant to the applicant, the insured or the beneficiary any interest other than that stipulated in the insurance contract; (v) compelling, inducing the applicant to enter or restricting from entry into an insurance contract by using its administrative power, position or the advantage of their profession and other improper means; (vi) forging or altering the insurance contract without authorization or providing false evidence for parties to the insurance contract; (vii) misappropriating, retaining or embezzling the premiums or insurance benefits; (viii) making use of the advantages of the business to obtain improper benefits for other institutions or individuals; (ix) defrauding insurance benefits in collusion with the applicant, the insured or the beneficiary; or (x) disclosing trade secrets of the insurer, the applicant and the insured known during the business activities. An insurance broker and its practitioners shall not solicit or accept any remuneration or other property other than those as agreed in contract and granted by any insurance company or its staff or take advantage of executing the insurance brokerage business to obtain other illegal benefits in the course of carrying out the insurance brokerage business.

In addition, an insurance broker shall prepare standardized information booklets for customers in the course of conducting businesses. The information booklet for customers shall include the following matters: (i) name, business premises, scope of business and contact details of the insurance broker; (ii) the method for obtaining of remuneration by the insurance broker, including information on whether the insurance broker collects commission from the insurance company etc; (iii) whether the insurance broker and its senior management personnel are a related party of an insurance company or any other insurance intermediary which relate to its brokerage businesses; and (iv) complaint channel and dispute resolution method.

According to the Administrative Measures on Insurance Clauses and Premium Rates of Life Insurers, last amended on October 19, 2015 by the CIRC, the insurance clauses and premium rates of the following insurance types of an insurer shall be submitted to CIRC for examination and approval prior to their launch: (i) insurance concerning public interests; (ii) insurance compulsorily enforced according to law; (iii) life insurance newly developed as required by CIRC; and (iv) other insurance specified by the CIRC. Types of insurance other than those listed above shall be submitted to CIRC for record.

Rectification Plan by the CBIRC

On April 2, 2019, the CBIRC promulgated the Circular of the General Office of the China Banking and Insurance Regulatory Commission on Issuing the 2019 Plan for the Rectification of Chaos in the Insurance Intermediary Market, or the Rectification Plan, aiming to further curb the chaos of violations of laws and regulations in the insurance intermediary market. The Rectification Plan mainly includes three key tasks: (i) to ascertain insurance companies’ responsibility for management and control of various intermediary channels; (ii) to carefully investigate business compliance of insurance intermediaries; and (iii) to strengthen the rectification of insurance business of the third-party online platforms in cooperation with insurance institutions.

An insurance intermediary shall strengthen the internal control management, prevent business risks, and focus on the rectification from the following: (i) whether the professional insurance intermediary assists an insurance company in maliciously obtaining insurance proceeds by fabricating agency business, etc.; (ii) whether the professional insurance intermediary sells unapproved non-insurance financial products; (iii) whether the professional insurance intermediary grants benefits other than those stipulated in relevant insurance contracts to policyholders, the issued and beneficiaries; (iv) whether the professional insurance intermediary has filed registration for sales personnel for practice in accordance with relevant regulations; (v) whether the concurrent-business insurance agency of banking type obfuscates insurance products with savings deposits and bank wealth management products, and applies the concepts of “principal”, “interest” and “deposit”, etc., to make an ex parte analogy between the returns on insurance products and those of bank deposits, government bonds, etc., exaggerates the insurance contract returns, pledges to deliver fixed-amount returns or commit other misleading conducts in a disguised form; and (vi) whether the concurrent-business insurance agency collects or claims for interests other than those stipulated in relevant cooperation agreements from an insurance company or its staff.

All insurance institutions (insurance companies and insurance intermediaries) shall, in accordance with the Interim Regulatory Measures for Online Insurance Business, promulgated by the CIRC on July 22, 2015 and effective from October 1, 2015 or the Interim Measures, and other regulations, conduct internet insurance business, regulate the business cooperation with third-party online platforms, prohibit third-party platforms from illegally engaging in insurance intermediary business, and focus their rectification on the following: (i) whether the activities of any cooperative third-party online platform of the insurance institution and its employees are limited to providing sales support services such as insurance product display and description and web links, and whether it illegally engages in insurance sales, underwriting, settlement of claims, and surrender or other insurance business links; (ii) whether there is a cooperation between the insurance institution and any third-party online platform engaging in internet finance involving wealth management, P2P lending and finance lease, etc.; (iii) whether the insurance institution performs the primary responsibility for supervising and managing its cooperative third-party platforms as required; (iv) whether all cooperative third-party online platforms of the insurance institution conform to relevant provisions of the Interim Measures; (v) whether the insurance institution owns the interfaces where customers purchase insurance policies on its cooperative third-party online platforms and bears the compliance responsibility, and whether any of its third-party platforms engages in collection of insurance premiums on its behalf and transfer of payments; (vi) whether each cooperative third-party online platform of the insurance institution discloses the information of all its cooperative insurance institutions at an eye-catching position, and that of such third-party online platform disclosed on the information disclosure platform of the Insurance Association of China at an eye-catching position, and indicates that the insurance business is provided by insurance institutions; and (vii) whether any cooperative third-party online platform of the insurance institution restricts such insurance institution from accessing relevant information of customers in a truthful, complete and timely manner.

Qualification Management for Directors, Supervisors and Senior Management Personnel

According to the Insurance Brokerages Provisions, senior officers of an insurance broker refer to the following persons: (i) the general manager and deputy general manager of an insurance brokerage company; (ii) the principals of provincial branch offices; and (iii) other personnel who exercises important authority over the operation and management of the company. Senior officers of an insurance broker shall obtain the employment qualification approved by the local branches of CIRC prior to assumption of duty.

The senior officers of an insurance broker shall meet the following conditions: (i) having college degree or above; (ii) having been engaged in finance-related work for more than three years or having been engaged in economics-related work for more than five years; (iii) having the operation and management ability necessary for performing duties, and being familiar with insurance laws, administrative regulations and the relevant CIRC provisions; and (iv) being honest and trustworthy and of good character. Persons who have been engaged in finance-related work for more than ten years are not subject to clause (i) above. Principals of branches other than the provincial branch offices to be employed by an insurance broker shall satisfy the conditions listed above.

Pursuant to the Insurance Brokerages Provisions, any person who falls under any of the following circumstances may not serve as senior officers of an insurance broker and principals of branches other than provincial branch offices: (i) serving as a director, supervisor or senior officer of an insurance company or insurance intermediary whose license has been revoked for not more than three years from the revocation date due to violations of law, and being individually liable or being responsible for leadership for the license revocation; (ii) being a director, supervisor or senior officer of a financial institution whose qualification has been canceled for not more than five years from the date of disqualification due to illegal activities or discipline misconduct; (iii) being prohibited from entering the financial industry for a certain period of time by any financial regulator and the said period is not yet ended; (iv) having been warned or fined by any financial regulator for not more than two years from the date of such warning or fine; (v) being investigated by any judiciary, discipline inspection and supervision departments or financial regulators; (vi) being subject to joint punishments by the relevant state entities and shall be punished in the field of insurance due to serious dishonesty, or being involved in other serious dishonesty records within the recent five years; or (vii) other circumstances specified by laws and administrative regulations and by the CIRC.

Without the approval of the shareholders’ meeting or the general meeting of shareholders, no senior officers of an insurance broker or principals of branches other than provincial branch offices may work at the same time at any institution with conflict of interest.

Qualification Management for Insurance Brokerage Practitioners

Certain provisions of the PRC Insurance Law were revised at the 14th session of the 12th SCNPC on April 24, 2015. The examination and approval of the qualification of insurance brokerage practitioners have been canceled.

Pursuant to the CIRC Notice on Relevant Issues Pertaining to Administration of Practitioners with Insurance Intermediaries, which was promulgated and became effective on August 3, 2015, before an insurance intermediary practitioner begins to practice, his/her company shall handle the practicing registration in the insurance intermediary regulatory information system of the CIRC for him/her, and the qualification certificate shall not be served as necessary condition for administration of practicing registration.

Reward and Incentive

Pursuant to the Insurance Brokerages Provisions, an insurance broker may not set payment of fees or purchase of insurance products as a condition of employment, may not promise unreasonably high return, or take the number of persons introduced directly or indirectly or sales performance as the main basis of payroll calculation.

Pursuant to the Notice on Strictly Regulating Incentive Measures of Insurance Intermediaries promulgated on November 15, 2010 by the CIRC, professional insurance intermediaries may only implement equity incentive measures for sales personnel of more than two consecutive years of practice experience within such intermediaries, and may not arbitrarily expand the scope of equity incentives for rapid business growth. In implementing incentives, professional insurance intermediaries may not conduct deceptive or misleading promotion for the incentive program, including exaggeration or arbitrarily promising uncertain earning from future listing; may not induce sales personnel to purchase self-insurance or purchase insurance with borrowings for incentives; may not offer client equity in name of incentive as consideration for illicit interests.

According to the Circular on Further Regulating the Incentive Plans of Professional Insurance Intermediary Institutions, promulgated on February 28, 2012 by the CIRC, all professional insurance intermediary institutions shall not, by way of connecting the equity incentive plan with their listing and exaggerating proceeds brought by their listing and other means, induce any of the general public to become a salesperson, or induce salespersons or clients to buy insurance products which are inconsistent with their actual insurance needs.

Regulations on Mobile Internet

Internet Business

Pursuant to the Administrative Measures for Internet Information Service released by the State Council on September 25, 2000 and amended on January 8, 2011, and the Administration Measures for Not-for-profit online Information Service Registration released on February 8, 2005 by the Ministry of Information Industry (currently known as the Ministry of Industry and Information Technology), and effective from March 20, 2005, Internet information service is classified into for-profit and not-for-profit categories. For-profit Internet information service refers to service activities of compensated provision to online users through the internet of information or website production. Not-for-profit Internet information service refers to service activities of non-compensated provision to online subscribers through the internet of information that is in the public domain and openly accessible. The national government has installed permit system for for-profit Internet information service and filing system for not-for-profit Internet information service. Not-for-profit Internet information service within the territory of the PRC should file for registration with telecommunication administration authority of the province in which it is located. Not-for-profit Internet information service provider should log onto the registration management system of the Ministry of Information Industry at designated time each year to go through the annual verification procedures.

Internet Insurance Business

Pursuant to the Interim Regulatory Measures for Online Insurance Business, insurance institutions (including insurance companies and professional insurance intermediaries) operating online insurance business, i.e., concluding insurance contracts and offering insurance service via self-operated or third-party online platform pursuant to network and mobile telecommunication technology, should abide by relevant provisions, and may not damage legitimate rights and interests of insurance consumers or public interests. Relevant information regarding insurance products disclosed online should be uniformly produced and authorized by insurance company, to ensure the content is legal, true, accurate and complete.

Insurance institution operating online insurance business should set up on its official website online column dedicated to insurance information disclosure including the following contents: website name, URL, and scope of business cooperation in case of third-party platform; online insurance product information covering product name, terms, premium rate (or link) and approval document number, filing number, registration document number or terms code; names, addresses and telephone numbers of branch companies established; client service and consumer complaint method; other contents specified by the CIRC.

Professional insurance intermediaries operating online insurance business should disclose further information, including business permit from the CIRC, information on business license or link icon to it, scope and content authorized by insurance company.

To promote orderly and healthy development of online insurance, on April 14, 2016, Action Plan for Special Rectification Initiative to Mitigate online Insurance Risks was jointly released by the CIRC and other fourteen relevant authorities. The Action Plan sets out the overall framework for the rectification initiative dedicated to mitigation of online insurance risks, specifying that the special rectification initiative shall focus on regulating business operation model optimizing market environment and improving regulatory rules, to achieve the objective of parallel promotion of innovation and risk mitigation, and the healthy and sustainable development of online insurance. Pursuant to principles of highlighting focused, proactive and robust attitude, differentiated policy making, soup-to-nuts regulatory approach, and clarity with accountability and coordination.

Third Party Online Platform

Pursuant to the Interim Regulatory Measures for Online Insurance Business, third-party online platforms refer to the online platforms (excluding self-operated network platforms) providing auxiliary services of network technical support for insurance consumers and insurance institutions in Internet insurance business. Where a third-party online platform operates Internet insurance business including sales, underwriting, settlement of claims, surrender, complaints handling, and client services, it shall have obtained the corresponding licenses for insurance business operation.

In addition, third-party online platforms shall meet the following conditions: (i) having a license issued by a competent department of the Internet industry or have completed the website filing with a competent department of the Internet industry, and the access locations of their websites shall be within the PRC; (ii) having safe and reliable Internet operation systems and information safety management systems, and realize the effective separation from any other application system of insurance institutions so as to avoid the transmission and spread of risks of information safety inside and outside insurance institutions; (iii) being able to provide information of policy holders, the insured, and the beneficiaries necessary for developing insurance business completely, accurately and timely, including personal identity, contact, account and coverage operation paths; (iv) having not received any major administrative penalty imposed by any government department such as a competent department of the Internet industry or an administration for industry and commerce over the last two years, and having not been listed by the CIRC in the list of third-party online platforms with forbidden cooperation in the insurance industry; and (v) other conditions stipulated by the CIRC. Third-party online platforms shall also disclose the information on cooperative insurance institutions and their own filing information in a prominent position, and point out that insurance business is provided by insurance institutions.

Third Party Information Protection

Protection Provisions on the Technical Measures for the Protection of the Security of the Internet promulgated by the Ministry of Public Security effective on March 1, 2006 provide initial requirements on supervising the security of Internet information. The providers of the Internet services and entity users of the network shall establish a corresponding management system. The information as registered by users shall not be publicized or divulged without the approval of the users, unless it is otherwise specified by any law or administrative regulation. The providers of the Internet services and entity users of the network shall adopt technical measures for the protection of the Internet security according to law and shall not take technical measures to injure the users’ freedom and confidentiality of communication under the pretext of protecting the security of the Internet.

Decision on Strengthening Information Protection on Networks promulgated by the SCNPC on December 28, 2012 and effective on the same day provides basic principles for protecting electronic information by which individual citizens can be identified and which involves the individual privacy of citizens.

Provisions on Protecting the Personal Information of Telecommunications and Internet Users promulgated by the Ministry of Industry and Information Technology, or the MIIT on July 16, 2013 and effective on September 1, 2013 further improve the personal information protection system of telecommunications and Internet industries and specify the scope and obligation subjects of personal information protection of telecommunications and Internet users, rules on collection and use of users’ personal information by telecommunications service operators and providers of Internet information services and agent management and information security guarantee measures. The providers of the Internet services and entity users of the network shall establish a corresponding administration system. The information as registered by users shall not be publicized or divulged without the approval of the users, unless as otherwise compelled by any law or administrative regulation.

According to the Network Security Law of the PRC promulgated by the SCNPC on November 7, 2016 and effective on June 1, 2017, network service providers, in their business operation and provision of services, must observe laws and regulations and perform the obligation of ensuring network security, effectively respond to cybersecurity incidents, prevent illegal activities, and maintain the integrity, confidentiality and availability of network data.

The Interim Regulatory Measures for Online Insurance Business specifies that when concluding insurance contracts and providing insurance services, or the Internet insurance business, via self-operated online platforms, and third-party online platforms, among others, by relying on the Internet, mobile communications, and other technologies, insurance institutions shall ensure that Internet insurance consumers enjoy insurance services such as insurance purchase and claim settlement that are not less than those from any other business channel, and guarantee the safety of insurance transaction information and consumer information. Insurance institutions shall have a safe and reliable Internet operation system and information safety management system; shall keep strictly confidential and shall not disclose any client information collected in the course of conducting internet insurance business and shall not use the client information for any purposes other than the provision of relevant services without the consent of clients.

According to the Insurance Brokerages Provisions, an insurance broker and its practitioners shall not disclose trade secrets of the insurer, the applicant and the insured known during the business activities.

Regulations on Mobile Internet Applications Information Services

According to the Administrative Provisions on Mobile Internet Applications Information Services, which were promulgated by the Cyberspace Administration of China on June 28, 2016 and became effective on August 1, 2016, the mobile internet applications (the APPs) information service providers shall implement their information security management responsibilities strictly and fulfill certain obligations, including but not limited to: (i) certify the identification information of the registered users with their mobile telephone number based information under a background real-name principle, (ii) establish and perfect the mechanism for the protection of users’ information, (iii) safeguard users’ right to know and to choose when users are installing or using such applications, and (iv) record the users’ log information and keep the same for 60 days.

Regulations on Foreign Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Exchange Administration Rules of the PRC, or the Foreign Exchange Administration Rules. The Foreign Exchange Administration Rules were promulgated by the State Council on January 29, 1996 and became effective on April 1, 1996 and were subsequently amended on January 14, 1997 and August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless the prior approval by the competent authorities for the administration of foreign exchange is obtained.

Under the Foreign Exchange Administration Rules, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of State Administration of Foreign Exchange, or SAFE, for paying dividends by providing certain evidencing documents (board resolutions, tax certificates, etc.), or for trade and services-related foreign exchange transactions by providing commercial documents evidencing such transactions. They are also allowed to retain foreign currency (subject to a cap approval by SAFE) to satisfy foreign exchange liabilities. In addition, foreign exchange transactions involving overseas direct investment or investment and trading in securities, derivative products abroad are subject to registration with the competent authorities for the administration of foreign exchange and approval or filings with the relevant government authorities (if necessary).

According to the Circular on the Management of Offshore Investment and Financing and Round Trip Investment By Domestic Residents through Special Purpose Vehicles, or the Circular 37, which is promulgated on July 4, 2014 and became effective on the same day. Under the Circular 37, (i) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle, or an overseas SPV, that is directly established or indirectly controlled by the PRC resident for the purpose of conducting investment or financing; and (ii) following the initial registration, the PRC resident is also required to register with the local SAFE branch for any major change, in respect of the overseas SPV, including, among other things, a change in the overseas SPV’ s PRC resident shareholder, name of the overseas SPV, term of operation, or any increase or reduction of the contributions by the PRC resident, share transfer or swap, and merger or division. Failure to comply with the registration procedures set forth in Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Pursuant to Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, which was promulgated on February 13, 2015 and implemented on June 1, 2015, the initial foreign exchange registration for establishing or taking control of a SPV by domestic residents can be conducted with a qualified bank, instead of the local foreign exchange bureau.

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt, which was promulgated by SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOFCOM which became effective on March 1, 2003, loans by foreign companies to their subsidiaries in the PRC, which accordingly are foreign-invested enterprises, are considered foreign debts.

Pursuant to the Measures for the Administration of Foreign Debt Registration, together with the Guidelines on the Administration of Foreign Debt Registration, both issued by SAFE on April 28, 2013 and amended on May 4, 2015, and the Notice on Matters concerning the Macro Prudential Administration of Full-Covered Cross Border Financing issued by the PBOC on January 12, 2017, the total amount of accumulated foreign debt borrowed by an enterprise is subject to an upper limit of the difference between its registered capital and its total investment amount, or two times, or the then applicable statutory multiple, of the amount of its audited net assets, at its election, and the foreign-invested enterprise is required to file with SAFE after entering into relevant foreign debt contract and within at least three business days before drawing any money from the foreign debts.

According to applicable PRC regulations on foreign-invested enterprises, if a foreign holding company makes capital contributions to its PRC subsidiaries, which are considered foreign-invested enterprises, the PRC subsidiaries must file with the MOFCOM or its local counterpart in connection with the increase of its registered capital.

Merger and Acquisition of Domestic Enterprises by Foreign Investors

Under the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (revised in 2009), or the M&A Rules, a foreign investor is required to obtain necessary approvals when (i) a foreign investor acquires equity in a domestic non-foreign invested enterprise thereby converting it into a foreign-invested enterprise, or subscribes for new equity in a domestic enterprise via an increase of registered capital thereby converting it into a foreign-invested enterprise; or (ii) a foreign investor establishes a foreign-invested enterprise which purchases and operates the assets of a domestic enterprise, or which purchases the assets of a domestic enterprise and injects those assets to establish a foreign-invested enterprise. According to Article 11 of the M&A Rules, where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it, acquires a domestic company which is related to or connected with it, approval from the MOFCOM is required.

According to the Interim Measures on Management of Establishment and Change of Foreign-Owned Enterprises, the merger and acquisition of domestic non-foreign invested enterprises by foreign investors shall, if not involving special access administrative measures and affiliated mergers and acquisitions, be subject to the record filing measures.

Regulations on Intellectual Property

Trademark

Pursuant to the Trademark Law of the PRC, which was most recently amended on April 23, 2019 and took effect on November 1, 2019, the valid period for registered trademark is ten years from the date of registration; to renew trademark registration upon expiration, the trademark registrant should follow the provisions to manage renewal 12 months before expiration; if it is not processed within the period, a six-month extension period shall be given. Valid period for each renewal is ten years from the next day after the previous expiration date. If renewal is not obtained after expiration, the trademark shall be canceled. Business administration authority shall sanction any infringement of trademark by law; where suspected crime is involved, the perpetrator shall be promptly apprehended by judicial agency for legal proceedings.

Copyright

Pursuant to the Copyright Law of the PRC amended on February 26, 2010 and effective on April 1, 2010, Chinese citizens, legal person or any other organization shall be entitled to copyright of its work by this law whether or not such work is published or not. Copyright covers the following forms of creative works: literature, art, natural science, engineering technology works, writing, narration, music, drama, opera, dance and acrobatic works, fine art and architectural works, photography, films and cinematography works, drawings of engineering designs and product designs, maps, illustrations, other graphic works and model works; computer software and other works as prescribed by laws and administrative regulations. Perpetrator infringing on copyright or copyright related rights shall be held liable for actual damages to obligee, and may be fined, and the illegal gains, pirate copies and properties used for illegal activities may be confiscated.

Domain Name

Pursuant to the Implementation Rules for Domain Registration released by China Internet Network information Center on May 28, 2012 and effective on May 29, 2012, and the Internet Domain Name Management Measures released by the MIIT on August 24, 2017 and effective on November 1, 2017, domain name registration shall be conducted through domain name registration management service institutions, on the basis of “first apply first register”, unless otherwise specified by the implementation rules for a particular domain name. Domain name registration management service institution should enter into individual domain name registration agreement with the applicant. The domain name holder should notify domain name registration management service institution any alteration in registration information other than that of the holder and apply for registration information change within 30 days after the alteration according to alteration recognition method selected at application.

Regulations on Tax

Corporate Income Tax

Pursuant to the EIT Law of the PRC effective on January 1, 2008 and amended on December 29, 2018 and the Implementation Provisions for the EIT Law of the PRC effective on April 23, 2019, companies are classified into resident companies and non-resident companies. Corporate Income Tax rate is 25%, or 20% for non-resident company which hasn’t set up an organization or an operating site, or its income from established organization or operating side is not connected to such organization or site, judging by the source of its income within the PRC territory. High and new technology companies encouraged by the government shall be accorded with 15% income tax.

Pursuant to the Announcement on Issues Regarding Implementation of Preferential Income Tax Policy for High and New Technology Companies released on June 19, 2017 by State Administration of Taxation or the SAT, company qualified as high or new technology company shall enjoy preferential tax from the year indicated on the certificate for high and new technology company, and file for registration with taxation agency of jurisdiction according to relevant provisions. On expiration of the qualification as high and new technology company, income tax shall be temporarily levied pursuant to a preferential tax rate of 15% before renewal of the qualification; if such qualification is not obtained before the end of the year, the difference between the preferential tax rate and the regular tax rate should be paid according to applicable provisions.

Withholding Income Tax

Pursuant to the Arrangement between Mainland and Hong Kong S.A.R. Regarding Avoidance of Double Taxation on Income and Prevention of Tax Evasion agreed between SAT and Hong Kong S.A.R. on August 21, 2006, and three conventions implemented as of June 11, 2008, December 20, 2010 and December 29, 2015, if Hong Kong resident holds at least 25% of the registered capital of a company in China, the withholding income tax rate applicable to the Chinese company for dividends payable to the Hong Kong resident is 5%. In all other cases, the withholding income tax rate applicable to the Chinese company for dividends payable to the Hong Kong resident is 10%.

Value-Added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC last amended on November 19, 2017, and its Implementation Rules promulgated by the Ministry of Finance, or the MOF and last amended on October 28, 2011, tax payers engaging in sale of goods, provision of processing services, repairs and replacement services, sales of services, intangible assets or real property, or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT.

On November 16, 2011, the MOF and the SAT jointly promulgated the Pilot Plan for Levying Value-Added Tax in lieu of Business Tax. Starting from January 1, 2012, the PRC government has been gradually implementing a pilot program in certain provinces and municipalities, to levy a 6% VAT on revenue generated from modern service industries in lieu of the business tax.

The Measures for the Exemption of Value-Added Tax from Cross-Border Taxable Activities in the Collection of Value-Added Tax in Lieu of Business Tax (for Trial Implementation), which was promulgated on May 6, 2016 by the SAT, and revised according to the Notice of State Administration of Taxation on Revising Some Normative Documents on Taxation on June 15, 2018, provides that if a domestic enterprise provides cross-border taxable activities such as professional technology services, technology transfer, software service etc., the above mentioned cross-border taxable activities shall be exempted from the VAT.

On March 23, 2016, the MOF and the SAT jointly issued the Circular of Full Implementation of Business Tax to Value-added Tax Reform which confirms that business tax will be completely replaced by the VAT from May 1, 2016.

Pursuant to Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates issued by the MOF and SAT on April 4, 2018 and effective on May 1, 2018, the applicable VAT for VAT-taxable sales activities or imported goods are adjusted respectively from 17% and 11% to 16% and 10%.

Regulations on Employment and Social Welfare

Employment

The relevant labor laws in China include the Labor Law of the PRC, the Labor Contract Law of the PRC, Interim Provisions on Labor Dispatch, the Social Insurance Law of the PRC, the Provisional Measures for Company Employee Birth Insurance (1994), the Provisional Regulations for the Collection and Payment of Social Insurance Premiums, and Regulations on Management of Housing Provident Fund and other laws and regulations released from time to time by relevant governmental departments.

Pursuant to the Labor Law of the PRC implemented on January 1, 1995 and last amended on December 29, 2018 by the SCNPC, enterprises and institutions must establish and improve work safety and health system, strictly enforce national regulations and standards on work safety and health, and carry out work safety and health education for workers. Working safety and health facilities must meet national standard. Enterprises and institutions must provide workers with working safety and health conditions that satisfy national provisions and relevant articles on labor protection.

Pursuant to the Labor Contract Law of the PRC effective on January 1, 2008 and amended on December 28, 2012 by the SCNPC, or the Labor Contract Law, enterprise or organization which will establish or has established employment relationship with workers should make it official with written employment contract. No enterprise or institution may force workers to work over time, and employer should pay over-time fee to workers in line with applicable national provisions.

Pursuant to the Interim Provisions on Labor Dispatch which were implemented by the Ministry of Human Resources and Social Security on March 1, 2014, and the Labor Contract Law, employers may only employ dispatched workers in temporary, auxiliary or substitutable positions and the number of which shall not exceed 10% of the total number of its employees. If the employer violates the relevant labor dispatch regulations, the labor administrative department shall order it to make rectifications within a time limit; if it fails to make rectifications within the time limit, penalties shall be imposed for more than RMB5,000 and less than RMB10,000 per person.

Social Insurance and Housing Provision

Pursuant to the Work-related Injury Insurance Regulations effective on January 1, 2004 and amended on December 20, 2010 by the State Council, and Provisional Measures for Enterprise Employee Birth Insurance released on December 14, 1994 by Labor Ministry (now the Ministry of Human Resources and Social Security), the Decision on the Establishment of Unified Basic Pension System for Enterprise Employees released on July 16, 1997 by the State Council, the Decision on the Establishment of Basic Medical Insurance System for Urban Employees promulgated by the State Council on December 14, 1998, the Regulations on Unemployment Insurance released by the State Council on January 22, 1999, the Provisional Regulations on the Collection and Payment of Social Insurance Premiums released by the State Council on January 22, 1999 and revised on March 24, 2019, and the Social Insurance Law of the PRC effective on July 1, 2011, and amended on December 29, 2018 by the SCNPC, employer should purchase social insurance policies for its employees, including basic pension policy, basic medical insurance policy, unemployment insurance policy, maternity insurance policy and work-related injury insurance policy. Employer failing to make timely and full payment for social insurance for its employees shall be demanded by social security authority of jurisdiction to furnish payment plus the late fee within designated time period. If such employer shall fail to make up for the late fee within designated time period, related administrative department shall impose punitive measures on the employer.

Pursuant to Regulations on Housing Provision Regulations released in 1999 and amended on March 24, 2002 and March 24, 2019 by the State Council, enterprises should file for housing provision payment registration with the Housing Provision Management Center, and set up housing provision account for employees at trusted bank after audited by the Housing Provision Management Center. Enterprises should make timely and full payment for the employee housing provision.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Cunjun Ma	48	Chairman of the Board of Directors and Chief Executive Officer
Li Jiang	48	Director and Chief Operating Officer
Tracey Chow	38	Director and Co-Chief Financial Officer
Minghan Xiao	46	Co-Chief Financial Officer
Xuchun Luo	50	Director and Secretary of the Board of Directors
Kai Ouyang	42	Chief Technology Officer
Haosheng Song	37	Chief Content Officer
Yongsheng Wang	46	Chief Human Resources Officer
Andrew Y Yan	62	Director
Jun Xiong*	46	Director
Bing Xiao*	51	Director
Bin Wei**	50	Independent Director Appointee
Jun Ge**	48	Independent Director Appointee

*

Each of these directors will resign from our board of directors, effective upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

**

Each of Mr. Bin Wei and Mr. Jun Ge has accepted our appointment to be a director of the company, effective upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Cunjun Ma is our founder and has been chairman of our board of directors and our chief executive officer since our inception. Mr. Cunjun Ma has over 23 years of insurance related experience, and holds exceptional insurance expertise and insights that have considerably contributed to our fast growth and unique corporate culture. He founded Shenzhen Huize Internet Insurance Agent Co., Ltd. in 2006 and worked as its general manager until June 2011. Prior to that, he worked as the head of a subsidiary of Hua An Property Insurance Co., Ltd. for two years. Prior to that, Mr. Ma worked in Shenzhen branch of Ping An Property Insurance Co., Ltd. from August 1995 to February 2004. Mr. Ma obtained an MBA degree from Nankai University.

Mr. Li Jiang has served as our chief operating officer since 2015. Mr. Jiang has been working in the insurance industry since 2003. Prior to joining our company, Mr. Jiang worked as senior manager in Starr Insurance (China) from 2009 to 2015. Prior to that, Mr. Jiang worked as senior manager in AIG Insurance from 2003 to 2009. Before entering the insurance industry, Mr. Jiang worked as marketing manager for AirChina from 1993 to 2003. Mr. Jiang obtained his Master’s degree in Marketing from Hong Kong University in 2013.

Ms. Tracey Chow has served as our co-chief financial officer since April 2019 and our director since June 2019. Ms. Chow has 11 years of experience related to private equity investment and investment banking. She worked as vice president of Hillhouse Capital from June 2015 to August 2018 where she mainly focused on private equity investments. Before that, she worked as a senior associate in HOPU Investment from April 2014 to May 2015 in private equity investments as well. Prior to that, she worked as a senior associate in China International Capital Corporation from October 2010 to March 2014, where she focused in investment banking. Ms. Chow also had three years of working experience in the United Nations Development Program from June 2005 to March 2008, where she worked as a project manager in international development initiatives. Ms. Chow obtained her dual degree of Bachelor of Economics and Bachelor of Business Administration from Shanghai University of Finance & Economics in 2004. She graduated from the MPA program of University of Western Ontario in 2005, and the MBA program of Yale University in 2010.

Mr. Minghan Xiao has served as our co-chief financial officer since November 2016. Prior to joining our company, Mr. Xiao worked in his capacity as chief financial officer, senior accountant or secretary of board of directors in several companies from October 2007 to May 2016. Mr. Xiao worked in his capacity as assistant manager for Klynveld Peat Marwick Goerdeler from November 2006 to August 2007, and as senior accountant for Deloitte Touche Tohmatsu Limited from December 2004 to October 2006. Prior to that, Mr. Xiao worked for five years in a PRC accounting firm. Mr. Xiao obtained his Bachelor’s degree in Logic from the Department of Philosophy, Peking University in 1995, and his Master’s degree in Logic from the Department of Philosophy, Sun Yat-sen University in 1998.

Ms. Xuchun Luo has served as our secretary of the board of directors since our inception. Ms. Luo has over 13 years of insurance related experience, and 18 years of accounting and financing related experience. Before joining our company, Ms. Luo worked as a department manager in Shenzhen Huize Internet Insurance Agent Co., Ltd. from March 2007 to November 2011. Ms. Luo also worked in Hua An Property Insurance Co., Ltd. for two years. Prior to that, Ms. Luo worked as an accountant in Industrial and Commercial Bank of China for 15 years, and as a department manager in an industrial company for two years. Ms. Luo obtained a Specialist’s degree in Financial Accounting from Jiangxi Radio and Television University in 2001, and a Bachelor’s degree in Law from The Open University of China in 2009.

Dr. Kai Ouyang has served as our chief technology officer since September 2014. Prior to joining our company, he worked as technical director of Fangduoduo Internet Technology Co., Ltd. from October 2011 to August 2014. Dr. Ouyang worked as the technology architect in Tencent Technology Co., Ltd. from August 2008 to October 2011. Before that, he worked as a doctoral lecturer in School of Computer Science of Wuhan University of Science and Technology from June 2006 to July 2007, and as a postdoctoral researcher in School of Computer Science of Hong Kong Baptist University from July 2007 to August 2008. Dr. Ouyang obtained his Bachelor’s degree in Material Science and Engineering, minor in Computer Science in 1999, his Master’s degree in Computer Science in 2002, and his PhD degree in 2006, all from Huazhong University of Science and Technology.

Mr. Haosheng Song has served as our chief content officer since 2015, and has been in charge of our branding, marketing and public relations since then. Mr. Song has rich experience in content provision and communication. Prior to joining our company, he worked as a reporter and chief editor in China Central Television from July 2007 to December 2014. Mr. Song obtained his Bachelor’s degree in Chinese Literature in 2004 from Shandong University. He obtained his Master’s degree in advertising from Communication University of China in 2007.

Mr. Yongsheng Wang has served as our chief human resources officer since 2016. Mr. Wang has rich experience in human resource management. Prior to joining our company, Mr. Wang worked in his capacity as senior consulting director and partner at two management consulting companies for eight years. Prior to that, Mr. Wang worked in the human resource departments of China National Accord Medicines Co., Ltd., Jindi Group Co., Ltd., and Huawei Technologies Co., Ltd., respectively, from 2000 to 2008. Mr. Wang obtained both his Bachelor’s degree and Master’s degree from Tianjin University.

Mr. Andrew Y Yan has served as our director since January 2019. Mr. Yan is the founding managing partner of SAIF Partners IV, III and SB Asia Investment Fund II L.P., and president and executive managing director of Softbank Asia Infrastructure Fund. Before joining Softbank Asia Infrastructure Fund in 2001, Mr. Yan was a managing director and the head of the Hong Kong office of Emerging Markets Partnership, the management company of AIG Asian Infrastructure Funds from 1994 to 2001. Mr. Yan obtained his Bachelor’s degree in Aeronautic Engineering from Nanjing Aeronautic Institute in 1982, and his Master’s degree of Arts in International Political Economy from Princeton University in 1989.

Mr. Jun Xiong has served as our director since June 2019. Mr. Jun Xiong has over 20 years of investment management and investment banking experience. Mr. Xiong founded Beijing Wanrong Times Capital

Management Co., Ltd., a Chinese investment firm, in January 2016, and has been its chairman of board of directors since then. Prior to that, Mr. Xiong worked as the general manager of Wanda Investment Co., Ltd. from May 2014 to January 2016. Prior to that, Mr. Xiong worked in various investment funds in his capacity as president or senior investment manager from 1998 to 2014. Mr. Xiong obtained his Bachelor’s degree in Thermal Engineering in 1995, and his Master’s degree in Thermal Engineering in 2000, both from Beijing Technology University. In 2017, Mr. Xiong graduated from the EMBA program of PBC School of Finance, Tsinghua University.

Mr. Bing Xiao has served as our director since June 2019. Mr. Bing Xiao has worked in the investment management industry since 2003. He has been working as President in Fortune Wisdom Venture Capital Co., Ltd., a venture capital firm in China, since December 2008. Prior to that, he worked in managing capacities in Hunan Dianguang Media Co., Ltd, a Chinese listed company, and Hong Kong China Travel Economic Development Co., Ltd. Mr. Xiao worked as staff of Hunan Provincial Planning Commission from 1990 to 1992. Mr. Xiao obtained his Bachelor’s degree in Economics from Renmin University of China in 1990, and his Master’s degree in Economics from Jinan University in 1995.

Mr. Bin Wei will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wei has over 25 years of accounting and finance related experience. Mr. Wei has served as an asset management partner of CDH Investments Management (Hong Kong) Limited since April 2019. Prior to that, he served as a partner at Hillhouse Capital Group from April 2018 to March 2019. Prior to that, Mr. Wei worked in China Resources (Holdings) Co., Ltd. for 16 years from 2001 to 2017 in his capacities as director of finance, chief accountant and chief financial officer. From 1996 to 2001, Mr. Wei worked as the head of the accounting department in Nanguang (Group) Co., Ltd. Prior to that, Mr. Wei worked in the Audit Office of the Ministry of Foreign Trade and Economic Cooperation as a civil servant from 1992 to 1996. Mr. Wei serves as directors of various companies listed on Hong Kong Stock Exchange and Shenzhen Stock Exchange, including six affiliates of China Resources (Holdings) Co., Ltd. and China Vanke Co., Ltd. (HKSE: 02202; Shenzhen Stock Exchange: 000002) Mr. Wei has become qualified as a Chinese CPA since 1993, a Senior Auditor in China since 2003 and a Senior Accountant in China since 2003. Mr. Wei obtained his bachelor’s degree in Auditing from Zhongnan University of Finance and Economics in 1992, and his master’s degree in Finance from Jinan University in 2001.

Mr. Jun Ge will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Jun Ge has served as the associate dean of Shanghai Institute of Advanced Finance at Shanghai Jiaotong University since February 2017. Prior to that, Mr. Ge served as the dean of Pudong Innovation Institute from 2015 to 2017. From 1996 to 2015, Mr. Ge worked in China Europe International Business School in various capacities, including director of the office, secretary general of the foundation and assistant of the dean. From 1993 to 1996, Mr. Ge served as an assistant engineer of Shanghai Academy of Building Research. Mr. Ge is currently a standing director of the National Innovation and Development Strategy Research Association, a member of the Independent Board Committee of the China Association of Listed Companies, a director of the China Electric Vehicle 100-member Association, and a member of the Shanghai International Equity Investment Fund Association. He also serves as an independent director of Focus Media Information Technology Co Ltd. (Shenzhen Stock Exchange: 002027), Meinian Onehealth Healthcare Holdings Co., Ltd. (Shenzhen Stock Exchange: 002044) and CIFI Holdings (Group) Co., Ltd. (HKSE: 00884). Mr. Ge obtained his bachelor’s degree in Chemistry from Xiamen University in 1993.

Board of Directors

Our board of directors will consist of seven directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. Subject to the Nasdaq Global Market rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he shall be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Bin Wei, Jun Ge and Cunjun Ma. Bin Wei will be the chairman of our audit committee. We have determined that Bin Wei and Jun Ge satisfy the “independence” requirements of Nasdaq Stock Market Rules and Rule 10A-3 under the Exchange Act. We have determined that Bin Wei qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Bin Wei, Jun Ge and Andrew Y Yan. Jun Ge will be the chairman of our compensation committee. We have determined that Bin Wei and Jun Ge satisfy the “independence” requirements of Rule 5605 of the Nasdaq Stock Market Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Bin Wei, Jun Ge and Cunjun Ma. Cunjun Ma will be the chairperson of our nominating and corporate governance committee. Bin Wei and Jun Ge satisfy the “independence” requirements of Rule 5605 of the Nasdaq Stock Market Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees and officer nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth Courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board. Our directors are not automatically subject to a term of office and will hold office until such time as they are removed from office by an ordinary resolution of our shareholders. Notwithstanding the foregoing, for so long as SAIF IV Healthcare (BVI) Limited is a shareholder holding at least 10% of the issued shares of our company, it shall have the exclusive right to appoint, remove and replace one director by written notice to our company and such appointment, removal or replacement shall become effective forthwith upon delivery of such written notice to our company without the need for further authorization from the board of directors or shareholders. In addition, a director will cease to be a director if he (i) resigns his office by notice delivered to our company or tendered at a board meeting; (ii) becomes of unsound mind or dies; (iii) without special leave of absence from the board of directors, is absent from meetings of the board for six consecutive times and the board resolves that his office be vacated; (iv) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (v) is prohibited by law from being a director; or (vi) ceases to be a director by virtue of any provision of the Cayman Companies Law or our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors save that the chairman of the board shall be elected and removed by ordinary resolution of shareholders. Executive officers, including but not limited to chief executive officer, chief operating officer, chief financial officer, chief technology officer, chief content officer, chief human resource officer, shall be nominated by the nominating and corporate governance committee of the board.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, for certain acts of the executive officer, such as continued failure to satisfactorily perform, willful misconduct or gross negligence in the performance of agreed duties, conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude, or dishonest act that results in material to our detriment or material of the employment agreement. We may also terminate an executive officer’s employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a 60-day advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) solicit from any client doing business with us during the effective term of the employment agreement business of the same or of a similar nature to our business; (ii) solicit from any of our known potential client business of the same or of a similar nature to that which has been the subject of our known written or oral bid, offer or proposal, or of substantial preparation with a view to making such a bid, proposal or offer; (iii) solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts, including, but not limited to, with respect to any relationship or agreement between any vendor or supplier and us.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

In 2018, we paid an aggregate of RMB7.3 million (US$1.1 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our WFOE, our VIE and its subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Global Share Incentive Plan

On June 30, 2019, our shareholders and board of directors approved the Global Share Incentive Plan, which we refer to as the Global Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of common shares that may be issued under Global Plan is 57,501,813 common shares.

The following paragraphs summarize the principal terms of the Global Plan.

Type of Awards. The Global Plan permits the awards of options, restricted share units and other types of share incentive awards.

Plan Administration. Our board of directors or a committee of one or more members of the board will administer the Global Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the Global Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our directors, employees, consultants and members.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of effectiveness of the Global Plan.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the Global Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the Global Plan. The administrator has the authority to terminate, amend, suspend or modify the Global Plan in accordance with our articles of association. However, no such action may adversely affect in any material way any award previously granted pursuant to the Global Plan.

The following table summarizes, as of the date of this prospectus, the number of common shares underlying outstanding options and restricted shares that we granted to our directors and executive officers under the Global Plan.

Name	Common Shares Underlying Options and Restricted Shares	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Cunjun Ma	Options: 7,556,701	0.1567	30th June 2019	30th June 2029
Xuchun Luo	Options: 802,803	0.1567	30th June 2019	30th June 2029
	Restricted Shares: 3,114,150		30th June 2019
Li Jiang	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Minghan Xiao	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Tracey Chow	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Kai Ouyang	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Haosheng Song	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Yongsheng Wang	Options: *	0.1567	30th June 2019	30th June 2029
	Restricted Shares: *		30th June 2019
Other employees	Options: 5,658,348	0.1567	30th June 2019- 19th August 2019	30th June 2029- 19th August 2029
	Restricted Shares: 5,839,030		30th June 2019

*	Less than 1% of our total outstanding shares.

As of the date of this prospectus, our employees, other than our directors and executive officers held options to purchase 5,658,348 Class A common shares, with exercise prices of US$0.1567 per share, under the Global Plan.

2019 Share Incentive Plan

On June 30, 2019, our shareholders and board of directors approved the 2019 Share Incentive Plan, which we refer to as the 2019 Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of common shares that may be issued under 2019 Plan is 20,351,945 common shares. As of the date of this prospectus, no share incentive award is outstanding under the 2019 Plan.

The following paragraphs summarize the principal terms of the 2019 Plan.

Type of Awards. The 2019 Plan permits the awards of options, restricted shares, restricted share units and other types of share incentive awards.

Plan Administration. Our board of directors or a committee of one or more members of the board will administer the 2019 Plan. The committee will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2019 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our directors, employees, consultants and members.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of effectiveness of the 2019 Plan.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2019 Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the 2019 Plan. At any time and from time to time, the board may terminate, amend or modify the plan; provided, however, that (a) to the extent necessary and desirable to comply with applicable laws or stock exchange rules, the Company shall obtain shareholder approval of any plan amendment in such a manner and to such a degree as required, unless the Company decides to follow home country practice, and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the plan that (i) increases the number of shares available under the plan, or (ii) permits the committee to extend the term of the plan or the exercise period for an option beyond ten years from the date of grant.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our common shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of our principal shareholders who beneficially own more than 5% of our total issued and outstanding shares.

The calculations in the table below are based on 933,356,593 common shares on an as-converted basis issued and outstanding as of the date of this prospectus (excluding 39,815,385 common shares reserved for issuance under our Global Plan and 2019 Plan), assuming an initial public offering price of US$             per ADS, the mid-point of the estimated initial public offering price range on the front cover page of this prospectus, and             common shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Common shares Beneficially Owned Prior to This Offering		Common shares Beneficially Owned Immediately After This Offering
	Number	%	Class A Common Shares	Class B Common Shares	% of Total Common Shares	% of Aggregate Voting Power†
Directors and Executive Officers***:
Cunjun Ma(1)	150,591,207	16.1
Li Jiang	*	*
Xuchun Luo	9,377,780	1.0
Minghan Xiao	*	*
Tracey Chow	*	*
Andrew Y Yan(2)	—	—
Haosheng Song	*	*
Kai Ouyang	*	*
Yongsheng Wang	*	*
Jun Xiong(3)	98,321,680	10.5
Bing Xiao(4)	—	—
Bin Wei**	—	—
Jun Ge**	—	—
All Directors and Executive Officers as a Group(2)	465,339,127	49.9
Principal Shareholders:
Huidz Holding Limited(1)	150,591,207	16.1
Crov Global Holding Limited(5)	183,929,140	19.7
SAIF IV Healthcare (BVI) Limited(2)	195,825,080	21.0
Wande Weirong Limited(3)	98,321,680	10.5
CDF Capital Insurtech Limited(6)	80,991,300	8.7
Tian Jin Kun Zhi Enterprise Management Company Limited(7)	47,415,540	5.1
Bodyguard Holding Limited(8)	55,150,084	5.9

*	Less than 1% of our total common shares on an as-converted basis outstanding as of the date of this prospectus.
**

Each of Bin Wei and Jun Ge has accepted our appointment to be a director of our company, effective upon SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

***

Except as indicated otherwise below, the business address of our directors and executive officers is 5/F, Building 3-4, Shenzhen Animation Park, Yuehai Road, Nanhai Avenue, Nanshan District, Shenzhen 518052, People’s Republic of China.

†

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B common shares as a single class. In respect of all matters subject to a shareholders’ vote, each Class A common share is entitled to one vote, and each Class B common share is entitled to 15 votes, voting together as a single class. Each Class B common share is convertible into one Class A common share at any time at the option of the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances.

(1)

Represents 150,591,207 common shares held by Huidz Holding Limited. Huidz Holding Limited is a British Virgin Islands company ultimately and wholly owned by Mr. Cunjun Ma through Great Mercy Holding Limited, a company incorporated in the British Virgin Islands. The registered address of Huidz Holding Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. Mr. Cunjun Ma also has sole voting power to 148,790,026 common shares held by other shareholders of our company. Mr. Cunjun Ma disclaims beneficial ownership of these shares. All the common shares held by Huidz Holding Limited will be re-designated as Class B common shares immediately prior to the completion of this offering.

(2)

Includes 195,825,080 series A preferred shares held by SAIF IV Healthcare (BVI) Limited, a company incorporated in the British Virgin Islands. SAIF IV Healthcare (BVI) Limited is controlled by Mr. Andrew Y Yan through a limited liability partnership in which Mr. Andrew Y Yan holds 100% shares of the general partner and thus controls the limited liability partnership. Mr. Andrew Y Yan disclaims beneficial ownership of the shares held by SAIF IV Healthcare (BVI) Limited, except to the extent of his pecuniary interests therein. The registered address of SAIF IV Healthcare (BVI) Limited is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The business address of Mr. Andrew Y Yan is Suites 2516 – 2520, 2 Pacific Place, 88 Queensway, Hong Kong. All the preferred shares held by SAIF IV Healthcare (BVI) Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

(3)

Represents 5,565,380 common shares and 92,756,300 series B preferred shares held by Wande Weirong Limited, a company incorporated in the British Virgin Islands. Wande Weirong Limited is controlled by Mr. Jun Xiong through a limited liability partnership in which Mr. Jun Xiong holds majority shares of the general partner and hence holds control voting power. Mr. Jun Xiong disclaims beneficial ownership of the shares held by Wande Weirong Limited, except to the extent of his pecuniary interests therein. The registered address of Wande Weirong Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The voting power of all common shares held by Wande Weriong Limited has been delegated to Mr. Cunjun Ma, while Mr. Cunjun Ma disclaims beneficial ownership of these common shares. All the common shares and preferred shares held by Wande Weirong Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

(4)	The business address of Mr. Bing Xiao is 23/F, Special Zone Press Building, Shenzhen, People’s Republic of China.
(5)

Represents 183,929,140 common shares held by Crov Global Holding Limited, a company incorporated in the British Virgin Islands. Crov Global Holding Limited is indirectly 100% owned by Focus Technology Co., Ltd., an A-share listed company. Focus Technology Co., Ltd. is controlled by Mr. Jinhua Shen, who holds its majority shares. The registered address of Crov Global Holding Limited is Marcy Building, 2nd Floor, Purcell Estate, P.O. Box 2416 Road Town, Tortola, British Virgin Islands. All the common shares held by Crov Global Holding Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

(6)

Represents 3,339,220 common shares, 7,451,740 series A preferred shares, 55,653,760 series B preferred shares and 14,546,580 series B++ preferred shares held by CDF Capital Insurtech Limited, a company incorporated in the British Virgin Islands. CDF Capital Insurtech Limited is controlled by Mr. Ke Xiao, who is the general partner of Tianjin Chuangdongfang Enterprise Management Parnership (Limited Partnership), the sole shareholder of CDF Capital Insurtech Limited. The registered address of CDF Capital Insurtech Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The voting power of all common shares held by CDF Capital Insurtech Limited has been delegated to Mr. Cunjun Ma, while Mr. Cunjun Ma disclaims beneficial ownership of these common shares. All the common shares and preferred shares held by CDF Capital Insurtech Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

(7)

Represents 3,478,360 common shares and 43,937,180 series B+ preferred shares held by Tian Jin Kun Zhi Enterprise Management Company Limited, a company incorporated in the British Virgin Islands. Tian Jin Kun Zhi Enterprise Management Company Limited is controlled by Hunan Provincial State-owned Cultural Assets Supervision and Administration Commission. The registered address of Tian Jin Kun Zhi Enterprise Management Company Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. The voting power of all common shares held by Tian Jin Kun Zhi Enterprise Management Company Limited has been delegated to Mr. Cunjun Ma, while Mr. Cunjun Ma disclaims beneficial ownership of these common shares. All the common shares and preferred shares held by Tian Jin Kun Zhi Enterprise Management Company Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

(8)

Represents 55,150,084 common shares. Among these shares, Bodyguard Holding Limited holds common shares as an ESOP platform for the restricted share award of our company or on behalf of certain director, and disclaims beneficiary interest of these restricted shares. The restricted shares are granted to certain directors, management and key employees of our company who are shareholders of Bodyguard Holding Limited. The voting power of all common shares held by Bodyguard Holding Limited has been delegated to Mr. Cunjun Ma, while Mr. Cunjun Ma disclaims beneficial ownership of these common shares. See “Management—Global Share Incentive Plan” for details. The address of Bodyguard Holding Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. All the common shares held by Bodyguard Holding Limited will be re-designated as Class A common shares immediately prior to the completion of this offering.

As of the date of this prospectus, none of our common shares or preferred shares are held by record holders in the United States.

The ADSs that we issue in this offering will represent Class A common shares.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and Its Shareholders

See “Corporate History and Structure.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plans

See “Management—Share Incentive Plans.”

Other Transactions with Related Parties

As of December 31, 2018, we had interest-free, unsecured personal cash advances outstanding in the total amount of approximately RMB1.9 million to Mr. Cunjun Ma, our Chief Executive Officer and Chairman of the board of directors. We received the full amount of repayment from Mr. Cunjun Ma on March 31, 2019.

Huidecheng Investment Development, a shareholder of our VIE, had in the past delayed paying capital contribution to our VIE. We received the full amount of capital contribution on April 19, 2019.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$50,000 divided into 5,000,000,000 shares with a par value of US$0.00001 each, comprising of (i) 4,549,953,780 common shares and (ii) and 450,046,220 preferred shares, of which 204,022,000 are designated as series A preferred shares, 185,512,580 are designated as series B preferred shares, 43,937,180 are designated as series B+ preferred shares, and 16,574,460 are designated as series B++ preferred shares.

As of the date of this prospectus, there were 933,356,593 shares issued and outstanding.

Our authorized share capital post-offering will be US$80,000 divided into 8,000,000,000 shares with a par value of US$0.00001 each comprising of (i) 7,000,000,000 class A common shares, (ii) 200,000,000 class B common shares and (iii) 800,000,000 shares of such class or classes (however designated) as our board of directors may determine.

Our post-offering amended and restated memorandum and articles of association will become effective immediately prior to completion of this offering. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares.

Common Shares

General. Holders of Class A common shares and Class B common shares have the same rights except for voting and conversion rights. All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their common shares.

Dividends. The holders of our common shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of Class A common shares and Class B common shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Class A common share is entitled to one vote, and each Class B common share is entitled to fifteen (15) votes, voting together as one class. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the nominal value of the total issued voting shares of our company present in person or by proxy. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast at a meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the outstanding common shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

Conversion. Each Class B common share is convertible into one Class A common share at any time at the option of the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances. Upon any transfer of Class B common shares by a holder to any person or entity which is not an affiliate of such holder, such Class B common shares shall be automatically and immediately converted into the equivalent number of Class A common shares.

Transfer of Common Shares. Subject to the restrictions contained in our post-offering amended and restated articles of association, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any common share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of common shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the common share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NASDAQ, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of common shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Any distribution of assets or capital to a holder of a Class A common share and a holder of a Class B common share will be the same in any liquidation event.

Calls on Common Shares and Forfeiture of Common Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Common Shares. The Companies Law and our post-offering amended and restated articles of association permit us to purchase our own shares. In accordance with our post-offering amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

A majority of the board or the chairman of the board may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our company. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than forty per cent (40%) of all votes attaching to all issued shares of our company that as at the date of the deposit carry the right to vote at general meetings of the company.

Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders but a general meeting may be called by shorter notice, subject to the Companies Law, if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the shareholders entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority of the shareholders having the right to attend and vote at the meeting together holding not less than forty per cent. (40%) of all votes attaching to all the issued shares giving that right.

A quorum required for and throughout a meeting of shareholders consists of at least one shareholder entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third of all voting power of our share capital in issue.

Inspection of Books and Records

The notice of registered office is a matter of public record. A list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies in the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and members.

Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

However, no alteration contemplated above, or otherwise, may be made to the par value of the Class A common shares or Class B common shares unless an identical alteration is made to the par value of the Class B common shares and Class A common shares, as the case may be.

We may by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the NASDAQ rules in lieu of following home country practice after the closing of this offering. The NASDAQ rules require that every company listed on the NASDAQ hold an annual general meeting of shareholders. In addition, our post-offering amended and restated articles of association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

The Companies Law is modelled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favourable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our post-offering amended and restated

articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings or allow our shareholders to requisition a shareholders’ meeting. Our post-offering amended and restated articles of association allow our shareholders to requisition shareholders’ meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our post-offering amended and restated articles of association, directors may be removed by an ordinary resolution of shareholders save that, for so long SAIF IV Healthcare (BVI) Limited is a shareholder holding at least 10% of the issued shares of the Company, it shall have the exclusive right to appoint, remove and replace 1 director by written notice to the Company and such appointment, removal or replacement shall become effective forthwith upon delivery of such written notice to our company without the need for further authorisation from our board of directors or the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

Historically, we conducted three rounds of equity financing through Huiye Tianze. For more details, see “Corporate History and Structure.” Our Cayman holding company was established in 2014 and conducted the following securities issuances:

Common shares and Preferred Shares

On December 23, 2014, we issued 842 common shares to Huidz Holding Limited with a consideration of US$842.

On December 23, 2014, we issued one common share to Amicorp Cayman Fiduciary Limited, which was subsequently transferred to Crov Global Holding Limited on the same day.

On December 23, 2014, we also issued 1,878 common shares to Crov Global Holding Limited with a consideration of US$1,878. 1000 of these common shares were converted to 1,000 series A preferred shares on February 12, 2015. 879 of these common shares were converted to 879 series B preferred shares and transferred to SAIF IV Hong Kong (China Investments) Limited on February 12, 2015. The 879 series B preferred shares were subsequently transferred to SAIF IV Healthcare (BVI) Limited on June 27, 2018.

In 2015, we issued 110 series B preferred shares to SAIF IV Hong Kong (China Investments) Limited with a consideration of US$110. These shares were transferred to SAIF Healthcare (BVI) Limited on June 27, 2018.

In June 2019, we undertook a restructuring in preparation of this offering. On June 6, 2019, we subdivided each of our issued and unissued shares with a par value of US$1 into 100,000 shares with a par value of US$0.00001 each, such that the authorized share capital became US$50,000 divided into 5,000,000,000 shares with a par value of US$0.00001 each, comprising of (i) 3,000,000,000 common shares with a par value of US$0.00001 each, and (ii) 2,000,000,000 preferred shares with a par value of US$0.00001 each, of which 100,000,000 are designated as series A preferred shares with a par value of US$0.00001 each, and 98,900,000 are designated as series B preferred shares with a par value of US$0.00001 each. We then re-classified and re-designated the authorized share capital of our company into US$50,000 divided into 5,000,000,000 shares with a par value of US$0.00001 each, comprising of (i) 4,549,953,780 common shares of US$0.00001 each and (ii) 450,046,220 preferred shares of US$0.00001 each, of which 204,022,000 are designated as series A preferred shares, 185,512,580 are designated as series B preferred shares, 43,937,180 are designated as series B+ preferred and 16,574,460 are designated as series B++ preferred shares. We issued the following shares to the respective shareholders:

Name	Number and Class of Shares	Consideration
Huidz Holding Limited	52,902,024 Common shares(1)	US$	530
Bodyguard Holding Limited	30,495,434 Common shares	US$	305
Jumi Holding Limited	41,301,029 Common shares	US$	414
One Mind Holding Limited	37,835,253 Common shares	US$	379
Crov Global Holding Limited	83,929,140 Common shares	US$	840
Wande Weirong Limited	5,565,380 Common shares	US$	56
Kunlun Technology Limited	2,226,160 Common shares	US$	23
CDF Capital Insurtech Limited	3,339,220 Common shares	US$	34
Tian Jin Kun Zhi Enterprise Management Company Limited	3,478,360 Common shares	US$	35
SAIF IV Healthcare (BVI) Limited	96,925,080 Series A Preferred Shares	US$	970
Kunlun Technology Limited	745,180 Series A Preferred Shares	US$	8
CDF Capital Insurtech Limited	7,451,740 Series A Preferred Shares	US$	75
Wande Weirong Limited	92,756,300 Series B Preferred Shares	US$	928
CDF Capital Insurtech Limited	55,653,760 Series B Preferred Shares	US$	557
Kunlun Technology Limited	37,102,520 Series B Preferred Shares	US$	372
Tian Jin Kun Zhi Enterprise Management Company Limited	43,937,180 Series B+ Preferred Shares	US$	440
Kunlun Technology Limited	2,027,880 Series B++ Preferred Shares	US$	21
CDF Capital Insurtech Limited	14,546,580 Series B++ Preferred Shares	US$	146

Note:
(1)	740,000 of these common shares were transferred to Bodyguard Holding limited on July 30, 2019.

In July 2019, we issued 14,229,183 common shares to Huidz Holding Limited in consideration for past and future service of Mr. Cunjun Ma, and 23,809,190 common shares to Bodyguard Holding Limited in consideration for past and future service of certain directors, officers and employees of our company.

Option and Restricted Shares Grants

We have granted options to purchase our common shares and restricted shares to certain of our directors, officers and employees. See “Management—Share Incentive Plans.”

Shareholders Agreement

We have entered into a shareholders agreement with our shareholders that provide for certain shareholders’ rights, including registration rights, information and inspection rights, right of participation, right of first refusal and right of co-sale, and will contain provisions governing our board of directors and other corporate governance matters. Such shareholder rights and corporate governance provisions, other than the registration rights, will automatically terminate upon the completion of this offering. The shareholders agreement provides that for so long as SAIF IV Healthcare (BVI) Limited is a shareholder holding at least 10% of the issued shares of our company, it shall have the exclusive right to appoint, remove and replace one director by written notice to our company and such appointment, removal or replacement shall become effective forthwith upon delivery of such written notice to our company without the need for further authorization from the board of directors or shareholders. Such right will not terminate upon completion of this offering.

Set forth below is a description of the registration rights granted under the shareholders agreement that will survive the completion of this offering.

Demand Registration Rights

Holders of at least 33% of the registrable securities then outstanding have the right to demand that we file a registration statement covering the registrable securities that the holders request to be registered. We have the right to defer filing of a registration statement for a period of not more than ninety (90) days after the receipt of the request of the initiating holders if we furnish to the holders requesting registration a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we cannot exercise the deferral right for a period more than ninety (90) days after receipt of the request of the holder. We are obligated to effect no more than three demand registrations, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights

If we propose to file a registration statement for a public offering of our securities, we must offer our shareholders an opportunity to include in the registration all or any part of the registrable securities held by such holders. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to us, second, to each of the holders requesting inclusion of their registrable securities in a registration statement on a pro rata basis based on the total number of shares of registrable securities then held by each such holder, and third, to holders of our other securities.

Form F-3 Registration Rights

Holders of at least 33% of the registrable securities then outstanding may request us in writing to file an unlimited number of registration statements on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.

Expenses of Registration

We will pay all expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights (which will be borne by the holders requesting registration on a pro rata basis in proportion to their respective numbers of registrable securities sold in such registration), incurred in connection with registrations, filings or qualifications pursuant to the registration rights, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for us and reasonable fees and disbursement of one counsel for all selling holders. However, we are not obligated to pay any expenses of any registration proceeding if the registration request is subsequently withdrawn at the request of a majority-in-interest of the holders requesting such registration.

Termination of Obligations

The registration rights set forth above will terminate on the earlier of (i) the date that is five years after the date of closing of a qualified initial public offering and (ii) with respect to any holder, the date on which such holder may sell all of such holder’s registrable securities under Rule 144 of the Securities Act in any ninety-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hon Hai Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-                 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,                 Class A common shares are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A common shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A common shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A common shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A common shares with the beneficial ownership rights and interests in such Class A common shares being at all times vested with the beneficial owners of the ADSs representing the Class A common shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A common shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A common shares deposited or modify the ADS-to-Share ratio, in which case each ADS you hold will represent rights and interests in the additional Class A common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Share ratio upon a distribution of Class A common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A common shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A common shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A common shares or rights to subscribe for additional Class A common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Common Shares

The Class A common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Common Shares

Upon completion of the offering, the Class A common shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit the Class A common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A common shares to the custodian. Your ability to deposit Class A common shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A common shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A common shares.

•

The Class A common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Common Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A common shares at the custodian’s offices. Your ability to withdraw the Class A common shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A common shares or ADSs are closed, or (ii) Class A common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A common shares represented by your ADSs. The voting rights of holders of Class A common shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A common shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the Custodian to vote) the Class A common shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A common shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Class A common shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A common shares, upon a change in the ADS(s)-to-Shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A common shares)

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Service	Fees

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A common shares on the share register and applicable to transfers of Class A common shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A common shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A common shares represented by ADSs and to direct the depositary of such Class A common shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A common shares, for the validity or worth of the Class A common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A common shares (including Class A common shares represented by ADSs) is governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A common shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have                     ADSs outstanding, representing approximately         % of our outstanding common shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our common shares or the ADSs. We intend to apply to list the ADSs on the Nasdaq Global Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our common shares not represented by the ADSs.

Lock-up Agreements

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ADSs, our common shares or securities convertible into or exchangeable or exercisable for any ADSs or our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Our directors, officers, shareholders and all holders of share incentive awards have agreed that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any ADSs or our common shares, or any options or warrants to purchase any ADSs or our common shares, or any securities convertible into, exchangeable for or that represent the right to receive ADSs or our common shares, whether now owned or hereinafter acquired, without the prior written consent of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited for a period of 180 days after the date of this prospectus, subject to certain exceptions.

In addition, we will instruct Citibank, N.A., as depositary, not to accept any deposit of common shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters. For the avoidance of doubt, this shall not affect the rights of holders and beneficial owners of ADSs to cancel their ADSs, withdraw the underlying common shares and/or re-deposit such shares in exchange of ADSs.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or common shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or common shares may dispose of significant numbers of the ADSs or common shares in the future. We cannot predict what effect, if any, future sales of the ADSs or common shares, or the availability of ADSs or common shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or common shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

All of our common shares that will be issued and outstanding upon the completion of this offering, other than those Class A common shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then issued and outstanding common shares of the same class, including common shares represented by ADSs, which immediately after the completion of this offering will equal                 Class A common shares, assuming the underwriters do not exercise their over-allotment option; or

•

the average weekly trading volume of our common shares of [the same class], in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our common shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those common shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. [However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.]

TAXATION

The following summary of the Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A common shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A common shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our common shares, nor will gains derived from the disposal of our common shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

The following discussion is the opinion of Commerce & Finance Law Offices, our legal counsel as to PRC Law. Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties, etc. of an enterprise. In April 2009, the State Administration of Taxation issued a circular, as amended in November 2013 and partially invalid, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location where the senior executives and the corresponding executive departments perform their duty of day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Huize Holding Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Huize Holding Limited meets all of the conditions above. Huize Holding Limited is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. In the opinion of Commerce & Finance Law Offices, our legal counsel as to PRC law, it is more likely than not that Huize Holding Limited will not be deemed as a PRC resident enterprise for PRC tax purposes. As such, holders of the ADSs and common shares who are not PRC residents likely will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. However, under SAT Public Notice 7 and SAT Public Notice 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Public Notice 7 and SAT Public Notice 37, and we may be required to expend valuable resources to comply with SAT Public Notice 7 and SAT Public Notice 37, or to establish that we should not be taxed under these circulars. See “Risk Factors—Risks Relating to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

Our PRC legal counsel has also advised us that, there is a risk that the PRC tax authorities may deem us as a PRC resident enterprises since a substantially majority of the members of our management team are located in China. If the PRC tax authorities determine that Huize Holding Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or common shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Huize Holding Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Huize Holding Limited is treated as a PRC resident enterprise. See “Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprises for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or common shares by a U.S. Holder (as defined below) that acquires our ADSs or common shares in this offering and holds our ADSs or common shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, backup withholding and information reporting requirements, including pursuant to sections 1471 through 1474 of the Code, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or common shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	persons liable for alternative minimum tax;

•	persons who acquire their ADSs or common shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or common shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own ADSs or common shares representing 10% or more of our stock (by vote or value);

•

investors required to accelerate the recognition of any item of gross income with respect to our ADSs or common shares as a result of such income being recognized on an applicable financial statement; or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or common shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or common shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding our ADSs or common shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or common shares.

For U.S. federal income tax purposes, a U.S. Holder of ADSs generally will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of common shares for ADSs generally will not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if, applying applicable look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles not reflected on its balance sheet are taken into account. Passive income generally includes, among other things, dividends, interest, income equivalent to interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated VIE as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with it, and, as a result, we consolidate its results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIE for U.S. federal income tax purposes, the composition of our income and assets would change and we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIE for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the market price of our ADSs immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets. Furthermore, fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our ADSs or common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or common shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the ADSs or common shares.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

The gross amount of any distributions paid on our ADSs or common shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of common shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or common shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or common shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the U.S.-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the Nasdaq Global Market will generally be considered to be readily tradable on an established securities market in the United States. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or common shares. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “TAXATION—People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our common shares, regardless of whether such shares are represented by the ADSs, and regardless of whether our ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph.

For U.S. foreign tax credit purposes, dividends paid on our ADSs or common shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or common shares (see “TAXATION—People’s Republic of China Taxation”). Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or common shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or common shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the ADSs or common shares have been held for more than one year at the time of disposition. The deductibility of a capital loss may be subject to limitations.

Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or common shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income for foreign tax credit purposes. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or common shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or common shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or common shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid to the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or common shares), and (ii) any gain recognized on the sale or other disposition (including, under certain circumstances, a pledge) of ADSs or common shares. Under the PFIC rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or common shares;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of the distribution or gain and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or common shares and any of our subsidiaries or other corporate entities in which we own equity interests, our VIE or any of the subsidiaries of our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE or any of the subsidiaries of our VIE.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to our ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of our ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We expect that our ADSs, but not our common shares, will be treated as marketable stock upon their listing on the Nasdaq Global Market. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or common shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or common shares if we are or become a PFIC.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated            , we have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited are acting as representatives, the following respective numbers of shares of ADSs:

Underwriter	Number of ADSs
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
China International Capital Corporation Hong Kong Securities Limited
Tiger Brokers (NZ) Limited

Total

The underwriting agreement provides that the underwriters are obligated to purchase all ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited, one of the underwriters of this offering, is not a broker-dealer registered with the SEC. Therefore, to the extent China International Capital Corporation Hong Kong Securities Limited intends to make any offers or sales of ADSs in the United States, it will do so only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and regulations. Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and may not make sales in the United States or to U.S. persons. Tiger Brokers (NZ) Limited has agreed that it does not intend to and will not offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional ADSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

The underwriters propose to offer ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per ADS. After the initial public offering the underwriters may change the public offering price and other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation and estimated expenses we will pay:

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Initial public offering price	$	$	$	$
Underwriting Discounts and Commissions paid by us	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . [We have agreed to reimburse the underwriters for certain underwriter counsels’ fees and expenses and certain out-of-pocket expenses of the underwriters.]

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ADSs, our common shares or securities convertible into or exchangeable or exercisable for any ADSs or our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Our directors, officers, shareholders and all holders of share incentive awards have agreed that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any ADSs or our common shares, or any options or warrants to purchase any ADSs or our common shares, or any securities convertible into, exchangeable for or that represent the right to receive ADSs or our common shares, whether now owned or hereinafter acquired, without the prior written consent of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited for a period of 180 days after the date of this prospectus, subject to certain exceptions.

In addition, we will instruct Citibank N.A., as depositary, not to accept any deposit of common shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters. For the avoidance of doubt, this shall not affect the rights of holders and beneficial owners of ADSs to cancel their ADSs, withdraw the underlying common shares and/or re-deposit such shares in exchange of ADSs.

We are applying to list our ADSs on the Nasdaq Global Market.

Prior to this offering, there has been no public market for the ADSs. The initial public offering price was determined by negotiations among us and the representatives and will not necessarily reflect the market price of the ADSs following this offering. The principal factors that were considered in determining the initial public offering price included:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of, and prospects for, the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development, results of operations and our current financial condition;

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•

Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the ADSs who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such assets, securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

[At our request, the underwriters have reserved up to            % of the ADSs being offered by this prospectus for sale, at the initial public offering price, to some of our existing shareholders and business associates and related persons. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus.]

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will only be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

Canada

Resale Restrictions

The distribution of ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Canadian Purchasers

By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’),

•	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A common shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Zhong Lun Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2017 and 2018 and for each of the two years in the period ended December 31, 2018, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, Link Square 2, 202 Hu Bin Road, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A common shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

HUIZE HOLDING LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Huize Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Huize Holding Limited and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income/(loss), of changes in shareholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China

June 6, 2019

We have served as the Company’s auditor since 2018.

HUIZE HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2017	As of December 31, 2018		Pro Forma December 31, 2018 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Assets
Current assets
Cash and cash equivalents	2(g)	12,261	6,640	929	6,640	929
Restricted cash (including amounts of the consolidated VIE of RMB 27,992 and RMB 145,599 thousand as of December 31, 2017 and 2018, respectively)	2(h)	28,019	145,631	20,375	145,631	20,375
Accounts receivable, net of allowance for doubtful accounts	2(j), 3	70,690	108,434	15,170	108,434	15,170
Insurance premium receivables (including amounts of the consolidated VIE of RMB 3,010 and RMB 9,143 thousand as of December 31, 2017 and 2018, respectively)	2(k)	3,010	9,143	1,279	9,143	1,279
Amounts due from related parties	4	8,966	10,546	1,475	10,546	1,475
Prepaid expense and other receivables	5	15,487	20,596	2,881	20,596	2,881

Total current assets		138,433	300,990	42,109	300,990	42,109

Non-current assets
Property, plant and equipment, net	6	8,373	6,354	890	6,354	890
Intangible assets, net	7	1,206	1,197	168	1,197	168
Deferred tax assets	12	—	137	19	137	19
Long-term investments	8	17,765	21,575	3,018	21,575	3,018
Other assets		—	3,831	537	3,831	537

Total non-current assets		27,344	33,094	4,632	33,094	4,632

Total assets		165,777	334,084	46,741	334,084	46,741

HUIZE HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2017	As of December 31, 2018		Pro Forma December 31, 2018 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Liabilities, Mezzanine Equity and Shareholders’ (Deficit)/Equity
Current liabilities
Short-term borrowings (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB nil and RMB 24,267 thousand as of December 31, 2017 and 2018, respectively)	2(q), 9	—	24,267	3,395	24,267	3,395
Accounts payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 15,220 thousand and RMB 72,989 thousand as of December 31, 2017 and 2018, respectively)		15,453	73,448	10,276	73,448	10,276
Insurance premium payables (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 101,694 thousand and RMB 114,447 thousand as of December 31, 2017 and 2018, respectively)		101,694	114,447	16,012	114,447	16,012
Other payables and accrued expenses (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of 25,522 RMB thousand and RMB 60,599 thousand as of December 31, 2017 and 2018, respectively)	10	26,036	36,908	5,164	36,908	5,164
Payroll and welfare payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 17,017 thousand and RMB 31,850 thousand as of December 31, 2017 and 2018, respectively)	11	17,017	31,850	4,456	31,850	4,456
Income taxes payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 206 thousand and RMB 206 thousand as of December 31, 2017 and 2018, respectively)	12	445	250	35	250	35

Total current liabilities		160,645	281,170	39,338	281,170	39,338

Non-current liabilities
Long-term borrowings (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 23,026 thousand and RMB 15,804 thousand as of December 31, 2017 and 2018, respectively)	2(q), 13	23,026	15,804	2,211	15,804	2,211
Deferred tax liabilities (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 248 thousand and RMB 575 thousand as of December 31, 2017 and 2018, respectively)	12	248	575	80	575	80

Total non-current liabilities		23,274	16,379	2,291	16,379	2,291

Total liabilities		183,919	297,549	41,629	297,549	41,629

HUIZE HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2017	As of December 31, 2018		Pro Forma December 31, 2018 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Liabilities, Mezzanine Equity and Shareholders’ (Deficit)/Equity (Continued)

Commitments and contingencies	22
Mezzanine equity
Series A redeemable preferred shares (US$0.00001 par value per share; 204,022,000 shares and 204,022,000 shares authorized, issued and outstanding as of December 31, 2017 and 2018; no shares issued and outstanding, pro forma as of December 31, 2018)	15	73,225	78,390	10,967	—	—
Series B redeemable preferred shares (US$0.00001 par value per share; 185,512,580 shares and 185,512,580 shares authorized, issued and outstanding as of December 31, 2017 and 2018; no shares issued and outstanding, pro forma as of December 31, 2018)	15	223,998	241,918	33,846	—	—
Series B+ redeemable preferred shares (US$ 0.00001 par value per share; 43,937,180 shares and 43,937,180 shares authorized, issued and outstanding as of December 31, 2017 and 2018; no shares issued and outstanding, pro forma as of December 31, 2018)	15	70,005	75,606	10,578	—	—
Series B++ redeemable preferred shares (US$0.00001 par value per share; 0 shares and 16,574,460 shares authorized, issued and outstanding as of December 31, 2017 and 2018; no shares issued and outstanding, pro forma as of December 31, 2018)	15	—	25,859	3,618	—	—

Total mezzanine equity		367,228	421,773	59,009	—	—

Shareholders’ (deficit)/equity
Common shares (US$0.00001 par value; 4,549,953,780 shares authorized both as of December 31, 2017 and 2018, respectively; 445,272,000 shares and 445,272,000 shares issued and outstanding as of December 31, 2017 and 2018; 895,318,220 shares issued and outstanding, pro forma as of December 31, 2018)		31	31	4	62	9
Additional paid-in capital		5,901	2,778	389	424,520	59,393
Accumulated other comprehensive income		—	295	41	295	41
Accumulated deficit		(392,036)	(388,884)	(54,407)	(388,884)	(54,407)

Total shareholders’ (deficit)/equity attributable to Huize Holding Limited shareholders		(386,104)	(385,780)	(53,973)	35,993	5,036

Non-controlling interests		734	542	76	542	76
Total shareholders’ (deficit)/equity		(385,370)	(385,238)	(53,897)	36,535	5,112

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity		165,777	334,084	46,741	334,084	46,741

The accompanying notes form an integral part of these consolidated financial statements.

HUIZE HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Note	Year Ended December 31, 2017	Year Ended December 31, 2018
		RMB	RMB	USD$ Note 2(f)
Operating revenue
Brokerage income	2(w), 17	251,556	503,547	70,449
Other income		11,776	5,281	739

Total operating revenue		263,332	508,828	71,188

Operating costs and expenses
Cost of revenue	2(x)	(164,750)	(316,397)	(44,266)
Other cost		(1,919)	(1,905)	(267)

Total operating costs		(166,669)	(318,302)	(44,533)
Selling expenses	18	(104,980)	(94,613)	(13,237)
General and administrative expenses	19	(41,877)	(46,177)	(6,460)
Research and development expenses		(50,107)	(24,944)	(3,490)

Total operating costs and expenses		(363,633)	(484,036)	(67,720)

Operating (loss)/profit		(100,301)	24,792	3,468

Other income/(expenses)
Interest income/(expenses)	20	655	(27,111)	(3,793)
Unrealized exchange income/(loss)		36	(354)	(50)
Investment income		811	—	—
Others, net		1,171	4,569	639

(Loss)/profit before income tax, and share of income of equity method investee		(97,628)	1,896	264

Income tax expense	12	(406)	(278)	(39)
Share of income of equity method investee		989	1,310	183

Net (loss)/profit		(97,045)	2,928	408

Net profit/(loss) attributable to non-controlling interests		128	(224)	(31)

Net (loss)/profit attributable to Huize Holding Limited		(97,173)	3,152	439

Redeemable preferred shares redemption value accretion	15	(26,474)	(29,118)	(4,074)
Allocation to redeemable preferred shares		47,934	(1,558)	(218)

Net loss attributable to common shareholders		(75,713)	(27,524)	(3,853)

Net (loss)/profit		(97,045)	2,928	408
Foreign currency translation adjustment, net of tax		(37)	327	46

Comprehensive (loss)/income		(97,082)	3,255	454

Comprehensive income/(loss) attributable to non-controlling interests		67	(192)	(27)

Comprehensive (loss)/income attributable to Huize Holding Limited		(97,149)	3,447	481

Weighted average number of common shares used in computing net loss per share
Basic and diluted	21	445,272,000	445,272,000	445,272,000
Net loss per share attributable to common shareholders
Basic and diluted	21	(0.17)	(0.06)	(0.01)

The accompanying notes form an integral part of these consolidated financial statements.

HUIZE HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT)/EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

		Common shares		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Non-Controlling interest	Total shareholders’ (deficit)/ equity
		Share	Amount
			RMB	RMB	RMB	RMB	RMB	RMB
Balance at 1 January 2017		445,272,000	31	31,564	(24)	(294,863)	884	(262,408)

Net loss for the year		—	—	—	—	(97,173)	128	(97,045)
Share-based payment compensation	16	—	—	811	—	—	—	811
Redeemable preferred shares redemption value accretion	15	—	—	(26,474)	—	—	—	(26,474)
Foreign currency translation		—	—	—	24	—	(61)	(37)
Profit distribution		—	—	—	—	—	(217)	(217)

Balance at 31 December 2017		445,272,000	31	5,901	—	(392,036)	734	(385,370)

Balance at 1 January 2018		445,272,000	31	5,901	—	(392,036)	734	(385,370)

Net profit for the year		—	—	—	—	3,152	(224)	2,928
Share-based payment compensation	16	—	—	967	—	—	—	967
Redeemable preferred shares redemption value accretion	15	—	—	(29,118)	—	—	—	(29,118)
Beneficial conversion feature in connection with issuance of convertible bonds		—	—	25,028	—	—	—	25,028
Foreign currency translation		—	—	—	295	—	32	327

Balance at December 31, 2018		445,272,000	31	2,778	295	(388,884)	542	(385,238)

The accompanying notes form an integral part of these consolidated financial statements.

HUIZE HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB	RMB	USD$ Note 2(f)
Cash flows from operating activities:
Net (loss)/profit	(97,045)	2,928	408
Adjustments to reconcile net (loss)/profit to net cash provided by/(used in) operating activities:
Allowance for doubtful account	801	376	53
Depreciation and amortization	3,562	3,082	431
Unrealized exchange (income)/loss	(36)	354	50
Share-based compensation expense	811	967	135
Interest (income)/expense	(655)	862	121
Investment income	(811)	—	—
Share of income of equity method investee	(989)	(1,310)	(183)
Interest on convertible bond	—	26,249	3,672
Deferred income tax	239	190	27

	(94,123)	33,698	4,714

Changes in operating assets and liabilities:
Increase in accounts receivable	(9,639)	(38,120)	(5,333)
Increase in insurance premium receivables	(1,543)	(6,133)	(858)
Increase in prepaid expense and other receivables	(3,847)	(4,152)	(581)
Increase in amounts due from related party	(301)	(1,580)	(221)
Increase in accounts payable	3,435	57,995	8,114
Increase in insurance premium payables	37,829	12,753	1,784
(Decrease)/Increase in payroll and welfare payable	(1,138)	14,833	2,075
Increase/(Decrease) in tax payable	160	(195)	(27)
(Decrease)/Increase in other payables and accrued expenses	(16,182)	1,585	222
Increase in other assets	—	(3,831)	(536)

Net cash (used in)/provided by operating activities	(85,349)	66,853	9,353

Cash flows from investing activities:
Purchase of long-term investment	(6,776)	(2,500)	(350)
Proceeds from disposal of short-term investment	66,938	—	—
Purchase of property, equipment and intangible assets	(2,642)	(1,139)	(159)
Proceeds from disposal of property, equipment and intangible assets	247	85	12

Net cash provided by/(used in) investing activities	57,767	(3,554)	(497)

Cash flows from financing activities:
Proceeds from borrowings	23,516	29,484	4,125
Proceeds from convertible bonds	—	33,000	4,617
Dividend paid to non-controlling interest	(217)	—	—
Repayments of borrowings	(311)	(13,912)	(1,946)

Net cash provided by financing activities	22,988	48,572	6,796

Effect of exchange rate changes on cash and cash equivalents	(234)	120	17

Net (decrease)/ increase in cash and cash equivalents and restricted cash	(4,828)	111,991	15,669
Total cash and cash equivalents and restricted cash at beginning of year	45,108	40,280	5,635

Total cash and cash equivalents and restricted cash at end of year	40,280	152,271	21,304

HUIZE HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(All amounts in thousands, except share data, or otherwise noted)

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB	RMB	USD$ Note 2(f)
Supplemental disclosure of cash flow information
Cash paid for interest	179	(1,473)	(206)
Cash paid for income tax	(7)	(283)	(40)
Supplemental disclosure of non-cash investing and financing activities
Accretion on redeemable preferred shares to redemption value	(26,474)	(29,118)	(4,074)
Issuance of redeemable preferred shares from conversion of the convertible bonds	—	25,427	3,557

The accompanying notes form an integral part of these consolidated financial statements.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share data, or otherwise noted)

1. Principal Activities and Reorganization

(a)	History and Reorganization

The Group commenced its operation in August 2006 by Mr. Cunjun Ma (“the founder”). Subsequently in December 2014, March 2016 and July 2016, the Company completed Series A, Series B and Series B+ financing respectively, and issued redeemable preferred shares to certain third party investors. In July 2018, the Company issued a convertible bond to certain third party investors. In October 2018, the investors converted the bond into Series B++ redeemable preferred shares.

Huize Holding Limited (“Huize” or the “Company”) was incorporated on December 24, 2014 under the laws of the Cayman Islands. The Company commenced a reorganization (“Reorganization”) in preparation of an offshore listing by issuing 184,200,000 common shares and 98,900,000 redeemable preferred shares were issued to the three shareholders in 2014 and 2015 after the Company was established. In June 2015, Shenzhen Zhixuan was established as an indirect wholly foreign owned entity of the Company in the People’s Republic of China (the “PRC”).

In June 2019, the Group completed the Reorganization by issuing 261,072,000 common shares, 105,122,000 Series A redeemable preferred shares, 185,512,580 Series B redeemable preferred shares, 43,937,180 Series B+ redeemable preferred shares and 16,574,460 Series B++ redeemable preferred shares to the shareholders of Huiye Tianze. After such share issuance, the total number of shares outstanding equals to that of Huiye Tianze. However, since the Company is an offshore entity, all PRC investors are required to have register with relevant PRC governmental authorities in order to hold equity interest in the Company. All shareholders, except for one shareholders that owns 21.87% equity interest of Huiye Tianze, have completed relevant registrations. 78.13% of the shareholders received shares of the Company. The 21.87% shares of the Company were issued to an offshore affiliate of that shareholder. Concurrently the Company obtained over Huiye Tianze through Shenzhen Zhixuan by entering into a series of contractual arrangements as described in note 2b. As a result, Huiye Tianze became a consolidated VIE of the Group. The Company determined that the Reorganization is a recapitalization and accordingly prepared its financial statements using the carryover basis of assets and liabilities of Huiye Tianze and its subsidiaries.

Accordingly, the Company became the ultimate holding company of Huiye Tianze and its subsidiaries, which is principally engaged in the provision of insurance brokerage services in the PRC. The Company and its consolidated subsidiaries and variable interest entities (“VIE”) are collectively referred to as the “Group”.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

1. Principal Activities and Reorganization (Continued)

(a)	History and Reorganization (Continued)

As of December 31, 2017 and 2018, the Company’s principal subsidiaries, consolidated VIE and subsidiaries of VIE are as follows:

Principal Subsidiaries	Date of Incorporation/ Establishment	Place of Incorporation/ Establishment	Percentage Of Direct or Indirect Economic Interest	Principal Activities
Smart Choice Ventures Limited (“Smart Choice”)	January 14, 2015	British Virgin Islands	100%	Investment holding
Hong Kong Smart Choice Ventures Limited (“HK Smart Choice”)	February 18, 2015	Hong Kong	100%	Investment holding
Zhixuan International Management Consulting (Shenzhen) Co., Ltd. (“Shenzhen Zhixuan”)	June 9, 2015	PRC	100%	Management consulting and marketing consulting

VIE
Shenzhen Huiye Tianze Investment Holding Co., Ltd (“Huiye Tianze”)	October 30, 2014	PRC	100%	Investment, investment consulting service

VIE’s Principal Subsidiaries
Shenzhen Huize Insurance Brokerage Co., Ltd. (“ShenZhen Huize”)	October 14, 2011	PRC	100%	Insurance brokerage service
Shenzhen Huize Shidai Co., Ltd. (“Huize Technology”)	April 28, 2012	PRC	100%	Technology development and Internet information consulting service
Hefei Huize Internet Technology Co., Ltd. (“Hefei Huize”)	August 5, 2015	PRC	100%	Technology development and Internet information consulting service
Shenzhen Zhixuan Wealth Investment Management Co., Ltd. (“Zhixuan Investment”)	April 20, 2016	PRC	100%	Management consulting, Investment consulting and financial consulting
Huize (Chengdu) Internet Technology Co., Ltd. (“Chengdu Huize”)	May 11, 2018	PRC	100%	Technology development consulting service

2. Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Group’s consolidated financial statements for the years ended December 31, 2017 and 2018 are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(a)	Basis of Presentation (Continued)

estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and related disclosures. Actual results may differ from those estimates. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

As an emerging growth company, the Company elects to use the extended transition period for complying with new or revised financial accounting standards.

(b)	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and a consolidated VIE, including the VIE’s subsidiaries, for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or one of its subsidiaries is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the VIE and the VIE’s subsidiaries have been eliminated upon consolidation.

The following is a summary of the contractual agreements (collectively, “Contractual Agreements”) between the Company’s PRC subsidiary, Zhixuan and the VIE, Huiye Tianze. Through the Contractual Agreements, the VIE is effectively controlled by the Company.

Exclusive Business Cooperation Agreement: Under the exclusive business cooperation agreement, Zhixuan has the exclusive right to provide Huiye Tianze and its subsidiaries with technical support, consulting services and other services. Reciprocally, Huiye Tianze and its subsidiaries shall not accept any technical support, consulting services and other services from any third parties. In exchange, Zhixuan is entitled to receive a service fee from Huiye Tianze on a monthly basis and in an amount equal to all of its net income. Zhixuan owns the intellectual property rights arising out of the performance of the exclusive business cooperation agreement. Unless otherwise agreed by the parties, this agreement will remain effective for a maximum term allowed under PRC law and may be extended from time to time by Zhixuan at its determination.

Exclusive Option Agreement: Pursuant to the exclusive option agreement, Huiye Tianze and each of its subsidiaries have irrevocably granted Zhixuan an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion at any time, to the extent permitted under PRC law, all or part of their assets and business in the applicable entities. As for the consideration, the purchase price should be equal to the minimum price as permitted by PRC law.

Pursuant to the exclusive option agreements, each shareholder of Huiye Tianze has irrevocably granted Zhixuan an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion at

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(b)	Basis of Consolidation (Continued)

any time, to the extent permitted under PRC law, all or part of their current and future shares in Huiye Tianze. As for the consideration, the purchase price should be equal to the minimum price as permitted by PRC law.

Share Pledge Agreements: Concurrent with the exclusive option agreements and pursuant to the share pledge agreements, the shareholders of Huiye Tianze have pledged all of their equity interest in Huiye Tianze as a continuing first priority security interest, as applicable, to respectively guarantee the VIE’s performance of their obligations under the exclusive business cooperation agreement between Huiye Tianze and Zhixuan. If Huiye Tianze or any of its shareholders breach their contractual obligations under these agreements, Zhixuan, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, Zhixuan’s rights include forcing the disposition or sale of all or part of the pledged equity interests of the applicable VIE and receiving proceeds from such auction or sale in accordance with PRC law. Each of the shareholders of Huiye Tianze agrees that, during the term of the applicable share pledge agreement, such shareholder will not dispose of the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of Zhixuan. Zhixuan is entitled to all dividends declared by Huiye Tianze. Each share pledge agreement will remain effective until the applicable VIE discharges all its obligations under the exclusive business cooperation agreement.

Power of Attorney: Pursuant to each power of attorney, each shareholder of Huiye Tianze has irrevocably appointed Zhixuan to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholder’s meetings, appoint directors and executive officers and sell or dispose all or part of the equity interests owned by such shareholder in Huiye Tianze. Each power of attorney will remain in force for so long as the shareholder remains a shareholder of the applicable VIE.

The following table sets forth the assets, liabilities, results of operations and cash flows of Huiye Tianze and its subsidiaries, which are included in the Group’s consolidated financial statements. Transactions between the VIE and its subsidiaries are eliminated in the balances presented below:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Current assets	144,223	307,164
Non-current assets	27,133	32,936

Total assets	171,356	340,100

Current liabilities	159,659	304,358
Non-current liabilities	23,273	16,378

Total liabilities	182,932	320,736

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(b)	Basis of Consolidation (Continued)

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB	RMB
Total operating revenue	246,968	498,228
Net (loss)/profit	(95,746)	29,973

Net cash (used in)/provided by operating activities	(83,524)	67,049
Net cash provided by/(used in) investing activities	57,760	(3,541)
Net cash provided by financing activities	22,973	48,720

Net (decrease)/increase in cash and cash equivalents	(2,791)	112,228
Cash and cash equivalents at beginning of year	40,471	37,680

Cash and cash equivalents at end of year	37,680	149,908

The significant portion of the total assets and total liabilities of Huiye Tianze and its subsidiaries approximate the amounts in the Group’s consolidated financial statements.

Under the Contractual Agreements with the VIE, the Company can have the assets transferred out of the VIE and VIE’s subsidiaries, except for restricted cash and insurance premium receivables balance as disclosed on the balance sheets. Except for these two amounts, there is no other asset of the VIE that can only be used to settle obligations of the VIE and VIE’s subsidiaries. Since the VIE are incorporated as limited liability companies under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. However, as the Company is conducting certain businesses through its VIE and VIE’s subsidiaries, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

In the opinion of the Company’s management, the contractual arrangements among its subsidiary, the VIE and their respective Nominee Shareholders are in compliance with current PRC laws and are legally binding and enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and VIE’ subsidiaries in the consolidated financial statements.

In March 2019, the People’s Congress of the PRC passed the Draft Foreign Investment Enterprises (“FIE”) Law, which was released for public comment by the Ministry of Commerce (“MOFCOM”) in January 2015. The newly passed FIE Law will go into effect in 2020. The FIE Law appears to include VIE within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the FIE Law includes control through contractual arrangements within the definition of “actual control”. These provisions regarding control through contractual arrangements could be construed to include the Group’s contractual arrangements with its VIE, and as a result, the Group’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(b)	Basis of Consolidation (Continued)

prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the FIE Law are enacted and enforced in their current form, the Group’s ability to use the contractual arrangements with its VIE and the Group’s ability to conduct business through the VIE could be severely limited.

The Company’s ability to control the VIE also depends on the power of attorney Zhixuan has to vote on all matters requiring shareholders’ approvals in the VIE. As noted above, the Company believes these power of attorney are legally binding and enforceable but may not be as effective as direct equity ownership. In addition, if the Group’s corporate structure or the contractual arrangements with the VIE were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

•	revoke the Group’s business and operating licenses;

•	require the Group to discontinue or restrict its operations;

•	restrict the Group’s right to collect revenues;

•	block the Group’s websites;

•	require the Group to restructure its operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•	impose additional conditions or requirements with which the Group may not be able to comply; or

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions may result in a material adverse effect on the Group’s ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Group to lose the right to direct the activities of the VIE or the right to receive their economic benefits, the Group would no longer be able to consolidate the financial statements of the VIE. In the opinion of management, the likelihood of losing the benefits in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote.

(c)	Non-Controlling Interests

When there is a change in ownership interests that result in a loss of control of a subsidiary, the Company deconsolidates the subsidiary from the date control is lost. Any retained non-controlling investment in the former subsidiary is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary.

For the Company’s majority-owned subsidiaries and VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net profit/(loss) in the consolidated statements of comprehensive income includes the net (profit)/loss attributable to non-controlling interests, and common shareholders and redeemable preferred shareholders where applicable. The cumulative results of operations attributable to non-controlling interests are recorded as non-controlling interests in the Company’s consolidated balance sheets. Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(d)	Use of Estimates

Financial statements amounts that reflect significant accounting estimates and assumptions mainly include, but are not limited to, allowance for doubtful accounts, losses of accounts receivable, insurance premium receivables and other receivables, determination of uncertain tax positions, realizability of deferred tax assets, accounting for redeemable preferred shares, and valuation of share-based compensation arrangements. Actual results could materially differ from these estimates.

(e)	Comprehensive Income and Foreign Currency Translation

The Group’s operating results are reported in the consolidated statements of comprehensive (loss)/income pursuant to FASB ASC Topic 220, “Comprehensive Income”. Comprehensive income consists of two components: net income and other comprehensive income (“OCI”). The Group’s OCI is comprised of gains and losses resulting from translating foreign currency financial statements of entities, of which functional currency is other than Renminbi (“RMB”) which is the reporting currency of the Group, net of related income taxes, where applicable. Such subsidiaries’ assets and liabilities are translated into RMB at period-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Adjustments that result from translating amounts from a subsidiary’s functional currency to the RMB (as described above) are reported net of tax, where applicable, in accumulated OCI in the consolidated balance sheets.

(f)	Convenience Translation

Translations of balances in the Group’s consolidated balance sheets, consolidated statements of comprehensive income/(loss) and consolidated statements of cash flows from RMB into US$ as of and for period ended December 31, 2018 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.1477, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2018, or at any other rate.

(g)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

(h)	Restricted Cash

In its capacity as an insurance broker, the Group collects “premiums” (unremitted insurance premiums) from certain insureds and remits the “premiums” to the appropriate insurance companies. Unremitted insurance premiums are held in custody until disbursed by the Group. The Group reports such amounts as restricted cash in the consolidated balance sheets. Unremitted insurance premiums were RMB 3,309 thousand and RMB 121,151 thousand (US$16,950 thousand) as of December 31, 2017 and 2018, respectively. Also, restricted cash balance includes guarantee deposits required by China Banking and Insurance Regulatory Commission (“CBIRC”) in order to protect insurance premium appropriation by insurance broker. The restricted cash balance related to this requirement was RMB 24,480 thousand (US$3,425 thousand as of December 31, 2017 and as of December 31, 2018). Guarantee deposit for credit card in Industrial and Commercial Bank of China was RMB 230 thousand as of December 31, 2017.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(i)	Short Term Investments

Short-term investments mainly consist of investments placed with banks with original maturities between three months and one year and investments in money market funds. Interest earned is recorded as investment income in the consolidated statements of comprehensive income/(loss) during the years presented.

(j)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable represent brokerage fees receivable from insurance companies. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable balance. The Group determines the allowance based on historical write-off experience. The Group reviews its allowance for doubtful accounts regularly. Past due balances over 90 days are reviewed individually for collectability.

(k)	Insurance Premium Receivables

Insurance premium receivables consist of insurance premiums to be collected from the insured, and are recorded at the invoiced amount and do not bear interest. The insurance premium received are included in net cash provided by operating activities in the consolidated statements of cash flows.

(l)	Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(l)	Fair Value Measurement (Continued)

Recurring

The Group’s financial instruments are not measured at fair value in the Consolidated Balance Sheets, but for which the fair value is estimated for disclosure purpose.

As of December 31, 2017 and 2018, the fair values of cash and cash equivalents, restricted cash, accounts receivable, insurance premium receivables, amounts due from related parties, other receivables, accounts payable, insurance premium payables and other payables approximated their carrying values reported in the consolidated balance sheets due to the short term maturities of these instruments.

Long term borrowings are measured at amortized cost using discounted rates reflected time value of money. As the market interest rate is relatively stable during the reporting period, the carrying values of long term borrowings approximated their fair values reported in the consolidated balance sheets.

Non-Recurring

The Group measures certain financial assets, including the investments under the cost method and equity method at fair value on a non-recurring basis only if an impairment charge were to be recognized. The Group’s non-financial assets such as property, equipment and software, would be measured at fair value only if they were determined to be impaired.

(m)	Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost. Depreciation and amortization are calculated using the straight line method over the following estimated useful lives, taking into account residual value, if any. The table below sets forth the estimated useful life and residual value:

Category	Estimated useful life	Residual value
Office furniture and equipment	5 years	0%~5%
Computer and electronic equipment	3~5 years	0%~5%
Motor vehicles	4~5 years	5%
Leasehold improvements	shorter of remaining lease period and estimated useful life	Nil

Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation/amortization are removed from the accounts and any resulting gain or loss is recognized in consolidated statements of comprehensive (loss)/income.

(n)	Intangible Assets, Net

Intangible assets represent domain name and purchased computer software. These intangible assets are amortized on a straight line basis over their estimated useful lives of the respective assets, which varies from 5-10 years.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(o)	Impairment of Long-Lived Assets and Intangible Assets

Long-lived assets including intangible assets with definite lives, are assessed for impairment, whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group measures the carrying amount of long-lived assets against the estimated undiscounted future cash flows associated with it. Impairment exists when the estimated undiscounted future cash flows are less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2017 and 2018.

(p)	Long-Term Investments

The Group accounts for long-term investments using either the equity method of accounting or at fair value depending upon whether the Group has the ability to exercise significant influence over investments. As part of this evaluation, the Group considers the participating and protective rights in the investments as well as its legal form.

The Group uses the equity method of accounting for the long-term investments when the Group has the ability to significantly influence the operations or financial activities of the investee. The Group records the equity method long-term investments at historical cost and subsequently adjusts the carrying amount at each period for share of the earnings or losses of the investee and other adjustments required by the equity method of accounting. Dividends received from the equity method investments are recorded as reductions in the cost of such investments.

When the Group does not have significant influence and the equity method investments do not have readily determinable fair values, the Group elects to measure these investments at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identified or a similar investment of the same issuer.

Long-term investments are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Group reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

(q)	Short-Term and Long-Term Borrowings

The Short-term and Long-term borrowings represent our borrowings from commercial banks for our working capital. Short-term borrowings includes borrowings with maturity terms shorter than one year and the current portion of the long-term borrowings.

(r)	Insurance Premium Payables

Insurance premium payables are insurance premiums collected on behalf of insurance companies but not yet remitted as of the balance sheet dates, and insurance premiums due but not yet collected from the insured.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(s)	Share-Based Compensation

Employee Share-Based Compensation

All forms of share-based payments to employees, including employee stock options and employee stock purchase plans, are treated the same as any other form of compensation by recognizing the related cost in the consolidated statements of comprehensive income/(loss). Compensation cost related to employee stock options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which is usually the vesting period. If an award requires satisfaction of one or more performance or service conditions (or any combination thereof), compensation cost is recognized if the requisite service is rendered, and no compensation cost is recognized if the requisite service is not rendered. The Group recognizes compensation cost for an award with both a service condition and a performance condition that has a graded vesting features using graded vesting method over the requisite service period for the entire award, provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. If awards with market or performance conditions include graded vesting features, the graded vesting method should be used and the straight-line method should not be used. Additionally, if an award includes both a service condition and a market or performance condition, the graded vesting method should be used. No compensation cost is recognized for instruments that employees forfeit because a service condition or a performance condition is not satisfied.

Share-based compensation expenses of RMB 811 thousand and RMB 967 thousand for the years ended December 31, 2017 and 2018, respectively, were included in cost of revenue, selling expenses, general and administrative expenses and research and development expenses.

(t)	Fair Value of Redeemable Preferred Shares and Common Shares

Shares of the Company, which do not have quoted market prices, were valued based on the income approach. The income approach involves applying the discounted cash flow analysis based on projected cash flow using the Group’s best estimate as of the valuation dates. Estimating future cash flow requires the Group to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. In determining an appropriate discount rate, the Group considered the cost of equity and the rate of return expected by venture capitalists. The Group also applied a discount for lack of marketability given that the shares underlying the award were not publicly traded at the time of grant. Determination of estimated fair value of the Group requires complex and subjective judgments due to its limited financial and operating history, unique business risks and limited public information on companies in China similar to the Group.

Option-pricing method was used to allocate enterprise value to redeemable preferred shares and common shares. The method treats redeemable preferred shares and common shares as call options on the enterprise’s value, with exercise prices based on the redeemable preferred shares. The strike prices of the “options” based on the characteristics of the Group’s capital structure, including number of shares of each class of common shares, seniority levels and redemption values for the redeemable preferred shares. The option-pricing method also involves making estimates of the volatility of the Group’s equity securities. The anticipated timing is based on the plans of board of directors and management of the Group. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. Volatility is estimated based on annualized standard deviation of daily stock price return of comparable companies.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(u)	Redeemable Preferred Shares and Convertible Bond

Accounting of Redeemable Preferred Shares

The Company classified the Redeemable Preferred Shares as mezzanine equity in the consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain events outside of the Company’s control. The Redeemable Preferred Shares are recorded initially at fair value, net of issuance costs.

The Group determined that the redemption features do not require bifurcation as they either are clearly and closely related to the Redeemable Preferred Shares or do not meet the definition of a derivative.

The Group has determined that there was no embedded beneficial conversion feature (“BCF”) attributable to the Redeemable Preferred Shares. In making this determination, the Group compared the initial effective conversion prices of the Redeemable Preferred Shares and the fair values of the Group’s common shares determined by the Group at the issuance dates. The initial effective conversion prices were greater than the fair values of the common shares to which the Redeemable Preferred Shares are convertible into at the issuance dates.

Subsequently, the carrying amount is increased by periodic accretion, using the interest method, so that the carrying amount will equal to mandatory redemption amount the redemption date.

Accounting of Convertible Bond

The Company determined convertible bond, which were classified as liabilities, was initially measured at par under ASC 470 and subsequently stated at amortized cost plus accrued unpaid interest.

The Company has determined that there was a BCF as its conversion price is lower than the Company’s stock price at the commitment date. The BCF was recognized as a discount to the convertible bond and subsequently amortized as interest expenses using the effective interest method over the period from the issuance date to the maturity date.

(v)	Employee Benefit Plans

As stipulated by the regulations of the PRC, the Group’s subsidiaries and VIE in the PRC participate in various defined contribution plans organized by municipal and provincial governments for its employees. The Group is required to make contributions to these plans at a percentage of the salaries, bonuses and certain allowances of the employees. Under these plans, certain pension, medical and other welfare benefits are provided to employees. The Group has no other material obligation for the payment of employee benefits associated with these plans other than the annual contributions described above. The contributions are charged to the consolidated statements of income and comprehensive income as they become payable in accordance with the rules of the above mentioned defined contribution plans.

(w)	Revenue Recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised services in a contract in the common course of the Group’s activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance brokerage and consulting services.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(w)	Revenue Recognition (Continued)

The Group has early adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 on January 1, 2017.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•	Step 1: Identify the contract (s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Insurance Brokerage Services

The primary source of revenues is commissions from insurance brokerage services, determined based on a percentage of premiums paid by insured. The brokerage fee rate, which is paid by the insurance companies, shall be based on the terms specified in the annual service contract with the insurance company for each product sold through the Group. The Group determines that the insurance company, or the insurer, is its customer in this agreement. Insurance brokerage services revenue is recognized when the signed insurance policy is in place and the premium is collected from the insured since the Company has fulfilled its performance obligation to sell an insurance policy on behalf of the insurance company.

The Group is also entitled to a performance bonus from insurance companies if the cumulative average monthly sales volume exceeds a predetermined level. Such bonus is determined at the end of each month and recognized as revenue.

Consulting Service

For cargo insurance products, in addition to the commission from brokerage service paid by the insurance companies, the Group also generates service fees from rendering consulting service to assist the insured to obtain such a cargo insurance policy. The Group determines that the insured is its customer in this consulting service arrangement. Upon successful purchase of cargo insurance products by the insured, the Group’s performance obligation related to consulting service to the insured has been fully fulfilled, as such, revenue for those services is recognized when the insurance product has been purchased. While the insurance premium is set by the respective insurance companies, the consulting service fee is determined by the Group based on a percentage of insurance premium. Of the total contract price received from the insured, the amount equal to the premium of the cargo insurance product as agreed with insurance company is recorded as insurance premium payable while the remaining is recorded as revenue for the consulting service.

Value Added Tax

The Group is subject to value-added-tax (“VAT”) on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%. In the accompanying consolidated statements of comprehensive income/(loss), such VAT is excluded from net revenues.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(x)	Cost of Revenue

A large component of the Group’s cost of revenue is channel cost, which is service fee paid to user traffic channels only for successful sales, including social media influencers and financial institutions. These user traffic channels have influences over their followers and users, who are potential insurance policyholders. Determination of channel cost is based on the service fee rate multiplied by the insurance premium sold. Channel cost is recognized when the signed insurance policy is in place and the premium is collected from the insured.

Another component of cost of revenue is payroll of insurance consultants, who are in charge of identifying and acquiring potential customers through providing advices related to insurance product.

(y)	Selling Expenses

The Group records its marketing campaign expenses and loyalty points as selling expenses.

Marketing campaign expenses consist primarily of advertising and marketing promotion expenses. Advertising and marketing expenses, amounting to approximately RMB 36,215 thousand and RMB 21,606 thousand for the years ended December 31, 2017 and 2018, respectively, are charged to the consolidated statements of comprehensive income/(loss) as incurred. Beside marketing campaign expenses, selling expenses consist of salaries and employment benefits for employees who work in brokerage service line, office rental, telecommunications and office supply expenses incurred in connection with sales activities.

The Group operates a loyalty program which offers points to its users. Such loyalty points can be used to redeem a variety of gifts and services that the Group purchased from third-party providers. Users have a variety of ways to obtain the points, such as signing up an account, inviting friends, and comment on the insurance product, etc. The Group accounts for such points as selling expenses with a corresponding liability recorded under other payables and accrued expenses of consolidated balance sheets upon the offering of these points. The Group estimates liabilities under the loyalty program based on cost of the gifts and services that can be redeemed taking into account estimated breakage. At the time of redemption, the Group records a reduction of other payables and accrued expenses.

(z)	General and Administrative Expenses

General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including finance, legal and human resources, as well as costs associated with use of facilities and equipment, such as depreciation expenses and other general corporate related expenses.

General and administrative expenses also includes surcharges on VAT payments according to PRC tax.

(aa)	Others, Net

Others, net, mainly consist of non-operating income and expenses, such as government subsidies.

(bb)	Taxation

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(bb)	Taxation (Continued)

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the consolidated statement of comprehensive income/(loss) in the period of the enactment of the change.

The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Group recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Group’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Group’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

(cc)	Net Profit/(Loss) Per Share

Basic profit/(loss) per share is computed by dividing net profit/(loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights. Net profit/(loss) is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the profit or loss. Diluted profit/(loss) per share is calculated by dividing net profit/(loss) attributable to common shareholders by the weighted average number of common and dilutive common equivalents shares outstanding during the period. Common equivalents shares consist of shares issuable upon the conversion of the redeemable preferred shares using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Common equivalents shares are not included in the denominator of the diluted profit/(loss) per share calculation when inclusion of such shares would be anti-dilutive.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(dd)	Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Group determines that their chief executive officer (“CEO”) is the chief operating decision-maker.

The Group manages its business as a single operating segment engaged in the provision of insurance brokerage services in the PRC. Substantially all of its revenues are derived in the PRC. All long-lived assets are located in PRC.

(ee)	Significant Risk and Uncertainties

Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and international economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash and cash equivalents and restricted cash. The Group had aggregate amounts of RMB37,680 thousand and RMB149,908 thousand of cash and cash equivalents and restricted cash denominated in RMB as of December 31, 2017 and 2018, respectively.

Concentration of Credit Risk

Details of the customers accounting for 10% or more of total operating revenue are as follows:

	Year ended December 31
	2017	% of sales	2018	% of sales
	RMB		RMB
Customer A	18,820	7%	100,123	20%
Customer B	—	—	99,425	20%

	18,820	7%	199,548	40%

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	At December 31
	2017	% of sales	2018	% of sales
	RMB		RMB
Customer C	—	—	33,146	30%
Customer B	—	—	11,970	11%
Customer D	7,318	10%	582	1%

	7,318	10%	45,698	42%

The Group performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(ee)	Significant Risk and Uncertainties (Continued)

Concentration of Credit Risk (Continued)

The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Interest Rate Risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group have not been exposed to material risks due to changes in market interest rates as the borrowings held by the Group all bear interest at a fixed interest rate.

(ff)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Clients (Topic 606) (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the clients, in an amount that reflects the consideration. The Group expects to be entitled to in exchange for those goods or services. The Group will enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns, and any taxes collected from clients, which are subsequently remitted to governmental authorities. The Group adopted ASC 606 using the full retrospective method for all periods presented.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on the balance sheet. This ASU requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. The ASU does not significantly change the lessees’ recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. For public business entities, the provisions of this guidance are effective for annual periods beginning after December 15, 2018, and interim periods within those years, with early adoption permitted. For all other entities, the provisions of this guidance are effective for annual periods beginning after December 15, 2019, and interim period within fiscal year beginning after December 15, 2020. The Group is currently gathering, documenting and analyzing lease agreements subject to this ASU and anticipates material addition to the consolidated balance sheets (upon adoption) of right-of-use assets, and associated liabilities, due to the routine use of operating leases over time.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of Significant Accounting Policies (Continued)

(ff)	Recent Accounting Pronouncements (Continued)

credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public business entities that are U.S. SEC filers, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The Group has early adopted the ASU for the periods presented.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. ASU 2017-09 is effective prospectively for all companies for annual periods beginning on or after December 15, 2017, and early adoption is permitted. The Group adopted this new standard effective on January 1, 2018. The adoption of ASU 2017-09 did not have a material impact on the Group’s consolidated financial statements.

3. Accounts Receivable, Net of Allowance for Doubtful Accounts

Account receivables, net of allowance for doubtful accounts by the Group consist of the following:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Accounts receivable	71,002	109,008
Less: allowance for doubtful accounts	(312)	(574)

Accounts receivable, net	70,690	108,434

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

3. Accounts Receivable, Net of Allowance for Doubtful Accounts (Continued)

The following table summarizes the movement of the Group’s allowance for doubtful accounts:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Balance at the beginning of the year	96	312
Provision for doubtful accounts	801	376
Write-offs	(585)	(114)

Balance at the end of the year	312	574

4. Related Party Balances and Transactions

The table below sets major related parties of the Group and their relationships with the Group:

Entity or individual name	Relationship with the Group
Cunjun Ma	Chief Executive Officer and Director of the Group
Individual Director or Officer	Directors or Officers of the Group
Shareholders and minority shareholders	Shareholders and minority shareholders

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Amounts due from related parties
Cunjun Ma	100	1,850
Shareholders	8,866	8,696

	8,966	10,546

The amount due from Mr. Cunjun Ma represents personal cash advances. The amount has been repaid in full in March 2019.

The amount due from Shareholders represents the subscribed capital contribution that one of the shareholders, Huidecheng Investment Development, L.P. has not paid. The Group has received the full amount from Huidecheng Investment Development, L.P. on April 19, 2019.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

5. Prepaid Expense and Other Receivables

Prepaid expense and other receivables consist of the following:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Claim advance on behalf of insurer	3,079	6,555
Advances to suppliers	4,141	4,881
Rental and other deposits	3,621	2,644
Prepaid input value-added tax	224	2,598
Interest receivables(a)	606	1,489
Government subsidy	1,378	1,378
Advances to staff(b)	1,968	937
Others	470	114

	15,487	20,596

(a)	This represented accrued interest income on bank deposits.
(b)	This represented advances to staff of the Group for daily business operations which are unsecured, interest-free and repayable on demand.

6. Property, Plant and Equipment, Net

Property, plant and equipment, net, consist of the following:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Computer and electronic equipment	8,282	8,974
Leasehold improvements	4,023	4,123
Office furniture and equipment	2,945	2,848
Motor vehicles	987	987

Total	16,237	16,932
Less: Accumulated depreciation(1)	(7,864)	(10,578)

Property, equipment and equipment, net	8,373	6,354

(1)	Depreciation expenses for the years ended December 31, 2017 and 2018 were RMB 3,377 thousand and RMB 2,790 thousand, respectively.

No impairment for property, plant and equipment was recorded for the years ended December 31, 2017 and 2018.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

7. Intangible Assets, Net

The intangible assets, net consisted of the following:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Software and system	1,064	1,347
Domain name	580	580

Total	1,644	1,927
Less: Accumulated amortization(1)	(438)	(730)

Intangible assets, net	1,206	1,197

(1)	Amortization expenses for the years ended December 31, 2017 and 2018 was RMB 185 thousand and RMB 292 thousand, respectively.

No impairment for intangible assets was recorded for the years ended December 31, 2017 and 2018.

The amortization of the coming 5 years is:

As of
December 31, 2018
RMB
2019	291
2020	258
2021	252
2022	206
2023	94

8. Long-Term Investments

	Equity securities without readily determinable fair value	Equity Method	Total
	RMB	RMB	RMB
Balances at January 1, 2017	10,000	—	10,000
Additions	—	6,776	6,776
Share of earnings of an equity investee	—	989	989

Balances at December 31, 2017	10,000	7,765	17,765

Additions	2,500	—	2,500
Share of earnings of an equity investee	—	1,310	1,310

Balances at December 31, 2018	12,500	9,075	21,575

Equity Securities Without Readily Determinable Fair Value

As of December 31, 2017 and 2018, the Group held investment in certain equity securities without readily determinable fair value. No observable price changes on impairment were noted during the years ended December 31, 2017 and 2018.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

8. Long-Term Investments (Continued)

Equity Method

As of December 31, 2017 and 2018, the Group’s investments accounted for under the equity method was RMB 7,765 and RMB 9,075 thousand respectively. The Group applies the equity method of accounting to account for its equity investments over which it has significant influence but does not own a majority equity interest or otherwise control.

During the year ended December 31, 2017, the Group invested RMB 6,776 thousand in cash for 4.15% equity interest in a private entity, Shenzhen Chuangbicheng Holding Co. Ltd. As the Group has significant influence over the private entities through its one fifth representation on the board, the investment was accounted for using the equity method.

9. Short-Term Borrowings

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Bank borrowings(1)	—	13,000
Current portion of long-term borrowings (note 13)	—	11,267

	—	24,267

(1)	During the year ended December 31, 2018, the Group obtained short-term borrowings to support its operation. The borrowings bear interest ranging from 5.87% to 8.00%.

10. Other Payables and Accrued Expenses

Components of other payables and accrued expenses are as follows:

	As of
	December 31, 2017	December 31, 2018
	RMB	RMB
Rental expense payable	7,826	9,082
Payable to convertible bond holders(1)	—	8,794
Professional fees	2,460	5,999
Other tax payables	2,035	5,287
Advances from insured	2,619	2,835
Accrued marketing expense -loyalty points	8,092	2,074
Interest payable	—	493
Deposits	438	414
Others	2,566	1,930

	26,036	36,908

(1)	It is the balance of convertible bond for which conversion option was not exercised and subsequently repaid in March 2019.

11. Employee Benefits

Full-time employees of the Group in the PRC are entitled to welfare benefits including pension insurance, medical insurance unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

11. Employee Benefits (Continued)

plans through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions. Total contributions by the Group for such employee benefits were RMB 25,161 thousand and RMB 22,750 thousand for the years ended December 31, 2017 and 2018, respectively.

12. Income Taxes

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, Installment Hong Kong is subject to 16.5% income tax rate on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

China

The Company’s subsidiaries, consolidated VIE and subsidiary of the VIE established in the PRC are mainly subject to statutory income tax at a rate of 25%.

On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprises” (“HNTE”). The HNTE will be entitled to a favorable statutory tax rate of 15%. An enterprise’s qualification as a HNTE is reassessed by the relevant PRC governmental authorities every three years. On November 2, 2015, the local governments announced that SZ Huize was qualified as HNTE and was subject to a preferential statutory tax rate of 15% since then. Accordingly, SZ Huize was taxed at a rate of 15% after 2015, subject to reassessment. During the period ended December 31, 2018, SZ Huize failed to pass the reassessment of HNTE certification, therefore during the period of 2018, SZ Huize is subject to statutory income tax at a rate of 25%.

On November 2, 2018, the local governments announced that Huize Technology was qualified as HNTE and was subject to a preferential statutory tax rate of 15% since then. Accordingly, Huize Technology will be taxed at a rate of 15% after November, 2018, subject to reassessment.

The Enterprise Income Tax (“EIT”) Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the Group’s entities organized outside of the PRC should be treated as resident enterprises for the

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income Taxes (Continued)

China (Continued)

PRC income tax purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiary registered outside the PRC should be deemed resident enterprises, the Company and its subsidiary registered outside the PRC will be subject to the PRC income tax, at a rate of 25%.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between the mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. Under U.S. GAAP, undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. The Group did not record any dividend withholding tax, as it has no retained earnings for any of the periods presented.

Composition of Income Tax Expense

The current and deferred portions of income tax expense included in the consolidated statements of comprehensive (loss)/income during the year ended December 31, 2017 and 2018 are as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2018
	RMB	RMB
Current income tax expense	167	88
Deferred income tax expense	239	190

Income tax expense	406	278

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income Taxes (Continued)

Tax Reconciliation

Reconciliation between the income tax expense computed by applying the EIT tax rate to income before income taxes and actual provision were as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2018
	RMB	RMB
(Loss)/profit before income tax	(96,639)	3,206

Tax (benefit)/expense at EIT tax rate of 25%	(24,159)	802
Effect of different tax rates applicable to different subsidiaries of the Group	6,628	6,381
Changes in valuation allowance	20,211	(9,343)
Investment income not subject to tax	(93)	(17)
Expenses not deductible for tax purposes	2,448	2,679
Research and development tax credit	(4,629)	(3,261)
Effect on deferred tax assets due to change in tax rates	—	3,037

Income tax expense	406	278

Deferred Tax Assets and Deferred Tax Liabilities

The following tables sets forth the significant components of the deferred tax assets and deferred tax liabilities:

	December 31, 2017	December 31, 2018
	RMB	RMB
Deferred tax assets
Advertising expenses(1)	4,452	—
Net accumulated losses-carry forward	61,770	55,346
Depreciation and amortization	35	76
Allowance for doubtful accounts	135	93
Accrued expenses	574	2,245
Less: valuation allowance	(66,966)	(57,623)

Net deferred tax assets	—	137

Deferred tax liabilities
Gain on equity method investee	248	575

Net deferred tax liabilities	248	575

(1)

The pre-tax deduction limitation for advertising expense is 15% of revenue every year. The Company can carry forward any unclaimed advertising expense to the future years and there is no limitation for the use in future years.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income Taxes (Continued)

Movement of Valuation Allowance

	December 31, 2017	December 31, 2018
	RMB	RMB
Balance at the beginning of the year	46,755	66,966
Additions	20,211	7,182
Reversals	—	(16,525)

Balance at end of the year	66,966	57,623

Valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. The statutory rate of 25%, 15% or 16.5%, depending on which entity, was applied when calculating deferred tax assets.

As of December 31, 2017 and 2018, the Group had net operating loss carryforwards of approximately RMB 61,770 thousand and RMB 55,346 thousand, respectively, which arose from the subsidiaries, VIE and the VIE’s subsidiary established in PRC. As of December 31, 2017 and 2018, of the net operating loss carryforwards, RMB 61,770 thousand and RMB 55,217 thousand was provided for valuation allowance respectively, while the remaining RMB nil and RMB 129 thousand is expected to be utilized prior to expiration considering future taxable income for respective entities. In 2017 and 2018, the additions of valuation allowance was provide for net operating loss carry forward of Shenzhen Huize, Huize Technology and so on because it was more likely than not that such deferred tax assets will not be realized based on the Group’s estimate of their future taxable income. In 2018, the reversals of valuation allowance was due to net operating loss carry forward of Huize Technology because Huize Technology was qualified as HNTE in 2018 and the tax rate changed from 25% in 2017 to 10% in 2018.

According to the Circular of relevant governmental regulatory authorities of Taxation on Extending the Loss Carry-over Period of High-tech Enterprises and High-tech SMEs (Cai Shui [2018] No. 76), from January 1, 2018, the enterprises that have the qualifications of high-tech enterprises or high-tech SMEs will be able to make up for the losses that have not been completed in the previous five years before the qualification year. The longest carry-over period is extended from 5 years to 10 years. As of December 31, 2018, the net operating loss carryforwards will expire during the period from 2018 to 2028, if unused.

Uncertain Tax Positions

The Group did not identify significant unrecognized tax benefits for the years ended December 31, 2017 and 2018. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2018.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

13. Long-Term Borrowing

The following table summarizes the details of the Group’s long-term borrowings:

Type	Maturity Date	Principal Amount	Interest Rate Per Annum	As of
				December 31, 2017	December 31, 2018
				RMB	RMB
Bank loan	November 10, 2019	23,516	7.00%	23,026	11,267
Bank loan	September 30, 2020	16,484	7.00%	—	15,804

Total				23,026	27,071
Less: Current portion of long-term borrowings				—	(11,267)

				23,026	15,804

The above loan was guaranteed by Huiye Tianze and by the Group’s accounts receivable, amounted to RMB 70,690 thousand and RMB 108,434 thousand were pledged as collateral as of December 31, 2017 and 2018. Interest is payable on a monthly basis.

14. Common Shares

The Company’s Memorandum and Articles of Association authorizes the Company to issue up to 4,549,953,780 common shares with a par value of US$0.00001 per shares. As of December 31, 2017 and 2018, the Company has 445,272,000 shares issued and outstanding. Each common share is entitles to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of shares outstanding.

15. Redeemable Preferred Shares and Convertible Bond

In September 2014, the Group issued 204,022,000 Series A Redeemable Preferred Shares (“Series A Redeemable Preferred Shares”) for an aggregate purchase price of RMB 39,404,003. Also, the Group upgrade 87,935,500 shares into Series A Redeemable Preferred Shares when these shares were transferred from Series Pre-A shareholders to Series A shareholders.

In March 2016, the Group issued 185,512,580 Series B Redeemable Preferred Shares (“Series B Redeemable Preferred Shares”) for an aggregate purchase price of RMB 200,000 thousand.

In July 2016, the Group issued 43,937,180 Series B+ Redeemable Preferred Shares (“Series B+ Redeemable Preferred Shares”) for an aggregate purchase price of RMB 62,500 thousand.

In July 2018, the Company issued a convertible bond (“CB”) at an interest rate of 15% per year to certain third party investors for an aggregate principal amount of RMB33,000 thousand. According to the contract, the CB holders have the right at its sole discretion, to convert the bond into Redeemable Preferred Shares within 20 working days after 90 days from the issuance date (this 90 days is referred to as “CB interest period”) at a conversion price of RMB1.48 per share. The 20 working-day is a conversion period. If the CB holders decide not to convert, the Company shall repay the principal and interest of the CB that has not been converted into shares within 90 days (“repayment period”). If the Company can not repay the principal and interest in the repayment period, the 2018 CB holders have the right to convert the CB into Redeemable Preferred Shares of the Company at the price of RMB0.74 per share during 30 working days after the repayment period. During the year ended December 31, 2018, 16,574,460 Redeemable Preferred Shares (“Series B++ Redeemable Preferred Shares) were

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

15. Redeemable Preferred Shares and Convertible Bond (Continued)

converted from the convertible bond with the principal amount of RMB 24,520 thousand and interest amount of RMB 907 thousand.

The Group’s redeemable preferred shares activities for the year ended December 31, 2017 and 2018 are summarized below:

	Series A Shares		Series B Shares		Series B+ Shares		Series B++ Shares
	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)
Balances as of January 1, 2017	204,022,000	68,528	185,512,580	207,406	43,937,180	64,820	—	—
Redeemable Preferred Shares redemption value accretion	—	4,697	—	16,592	—	5,185	—	—

Balances as of December 31, 2017	204,022,000	73,225	185,512,580	223,998	43,937,180	70,005	—	—

Issuance of Redeemable Preferred Shares	—	—	—	—	—	—	16,574,460	25,427

Redeemable Preferred Shares redemption value accretion	—	5,165	—	17,920	—	5,601	—	432

Balances as of December 31, 2018	204,022,000	78,390	185,512,580	241,918	43,937,180	75,606	16,574,460	25,859

The redeemable preferred shares issued by the Company carry the following rights:

Voting Right and Board Seats

The Redeemable Preferred Shareholders shall have the right to one vote for each Redeemable Preferred Share, the same as common shareholders.

The Redeemable Preferred Shareholders are entitled to appoint a total of three directors of the Board. To constitute a quorum for the meeting of the Board, it must include the three directors appointed by Redeemable Preferred Shareholders or their entrusted proxies.

Redemption

Redemption Condition for Redeemable Preferred Shares:

The Redeemable Preferred Shares are redeemable in the event of the Company fails to complete a qualified IPO before December 31, 2020;

The redemption price of the investor of Series B+ and Series B is the investment amount of the investors plus the annual rate of return on compound interest of 8% per annum. The redemption price of the investor of Series A and Series B++ is the investment amount of the investors plus the internal rate of return of compound interest of 10% per annum.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

15. Redeemable Preferred Shares and Convertible Bond (Continued)

Redemption (Continued)

The Group accretes changes in the redemption value over the period from the date of issuance of the Redeemable Preferred Shares to their respective earliest redemption date using the contractual interest rate. Changes in the redemption value are considered to be changes in accounting estimates. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

Dividends Rights

The Redeemable Preferred Shareholders shall be entitled to receive dividend according to their actual investment ratio, the same as common shareholders.

16. Share-Based Compensation

Share-based compensation was recognized in operating expenses for the years ended December 31, 2017 and 2018 as follows:

	Year ended December 31,
	2017	2018
	RMB	RMB
Cost of revenue	26	9
Selling expenses	196	110
General and administrative expenses	386	726
Research and development expenses	203	122

	811	967

Share Options

During the year ended December 31, 2017, the Group granted a total of 5,900,000 share options which have a vesting condition of 5 years. During the year ended December 31, 2018, the Group granted a total of 316,360 share options which are vested immediately.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

16. Share-Based Compensation (Continued)

Share Options (Continued)

The following table sets forth the activities under the Company’s share options for the years ended December 31, 2017 and 2018:

	Number of options	Weighted average exercise price	Aggregate intrinsic value RMB
Outstanding at January 1, 2017	9,540,000	0.40
Granted	5,900,000	0.71
Exercised	(960,000)	0.36
Forfeited	(1,620,000)	0.56

Outstanding at December 31, 2017	12,860,000	0.53
Granted	316,360	1.42
Exercised	—
Forfeited	(2,080,000)	0.55

Outstanding at December 31, 2018	11,096,360	0.55	24,043

Exercisable at December 31, 2018	6,774,360	0.53	14,825

The weighted average grant date fair value of options granted during 2017 and 2018 was RMB 0.65 per share and RMB 1.22 per share respectively. The total intrinsic value of options exercised during 2017 and 2018 was RMB 886 thousand and RMB nil, respectively. As of December 31, 2018, there was a total of RMB 1,539 thousand unrecognized share based compensation which is expected to be recognized over 2.4 years.

The fair value of each option granted under the Option Plan was estimated on the date of grant using the binomial option pricing model using the following assumptions:

(1)	The risk-free interest rate of periods within the contractual life of the share option is based on the CNY China Sovereign Curve from Bloomberg as at the valuation dates.

(2)	The Company has no history or expectation of paying dividends on its common shares.

(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.

(4)	The expected term is developed by assuming the share options will be exercised when stock price is 2.2 times exercise price based on academic studies.

17. Operating revenue

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB’000	RMB’000	USD$
Brokerage income
-Life and Health insurance business	132,816	371,011	51,906
-Property and Casualty insurance business	118,740	132,536	18,543

Brokerage income subtotal	251,556	503,547	70,449

Other income	11,776	5,281	739

Total operating revenue	263,332	508,828	71,188

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

18. Selling Expense

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2018
	RMB	RMB
Salaries and employment benefits	53,577	61,843
Advertising and marketing expenses(1)	36,215	21,606
Rental and utilities expenses	9,404	5,263
Office expenses	2,704	2,132
Travelling expenses	1,474	1,655
Business development	247	466
Depreciation and amortizations	405	383
Share-based compensation expenses	196	110
Others	758	1,155

Total	104,980	94,613

(1)	The cost of loyalty program for the year ended December 31, 2017 and 2018 are RMB11,423 thousand and RMB2,434 thousand respectively.

19. General and Administrative Expenses

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2018
	RMB	RMB
Salaries and employment benefits	26,202	28,963
Professional service expenses	1,969	3,910
Bank charges	3,284	3,374
VAT Surcharge	1,046	2,136
Office expenses	2,489	1,554
Depreciation and amortizations	1,746	1,201
Rental and utilities expenses	1,526	1,158
Share-based compensation expenses	386	726
Travelling expenses	919	719
Bad debt expense	801	376
Other	1,509	2,060

Total	41,877	46,177

20. Interest Income/(Expenses)

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2018
	RMB	RMB
Interest on convertible bond	—	(26,249)
Interest income/(expenses)	655	(862)

Total	655	(27,111)

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

21. Net Loss Per Share

Basic net loss per share and diluted net loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2017 and 2018 as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB	RMB
Numerator:
Net (loss)/profit	(97,045)	2,928
Less: Net profit/(loss) attributable to non-controlling interests	128	(224)

Net (loss)/profit attributable to common shareholders of common shares and redeemable preferred shares	(97,173)	3,152
Redeemable Preferred Shares redemption value accretion	(26,474)	(29,118)
Allocation to redeemable preferred shareholders	47,934	(1,558)
Net loss attributable to common shareholders-Basic and diluted	(75,713)	(27,524)

Denominator:
Denominator for basic loss per share weighted-average common shares outstanding	445,272,000	445,272,000
Dilutive effect of share options	—	—
Denominator for diluted loss per share weighted-average common shares outstanding	445,272,000	445,272,000
Basic loss per share	(0.17)	(0.06)
Diluted loss per share	(0.17)	(0.06)

There was no potentially dilutive securities that were not included in the calculation of above dilutive net loss per share in the years presented where their inclusion would be anti-diluted for the year ended December 31, 2017 and 2018 on a weighted average basis.

22. Commitments and Contingencies

(a)	Operating Lease

The Company and its subsidiaries have entered into non-cancellable operating leases covering various facilities. Future minimum lease payments under these non-cancellable leases were as follows:

Year Ended December 31, 2018
RMB
Within 1 year (including 1 year)	5,024
1-2 years (including 2 year)	2,163

Total	7,187

The Group recorded rental expense of RMB 12,050 thousand and RMB 7,176 thousand in the consolidated statements of comprehensive (loss)/income during the years ended December 31, 2017 and 2018, respectively.

(b)	Capital and Other Commitments

The Group did not have capital and other significant commitments, long-term obligations, or guarantees as of December 31, 2017 and December 31, 2018 other than disclosed in these consolidated financial statements.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

23. Parent Company Only Condensed Financial Information

The condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements, except that the Company uses the equity method to account for investments in its subsidiaries and VIE.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general- purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments or guarantees as of December 31, 2018. The subsidiaries did not pay any dividend to the Company for the years presented.

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

23. Parent Company Only Condensed Financial Information (Continued)

Balance sheet

	As of December 31,
	2017	2018	2018
	RMB	RMB	USD$ Note 2(f)
Assets
Long-term investments and other assets	(12,837)	50,825	7,111

Total assets	(12,837)	50,825	7,111

Liabilities and Shareholders’ (Deficit)/Equity
Other payables and accrued expenses	6,039	14,832	2,075

Total liabilities	6,039	14,832	2,075

Mezzanine equity
Series A redeemable preferred shares (US$0.00001 par value per share; 204,022,000 shares and 204,022,000 shares authorized, issued and outstanding as of December 31, 2017 and 2018)	73,225	78,390	10,967
Series B redeemable preferred shares (US$0.00001 par value per share; 185,512,580 shares and 185,512,580 shares authorized, issued and outstanding as of December 31, 2017 and 2018)	223,998	241,918	33,846
Series B+ redeemable preferred shares (US$ 0.00001 par value per share; 43,937,180 shares and 43,937,180 shares authorized, issued and outstanding as of December 31, 2017 and 2018)	70,005	75,606	10,578
Series B++ redeemable preferred shares (US$0.00001 par value per share; 0 shares and 16,574,460 shares authorized, issued and outstanding as of December 31, 2017 and 2018)	—	25,859	3,618

Total mezzanine equity	367,228	421,773	59,009

Shareholders’ deficit
Common shares (US$0.00001 par value; 445,272,000 shares and 445,272,000 shares issued and outstanding as of December 31, 2017 and 2018)	31	31	4
Additional paid-in capital	5,901	2,778	389
Accumulated other comprehensive income	—	295	41
Accumulated deficit	(392,036)	(388,884)	(54,407)

Total shareholders’ deficit	(386,104)	(385,780)	(53,973)

Total liabilities and shareholders’ (deficit)/equity	(12,837)	50,825	7,111

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

23. Parent Company Only Condensed Financial Information (Continued)

Statement of Comprehensive (Loss)/Income

	Year Ended December 31,
	2017	2018	2018
	RMB	RMB	USD$ Note 2(f)
General and administrative expenses	—	(50)	(7)
Operating loss	—	(50)	(7)

Other expense
Interest expense	—	(26,249)	(3,672)
Unrealized exchange loss	—	(325)	(45)

Loss before income tax, and share of loss of subsidiaries and VIEs	—	(26,624)	(3,724)

Share of loss of subsidiaries and VIEs	(97,173)	29,776	4,166

Net (loss)/profit	(97,173)	3,152	442

Redeemable preferred shares redemption value accretion	(26,474)	(29,118)	(4,074)
Allocation to redeemable preferred shares	47,934	(1,558)	(218)

Net loss attributable to common shareholders	(75,713)	(27,524)	(3,850)

Net (loss)/profit	(97,173)	3,152	442
Foreign currency translation adjustment, net of tax	24	295	41

Total comprehensive (loss)/income	(97,149)	3,447	483

No statement of cash flows is presented because there were no cash flow items for the years presented.

24. Restricted Net Asset

Relevant PRC laws and regulations permit payments of dividends by the Group’s entities incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company’s entities in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Company’s entities incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion as calculated under U.S. GAAP amounted to RMB nil both as of December 31, 2017 and 2018 as the Company is in accumulative loss situation. There are no differences between U.S. GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiaries in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. In addition, restricted cash and insurance premium receivables of the VIE and its subsidiaries can only be used to settle relevant obligations of the VIE and its subsidiaries. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries and VIE to satisfy any obligations of the Company.

For the year ended December 31, 2018, the Company performed a test on the restricted net assets of subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3),

HUIZE HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

24. Restricted Net Asset (Continued)

“General Notes to Financial Statements” and concluded that the restricted net assets do not exceed 25% of the consolidated net assets of the Company as of December 31, 2018 and the condensed financial information of the Company are not required to be presented.

25. Unaudited Pro Forma Information

Pursuant to the Company’s memorandum and articles of association, the Company’s redeemable preferred shares will be automatically converted into common shares upon a qualified initial public offering.

The unaudited pro forma balance sheet as of December 31, 2018 reflects the effect of the conversion of redeemable preferred shares as if the conversion occurred on December 31, 2018.

The unaudited pro forma basic and diluted net profit per common share reflects the effect of the conversion of redeemable preferred shares, as if the conversion occurred as of the beginning of the period or the original date of issuance, if later.

Year Ended December 31, 2018 (RMB in thousands, except share and per share data)
RMB
Numerator:
Net loss attributable to common shareholders	(27,524)
Redeemable preferred shares redemption value accretion reversed	29,118
Allocation to redeemable preferred shares	1,558

Numerator for pro forma basic and diluted net profit per share	3,152

Denominator:
Weighted average number of common shares used in calculating pro forma basic and diluted net profit per share	880,696,368

Pro forma basic and diluted net profit per share	0.004

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2018	As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Assets
Current assets
Cash and cash equivalents	2(g)	6,640	49,600	6,939	49,600	6,939
Restricted cash (including amounts of the consolidated VIE of RMB 145,599 and RMB 210,865 thousand as of December 31, 2018 and September 30, 2019, respectively)	2(h)	145,631	210,865	29,501	210,865	29,501
Accounts receivable, net of allowance for doubtful accounts	2(j), 3	108,434	154,988	21,684	154,988	21,684
Insurance premium receivables (including amounts of the consolidated VIE of RMB 9,143 and RMB 3,515 thousand as of December 31, 2018 and September 30, 2019, respectively)	2(k)	9,143	3,515	492	3,515	492
Amounts due from related parties	4	10,546	—	—	—	—
Prepaid expense and other receivables	5	20,596	32,511	4,548	32,511	4,548

Total current assets		300,990	451,479	63,164	451,479	63,164

Non-current assets
Property, plant and equipment, net	6	6,354	6,729	941	6,729	941
Intangible assets, net	7	1,197	1,541	216	1,541	216
Deferred tax assets	12	137	18	3	18	3
Long-term investments	8	21,575	23,485	3,286	23,485	3,286
Other assets		3,831	9,832	1,375	9,832	1,375

Total non-current assets		33,094	41,605	5,821	41,605	5,821

Total assets		334,084	493,084	68,985	493,084	68,985

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2018	As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Liabilities, Mezzanine Equity and Shareholders’ (Deficit)/Equity
Current liabilities
Short-term borrowings (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 24,267 and RMB 17,560 thousand as of December 31, 2018 and September 30, 2019, respectively)	2(q), 9	24,267	17,560	2,457	17,560	2,457
Accounts payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 72,989 thousand and RMB 112,901 thousand as of December 31, 2018 and September 30, 2019, respectively)		73,448	112,901	15,795	112,901	15,795
Insurance premium payables (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 114,447 thousand and RMB 175,158 thousand as of December 31, 2018 and September 30, 2019, respectively)		114,447	175,158	24,506	175,158	24,506
Other payables and accrued expenses (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 60,599 thousand and RMB 31,651 thousand as of December 31, 2018 and September 30, 2019, respectively)	10	36,908	23,826	3,333	23,826	3,333
Payroll and welfare payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 31,850 thousand and RMB 22,586 thousand as of December 31, 2018 and September 30, 2019, respectively)	11	31,850	22,752	3,183	22,752	3,183
Income taxes payable (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 206 thousand and RMB 456 thousand as of December 31, 2018 and September 30, 2019, respectively)	12	250	456	64	456	64

Total current liabilities		281,170	352,653	49,338	352,653	49,338

Non-current liabilities
Long-term borrowings (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 15,804 thousand and RMB nil thousand as of December 31, 2018 and September 30, 2019, respectively)	2(q), 13	15,804	—	—	—	—
Deferred tax liabilities (including amounts of the consolidated VIE and its subsidiaries without recourse to the Company of RMB 575 thousand and RMB 553 thousand as of December 31, 2018 and September 30, 2019, respectively)	12	575	553	77	553	77

Total non-current liabilities		16,379	553	77	553	77

Total liabilities		297,549	353,206	49,415	353,206	49,415

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

	Note	As of December 31, 2018	As of September 30, 2019		Pro Forma As of September 30, 2019 (Unaudited)
		RMB	RMB	USD$ Note 2(f)	RMB	USD$ Note 2(f)
Liabilities, Mezzanine Equity and Shareholders’ (Deficit)/Equity (Continued)

Commitments and contingencies	22
Mezzanine equity
Series A redeemable preferred shares (US$0.00001 par value per share; 204,022,000 shares and 204,022,000 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	15	78,390	82,263	11,509	—	—
Series B redeemable preferred shares (US$0.00001 par value per share; 185,512,580 shares and 185,512,580 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	15	241,918	255,358	35,726	—	—
Series B+ redeemable preferred shares (US$ 0.00001 par value per share; 43,937,180 shares and 43,937,180 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	15	75,606	79,806	11,165	—	—
Series B++ redeemable preferred shares (US$0.00001 par value per share; 16,574,460 shares and 16,574,460 shares authorized, issued and outstanding as of December 31, 2018 and September 30, 2019; no shares issued and outstanding, pro forma as of September 30, 2019)	15	25,859	27,322	3,822	—	—

Total mezzanine equity		421,773	444,749	62,222	—	—

Shareholders’ (deficit)/equity
Common shares (US$0.00001 par value; 4,549,953,780 shares authorized both as of December 31, 2018 and September 30, 2019, respectively; 445,272,000 shares and 483,310,373 shares issued and outstanding as of December 31, 2018 and September 30, 2019; 933,356,593 shares issued and outstanding, pro forma as of September 30, 2019)	14	31	33	5	66	9
Additional paid-in capital		2,778	61,143	8,554	505,859	70,772
Accumulated other comprehensive income		295	390	55	390	55
Accumulated deficit		(388,884)	(366,437)	(51,266)	(366,437)	(51,266)

Total shareholders’ (deficit)/equity attributable to Huize Holding Limited shareholders		(385,780)	(304,871)	(42,652)	139,878	19,570

Non-controlling interests		542	—	—	—	—
Total shareholders’ (deficit)/equity		(385,238)	(304,871)	(42,652)	139,878	19,570

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity		334,084	493,084	68,985	493,084	68,985

The accompanying notes form an integral part of these unaudited condensed consolidated financial statements.

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(All amounts in thousands, except share data, or otherwise noted)

	Note	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
		RMB	RMB	USD$ Note 2(f)
Operating revenue
Brokerage income	2(w), 17	326,079	728,517	101,923
Other income		3,626	6,539	914

Total operating revenue		329,705	735,056	102,837

Operating costs and expenses
Cost of revenue	2(x)	(202,417)	(469,618)	(65,702)
Other cost		(1,405)	(1,314)	(184)

Total operating costs		(203,822)	(470,932)	(65,886)
Selling expenses	18	(63,168)	(102,850)	(14,389)
General and administrative expenses	19	(28,205)	(127,284)	(17,808)
Research and development expenses		(17,611)	(22,006)	(3,079)

Total operating costs and expenses		(312,806)	(723,072)	(101,162)

Operating profit/(loss)		16,899	11,984	1,675

Other income/(expenses)
Interest expenses	20	(13,235)	(265)	(37)
Unrealized exchange income		31	365	51
Investment income		—	675	94
Others, net		3,812	10,220	1,430

Profit before income tax, and share of loss of equity method investee		7,507	22,979	3,213

Income tax expense	12	9	(376)	(53)
Share of loss of equity method investee		(391)	(90)	(13)

Net profit		7,125	22,513	3,147

Net (loss)/ profit attributable to non-controlling interests		(160)	66	9

Net profit attributable to Huize Holding Limited		7,285	22,447	3,138

Redeemable preferred shares redemption value accretion	15	(21,513)	(22,976)	(3,214)
Allocation to redeemable preferred shares		(3,593)	(11,157)	(1,561)

Net loss attributable to common shareholders		(17,821)	(11,686)	(1,637)

Net profit		7,125	22,513	3,147
Foreign currency translation adjustment, net of tax		(55)	116	16

Comprehensive income		7,070	22,629	3,163

Comprehensive (loss)/income attributable to non- controlling interests		(126)	87	12

Comprehensive income attributable to Huize Holding Limited		7,196	22,542	3,151

Weighted average number of common shares used in computing net profit per share
Basic and diluted	21	445,272,000	459,501,183	459,501,183
Net loss per share attributable to common shareholders
Basic and diluted	21	(0.04)	(0.02)	(0.00)

The accompanying notes form an integral part of these unaudited condensed consolidated financial statements.

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT)/EQUITY

(All amounts in thousands, except share data, or otherwise noted)

		Common shares		Additional paid-in capital	Accumulated other comprehensive (income)/loss	Accumulated deficit	Non-Controlling interest	Total shareholders’ (deficit)/ equity
		Share	Amount
			RMB	RMB	RMB	RMB	RMB	RMB
Balance at 1 January 2018		445,272,000	31	5,901	—	(392,036)	734	(385,370)

Net profit for the year		—	—	—	—	7,285	(160)	7,125
Share-based payment compensation	16	—	—	820	—	—	—	820
Redeemable preferred shares redemption value accretion	15	—	—	(21,513)	—	—	—	(21,513)
Beneficial conversion feature in connection with issuance of convertible bonds				25,028	—	—	—	25,028
Foreign currency translation		—	—	—	(89)	—	34	(55)

Balance at 30 September 2018		445,272,000	31	10,236	(89)	(384,751)	608	(373,965)

Balance at 1 January 2019		445,272,000	31	2,778	295	(388,884)	542	(385,238)

Net profit for the period		—	—	—	—	22,447	66	22,513
Share-based payment compensation		38,038,373	2	81,341	—	—	—	81,343
Redeemable preferred shares redemption value accretion	15	—	—	(22,976)	—	—	—	(22,976)
Foreign currency translation		—	—	—	95	—	21	116
Others		—	—	—	—	—	(629)	(629)

Balance at 30 September 2019		483,310,373	33	61,143	390	(366,437)	—	(304,871)

The accompanying notes form an integral part of these unaudited condensed consolidated financial statements.

HUIZE HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except share data, or otherwise noted)

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB	USD$ Note 2(f)
Cash flows from operating activities:
Net profit	7,125	22,513	3,147
Adjustments to reconcile net profit to net cash provided by operating activities:
Provision/(reversal) for doubtful accounts	363	(366)	(51)
Depreciation and amortization	2,172	2,718	380
Unrealized exchange income	(31)	(365)	(51)
Share-based compensation expense	820	81,341	11,380
Other interest expense	360	265	37
Share of loss (income)/expense of equity method investee	391	90	13
Convertible bond interest expense	12,875	—	—
Deferred income tax	(129)	89	12
Investment income	—	(675)	(94)

	23,946	105,610	14,773

Changes in operating assets and liabilities:
Increase in account receivables	(32,433)	(48,157)	(6,736)
(Increase)/decrease in insurance premium receivables	(5,838)	5,628	787
Increase in prepaid expense and other receivables	(3,457)	(11,022)	(1,542)
(Increase)/decrease in amounts due from related parties	(1,605)	10,546	1,475
Increase in accounts payable	38,992	40,623	5,683
(Decrease)/increase in insurance premium payables	(9,605)	60,711	8,494
Decrease in payroll and welfare payable	(5,036)	(9,098)	(1,273)
(Decrease)/increase in tax payable	(163)	287	41
Increase/(Decrease) in other payables and accrued expenses	2,299	(3,796)	(531)
Increase in other assets	—	(6,001)	(840)

Net cash provided by operating activities	7,100	145,331	20,331

Cash flows from investing activities:
Purchase of long-term investment	(2,500)	(2,000)	(280)
Purchase of property, equipment and intangible assets	(629)	(3,614)	(506)
Proceeds from disposal of property, equipment and intangible assets	54	88	12
Others	—	1,048	147

Net cash used in investing activities	(3,075)	(4,478)	(627)

Cash flows from financing activities:
Proceeds from borrowings	1,484	—	—
Proceeds from convertible bonds	33,000	—	—
Repayments of convertible bonds	—	(8,794)	(1,230)
Repayments of borrowings	(10,549)	(24,201)	(3,386)

Net cash provided by/(used in) financing activities	23,935	(32,995)	(4,616)

Effect of exchange rate changes on cash and cash equivalents	146	336	49

Net increase in cash and cash equivalents and restricted cash	28,106	108,194	15,137
Total cash and cash equivalents and restricted cash at beginning of period	40,280	152,271	21,303

Total cash and cash equivalents and restricted cash at end of period	68,386	260,465	36,440

Supplemental disclosure of cash flow information
Cash paid for interest	(1,235)	(1,636)	(229)
Cash paid for income tax	(283)	—	—
Supplemental disclosure of non-cash investing and financing activities
Accretion on redeemable preferred shares to redemption value	(21,513)	(22,976)	(3,214)

The accompanying notes form an integral part of these unaudited condensed consolidated financial statements.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share data, or otherwise noted)

1. Principal activities and reorganization

(a)	History and Reorganization

The Group commenced its operation in August 2006 by Mr. Cunjun Ma (“the founder”). Subsequently in December 2014, March 2016 and July 2016, the Company completed Series A, Series B and Series B+ financing respectively, and issued redeemable preferred shares to certain third party investors. In July 2018, the Company issued a convertible bond to certain third party investors. In October 2018, the investors converted the bond into Series B++ redeemable preferred shares.

Huize Holding Limited (“Huize” or the “Company”) was incorporated on December 24, 2014 under the laws of the Cayman Islands. The Company commenced a reorganization (“Reorganization”) in preparation of an offshore listing by issuing 184,200,000 common shares and 98,900,000 redeemable preferred shares were issued to the three shareholders in 2014 and 2015 after the Company was established. In June 2015, Shenzhen Zhixuan was established as an indirect wholly foreign owned entity of the Company in the People’s Republic of China (the “PRC”).

In June 2019, the Group completed the Reorganization by issuing 261,072,000 common shares, 105,122,000 Series A redeemable preferred shares, 185,512,580 Series B redeemable preferred shares, 43,937,180 Series B+ redeemable preferred shares and 16,574,460 Series B++ redeemable preferred shares to the shareholders of Huiye Tianze. After such share issuance, the total number of shares outstanding equals to that of Huiye Tianze. However, since the Company is an offshore entity, all PRC investors are required to have relevant registrations with the PRC authorities in order to hold equity interest in the Company. All shareholders, except for one shareholder which owns 21.87% of Huiye Tianze, have the relevant registrations completed. 78.13% of the shareholders received shares of the Company. The remaining 21.87% of the Company’s shares were issued to an offshore affiliate of that one shareholder. Concurrently, the Company obtained control over Huiye Tianze through Shenzhen Zhixuan by entering into a series of contractual arrangements as described in note 2b. As a result, Huiye Tianze became a consolidated VIE of the Group. The Company determined that the Reorganization is a recapitalization and accordingly prepared its financial statements using the carryover basis of assets and liabilities of Huiye Tianze and its subsidiaries.

Accordingly, the Company became the ultimate holding company of Huiye Tianze and its subsidiaries, which is principally engaged in the provision of insurance brokerage services in the PRC. The Company and its consolidated subsidiaries and variable interest entities (“VIE”) are collectively referred to as the “Group”.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

1. Principal activities and reorganization (Continued)

(a)	History and Reorganization (Continued)

As of September 30, 2019, the Company’s principal subsidiaries, consolidated VIE and subsidiaries of VIE are as follows:

Principal Subsidiaries	Date of Incorporation/ Establishment	Place of Incorporation/ Establishment	Percentage Of Direct or Indirect Economic Interest	Principal Activities
Smart Choice Ventures Limited (“Smart Choice”)	January 14, 2015	British Virgin Islands	100%	Investment holding
Hong Kong Smart Choice Ventures Limited (“HK Smart Choice”)	February 18, 2015	Hong Kong	100%	Investment holding
Zhixuan International Management Consulting (Shenzhen) Co., Ltd. (“Shenzhen Zhixuan”)	June 9, 2015	PRC	100%	Management consulting and marketing consulting
Zhixuan Management Consulting (Tianjin) Co. Ltd	April 4, 2019	PRC	100%	Management consulting and marketing consulting

VIE
Shenzhen Huiye Tianze Investment Holding Co., Ltd (“Huiye Tianze”)	October 30, 2014	PRC	100%	Investment, investment consulting service

VIE’s Principal Subsidiaries
Shenzhen Huize Insurance Brokerage Co., Ltd. (“ShenZhen Huize”)	October 14, 2011	PRC	100%	Insurance brokerage service
Shenzhen Huize Shidai Co., Ltd. (“Huize Technology”)	April 28, 2012	PRC	100%	Technology development and Internet information consulting service
Hefei Huize Internet Technology Co., Ltd. (“Hefei Huize”)	August 5, 2015	PRC	100%	Technology development and Internet information consulting service
Shenzhen Zhixuan Wealth Investment Management Co., Ltd. (“Zhixuan Investment”)	April 20, 2016	PRC	100%	Management consulting, Investment consulting and financial consulting
Huize (Chengdu) Internet Technology Co., Ltd. (“Chengdu Huize”)	May 11, 2018	PRC	100%	Technology development consulting service

2. Summary of significant accounting policies

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”)

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(a)	Basis of presentation (Continued)

for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the Group’s unaudited condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Group’s financial position as of December 31, 2018 and September 30, 2019, and results of operations and cash flows for the nine months ended September 30, 2018 and 2019. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2018, and related notes included in the Group’s audited consolidated financial statements. The financial information as of December 31, 2018 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2018.

As an emerging growth company, the Company elects to use the extended transition period for complying with new or revised financial accounting standards.

(b)	Basis of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and a consolidated VIE, including the VIE’s subsidiaries, for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or one of its subsidiaries is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the VIE and the VIE’s subsidiaries have been eliminated upon consolidation.

The following is a summary of the contractual agreements (collectively, “Contractual Agreements”) between the Company’s PRC subsidiary, Zhixuan and the VIE, Huiye Tianze. Through the Contractual Agreements, the VIE is effectively controlled by the Company.

Exclusive Business Cooperation Agreement: Under the exclusive business cooperation agreement, Zhixuan has the exclusive right to provide Huiye Tianze and its subsidiaries with technical support, consulting services and other services. Reciprocally, Huiye Tianze and its subsidiaries shall not accept any technical support, consulting services and other services from any third parties. In exchange, Zhixuan is entitled to receive a service

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(b)	Basis of consolidation (Continued)

fee from Huiye Tianze on a monthly basis and in an amount equal to all of its net income. Zhixuan owns the intellectual property rights arising out of the performance of the exclusive business cooperation agreement. Unless otherwise agreed by the parties, this agreement will remain effective for a maximum term allowed under PRC law and may be extended from time to time by Zhixuan at its determination.

Exclusive Option Agreement: Pursuant to the exclusive option agreement, Huiye Tianze and each of its subsidiaries have irrevocably granted Zhixuan an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion at any time, to the extent permitted under PRC law, all or part of their assets and business in the applicable entities. As for the consideration, the purchase price should be equal to the minimum price as permitted by PRC law.

Pursuant to the exclusive option agreements, each shareholder of Huiye Tianze has irrevocably granted Zhixuan an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion at any time, to the extent permitted under PRC law, all or part of their current and future shares in Huiye Tianze. As for the consideration, the purchase price should be equal to the minimum price as permitted by PRC law.

Share Pledge Agreements: Concurrent with the exclusive option agreements and pursuant to the share pledge agreements, the shareholders of Huiye Tianze have pledged all of their equity interest in Huiye Tianze as a continuing first priority security interest, as applicable, to respectively guarantee the VIE’s performance of their obligations under the exclusive business cooperation agreement between Huiye Tianze and Zhixuan. If Huiye Tianze or any of its shareholders breach their contractual obligations under these agreements, Zhixuan, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, Zhixuan’s rights include forcing the disposition or sale of all or part of the pledged equity interests of the applicable VIE and receiving proceeds from such auction or sale in accordance with PRC law. Each of the shareholders of Huiye Tianze agrees that, during the term of the applicable share pledge agreement, such shareholder will not dispose of the pledged equity interests or create or allow creation of any encumbrance on the pledged equity interests without the prior written consent of Zhixuan. Zhixuan is entitled to all dividends declared by Huiye Tianze. Each share pledge agreement will remain effective until the applicable VIE discharges all its obligations under the exclusive business cooperation agreement.

Power of Attorney: Pursuant to each power of attorney, each shareholder of Huiye Tianze has irrevocably appointed Zhixuan to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including the right to attend and vote on shareholder’s meetings, appoint directors and executive officers and sell or dispose all or part of the equity interests owned by such shareholder in Huiye Tianze. Each power of attorney will remain in force for so long as the shareholder remains a shareholder of the applicable VIE.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(b)	Basis of consolidation (Continued)

The following table sets forth the assets, liabilities, results of operations and cash flows of Huiye Tianze and its subsidiaries, which are included in the Group’s unaudited condensed consolidated financial statements. Transactions between the VIE and its subsidiaries are eliminated in the balances presented below:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Current assets	307,164	468,164
Non-current assets	32,936	41,605

Total assets	340,100	509,769

Current liabilities	304,358	360,306
Non-current liabilities	16,378	558

Total liabilities	320,736	360,864

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Total operating revenue	322,374	726,647
Net profit	20,183	27,873

Net cash provided by operating activities	7,347	137,645
Net cash used in investing activities	(3,057)	(4,456)
Net cash provided by/(used in) financing activities	23,814	(33,812)

Net increase in cash and cash equivalents	28,104	99,377
Cash and cash equivalents at beginning of period	37,680	149,908

Cash and cash equivalents at end of period	65,784	249,285

The significant portion of the total assets and total liabilities of Huiye Tianze and its subsidiaries approximate the amounts in the Group’s unaudited condensed consolidated financial statements.

Under the contractual arrangements with the VIE, the Company can have the assets transferred out of the VIE and VIE’s subsidiaries, except for restricted cash and insurance premium receivables balance as disclosed on the balance sheet. Except for these two amounts, there is no other asset of the VIE that can only be used to settle obligations of the VIE and VIE’s subsidiaries. Since the VIE are incorporated as limited liability companies under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. However, as the Company is conducting certain businesses through its VIE and VIE’s subsidiaries, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

In the opinion of the Company’s management, the contractual arrangements among its subsidiary, the VIE and their respective Nominee Shareholders are in compliance with current PRC laws and are legally binding and

HUIZE HOLDING LIMITED

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CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(b)	Basis of consolidation (Continued)

enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and VIE’ subsidiaries in the unaudited condensed consolidated financial statements.

In March 2019, the People’s Congress of the PRC passed the Draft Foreign Investment Enterprises (“FIE”) Law, which was released for public comment by the Ministry of Commerce (“MOFCOM”) in January 2015. The newly passed FIE Law will go into effect in 2020. The FIE Law appears to include VIE within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the FIE Law includes control through contractual arrangements within the definition of “actual control”. These provisions regarding control through contractual arrangements could be construed to include the Group’s contractual arrangements with its VIE, and as a result, the Group’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the FIE Law are enacted and enforced in their current form, the Group’s ability to use the contractual arrangements with its VIE and the Group’s ability to conduct business through the VIE could be severely limited.

The Company’s ability to control the VIE also depends on the power of attorney Zhixuan has to vote on all matters requiring shareholders’ approvals in the VIE. As noted above, the Company believes these power of attorney are legally binding and enforceable but may not be as effective as direct equity ownership. In addition, if the Group’s corporate structure or the contractual arrangements with the VIE were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

•	revoke the Group’s business and operating licenses;

•	require the Group to discontinue or restrict its operations;

•	restrict the Group’s right to collect revenues;

•	block the Group’s websites;

•	require the Group to restructure its operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•	impose additional conditions or requirements with which the Group may not be able to comply; or

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions may result in a material adverse effect on the Group’s ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Group to lose

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CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(b)	Basis of consolidation (Continued)

the right to direct the activities of the VIE or the right to receive their economic benefits, the Group would no longer be able to consolidate the financial statements of the VIE. In the opinion of management, the likelihood of losing the benefits in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote.

(c)	Non-controlling interests

When there is a change in ownership interests that result in a loss of control of a subsidiary, the Company deconsolidates the subsidiary from the date control is lost. Any retained non-controlling investment in the former subsidiary is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary.

For the Company’s majority-owned subsidiaries and VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Unaudited condensed consolidated net profit in the unaudited condensed consolidated statements of comprehensive income includes the net (loss)/profit attributable to non-controlling interests, and common shareholders and redeemable preferred shareholders where applicable. The cumulative results of operations attributable to non-controlling interests are recorded as non-controlling interests in the Company’s unaudited condensed consolidated balance sheets. Cash flows related to transactions with non-controlling interests are presented under financing activities in the unaudited condensed consolidated statements of cash flows.

(d)	Use of estimates

Financial statements amounts that reflect significant accounting estimates and assumptions mainly include, but are not limited to, provision for doubtful accounts, losses of accounts receivable, insurance premium receivables and other receivables, determination of uncertain tax positions, realizability of deferred tax assets, accounting for redeemable preferred shares, and valuation of share-based compensation arrangements. Actual results could materially differ from these estimates.

(e)	Comprehensive Income and Foreign Currency Translation

The Group’s operating results are reported in the unaudited condensed consolidated statements of comprehensive income pursuant to FASB ASC Topic 220, “Comprehensive Income”. Comprehensive income consists of two components: net income and other comprehensive income (“OCI”). The Group’s OCI is comprised of gains and losses resulting from translating foreign currency financial statements of entities, of which functional currency is other than Renminbi (“RMB”) which is the reporting currency of the Group, net of related income taxes, where applicable. Such subsidiaries’ assets and liabilities are translated into RMB at period-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Adjustments that result from translating amounts from a subsidiary’s functional currency to the RMB (as described above) are reported net of tax, where applicable, in accumulated OCI in the unaudited condensed consolidated balance sheets.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(f)	Convenience translation

Translations of balances in the Group’s unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of comprehensive income and unaudited condensed consolidated statements of cash flows from RMB into US$ as of and for period ended September 30, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.1477, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2019, or at any other rate.

(g)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

(h)	Restricted cash

In its capacity as an insurance broker, the Group collects “premiums” (unremitted insurance premiums) from certain insureds and remits the “premiums” to the appropriate insurance companies. Unremitted insurance premiums are held in custody until disbursed by the Group. The Group reports such amounts as restricted cash in the unaudited condensed consolidated balance sheets. Unremitted insurance premiums were RMB 121,151 thousand and RMB 186,385 thousand (US$26,076 thousand) as of December 31, 2018 and September 30, 2019, respectively. Also, restricted cash balance includes guarantee deposits required by China Banking and Insurance Regulatory Commission (“CBIRC”) in order to protect insurance premium appropriation by insurance broker. The restricted cash balance related to this requirement was RMB 24,480 thousand (US$3,425 thousand as of December 31, 2018 and as of September 30, 2019).

(i)	Short Term Investments

Short-term investments mainly consist of investments placed with banks with original maturities between three months and one year and investments in money market funds. Interest earned is recorded as investment income in the unaudited condensed consolidated statements of comprehensive income during the periods presented.

(j)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable represent brokerage fees receivable from insurance companies. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable balance. The Group determines the allowance based on historical write-off experience. The Group reviews its allowance for doubtful accounts regularly. Past due balances over 90 days are reviewed individually for collectability.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(k)	Insurance Premium Receivables

Insurance premium receivables consist of insurance premiums to be collected from the insured, and are recorded at the invoiced amount and do not bear interest. The insurance premium received are included in net cash provided by operating activities in the unaudited condensed consolidated statements of cash flows.

(l)	Fair value measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Recurring

The Group’s financial instruments are not measured at fair value in the unaudited condensed consolidated balance sheets, but for which the fair value is estimated for disclosure purpose.

As of December 31, 2018 and September 30, 2019, the fair values of cash and cash equivalents, restricted cash, accounts receivable, insurance premium receivables, amounts due from related parties, other receivables, accounts payable, insurance premium payables and other payables approximated their carrying values reported in the unaudited condensed consolidated balance sheets due to the short term maturities of these instruments.

Long term borrowings are measured at amortized cost using discounted rates reflected time value of money. As the market interest rate is relatively stable during the reporting period, the carrying values of long term borrowings approximated their fair values reported in the unaudited condensed consolidated balance sheets.

HUIZE HOLDING LIMITED

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CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(l)	Fair value measurement (Continued)

Non-recurring

The Group measures certain financial assets, including the investments under the cost method and equity method at fair value on a non-recurring basis only if an impairment charge was to be recognized. The Group’s non-financial assets such as property, equipment and software, would be measured at fair value only if they were determined to be impaired.

(m)	Property, Plant and Equipment, net

Property, plant and equipment are stated at cost. Depreciation and amortization are calculated using the straight line method over the following estimated useful lives, taking into account residual value, if any. The table below sets forth the estimated useful life and residual value:

Category	Estimated useful life	Residual value
Office furniture and equipment	5 years	0%~5%
Computer and electronic equipment	3~5 years	0%~5%
Motor vehicles	4~5 years	5%
Leasehold improvements	shorter of remaining lease period and estimated useful life	Nil

Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation/amortization are removed from the accounts and any resulting gain or loss is recognized in unaudited condensed consolidated statements of comprehensive income.

(n)	Intangible assets, net

Intangible assets represent domain name and purchased computer software. These intangible assets are amortized on a straight line basis over their estimated useful lives of the respective assets, which varies from 5-10 years.

(o)	Impairment of long-lived assets and intangible assets

Long-lived assets including intangible assets with definite lives, are assessed for impairment, whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group measures the carrying amount of long-lived assets against the estimated undiscounted future cash flows associated with it. Impairment exists when the estimated undiscounted future cash flows are less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. No impairment loss was recognized for the year ended December 31, 2018 and the nine months ended September 30, 2019.

(p)	Long-term investments

The Group accounts for long-term investments using either the equity method of accounting or at fair value depending upon whether the Group has the ability to exercise significant influence over investments. As part of

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(p)	Long-term investments (Continued)

this evaluation, the Group considers the participating and protective rights in the investments as well as its legal form.

The Group uses the equity method of accounting for the long-term investments when the Group has the ability to significantly influence the operations or financial activities of the investee. The Group records the equity method long-term investments at historical cost and subsequently adjusts the carrying amount at each period for share of the earnings or losses of the investee and other adjustments required by the equity method of accounting. Dividends received from the equity method investments are recorded as reductions in the cost of such investments.

When the Group does not have significant influence and the equity method investments do not have readily determinable fair values, the Group elects to measure these investments at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identified or a similar investment of the same issuer.

Long-term investments are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Group reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

(q)	Short-term and Long-term borrowings

The short-term and long-term borrowings represent our borrowings from commercial banks for our working capital. Short-term borrowings includes borrowings with maturity terms shorter than one year and the current portion of the long-term borrowings.

(r)	Insurance Premium Payables

Insurance premium payables are insurance premiums collected on behalf of insurance companies but not yet remitted as of the balance sheet dates, and insurance premiums due but not yet collected from the insured.

(s)	Share-based Compensation

Employee share-based compensation

All forms of share-based payments to employees, including employee stock options, employee stock purchase plans restricted shares and shares award, are treated the same as any other form of compensation by recognizing the related cost in the consolidated statements of comprehensive income in accordance with ASC 718, “Stock Compensation”. In accordance with the guidance, the Company determines whether a share option should be classified and accounted for as a liability award or an equity award. Compensation cost related to

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(s)	Share-based Compensation (Continued)

Employee share-based compensation (Continued)

employee stock options or similar equity instruments is measured at the grant date based on the fair value of the award. The fair value of a liability-classified award will be re-measured to an updated fair value at each reporting period until the award is settled. The compensation cost is recognized over the requisite service period, which is usually the vesting period. If an award requires satisfaction of one or more performance or service conditions (or any combination thereof), compensation cost is recognized if the requisite service is rendered, and no compensation cost is recognized if the requisite service is not rendered. For liability-classified award, the Group will true up compensation cost each reporting period for changes in fair value pro-rated for the portion of the requisite service period rendered. The Group recognizes compensation cost for an award with both a service condition and a performance condition that has a graded vesting features using graded vesting method over the requisite service period for the entire award, provided that the amount of compensation cost recognized at any date must at least equal the portion of the grant-date value of the award that is vested at that date. If awards with market or performance conditions include graded vesting features, the graded vesting method should be used and the straight-line method should not be used. Additionally, if an award includes both a service condition and a market or performance condition, the graded vesting method should be used. No compensation cost is recognized for instruments that employees forfeit because a service condition or a performance condition is not satisfied.

Share-based compensation expenses of RMB 820 thousand and RMB 81,341 thousand for the nine months ended September 30, 2018 and 2019, respectively, were included in cost of revenue, selling expenses, general and administrative expenses and research and development expenses.

(t)	Fair Value of Redeemable Preferred Shares and Common Shares

Shares of the Company, which do not have quoted market prices, were valued based on the income approach. The income approach involves applying the discounted cash flow analysis based on projected cash flow using the Group’s best estimate as of the valuation dates. Estimating future cash flow requires the Group to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. In determining an appropriate discount rate, the Group considered the cost of equity and the rate of return expected by venture capitalists. The Group also applied a discount for lack of marketability given that the shares underlying the award were not publicly traded at the time of grant. Determination of estimated fair value of the Group requires complex and subjective judgments due to its limited financial and operating history, unique business risks and limited public information on companies in China similar to the Group.

Option-pricing method was used to allocate enterprise value to redeemable preferred shares and common shares. The method treats redeemable preferred shares and common shares as call options on the enterprise’s value, with exercise prices based on the redeemable preferred shares. The strike prices of the “options” based on the characteristics of the Group’s capital structure, including number of shares of each class of common shares, seniority levels and redemption values for the redeemable preferred shares. The option-pricing method also involves making estimates of the volatility of the Group’s equity securities. The anticipated timing is based on the plans of board of directors and management of the Group. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. Volatility is estimated based on annualized standard deviation of daily stock price return of comparable companies.

HUIZE HOLDING LIMITED

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(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(u)	Redeemable Preferred Shares and Convertible Bond

Accounting of Redeemable Preferred Shares

The Company classified the redeemable preferred shares as mezzanine equity in the unaudited condensed consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain events outside of the Company’s control. The redeemable preferred shares are recorded initially at fair value, net of issuance costs.

The Group determined that the redemption features do not require bifurcation as they either are clearly and closely related to the redeemable preferred shares or do not meet the definition of a derivative.

The Group has determined that there was no embedded beneficial conversion feature (“BCF”) attributable to the redeemable preferred shares. In making this determination, the Group compared the initial effective conversion prices of the redeemable preferred shares and the fair values of the Group’s common shares determined by the Group at the issuance dates. The initial effective conversion prices were greater than the fair values of the common shares to which the redeemable preferred shares are convertible into at the issuance dates.

Subsequently, the carrying amount is increased by periodic accretion, using the interest method, so that the carrying amount will equal to mandatory redemption amount on the redemption date.

Accounting of convertible bond

The Company determined convertible bond, which was classified as liabilities, to be initially measured at par under ASC 470 and subsequently stated at amortized cost plus accrued unpaid interest.

The Company has determined that there was a BCF as its conversion price is lower than the Company’s stock price at the commitment date. The BCF was recognized as a discount to the convertible bond and subsequently amortized as interest expenses using the effective interest method over the period from the issuance date to the maturity date

(v)	Employee Benefit Plans

As stipulated by the regulations of the PRC, the Group’s subsidiaries and VIE in the PRC participate in various defined contribution plans organized by municipal and provincial governments for its employees. The Group is required to make contributions to these plans at a percentage of the salaries, bonuses and certain allowances of the employees. Under these plans, certain pension, medical and other welfare benefits are provided to employees. The Group has no other material obligation for the payment of employee benefits associated with these plans other than the annual contributions described above. The contributions are charged to the unaudited condensed consolidated statements of income and comprehensive income as they become payable in accordance with the rules of the above mentioned defined contribution plans.

(w)	Revenue recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised services in a contract in the common course of the Group’s activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance brokerage and consulting services.

HUIZE HOLDING LIMITED

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CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(w)	Revenue recognition (Continued)

The Group has early adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 on January 1, 2017.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•	Step 1: Identify the contract (s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Insurance brokerage services

The primary source of revenues is commissions from insurance brokerage services, determined based on a percentage of premiums paid by insured. The brokerage fee rate, which is paid by the insurance companies, shall be based on the terms specified in the annual service contract with the insurance company for each product sold through the Group. The Group determines that the insurance company, or the insurer, is its customer in this agreement. Insurance brokerage services revenue is recognized when the signed insurance policy is in place and the premium is collected from the insured since the Company has fulfilled its performance obligation to sell an insurance policy on behalf of the insurance company.

The Group is also entitled to a performance bonus from insurance companies if the cumulative average monthly sales volume exceeds a predetermined level. Such bonus is determined at the end of each month and recognized as revenue.

Consulting service

For cargo insurance products, in addition to the commission from brokerage service paid by the insurance companies, the Group also generates service fees from rendering consulting service to assist the insured to obtain such a cargo insurance policy. The Group determines that the insured is its customer in this consulting service arrangement. Upon successful purchase of cargo insurance products by the insured, the Group’s performance obligation related to consulting service to the insured has been fully fulfilled, as such, revenue for those services is recognized when the insurance product has been purchased. While the insurance premium is set by the respective insurance companies, the consulting service fee is determined by the Group based on a percentage of insurance premium. Of the total contract price received from the insured, the amount equal to the premium of the cargo insurance product as agreed with insurance company is recorded as insurance premium payable while the remaining is recorded as revenue for the consulting service.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(w)	Revenue recognition (Continued)

Value added tax

The Group is subject to value-added-tax (“VAT”) on the revenues earned for services provided in the PRC. The applicable rate of value added tax is 6%. In the accompanying unaudited condensed consolidated statements of comprehensive income, such VAT is excluded from net revenues.

(x)	Cost of revenue

A large component of the Group’s cost of revenue is channel cost, which is service fee paid to user traffic channels for successful sales, including social media influencers, emerging media channels and financial institutions. These user traffic channels have influences over their followers and users, who are potential insurance policyholders. Determination of channel cost is based on the service fee rate multiplied by the insurance premium sold. Channel cost is recognized in the period it incurred.

Another component of cost of revenue is payroll of insurance consultants, who are in charge of identifying and acquiring potential customers through providing advices related to insurance product.

(y)	Selling expenses

The Group records its marketing campaign expenses and loyalty points as selling expenses.

Marketing campaign expenses consist primarily of advertising and marketing promotion expenses. Advertising and marketing expenses, amounting to approximately RMB 17,664 thousand and RMB 27,922 thousand for the nine months ended September 30, 2018 and 2019, respectively, are charged to the unaudited condensed consolidated statements of comprehensive income as incurred. Beside marketing campaign expenses, selling expenses consist of salaries and employment benefits for employees who work in brokerage service line, office rental, telecommunications and office supply expenses incurred in connection with sales activities.

The Group operates a loyalty program which offers points to its users. Such loyalty points can be used to redeem a variety of gifts and services that the Group purchased from third-party providers. Users have a variety of ways to obtain the points, such as signing up an account, inviting friends, and commenting on insurance product offerings, etc. The Group accounts for such points as selling expenses with a corresponding liability recorded under other payables and accrued expenses of unaudited condensed consolidated balance sheets upon the offering of these points. The Group estimates liabilities under the loyalty program based on cost of the gifts and services that can be redeemed taking into account estimated breakage. At the time of redemption, the Group records a reduction of other payables and accrued expenses.

(z)	General and Administrative Expenses

General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including finance, legal and human resources, as well as costs associated with use of facilities and equipment, such as depreciation expenses and other general corporate related expenses.

General and administrative expenses also includes surcharges on VAT payments according to PRC tax.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(aa)	Others, net

Others, net, mainly consist of non-operating income and expenses, such as government subsidies.

(bb)	Taxation

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the unaudited condensed consolidated statements of comprehensive income in the period of the enactment of the change.

The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Group recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Group’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Group’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

(cc)	Net loss per share

Basic loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period using the two-class method. Under the

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(cc)	Net loss per share (Continued)

two-class method, net loss is allocated between common shares and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the profit or loss. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common and dilutive common equivalents shares outstanding during the period. Common equivalents shares consist of shares issuable upon the conversion of the redeemable preferred shares using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Common equivalents shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(dd)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Group determines that their chief executive officer (“CEO”) is the chief operating decision-maker.

The Group manages its business as a single operating segment engaged in the provision of insurance brokerage services in the PRC. Substantially all of its revenues are derived in the PRC. All long-lived assets are located in PRC.

(ee)	Significant Risk and Uncertainties

Currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and international economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash and cash equivalents and restricted cash. The Group had aggregate amounts of RMB 149,908 thousand and RMB 259,386 thousand of cash and cash equivalents and restricted cash denominated in RMB as of December 31, 2018 and September 30, 2019, respectively.

Concentration of Credit Risk

Details of the customers accounting for 10% or more of total operating revenue are as follows:

	For the Nine Months Ended September 30
	2018	% of sales	2019	% of sales
	RMB		RMB
Customer B	58,237	18%	153,530	21%
Customer C	1,998	1%	132,480	18%
Customer H	—	0%	116,131	16%
Customer A	72,308	22%	51,484	7%

	132,543	41%	453,625	62%

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(ee)	Significant Risk and Uncertainties (Continued)

Concentration of Credit Risk (Continued)

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	As of December 31		As of September 30
	2018	% of sales	2019	% of sales
	RMB		RMB
Customer B	11,970	11%	19,234	12%
Customer C	33,146	30%	936	1%
Customer H	—	0%	68,777	44%

	45,116	41%	88,947	57%

The Group performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group have not been exposed to material risks due to changes in market interest rates as the borrowings held by the Group all bear interest at a fixed interest rate.

(ff)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Clients (Topic 606) (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the clients, in an amount that reflects the consideration. The Group expects to be entitled to in exchange for those goods or services. The Group will enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns, and any taxes collected from clients, which are subsequently remitted to governmental authorities. The Group adopted ASC 606 using the full retrospective method for all periods presented.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on the balance sheet. This ASU requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. The ASU does not significantly change the lessees’ recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. For public business entities, the provisions of this guidance are effective for annual periods beginning

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(ff)	Recent Accounting Pronouncements (Continued)

after December 15, 2018, and interim periods within those years, with early adoption permitted. For all other entities, the provisions of this guidance are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Group is currently gathering, documenting and analyzing lease agreements subject to this ASU and anticipates material addition to the unaudited condensed consolidated balance sheets (upon adoption) of right-of-use assets, and associated liabilities, due to the routine use of operating leases over time.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public business entities that are U.S. SEC filers, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Group is in the process of evaluating the impact of adoption of this guidance on the Group’s unaudited condensed consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The Group has early adopted the ASU for the periods presented.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. ASU 2017-09 is effective prospectively for all companies for annual periods beginning on or after December 15, 2017, and early adoption is permitted. The Group adopted this new standard effective on January 1, 2018. The adoption of ASU 2017-09 did not have a material impact on the Group’s unaudited condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)”. This standard modifies disclosure requirements related to fair value measurement and is effective for all entities for fiscal

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

2. Summary of significant accounting policies (Continued)

(ff)	Recent Accounting Pronouncements (Continued)

years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. The standard also allows for early adoption of any removed or modified disclosures upon issuance while delaying adoption of the additional disclosures until their effective date. The Group is currently assessing the impact of adopting this standard on its consolidated financial statements.

3. Accounts receivable, net of allowance for doubtful accounts

Account receivables, net of allowance for doubtful accounts by the Group consist of the following:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Accounts receivable	109,008	155,196
Less: provision for doubtful accounts	(574)	(208)

Accounts receivable, net	108,434	154,988

The following table summarizes the movement of the Group’s provision for doubtful accounts:

	As of
	September 30, 2018	September 30, 2019
	RMB	RMB
Balance at the beginning of the period	312	574
Provision/(reversal) for doubtful accounts	363	(366)
Write-offs	(114)	—

Balance at the end of the period	561	208

4. Related party balances and transactions

The table below sets major related parties of the Group and their relationships with the Group:

Entity or individual name	Relationship with the Group
Cunjun Ma	Chief Executive Officer and Director of the Group
Individual Director or Officer	Directors or Officers of the Group
Shareholders and minority shareholders	Shareholders and minority shareholders

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Amounts due from related parties

Cunjun Ma	1,850	—
Shareholders	8,696	—

	10,546	—

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

4. Related party balances and transactions (Continued)

The amount due from Mr. Cunjun Ma represents personal cash advances. The amount has been repaid in full in March 2019.

The amount due from Shareholders represents the subscribed capital contribution that one of the shareholders, Huidecheng Investment Development, L.P. has not paid. The Group subsequently received the full amount from Huidecheng Investment Development, L.P. on April 19, 2019.

5. Prepaid expenses and other receivables

Prepaid expenses and other receivables consist of the following:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Claim advance on behalf of insurer	6,555	7,158
Director and officer liability insurance premium	—	5,720
Prepaid input value-added tax	2,598	5,579
Advances to suppliers	4,881	4,795
Rental and other deposits	2,644	3,872
Interest receivables(a)	1,489	2,150
Government subsidy	1,378	1,378
Advances to staff(b)	937	1,039
Others	114	820

	20,596	32,511

(a)	This represented accrued interest income on bank deposits.
(b)	This represented advances to staff of the Group for daily business operations which are unsecured, interest-free and repayable on demand.

6. Property, Plant and Equipment, net

Property, plant and equipment, net, consist of the following:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Computer and electronic equipment	8,974	11,450
Leasehold improvements	4,123	3,904
Office furniture and equipment	2,848	2,779
Motor vehicles	987	987

Total	16,932	19,120
Less: Accumulated depreciation(1)	(10,578)	(12,391)

Property, equipment and equipment, net	6,354	6,729

(1)	Depreciation expenses for the nine months ended September 30, 2018 and 2019 were RMB 1,960 thousand and RMB 2,470 thousand, respectively.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

6. Property, Plant and Equipment, net (Continued)

No impairment for property, plant and equipment was recorded for the year ended December 31, 2018 and the nine months ended September 30, 2019.

7. Intangible assets, net

The intangible assets, net consisted of the following:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Software and system	1,347	1,939
Domain name	580	580

Total	1,927	2519
Less: Accumulated amortization(1)	(730)	(978)

Intangible assets, net	1,197	1,541

(1)	Amortization expenses for the nine months ended September 30, 2018 and 2019 was RMB 212 thousand and RMB 248 thousand, respectively.

No impairment for intangible assets was recorded for the year ended December 31, 2018 and the nine months ended September 30, 2019.

The amortization of the coming 5 years is:

As of
September 30, 2019
RMB
Remainder of 2019	85
2020	347
2021	340
2022	340
2023	340
2024	183

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

8. Long-term investments

	Equity securities without readily determinable fair value	Equity Method	Total
	RMB	RMB	RMB
Balances at January 1, 2018	10,000	7,765	17,765
Additions	2,500	—	2,500
Share of loss earnings of an equity investee	—	(391)	(391)

Balances at September 30, 2018	12,500	7,374	19,874

Balances at January 1, 2019	12,500	9,075	21,575

Additions	2,000	—	2,000
Share of loss earnings of an equity investee	—	(90)	(90)

Balances at September 30, 2019	14,500	8,985	23,485

Equity securities without readily determinable fair value

As of December 31, 2018 and September 30, 2019, the Group held investment in certain equity securities without readily determinable fair value. No observable price changes on impairment were noted during the year ended December 31, 2018 and the nine months ended September 30, 2019.

Equity method

As of December 31, 2018 and September 30, 2019, the Group’s investments accounted for under the equity method was RMB 9,075 and RMB 8,985 thousand respectively. The Group applies the equity method of accounting to account for its equity investments over which it has significant influence but does not own a majority equity interest or otherwise control.

9. Short-term borrowing

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Bank borrowings(1)	13,000	6,000
Current portion of long-term borrowings (note 13)	11,267	11,560

	24,267	17,560

(1)	The Group obtained short-term borrowings to support its operation. The borrowings bear interest ranging from 5.87% to 8.00% as of both December 31, 2018 and September 30, 2019.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

10. Other payables and accrued expenses

Components of other payables and accrued expenses are as follows:

	As of
	December 31, 2018	September 30, 2019
	RMB	RMB
Other tax payables	5,287	7,877
Professional fees	5,999	4,771
Advances from insured	2,835	3,856
Other payables to suppliers	477	1,959
Rental expense payable	9,082	1,873
Accrued marketing expense -loyalty points	2,074	1,054
Government housing benefit	660	840
Deposits	414	242
Interest payable	493	—
Payable to convertible bond holders(1)	8,794	—
Others	793	1,354

	36,908	23,826

(1)	It is the balance of convertible bond for which conversion option was not exercised and was subsequently repaid in March 2019.

11. Employee benefits

Full-time employees of the Group in the PRC are entitled to welfare benefits including pension insurance, medical insurance unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions. Total contributions by the Group for such employee benefits were RMB 16,249 thousand and RMB 21,557 thousand for the nine months ended September 30, 2018 and 2019, respectively.

12. Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, Installment Hong Kong is subject to 16.5% income tax rate on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income taxes (Continued)

China

The Company’s subsidiaries, consolidated VIE and subsidiary of the VIE established in the PRC are mainly subject to statutory income tax at a rate of 25%.

On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprises” (“HNTE”). The HNTE will be entitled to a favorable statutory tax rate of 15%. An enterprise’s qualification as a HNTE is reassessed by the relevant PRC governmental authorities every three years. On November 2, 2015, the local governments announced that SZ Huize was qualified as HNTE and was subject to a preferential statutory tax rate of 15% since then. Accordingly, SZ Huize was taxed at a rate of 15% after 2015, subject to reassessment. In 2018, SZ Huize failed to pass the reassessment of HNTE certification, therefore during the period of 2018, SZ Huize is subject to statutory income tax at a rate of 25% from 2018 and then after.

On November 2, 2018, the local governments announced that Huize Technology was qualified as HNTE and was subject to a preferential statutory tax rate of 15% since then. Accordingly, Huize Technology will be taxed at a rate of 15% after November, 2018, subject to reassessment.

The Enterprise Income Tax (“EIT”) Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the Group’s entities organized outside of the PRC should be treated as resident enterprises for the PRC income tax purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiary registered outside the PRC should be deemed resident enterprises, the Company and its subsidiary registered outside the PRC will be subject to the PRC income tax, at a rate of 25%.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between the mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. Under U.S. GAAP, undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. The Group did not record any dividend withholding tax, as it has no retained earnings for any of the periods presented.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income taxes (Continued)

Composition of income tax expense

The current and deferred portions of income tax (benefit)/expense included in the unaudited condensed consolidated statements of comprehensive income during the nine months ended September 30, 2018 and 2019 are as follows:

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Current income tax expense	120	287
Deferred income tax (benefit)/expense	(129)	89

Income tax (benefit)/expense	(9)	376

Reconciliation between the income tax (benefit)/expense computed by applying the EIT tax rate to income before income taxes and actual provision were as follows:

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Profit before income tax	7,116	22,889

Tax expense at EIT tax rate of 25%	1,780	5,723
Effect of different tax rates applicable to different subsidiaries of the Group	2,933	(1,463)
Changes in valuation allowance of deferred tax assets	(7,154)	(21,845)
Investment income not subject to tax	(17)	—
Expenses not deductible for tax purposes	1,914	21,614
Research and development tax credit	(2,480)	(3,653)
Effect on deferred tax assets due to change in tax rates	3,015	—

Income tax (benefit)/expense	(9)	376

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income taxes (Continued)

Deferred tax assets and deferred tax liabilities

The following tables sets forth the significant components of the deferred tax assets and deferred tax liabilities:

	December 31, 2018	September 30, 2019
	RMB	RMB
Deferred tax assets
Net accumulated losses-carryforward	55,346	33,047
Depreciation and amortization	76	67
Allowance for doubtful accounts	93	—
Accrued expenses	2,245	2,682
Less: valuation allowance	(57,623)	(35,778)

Net deferred tax assets	137	18

Deferred tax liabilities
Gain on equity method investee	575	553

Net deferred tax liabilities	575	553

Movement of valuation allowance

	For the Nine Months Ended
	September 30, 2018	September 30, 2019
	RMB	RMB
Balance at the beginning of the period	66,966	57,623
Additions	6,156	3,044
Reversals	(13,310)	(24,889)

Balance at end of the period	59,812	35,778

Valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. The statutory rate of 25%, 15% or 16.5%, depending on which entity, was applied when calculating deferred tax assets.

As of December 31, 2018 and September 30, 2019, the Group had net operating loss carryforwards of approximately RMB 55,346 thousand and RMB 33,047 thousand, respectively, which arose from the subsidiaries, VIE and the VIE’s subsidiary established in PRC. As of December 31, 2018 and September 30, 2019, of the net operating loss carryforwards, RMB 55,217 thousand and RMB 33,030 thousand was provided for valuation allowance respectively, while the remaining RMB 129 thousand and RMB 17 thousand is expected to be utilized prior to expiration considering future taxable income for respective entities. In the first nine months of 2018 and 2019, the net operating loss carry forward of Shenzhen Huize, Huize Technology and Chengdu Huize was provided for the addition of valuation allowance, because it was more likely than not that such

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

12. Income taxes (Continued)

Movement of valuation allowance (Continued)

deferred tax assets will not be realized based on the Group’s estimates of its future taxable income. In 2018, the reversal of valuation allowance was mainly due to net operating loss carry forward of Huize Technology because Huize Technology was qualified as HNTE in 2018 and the tax rate changed from 25% in 2017 to 15% in 2018. In 2019, the reversal of valuation allowance was mainly caused by the decrease of net operation loss carry forward of Shenzhen Huize, Huize Technology and Hefei Huize, all of which were tax profitable during the first nine months of 2019.

According to the Circular of relevant governmental regulatory authorities of Taxation on Extending the Loss Carry-over Period of High-tech Enterprises and High-tech SMEs (Cai Shui [2018] No. 76), from January 1, 2018, the enterprises that have the qualifications of high-tech enterprises or high-tech SMEs will be able to make up for the losses that have not been utilized in the previous five years before the qualification year. The longest carry-over period is extended from 5 years to 10 years. As of September 30, 2019, the net operating loss carryforwards will expire during the period from 2019 to 2028, if unused.

Uncertain tax positions

The Group did not identify significant unrecognized tax benefits for the nine months ended September 30, 2018 and 2019. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expense and also does not anticipate any significant change in unrecognized tax benefits within 12 months from September 30, 2019.

13. Long-term borrowing

The following table summarizes the details of the Group’s long-term borrowings:

Type	Maturity Date	Principal Amount	Interest Rate Per Annum	As of
				December 31, 2018	September 30, 2019
				RMB	RMB
Bank loan	November 10, 2019	23,516	7.00%	11,267	2,449
Bank loan	September 30, 2020	16,484	7.00%	15,804	9,111

Total				27,071	11,560

Less: Current portion of long-term borrowings				(11,267)	(11,560)

				15,804	—

The above loan was guaranteed by Huiye Tianze and by the Group’s accounts receivable, amounted to RMB 108,434 thousand and RMB 154,988 thousand were pledged as collateral as of December 31, 2018 and September 30, 2019. Interest is payable on a monthly basis.

14. Common shares

The Company’s Memorandum and Articles of Association authorizes the Company to issue up to 4,549,953,780 common shares with a par value of US$0.00001 per shares. As of December 31, 2018 and September 30, 2019, the Company has 445,272,000 shares and 483,310,373 shares issued and outstanding. Each

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

14. Common shares (Continued)

common share is entitles to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of shares outstanding.

15. Redeemable preferred shares and convertible bond

In September 2014, the Group issued 204,022,000 Series A Redeemable Preferred Shares (“Series A Redeemable Preferred Shares”) for an aggregate purchase price of RMB 39,404,003. Also, the Group upgrade 87,935,500 shares into Series A Redeemable preferred shares when these shares were transferred from Series Pre-A shareholders to Series A shareholders.

In March 2016, the Group issued 185,512,580 Series B Redeemable Preferred Shares (“Series B Redeemable Preferred Shares”) for an aggregate purchase price of RMB 200,000 thousand.

In July 2016, the Group issued 43,937,180 Series B+ Redeemable preferred shares (“Series B+ Redeemable Preferred Shares”) for an aggregate purchase price of RMB 62,500 thousand.

In July 2018, the Company issued a convertible bond (“CB”) at an interest rate of 15% per year to certain third party investors for an aggregate principal amount of RMB33,000 thousand. According to the contract, the CB holders have the right at its sole discretion, to convert the bond into Redeemable Preferred Shares within 20 working days after 90 days from the issuance date (this 90 days is referred to as “CB interest period”) at a conversion price of RMB1.48 per share. The 20 working-day is a conversion period. If the CB holders decide not to convert, the Company shall repay the principal and interest of the CB that has not been converted into shares within 90 days (“repayment period”). If the Company can not repay the principal and interest in the repayment period, the 2018 CB holders have the right to convert the CB into Redeemable Preferred Shares of the Company at the price of RMB 0.74 per share during 30 working days after the repayment period. During the year ended December 31, 2018, 16,574,460 Redeemable Preferred Shares (“Series B++ Redeemable Preferred Shares) were converted from the convertible bond with the principal amount of RMB 24,520 thousand and interest amount of RMB 907 thousand.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

15. Redeemable preferred shares and convertible bond (Continued)

The Group’s redeemable preferred shares activities for the nine months ended September 30, 2018 and 2019 are summarized below:

	Series A Shares		Series B Shares		Series B+ Shares		Series B++ Shares
	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)	Number of Shares	Amount (RMB)
Balances as of January 1, 2018	204,022,000	73,225	185,512,580	223,998	43,937,180	70,005	—	—
Redeemable Preferred Shares redemption value accretion	—	3,873	—	13,440	—	4,200	—	—

Balances as of September 30, 2018	204,022,000	77,098	185,512,580	237,438	43,937,180	74,205	—	—

Balances as of January 1, 2019	204,022,000	78,390	185,512,580	241,918	43,937,180	75,606	16,574,460	25,859
Redeemable Preferred Shares redemption value accretion	—	3,873	—	13,440	—	4,200	—	1,463

Balances as of September 30, 2019	204,022,000	82,263	185,512,580	255,358	43,937,180	79,806	16,574,460	27,322

The redeemable preferred shares issued by the Company carry the following rights:

Voting right and board seats

The Redeemable Preferred Shareholders shall have the right to one vote for each Redeemable Preferred Share, the same as common shareholders.

The Redeemable Preferred Shareholders are entitled to appoint a total of three directors of the Board. To constitute a quorum for the meeting of the Board, it must include the three directors appointed by Redeemable Preferred Shareholders or their entrusted proxies.

Redemption

Redemption Condition for Redeemable Preferred Shares:

The Redeemable Preferred Shares are redeemable in the event of the Company fails to complete a qualified IPO before December 31, 2020.

The redemption price of the investor of Series B+ and Series B is the investment amount of the investors plus the annual rate of return on compound interest of 8% per annum. The redemption price of the investor of Series A and Series B++ is the investment amount of the investors plus the internal rate of return of compound interest of 10% per annum.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

15. Redeemable preferred shares and convertible bond (Continued)

Redemption (Continued)

The Group accretes changes in the redemption value over the period from the date of issuance of the Redeemable Preferred Shares to their respective earliest redemption date using the contractual interest rate. Changes in the redemption value are considered to be changes in accounting estimates. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

Dividends Rights

The Redeemable Preferred Shareholders shall be entitled to receive dividend according to their actual investment ratio, the same as common shareholders.

16. Share-based compensation

Share-based compensation was recognized in operating expenses for the nine months ended September 30, 2018 and 2019 as follows:

	For the Nine Months Ended September 30,
	2018	2019
	RMB	RMB
Cost of revenue	6	43
Selling expenses	81	3,430
General and administrative expenses	640	77,447
Research and development expenses	93	421

	820	81,341

Share Options before 2019

During the nine months ended September 30, 2018, the Group granted a total of 210,900 share options which have a vesting condition of one year.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

16. Share-based compensation (Continued)

Share Options before 2019 (Continued)

The following table sets forth the activities under the Company’s share options for the periods ended September 30, 2018 and 2019:

	Number of options	Weighted Average exercise price	Aggregate intrinsic value RMB
Outstanding at January 1, 2018	12,860,000	0.53
Granted	210,900	1.20
Exercised	—	—
Forfeited	(2,080,000)	0.55

Outstanding at September 30, 2018	10,990,900	0.54

Outstanding at January 1, 2019	11,096,360	0.55
Granted	—	—
Exercised	(7,420,000)	0.56
Forfeited	(3,676,360)	0.52

Outstanding at September 30, 2019	—	—	—

Exercisable at September 30, 2019	—	—	—

The weighted average grant date fair value of options granted during the nine months ended as of September 30, 2018 was RMB 1.22 per share. The total intrinsic value of options exercised during the nine months ended as of September 30, 2018 and 2019 was RMB nil and RMB 27,430 thousand, respectively. As of September 30, 2019, all the share based compensation expenses were recognized.

Global Share Incentive Plan

In June 2019, the Company adopted a Global Share Incentive Plan (the “Pre-IPO ESOP”), which includes Option Grant, Restricted Shares Plan and Shares Award.

Option Plan

Under the Option Award Agreement, options which granted to employees vest upon satisfaction of a service condition, which is generally satisfied over four years. Additionally, the Option Grant includes a condition where employees can only exercise vested options upon the occurrence of that the Company’s ordinary shares become listed securities, which substantially creates a performance condition (“IPO Condition”). Meanwhile, the Company offers their employees broker-assisted cashless exercise programs to help the employees exercise their stock options without having to use their personal funds to pay for the exercise price. The options are classified as liability-classified award. As at September 30, 2019, the Company granted 19,463,440 share options to certain of its employees. Share-based compensation cost will not be recognized until the IPO becomes probable.

Employees Restricted Shares Plan

Under the Employees Restricted Shares Award Agreement, restricted shares which granted to employees vest upon satisfaction of a service condition, which is generally satisfied over four years. The restriction will be

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

16. Share-based compensation (Continued)

Employees Restricted Shares Plan (Continued)

removed along with the satisfaction of the service condition. As at September 30, 2019, the Company granted 23,809,190 restricted common shares to certain senior management through Bodyguard Holding Limited (“Bodyguard”) as a holding platform.

The following table summarized the Company’s restricted shares activities under the Employees Restricted Shares Plan for the nine months ended September 30, 2019:

	Options to Employees	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2019	—	—
Granted	23,809,190	4.20
Vested	—	—
Forfeited	—	—

Non-vested at September 30, 2019	23,809,190	4.20

Restricted shares granted to employees are measured based on their grant-date fair values and recognized as compensation cost on a graded-vesting method over the requisite 4 years’ service period. The weighted average grant date fair value of restricted shares were RMB 4.20 per share. As at September 30, 2019, there were a total of RMB 13,567 thousand share-based compensation expenses were recognized and RMB 86,458 thousand unrecognized share based compensation.

Shares Award

Under the Shares Award Agreement, 14,229,183 common shares were awarded to Mr. Cunjun Ma directly through an entity wholly owned by Mr. Cunjun Ma with no consideration on June 30, 2019. The fair value of the shares awarded was RMB 4.20 per share, and a total of RMB 59,778 thousand share based compensation expense was recognized on June 30, 2019.

17. Operating revenue

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Brokerage income
-Life and Health insurance business	228,094	659,889
-Property and Casualty insurance business	97,985	68,628

Brokerage income subtotal	326,079	728,517

Other income	3,626	6,539

Total operating revenue	329,705	735,056

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

18. Selling expense

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Salaries and employment benefits	37,481	62,237
Advertising and marketing expenses	17,664	27,922
Rental and utilities expenses	3,851	3,965
Share-based compensation expenses	81	3,430
Office expenses	1,562	2,312
Travelling expenses	1,251	1,375
Business development	251	363
Depreciation and amortizations	314	250
Others	713	996

Total	63,168	102,850

19. General and administrative expenses

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Share-based compensation expenses	640	77,447
Employee benefit expenses	16,679	25,031
Professional service expenses	2,297	8,032
Bank charges	2,215	5,784
VAT Surcharge	1,436	2,497
Travelling expenses	550	1,666
Office expenses	1,027	1,563
Rental and utilities expenses	788	1,144
Depreciation and amortizations	960	1,134
Provision/(reversal) for doubtful accounts	363	(366)
Other	1,250	3,352

Total	28,205	127,284

20. Interest expenses

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Interest expenses	13,235	265

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

21. Net Loss per share

Basic net loss per share and diluted net loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the nine months ended September 30, 2018 and 2019 as follows:

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2019
	RMB	RMB
Numerator:
Net profit	7,125	22,513
Less: Net (loss)/profit attributable to non-controlling interests	(160)	66

Net profit attributable to common shareholders of common shares and redeemable preferred shares	7,285	22,447
Redeemable Preferred Shares redemption value accretion	(21,513)	(22,976)
Allocation to redeemable preferred shareholders	(3,593)	(11,157)
Net loss attributable to common shareholders-Basic and diluted	(17,821)	(11,686)

Denominator:
Denominator for basic loss per share weighted-average common shares outstanding	445,272,000	459,501,183
Dilutive effect of share options and restricted shares	—	—
Denominator for diluted loss per share weighted-average common shares outstanding	445,272,000	459,501,183
Basic loss per share	(0.04)	(0.02)
Diluted loss per share	(0.04)	(0.02)

The potentially dilutive securities that were not included in the calculation of above dilutive net loss per share in the periods presented where their inclusion would be anti-diluted include convertible bond of 15,589,399 for the nine months ended September 30, 2018, and restricted shares of 1,612,783 for the nine months ended September 30, 2019 on a weighted average basis.

22. Commitments and contingencies

(a)	Operating lease

The Company and its subsidiaries have entered into non-cancellable operating leases covering various facilities. Future minimum lease payments under these non-cancellable leases were as follows:

As of September 30, 2019
RMB
Remainder of 2019	1,940
2020	4,462
2021	1,089

Total	7,491

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

22. Commitments and contingencies (Continued)

(a)	Operating lease (Continued)

The Group recorded rental expense of RMB 5,195 thousand and RMB 4,999 thousand in the unaudited condensed consolidated statements of comprehensive income during the nine months ended September 30, 2018 and 2019, respectively.

(b)	Capital and other commitments

The Group had the capital commitment relating to long-term investments of RMB 500 thousand as of September 30, 2019.

The Group did not have other significant commitments, long-term obligations, or guarantees as of December 31, 2018 and September 30, 2019 other than disclosed in these unaudited condensed consolidated financial statements.

23. Restricted net asset

Relevant PRC laws and regulations permit payments of dividends by the Group’s entities incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company’s entities in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Company’s entities incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion as calculated under U.S. GAAP amounted to RMB nil both as of December 31, 2018 and September 30, 2019 as the Company is in accumulative loss situation. There are no differences between U.S. GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiaries in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. In addition, restricted cash and insurance premium receivables of the VIE and its subsidiaries can only be used to settle relevant obligations of the VIE and its subsidiaries. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries and VIE to satisfy any obligations of the Company.

For the nine months ended September 30, 2019, the Company performed a test on the restricted net assets of subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the restricted net assets do not exceed 25% of the consolidated net assets of the Company as of September 30, 2019 and the condensed financial information of the Company are not required to be presented.

24. Subsequent events

The Company evaluated its subsequent events through November 20, 2019, the date on which these financial statements were available for issuance.

HUIZE HOLDING LIMITED

NOTES TO UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except share data, or otherwise noted)

25. Unaudited pro forma information

Pursuant to the Company’s memorandum and articles of association, the Company’s redeemable preferred shares will be automatically converted into common shares upon a qualified initial public offering.

The unaudited pro forma balance sheet as of September 30, 2019 reflects the effect of the conversion of redeemable preferred shares as if the conversion occurred on September 30, 2019.

The unaudited pro forma basic and diluted net profit per common share reflects the effect of the conversion of redeemable preferred shares, as if the conversion occurred as of the beginning of the period or the original date of issuance, if later.

For the Nine Months Ended September 30, 2019 (RMB in thousands, except share and per share data)
RMB
Numerator:
Net loss attributable to common shareholders	(11,686)
Redeemable preferred shares redemption value accretion reversed	22,976
Allocation to redeemable preferred shares	11,157

Numerator for pro forma basic and diluted net profit per share	22,447

Denominator:
Weighted average number of common shares used in calculating pro forma basic and diluted net profit per share	895,396,834
Weighted average number of ordinary shares used in calculating pro forma net income per share—basic	909,547,403
Dilutive effect of restricted shares	1,612,783

Weighted average number of ordinary shares used in calculating pro forma net income per share—diluted	911,160,186

Pro forma basic net profit per share	0.025

Pro forma diluted net profit per share	0.025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) for the time being acting in relation to any of the affairs of our company against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices; provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities (including options to acquire our common shares and restricted shares). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Common shares
Huidz Holding Limited	June 6, 2019	52,902,024	US$530
Bodyguard Holding Limited	June 6, 2019	30,495,434	US$305
Jumi Holding Limited	June 6, 2019	41,301,029	US$414
One Mind Holding Limited	June 6, 2019	37,835,253	US$379
Crov Global Holding Limited	June 6, 2019	83,929,140	US$840
Wande Weirong Limited	June 6, 2019	5,565,380	US$56
Kunlun Technology Limited	June 6, 2019	2,226,160	US$23
CDF Capital Insurtech Limited	June 6, 2019	3,339,220	US$34
Tian Jin Kun Zhi Enterprise Management Company Limited	June 6, 2019	3,478,360	US$35
Huidz Holding Limited	July 30, 2019	14,229,183	past and future service of Mr. Cunjun Ma
Bodyguard Holding Limited	July 30, 2019	23,809,190	past and future service of certain directors, officers and employees of our company

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Series A preferred shares
SAIF IV Healthcare (BVI) Limited	June 6, 2019	96,925,080	US$	970
Kunlun Technology Limited	June 6, 2019	745,180	US$	8
CDF Capital Insurtech Limited	June 6, 2019	7,451,740	US$	75
Series B preferred shares
SAIF IV Healthcare (BVI) Limited	June 27, 2018	989	US$	4,500,000
Wande Weirong Limited	June 6, 2019	92,756,300	US$	928
CDF Capital Insurtech Limited	June 6, 2019	55,653,760	US$	557
Kunlun Technology Limited	June 6, 2019	37,102,520	US$	372
Series B+ preferred shares
Tian Jin Kun Zhi Enterprise Management Company Limited	June 6, 2019	43,937,180	US$	440
Series B++ preferred shares
Kunlun Technology Limited	June 6, 2019	2,027,880	US$	21
CDF Capital Insurtech Limited	June 6, 2019	14,546,580	US$	146
Options
Certain directors, officers and employees of our company	June 30, 2019 August 19, 2019	Outstanding options to purchase 19,463,440 common shares		Past and future services provided by these individuals to us

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

HUIZE HOLDING LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the closing of this offering

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Common shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†	Shareholders Agreement between the Registrant and other parties thereto dated June 6, 2019

4.5†	Amendment to the Shareholders Agreement between the Registrant and other parties thereto dated September 20, 2019

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the common shares being registered

8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.2†	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Global Share Incentive Plan

10.2†	2019 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4†	Form of Employment Agreement between the Registrant and its executive officers

10.5†	English translation of executed Exclusive Business Cooperation Agreement among our WFOE, our VIE and its shareholders,

10.6†	English translation of form of executed Power of Attorney signed by shareholders of our VIE

10.7†	English translation of executed Equity Pledge Agreement among our WFOE, our VIE and its shareholders

10.8†	English translation of executed Exclusive Option and Equity Custody Agreement among our WFOE, our VIE and its shareholders

21.1†	Principal Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

Exhibit Number	Description of Document

23.3†	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)

23.4	Consent of Bin Wei

23.5	Consent of Jun Ge

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters

99.3†	Consent of Oliver Wynman

*	To be filed by amendment.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on November 20, 2019.

Huize Holding Limited

By:	/s/ Cunjun Ma
	Name:	Cunjun Ma
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Cunjun Ma, Tracey Chow and Minghan Xiao as attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of common shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 20, 2019.

Signature	Title

/s/ Cunjun Ma	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Cunjun Ma

/s/ Li Jiang	Director and Chief Operating Officer
Li Jiang

/s/ Tracey Chow	Director and Co-Chief Financial Officer
Tracey Chow

/s/ Minghan Xiao	Co-Chief Financial Officer (Principal Financial and Accounting Officer)
Minghan Xiao

/s/ Xuchun Luo	Director and Secretary of the Board of Directors
Xuchun Luo

/s/ Andrew Y Yan	Director
Andrew Y Yan

/s/ Jun Xiong	Director
Jun Xiong

/s/ Bing Xiao	Director
Bing Xiao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Huize Holding Limited, has signed this registration statement or amendment thereto in Newark, Delaware, United States on November 20, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director